                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-93807


                                     [Logo]
                                     [Logo]
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                To the Stockholders of Gold Banc and CountryBanc
  The boards of directors of Gold Banc Corporation, Inc. and CountryBanc Holding Company have approved a merger agreement that would result in Gold Banc acquiring CountryBanc. The merger offers CountryBanc stockholders the opportunity to become stockholders of Gold Banc, a larger organization. We believe the combination of these two companies will result in an opportunity to create substantially more stockholder value than could be achieved by the companies individually.

  If we complete the merger, CountryBanc stockholders will receive 8,351,000 shares of Gold Banc common stock in exchange for all of the issued and outstanding shares of CountryBanc capital stock. Should the average market price of Gold Banc common stock for the five day period prior to closing be less than $9.07 per share, CountryBanc stockholders will receive Gold Banc common stock equal to the target transaction value of $75,725,000 divided by the average market closing price of Gold Banc common stock at the effective time of the merger.

  Gold Banc stockholders will continue to own their existing shares after the merger.

  We cannot complete the merger unless the stockholders of both of our companies approve it. Each of us will hold a meeting of our stockholders to vote on the merger. Your vote is very important. Whether or not you plan to attend the stockholder meeting, please vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. For CountryBanc stockholders, not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will have the same effect as voting those shares against the merger. For Gold Banc stockholders, not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will affect Gold Banc's ability to obtain a quorum to be present for purposes of transacting business at the special meeting. However, once a quorum has been obtained an abstension or broker non-vote will not have the same effect as voting those Gold Banc shares against the merger.

  The date, times and places of the meetings are:

For Gold Banc stockholders:

  March 2, 2000, 10:00 a.m. local time at 11301 Nall Avenue, Leawood, Kansas.

For CountryBanc stockholders:

  March 2, 2000, 10:00 a.m. local time at 320 North Main Street, Kingfisher, Oklahoma.

  This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

  All holders of CountryBanc capital stock are invited to attend the CountryBanc shareholders' meeting. However, only the shares of Class A common stock have voting rights with respect to the merger.
       /s/ Michael W. Gullion                      /s/ Don C. McNeill
         Michael W. Gullion                          Don C. McNeill
      Chairman of the Board and                  Chief Executive Officer
    President and Chief Executive              CountryBanc Holding Company
               Officer
     Gold Banc Corporation, Inc.

   For a discussion of certain risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page 1.

 Neither the Securities and Exchange Commission nor any state securities regulators have approved the Gold Banc common stock to be issued in the merger or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency. Any representation to the contrary is a criminal offense.


This Joint Proxy Statement/Prospectus is dated January 27, 2000, and is being first mailed to stockholders on February 2, 2000.

[Logo]

                               11301 Nall Avenue
                             Leawood, Kansas 66211

                               ----------------

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
                          GOLD BANC CORPORATION, INC.

                          To be held on March 2, 2000

                               ----------------

To the stockholders of Gold Banc Corporation, Inc.:

   A special meeting of stockholders of Gold Banc Corporation, Inc., a Kansas corporation, will be held at the offices of Gold Banc at 11301 Nall Avenue, Leawood, Kansas, on March 2, 2000, commencing at 10:00 a.m., local time, to consider and act upon:

     1. A proposal to adopt the Agreement and Plan of Reorganization, by and among Gold Banc, Gold Banc Acquisition Corporation XII, Inc. and CountryBanc Holding Company, dated October 22, 1999, as amended, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

    .  CountryBanc will merge with and into Gold Banc Acquisition
       Corporation XII, Inc.

    . CountryBanc stockholders will receive 8,351,000 shares of Gold Banc common stock in exchange for all of the issued and outstanding shares of CountryBanc capital stock. Should the average market closing price of Gold Banc common stock for the five day period prior to closing be less than $9.07 per share, CountryBanc stockholders will receive Gold Banc common stock equal to the target transaction value of $75,725,000 divided by the average market closing price of Gold Banc common stock at the effective time of the merger.

     2. Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   Only holders of record of common stock of Gold Banc at the close of business on January 31, 2000 are entitled to notice of and to vote at the meeting.

   The board of directors of Gold Banc has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          -------------------------------------
                                          Keith E. Bouchey
                                          [LOGO OF SIGNATURE APPEARS HERE]
                                          Corporate Secretary

Leawood, Kansas
January 27, 2000

[Logo]

                               ----------------

                NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF
                          COUNTRYBANC HOLDING COMPANY

                          To be held on March 2, 2000

                               ----------------

To the stockholders of CountryBanc Holding Company:

   A special meeting of stockholders of CountryBanc Holding Company, an Oklahoma corporation, will be held at the offices of CountryBanc at 320 North Main Street, Kingfisher, Oklahoma, on March 2, 2000, commencing at 10:00 a.m., local time, to consider and act upon:

     1. A proposal to adopt the Agreement and Plan of Reorganization, by and among Gold Banc Corporation, Inc., Gold Banc Acquisition Corporation XII, Inc., and CountryBanc Holding Company, dated October 22, 1999, as amended, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

  . CountryBanc Holding Company will merge with and into Gold Banc Acquisition Corporation XII, Inc.

  . CountryBanc stockholders will receive 8,351,000 shares of Gold Banc common stock in exchange for all of the issued and outstanding shares of CountryBanc capital stock. Should the average market closing price of Gold Banc common stock for the five day period prior to closing be less than $9.07 per share, CountryBanc stockholders will receive Gold Banc common stock equal to the target transaction value of $75,725,000 divided by the average market closing price of Gold Banc common stock at the effective time of the merger.

     2. Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   All of the holders of CountryBanc capital stock at the close of business on January 31, 2000 are entitled to notice of and to attend the meeting.

   Only holders of record of Class A common stock of CountryBanc at the close of business on January 31, 2000 are entitled to vote at the meeting.

   The board of directors of CountryBanc has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          -------------------------------------
                                          David Phillips
                                          [LOGO OF SIGNATURE APPEARS HERE]
                                          Corporate Secretary


Edmond, Oklahoma
January 27, 2000

                                                                           Page
                                                                           ----
  Record Date; Stock Entitled to Vote; Quorum.............................   4
  Votes Required..........................................................   5
  Security Ownership of Management........................................   5
  Voting of Proxies.......................................................   5
THE PROPOSED MERGER.......................................................   7
  General.................................................................   7
  Exchange of CountryBanc Shares..........................................   7
  Stock Options...........................................................   7
  Background of the Merger................................................   7
  Our Reasons for the Merger..............................................   8
  Opinion of CountryBanc's Financial Advisor..............................  10
  Operations and Management after the Merger..............................  17
  Federal Securities Laws Consequences....................................  17
  Resale of Gold Banc Common Stock........................................  17
  Fees and Expenses of the Merger.........................................  18
  Accounting Treatment; Restrictions on Sales by Affiliates...............  18
  Federal Income Tax Consequences.........................................  18
  Interests of CountryBanc's Management and Directors in the Merger.......  19
  Dissenters' Rights......................................................  20
  Conditions to the Merger................................................  22
  Regulatory Approval.....................................................  23
  Conduct of Business Pending the Merger..................................  23
  No Solicitation.........................................................  23
  Waiver and Amendment....................................................  23
  Termination of the Merger Agreement.....................................  24
  Effective Time..........................................................  24
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS........................  25
INFORMATION REGARDING COUNTRYBANC.........................................  44
COUNTRYBANC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................  46
SECURITY OWNERSHIP OF COUNTRYBANC COMMON STOCK............................  57
COUNTRYBANC COMMON STOCK PER SHARE PRICES AND DIVIDENDS...................  61
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................  61
EXPERTS...................................................................  70
LEGAL MATTERS.............................................................  71
FUTURE STOCKHOLDER PROPOSALS..............................................  71
WHERE YOU CAN FIND MORE INFORMATION.......................................  72
INDEX TO FINANCIAL STATEMENTS OF COUNTRYBANC AND SUBSIDIARIES............. F-1
APPENDIX A--Agreement and Plan of Reorganization and First Amendment to
 Agreement and Plan of Reorganization..................................... A-1
APPENDIX B--Opinion of CountryBanc's Financial Advisor.................... B-1
APPENDIX C--Opinion of Gold Banc's Financial Advisor...................... C-1
APPENDIX D--Oklahoma General Corporation Act, Section 1091--Appraisal
 Rights................................................................... D-1

                               TABLE OF CONTENTS

                                                                          Page
                                                                          -----
WHAT COUNTRYBANC STOCKHOLDERS WILL RECEIVE IN THE MERGER.................    vi
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   vii
WHO CAN HELP ANSWER QUESTIONS............................................  viii
SUMMARY..................................................................    ix
  The Companies..........................................................    ix
  The Merger.............................................................    ix
SUMMARY FINANCIAL INFORMATION............................................  xiii
  Gold Banc Selected Historical Consolidated Financial Information.......  xiii
  CountryBanc Selected Historical Consolidated Financial Information.....   xiv
  Recent Developments....................................................    xv
  Selected Unaudited Pro Forma Financial Information.....................    xx
COMPARATIVE PER SHARE DATA............................................... xxiii
COMPARATIVE SALES PRICE AND DIVIDEND INFORMATION.........................  xxix
RISK FACTORS.............................................................     1
  It May be Difficult for Us to Maintain Our Rapid Growth................     1
  We are Uncertain That the Integration of CountryBanc or Future
   Acquisitions will be Successful.......................................     1
  The Loss of Certain Key Personnel Could Adversely Affect Our
   Operations............................................................     2
  Changes in the Local Economic Conditions Could Adversely Affect our
   Loan Portfolio........................................................     2
  Our Allowance for Loan Losses May Not be Adequate to Cover Actual Loan
   Losses................................................................     2
  We May be Unable to Manage Interest Rate Risk that Could Reduce Our Net
   Interest Income.......................................................     2
  We Cannot Predict How Changes in Technology Will Impact Our Business...     3
  The Banking Business is Highly Competitive.............................     3
  Our Operations May be Adversely Affected if We, or Certain Persons With
   Whom We Do Business, Fail to Adequately Address the Year 2000 Issue...     3
  We Are Subject to Extensive Regulation.................................     4
  Our Subsidiary Banks May be Forced to Pay For Any Losses the FDIC
   Incurs If It Provides Assistance to Any of Our Other Subsidiary Banks.     4
THE SPECIAL MEETINGS.....................................................     4
  Date, Times and Places.................................................     4
  Matters to be Considered at the Special Meetings.......................     4

            WHAT COUNTRYBANC STOCKHOLDERS WILL RECEIVE IN THE MERGER

   We refer to the amount of Gold Banc common stock into which one share of CountryBanc capital stock would be converted in the merger as the "conversion number." Gold Banc will issue at least 8,351,000 common shares in exchange for all of the capital stock of CountryBanc. The conversion number fluctuates based upon the number of shares of CountryBanc capital stock outstanding on the closing date of the merger. On January 7, 2000, CountryBanc acquired American Heritage Bancorp, Inc. by issuing 342,457 shares of Class A common stock. The number of shares of outstanding CountryBanc capital stock, in turn, will depend on the number of shares of CountryBanc preferred stock which vest (and thereby become convertible into Gold Banc common stock in the merger) as a result of the merger, as follows:

  . should the average market closing price of Gold Banc common stock for the five days prior to closing be equal to or exceed $9.07 per share, CountryBanc stockholders will receive 8,351,000 Gold Banc shares in exchange for all of the issued and outstanding shares of CountryBanc capital stock, or

  . should the average market closing price of Gold Banc common stock for the five days prior to closing be less than $9.07 per share, CountryBanc shareholders will receive Gold Banc shares equal to the transaction value of $72,725,000 divided by the five day average market closing price of Gold Banc common stock.

   Illustrations of calculation of the conversion number are provided below (assuming that the merger closes on March 1, 2000).

                                                                          (5)                              (6)
                                         (3)              (4)          Aggregate                      The value of
                                      Number of        Aggregate       number of                       the  merger
                                       shares of       number of     shares of Gold                   consideration
                                      CountryBanc      shares of      Banc Common          (6)             per
     (1)               (2)         Preferred Stock    CountryBanc     Stock to be    The conversion    CountryBanc
If the average      Number of       that will vest   capital stock  Issued [based on     number      share [based on
  Gold Banc         shares of       [based on Gold    outstanding      Gold Banc       [column (5)      Gold Banc
trading share   CountryBanc common Banc share price [sum of columns  share price in    divided by    share price in
  price is:     stock outstanding: in column (1)]:   (2) and (3)]:   column (1)]:    column (4)] is: column (1)] is:
--------------  ------------------ ---------------- --------------- ---------------- --------------- ---------------
    $ 7.50          1,550,379          173,769         1,724,148       10,096,667         5.856          $43.92
    $ 8.00          1,550,379          173,769         1,724,148        9,465,625         5.490          $43.92
    $ 8.50          1,550,379          173,769         1,724,148        8,908,824         5.167          $43.92
    $ 9.00          1,550,379          173,769         1,724,148        8,413,889         4.880          $43.92
    $ 9.50          1,550,379          185,056         1,735,435        8,351,000         4.812          $45.71
    $10.50          1,550,379          196,815         1,747,194        8,351,000         4.780          $50.19
    $11.50          1,550,379          209,507         1,759,886        8,351,000         4.745          $54.57
    $12.50          1,550,379          221,554         1,771,993        8,351,000         4.713          $58.91

   Because the trading price of Gold Banc common stock varies, the actual market value of the Gold Banc common stock you receive as merger consideration may differ from the calculated value of the merger consideration shown above, which is provided here for illustrative purposes only.

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q: Why are the companies proposing to merge?

A: We believe the proposed merger is in the best interests of both of the companies and their respective stockholders. The board of directors of Gold Banc believes that the merger will result in the addition to Gold Banc's existing organization of a well-suited and positioned banking institution. The board of directors of CountryBanc believes the merger provides significant value opportunity to CountryBanc stockholders and enables them to participate in the opportunities for growth offered by Gold Banc.

   You should review the reasons for the merger described in greater detail at pages 8 through 10.

Q: When and where are the special meetings?

A: The Gold Banc and CountryBanc special meetings are scheduled to take place on March 2, 2000. The Gold Banc special meeting will take place at 10:00 a.m., local time, at 11301 Nall Avenue, Leawood, Kansas. The CountryBanc special meeting will take place at 10:00 a.m., local time, at 320 North Main Street, Kingfisher, Oklahoma.

Q: When do you expect the merger to be completed?

A: We expect to complete the merger promptly after receiving stockholder approvals at the special meetings.

Q: What do I need to do now?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If the card does not specify a choice, your shares will be voted "FOR" the merger and all other proposals.

Q: What if I don't vote or I abstain from voting?

A: If you are a CountryBanc stockholder and you do not vote or you abstain, the effect will be a vote against the merger.

If you are a Gold Banc stockholder and you do not vote or you abstain, it will affect Gold Banc's ability to obtain a quorum to be present for purposes of voting, however, only votes "for" or "against" the merger will affect the result of the vote.

Q: If my shares are held by my broker in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Gold Banc Corporation, Inc., at 11301 Nall Avenue, Leawood, Kansas 66211,
   Attention: Keith E. Bouchey, Corporate Secretary, if you are a Gold Banc stockholder, or to, 1601 S.E. 19th Street, Edmond, Oklahoma 73013,
   Attention: David Phillips, Corporate Secretary, if you are a CountryBanc stockholder. Third, you can attend the special meetings and vote in person. Simply attending the meetings, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meetings. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: Should I send in my stock certificate now?

A: No. After the merger is completed, CountryBanc stockholders will receive written instructions for exchanging their stock certificates for certificates of Gold Banc common stock. Gold Banc stockholders will keep their existing certificates.

Q: What happens to my future dividends?

A: Gold Banc pays a quarterly dividend of $0.02 per share on its common stock.
   Gold Banc intends to continue paying a quarterly dividend after the merger, although all dividends are subject to approval and declaration by Gold Banc's board of directors. CountryBanc currently does not pay dividends on any of its capital stock.

                         WHO CAN HELP ANSWER QUESTIONS?

         If you have more questions about the merger, you should call:

Gold Banc stockholders:

                                      CountryBanc stockholders:

Keith E. Bouchey, Corporate Secretary David Phillips, Corporate Secretary
Gold Banc Corporation, Inc.           CountryBanc Holding Company
11301 Nall Avenue                     1601 S.E. 19th Street
Leawood, Kansas 66211                 Edmond, Oklahoma 73013
(913) 451-8050                        (405) 341-2385

                                    SUMMARY

   This Summary, together with the preceding Question and Answer section, highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should carefully read this entire document and the documents we have referred you to. See "Where You Can Find More Information" on page 72.
                                 The Companies

Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211
(913) 451-8050

   Gold Banc provides a full range of community banking and related financial services in Kansas, Oklahoma and Missouri. As a multi-bank holding company, Gold Banc owns nine commercial banks, one federal savings bank, an investment advisory company, a trust company, a computer services business, a mortgage banking operation and an insurance agency. Its growth has been based on a community banking strategy, which it believes its customers value because it combines a focus on local communities with the breadth in product and service offerings of a larger bank. At September 30, 1999, Gold Banc had total assets of $1.3 billion, total deposits of $967.3 million, and total stockholders' equity of $90.3 million.

CountryBanc Holding Company
1601 S.E. 19th Street
Edmond, Oklahoma 73013
(405) 341-2385

   CountryBanc is a multi-bank holding company that, as of September 30, 1999, operated banks and bank branches in 16 communities in central and western Oklahoma and in Elkhart, Kansas. CountryBanc's principal subsidiary bank is People First Bank, the head office of which is located in Hennessey, Oklahoma. In addition, CountryBanc operates a Kansas chartered bank located in southwestern Kansas, People First Bank, Elkhart, Kansas. As of September 30, 1999, CountryBanc had total assets of $449.1 million, deposits of $388.6 million and stockholders' equity of $40.2 million.

                                   The Merger

   We have entered into an Agreement and Plan of Reorganization with our wholly owned subsidiary, Gold Banc Acquisition Corporation XII, Inc., and CountryBanc Holding Company. Under the proposed merger, CountryBanc will be merged with and into Gold Banc Acquisition Corporation XII, Inc., with Gold Banc Acquisition Corporation XII, Inc. as the surviving corporation. We have attached the Agreement and Plan of Reorganization, together with the First Amendment to the Agreement and Plan of Reorganization, to this document as Appendix A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Our Reasons for the Merger (see pages 8 through 10)

   Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike.

   Gold Banc's board considered a number of factors, including:

  . the anticipated merger consideration in relation to the book value and earnings per share of the CountryBanc common stock,

  . the business, operations and financial condition of CountryBanc, its market presence and enhanced opportunities for growth made possible by the merger,

  .  the anticipated revenue enhancement and cost savings opportunities,

  . the complimentary nature of the markets served and products offered by the two companies.

  . the impact of the merger on customers, depositors, employees, and communities served by the company, and

  .  the merger's consistency with Gold Banc's ongoing growth strategy.

   In addition to the foregoing and their effect on Gold Banc, CountryBanc's board considered a number of additional factors, including:

  .  alternatives to enhance stockholder value,

  . the opportunity for stockholders to realize a fair value for their shares through a tax-free exchange, and

  . minimal disruption to customers, depositors, employees and communities serviced by CountryBanc.

Our Recommendations to Stockholders (see pages 8 through 9)

   To Gold Banc Stockholders: The Gold Banc board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

   To Country Banc Stockholders: The CountryBanc board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

What CountryBanc Stockholders will Receive (see page vi and page 7)

   If we complete the merger, you will receive for CountryBanc capital stock approximately 8,351,000 shares of Gold Banc common stock if the average of market closing prices for Gold Banc common stock for the five consecutive trading days prior to the effective time of the merger is equal to or exceeds $9.07 per Gold Banc share. However, should the average market closing prices for Gold Banc common stock for the five days prior to the effective time of the merger be less than $9.07 per Gold Banc share, you will receive Gold Banc shares equal to the target transaction value of $75,725,000 divided by the average of market closing prices of Gold Banc common stock for the five days prior to the effective time of the merger.

   Gold Banc will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Gold Banc common stock owed to you. The amount of cash you will receive will be calculated based on the final conversion ratio.

   Example:

  Assuming a final conversion ratio of 4.812, if you currently own 100 shares of CountryBanc capital stock, and the Gold Banc share price is $9.50 per share, after the merger you will receive 481 shares of Gold Banc common stock and a $1.90 check for the sale proceeds for .2 of one share of Gold Banc common stock, rounded to the nearest one cent.

   Following the merger, you will be entitled to exchange your shares of CountryBanc capital stock for shares of Gold Banc common stock by sending your CountryBanc capital stock share certificates, and a form that we will send to you, to the exchange agents, Midwest Capital Management, Inc. and Gold Bank, N.A., which will then exchange them for shares of Gold Banc common stock. For more information on how this exchange procedure works, see "Exchange of CountryBanc Shares" on page 7.

   Gold Banc common stock trades on the Nasdaq Stock Market under the symbol "GLDB." You may obtain current stock price quotations for Gold Banc common stock from your stockbroker, in major newspapers such as The Wall Street Journal and on the Internet.

What Gold Banc Stockholders will Retain

   You will not receive any shares in the merger. If you currently own shares of Gold Banc common stock, you will continue to hold those shares after the merger, without any changes.

Federal Income Tax Consequences (see page 18)

   CountryBanc Stockholders. If you are a CountryBanc stockholder, you should not recognize gain or loss for federal income tax purposes in the merger, although you may recognize gain or loss with respect to cash you receive in payment of any fractional share that may result from the exchange ratio of the merger.

   Gold Banc Stockholders. If you are a Gold Banc stockholder, you should not recognize gain or loss for federal income tax purposes in connection with the merger.

Appraisal Rights (see pages 20 through 21)

   Gold Banc is incorporated under Kansas law and CountryBanc is incorporated under Oklahoma law. Under the applicable Kansas law, Gold Banc stockholders do not have any right to an appraisal of value of their shares in connection with the merger.

   Under Oklahoma law, CountryBanc stockholders who deliver to CountryBanc a proper written demand for appraisal prior to the CountryBanc special meeting, and who do not vote in favor of the merger, will be entitled to appraisal rights. See page 20 and Appendix D for a description of appraisal rights and the procedures to be followed.

Directors and Management Following the Merger (see page 17)

   Upon completion of the merger, the board of directors of Gold Banc will consist of the seven present Gold Banc directors. In addition, Don C. McNeill, a present director of CountryBanc, will become a director of Gold Banc. No changes will be made to the Gold Banc management in connection with the merger.

Opinion of CountryBanc's Financial Advisor (see pages 10 through 12)

   In deciding to approve the merger, the CountryBanc board considered the opinion from its financial advisor, Hovde Financial LLC as to the fairness from a financial point of view of the shares of Gold Banc common stock to be exchanged for each share of CountryBanc capital stock. This opinion is attached as Appendix B to this joint proxy statement/prospectus.

Opinion of Gold Banc's Financial Advisor (see pages 13 through 17)

   In deciding to approve the merger, the Gold Banc board considered the opinion from its financial advisor, U.S. Bancorp Piper Jaffrey, as to the fairness from a financial point of view of the shares of Gold Banc common stock to be exchanged for each share of CountryBanc capital stock. This opinion is attached as Appendix C to this joint proxy statement/prospectus.

Conditions to the Merger (see page 22)

   The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

  .  approval by both the Gold Banc and the CountryBanc stockholders,

  . the continued accuracy of each company's representations and warranties and compliance by each company with its agreements contained in the merger agreement,

  . receipt of a legal opinion from Gold Banc's counsel as to the tax consequences of the merger,

  . receipt of a legal opinion from Gold Banc's counsel covering customary corporate law matters,

  .  receipt of required regulatory approvals,

  . receipt of a letter from CountryBanc's accountants that there are no severance or other payments which constitute non-deductible parachute payments,

  .  there being no legal action or court order that prohibits the merger,

  .  the declaration of effectiveness of this registration statement,

  . the Gold Banc common stock to be issued in the merger being approved and authorized for quotation on Nasdaq,

  . there being no material adverse change in the financial condition or assets of either Gold Banc or CountryBanc,

  . the pooling of interests method of accounting for the merger continuing to be available,

  . certain financial measures applicable to CountryBanc being satisfied, and

  . the receipt by CountryBanc of an opinion from Hovde Financial LLC passing on the fairness of the merger to holders of CountryBanc capital stock.

Termination of the Merger Agreement (see page 24)

   Gold Banc and CountryBanc can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement on its own without completing the merger under various circumstances, including if any of the following occurs:

  . by either company if the merger has not been consummated by April 30, 2000 but CountryBanc has the right to extend the termination date until June 29, 2000.

  . by Gold Banc, if any regulatory approval of the merger is denied or if any such regulatory approval requires a condition or restriction that would be materially adverse or unduly burdensome to Gold Banc,

  . by either company if the other has materially breached the merger agreement and has not cured such breach within 30 days of notice of the breach or the closing date, whichever is earlier,

  . by either company if the conditions to the merger benefiting that party are not satisfied or waived before the closing date of the merger,

  . by either company if a material misrepresentation, material inaccuracy or material breach of a representation or warranty has been made by the other and not waived in writing,

  . by either company if the stockholders of Gold Banc or the stockholders of CountryBanc fail to vote their approval of the merger,

  . by CountryBanc if it receives an unsolicited acquisition proposal from another party that the CountryBanc board believes is superior to the merger, or

  . by Gold Banc if CountryBanc has entered into an agreement to be acquired by another party or if the CountryBanc board or a committee of the board approves such a transaction to be acquired.

Termination Fees and Expenses (see page 24)

   CountryBanc is required to pay Gold Banc a termination fee of $2.5 million if:

  . CountryBanc terminates the merger agreement because it received an unsolicited acquisition proposal from another party that the CountryBanc board believes is superior to the merger, or

  . Gold Banc terminates the merger agreement because CountryBanc entered into an agreement to be acquired by another party or because the CountryBanc board or a committee of the board approved such a transaction to be acquired.

Stock Options

   CountryBanc Stock Options. CountryBanc currently does not have outstanding any options to acquire CountryBanc capital stock.

   Gold Banc Stock Options. Upon completion of the merger, each option to acquire Gold Banc common stock granted under Gold Banc's stock option plans that is outstanding and unexercised immediately before completing the merger will remain unchanged. The options will continue to be governed by the terms of Gold Banc's stock option plans.

Description of CountryBanc Capital Stock (see pages 41 through 43)

   The CountryBanc capital stock consists of 4,250,000 shares of Class A common stock, par value $0.01 per share, of which 1,550,379 shares are currently outstanding, 4,250,000 shares of Class B common stock, par value $0.01 per share, of which 201,920 shares are currently outstanding, and 1,500,000 shares of Preferred Stock, par value $0.01 per share, of which 508,767 shares have been designated as Preferred Stock, Special Series, all of which are issued and outstanding and subject to the Amended and Restated Stock Restriction Agreement, dated October 17, 1996, between CountryBanc, Don C. McNeill, William Randon and others.

                         SUMMARY FINANCIAL INFORMATION

   We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Gold Banc and CountryBanc and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. These items for CountryBanc are contained in its Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 45 and in the CountryBanc financial statements beginning on page F-1. These items for Gold Banc are contained in its annual, quarterly and other reports that Gold Banc has filed with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on page 71.

        Gold Banc Selected Historical Consolidated Financial Information

   The historical consolidated financial information for Gold Banc reflects the following items which you should consider in making period-to-period comparisons.

                               Nine Months
                                  Ended
                              September 30,                Year Ended December 31,
                          --------------------- ----------------------------------------------
                             1999       1998       1998      1997     1996     1995     1994
                          ---------- ---------- ---------- -------- -------- -------- --------
                                       (in thousands, except for per share data)
Selected Financial
 Data--Gold Banc:
Net interest income and
 other income...........  $   42,684 $   32,003 $   44,386 $ 32,309 $ 24,549 $ 20,555 $ 16,820
Net earnings............      10,192      9,906     11,919    9,874    4,906    3,105    3,132
  Pro Forma (1).........      10,192      8,124      9,122    8,295    4,906    3,105    3,132
Basic and diluted net
 earnings per common
 share..................        0.59       0.60       0.71     0.64     0.45     0.30     0.29
  Pro Forma (1).........        0.59       0.49       0.55     0.54     0.45     0.30     0.29
Cash dividends paid per
 common share (2).......        0.06       0.06       0.08     0.05      --       --       --
Total assets (end of
 period)................   1,278,662  1,039,874  1,111,356  824,464  632,561  532,044  453,065
Long-term borrowings
 (end of period)........     128,940     52,634     78,708   35,174    7,074   14,973   14,631
Total stockholders'
 equity (end of period).      90,290     80,347     83,811   66,566   53,120   28,875   24,479
Book value per common
 share (end of period)..  $     5.25 $     4.76 $     4.88 $   4.19 $   3.46 $   2.69 $   2.26

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Prior to the second quarter of 1997, Gold Banc had not paid cash dividends on its common stock. The dividends paid do not reflect a restatement of dividends paid out prior to 1998 by entities acquired in poolings of interests.

       CountryBanc Selected Historical Consolidated Financial Information

   The historical consolidated financial information for CountryBanc reflects the following items which you should consider in making period-to-period comparisons:

                                  Nine Months
                                     Ended
                                 September 30,      Year Ended December 31,
                               ----------------- ------------------------------
                                                                       1996
                                 1999     1998     1998     1997   (90 Days)(1)
                               -------- -------- -------- -------- ------------
                                  (in thousands, except for per share data)
Selected Financial Data--
 CountryBanc:
Net interest income and other
 income....................... $ 17,625 $ 15,875 $ 21,218 $ 19,196   $  4,765
Net earnings..................    3,830    3,560    4,741    3,789         (8)
Basic net earnings per common
 share........................     3.17     3.04     4.02     3.38      (0.03)
Diluted net earnings per
 common share.................     2.77     2.65     3.50     2.93      (0.03)
Total assets (end of period)..  449,065  430,483  444,090  387,325    381,520
Long-term borrowings (end of
 period)......................   15,090    9,700   18,900    7,225      7,100
Total stockholders' equity
 (end of period)..............   40,184   36,331   37,437   30,524     26,716
Book value per common share
 (end of period).............. $  33.26 $  30.08 $  30.99 $  27.23   $  23.83

--------
(1) CountryBanc commenced operations in October 1996 with the acquisition of three banks; previous operations of CountryBanc were insignificant. The information presented above has not been restated to include the financial condition and results of operations of American Heritage Bancorp which was acquired on January 7, 2000 in a pooling of interests transaction.

                              Recent Developments

              Proposed Acquisitions by Gold Banc Corporation, Inc.
                           of Union Bankshares, Ltd.
                           American Bancshares, Inc.,
                First Business Bancshares of Kansas City, Inc.,
                          and DSP Investments, Limited

Union Bankshares, Ltd.

   On August 9, 1999 Gold Banc entered into an Agreement and Plan of Reorganization to acquire Union Bankshares, Ltd., of Denver Colorado. As of September 30, 1999, Union Bankshares had total assets of $351.9 million, total deposits of $292.2 million and total stockholders' equity of $19.5 million. Union Bankshares, founded in 1984, has based its recent growth on developing startup branches that are strategically located around the Denver metropolitan area to serve its focus market of small and medium-sized businesses and individuals. The total purchase price of Union Bankshares is approximately $54 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and Union Bankshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and Union Bankshares occur, Union Bankshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" Union Bankshares' share price of $23.05 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $16.00, the Gold Banc share price used to determine the conversion number is equal to $16.00.

  . If the Gold Banc share price is equal to or between $13.00 and $16.00, each Union Bankshares' share would be exchanged for Gold Banc common stock with a $23.05 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $13.00, the Gold Banc share price used to determine the conversion number is deemed to be $13.00. It is a condition precedent to the merger that the average Gold Banc share price is not less than $11.00.

   We are providing the following Union Bankshares Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and CountryBanc's stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of Union Bankshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

    Union Bankshares Selected Historical Consolidated Financial Information

                             Nine Months
                                Ended
                            September 30,             Year Ended December 31,
                          ----------------- --------------------------------------------
                            1999     1998     1998     1997     1996     1995     1994
                          -------- -------- -------- -------- -------- -------- --------
                                    (in thousands, except for per share data)
Selected Financial
 Data--Union Bankshares:
Net interest income and
 other income...........  $ 11,997 $  9,278 $ 12,559 $ 11,800 $ 10,351 $  8,856 $  7,303
Net earnings............     1,054    1,248    1,637    2,136    1,573    1,226    1,043
Basic net earnings per
 common share...........      0.45     0.53     0.70     0.92     0.68     0.53     0.44
Diluted net earnings per
 common share...........      0.40     0.47     0.62     0.84     0.65     0.53     0.44
Total assets (end of
 period)................   351,888  249,398  314,577  221,505  183,186  167,232  145,772
Long-term borrowings
 (end of period)........    10,304   11,000   15,304   12,000    3,500    6,512    6,700
Total stockholders'
 equity (end of period).    19,511   19,859   20,344   18,222   16,032   14,912   12,055
Book value per common
 share (end of period)..  $   8.30 $   8.48 $   8.69 $   7.81 $   6.97 $   6.51 $   5.19

American Bancshares, Inc.

   On September 6, 1999 Gold Banc entered into an Agreement and Plan of Reorganization to acquire American Bancshares, Inc., a Florida corporation. On January 21, 2000, Gold Banc and American Bancshares entered into a First Amendment to Agreement and Plan of Reorganization. As of September 30, 1999, American Bancshares had total assets of $471.5 million, total deposits of $352.1 million and total stockholders' equity of $27.0 million. American Bancshares, founded in 1989, has grown rapidly to ten locations and is the largest independent bank in Manatee County, Florida. Most of the bank's customers are small and medium-sized businesses and individuals located in the west central coastal area of Florida. The total purchase price of American Bancshares is approximately $95 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and American Bancshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and American Bancshares occur, American Bancshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" American Bancshares' share price of $18.18 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.75, the Gold Banc share price used to determine the conversion number is equal to $13.75.

  . If the Gold Banc share price is equal to or between $11.00 and $13.75, each American Bancshares' share would be exchanged for Gold Banc common stock with an $18.18 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is deemed to be $11.00. It is a condition precedent to the merger that the average Gold Banc share price is not less than $9.25.

   We are providing the following American Bancshares Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and CountryBanc's stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of American Bancshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 and Form 8-K/A dated December 9, 1999 that are incorporated herein by reference.

   American Bancshares Selected Historical Consolidated Financial Information

                             Nine Months
                                Ended
                            September 30,             Year Ended December 31,
                          ----------------- --------------------------------------------
                            1999     1998     1998     1997     1996     1995     1994
                          -------- -------- -------- -------- -------- -------- --------
                                    (in thousands, except for per share data)
Selected Financial
 Data--American
 Bancshares:
Net interest income and
 other income...........  $ 17,277 $ 14,792 $ 20,258 $ 15,870 $ 11,614 $  9,460 $  6,753
Net earnings............     1,670    1,233    1,627    1,920      782      850      712
Basic net earnings per
 common share...........      0.33     0.25     0.33     0.38     0.17     0.27     0.26
Diluted net earnings per
 common share...........      0.33     0.25     0.32     0.38     0.17     0.27     0.26
Total assets (end of
 period)................   471,459  436,732  455,164  353,901  273,630  218,993  183,901
Long-term borrowings
 (end of period)........    42,249   42,249   42,249      500    5,000      --       --
Total stockholders'
 equity (end of period).    26,993   27,651   27,427   26,079   23,504   14,632   11,484
Book value per common
 share (end of period)..  $   5.36 $   5.54 $   5.49 $   5.22 $   4.77 $   4.40    $4.07

First Business Bancshares of Kansas City, Inc.

   On October 19, 1999, Gold Banc entered into an Agreement and Plan of Reorganization to acquire First Business Bancshares of Kansas City, Inc. On January 21, 2000, Gold Banc and First Business Bancshares entered into a First Amendment to Agreement and Plan of Reorganization. First Business Bancshares' principal asset is an 86% ownership in First Business Bank of Kansas City, N.A. As of September 30, 1999, the bank had total assets of $125.0 million, total deposits of $105.1 million and total stockholders equity of $7.1 million. First Business Bancshares was founded in 1989. Most of the bank's customers are small and medium-sized businesses and individuals located in and around metropolitan Kansas City, Missouri. The total purchase price of First Business Bancshares is approximately $30 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and First Business Bancshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   In conjunction with the acquisition of First Business Bancshares and included in the approximately $30 million purchase price is a stock-for-stock, tax-free exchange of Gold Banc stock for the 14% minority interest held by third parties in First Business Bank of Kansas City, N.A. The acquisition of the minority interests will be accounted for as a purchase.

   Should the merger of Gold Banc and First Business Bancshares occur, First Business Bancshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is fixed at 10.3552 per First Business Bancshares share or 2,356,563 shares of Gold Banc common stock.

   Should the merger of Gold Banc and First Business Bancshares occur, the minority interests in First Business Bank would be acquired using Gold Banc shares using a "conversion number." This conversion number is fixed at 9.5962 per minority share or 393,437 shares of Gold Banc common stock.

   We are providing the following First Business Bancshares' Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and CountryBanc's stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of First Business Bancshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

      First Business Bancshares Selected Historical Consolidated Financial
                                  Information

                          Nine Months Ended
                            September 30,           Year Ended December 31,
                          ----------------- ----------------------------------------
                            1999     1998     1998    1997    1996    1995    1994
                          -------- -------- -------- ------- ------- ------- -------
                                  (in thousands, except for per share data)
Selected Financial
 Data--First Business
 Bancshares:
Net interest income and
 other income...........  $  4,684 $  4,210 $  5,734 $ 4,719 $ 4,438 $ 3,970 $ 3,584
Net earnings............       596      651      962     560   1,458     734     476
Basic net earnings per
 common share...........      3.65     4.02     5.94    3.48    9.11    4.59    2.98
Diluted net earnings per
 common share...........      2.86     2.99     4.41    2.70    6.77    3.52    2.41
Total assets (end of
 period)................   125,118  119,444  112,874  90,602  81,908  80,785  63,296
Long-term borrowings
 (end of period)........     4,008    1,868    2,425   1,567   1,567   1,367   1,318
Total stockholders'
 equity (end of period).     7,129    6,190    6,333   5,790   5,215   3,744   2,844
Book value per common
 share (end of period)..  $  42.43 $  40.72 $  42.23 $ 36.82 $ 33.17 $ 23.81 $ 18.09

DSP Investments, Limited

   On October 21, 1999, Gold Banc entered into a definitive agreement to acquire all the outstanding common stock of DSP Investments, Limited, whose only asset is its 100% ownership of Linn County Bank. Linn County Bank is the oldest established community bank in Kansas. As of September 30, 1999, DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and consolidated year to date earnings of $420,000.

   On December 31, 1999, Gold Banc completed the acquisition of DSP Investments, Limited for approximately $9 million in a combination of cash and a tax-free exchange of stock. Gold Banc issued 516,400 shares of unregistered common stock (52% of the price) in the transaction. The transaction has been accounted for as a purchase. DSP Investments, Limited's results of operations and financial position are not material to Gold Banc operations or its financial position or to the combined Gold Banc and CountryBanc's pro forma operations or their financial position.

Recent Announcements

   Gold Banc announced nonrecurring after-tax costs totaling $3.1 million in the fourth quarter of 1999 that reduced net income by $0.18 per share for the quarter. These one-time expenses were in conjunction with its consolidation of its Kansas banks into a single statewide organization. These costs were principally the result of the closure of several branch facilities, severance related payments to former employees and the integration of local bank backroom functions into the Kansas City technology center.

   Gold Banc also announced that its fourth quarter results were further impacted by duplicative staffing at its local banks to assure that no mistakes occurred in its customer service efforts, especially during the Y2K anxiety period and by losses at its mortgage banking operation. The combined effect of these two matters reduced fourth quarter earnings by $0.08 per share.

                                     xviii

   During the quarter ended December 31, 1999, CountryBanc Holding Company recorded a loan loss provision of approximately $2.6 million. A portion of the loan loss provision was the result of the impact of low energy prices during the early part of 1999 and continued low commodity prices. The remaining portion was due to conditions that arose with regard to specific loans. The impact of the low energy and commodity prices was not fully determined until the fourth quarter. Management is not aware of any other issues that would negatively impact the overall credit quality of the loan portfolio at December 31, 1999.

   On January 4, 2000, Gold Banc announced in conjunction with its acquisition of DSP Investments, Limited a common share repurchase program. Gold Banc's board of directors authorized the repurchase of up to 516,000 shares of Gold Banc common stock for the treasury. The company expects that the repurchase program will be conducted as soon as possible on the open market, depending upon market conditions and applicable securities regulations. Gold Banc expects to complete the share repurchases within 90 days.

              SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION.

   Selected Unaudited Pro Forma Financial Information. Gold Banc and CountryBanc are providing the following unaudited pro forma financial information to illustrate what the results of operations and financial position of the combined company would have looked like, absent any operational or other changes, had Gold Banc's and CountryBanc's businesses been combined for the periods and at the dates indicated. Gold Banc and CountryBanc also are providing unaudited pro forma financial information to illustrate the results of operations and financial position of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merged entity absent any operational or other changes had Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' businesses been combined for the periods and at the dates indicated. DSP Investments, Limited's results of operations and financial position are not included in the pro forma data because it is immaterial to the combined group and will be accounted for as a purchase. This information is provided for illustrative purposes only and does not show what their results of operations or financial position would have been if the merger had actually occurred on the dates assumed. This information also does not indicate what their future operating results or consolidated financial position will be. Only normal recurring adjustments necessary for a fair statement of results of unaudited historical interim periods have been included. Please see "Unaudited Pro Forma Financial Statements" on page 25 for a more detailed explanation of this analysis.

   Pooling Accounting Treatment. Each of the mergers, except DSP Investments, will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. For a more detailed description of pooling of interests accounting, see "The Proposed Merger--Accounting Treatment; Restrictions on Sales by Affiliates" on page 18.

   Periods Covered. The unaudited pro forma income statement data combines Gold Banc's results for its years 1996, 1997 and 1998 and for the nine months ended September 30, 1999 and 1998, with CountryBanc's results for its years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, and with Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares results for their years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, giving effect to the mergers as if they had occurred as of January 1, 1996.

   The unaudited pro forma balance sheet data combines Gold Banc's and CountryBanc's balance sheets at September 30, 1999 and December 31, 1998, giving effect to the merger as if it had occurred as of September 30, 1999 and December 31, 1998. The unaudited pro forma balance sheet data also combines Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' balance sheets at September 30, 1999 and December 31, 1998, giving effect to the mergers as if they had occurred as of September 30, 1999 and December 31, 1998. Pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

                    COMBINED PRO FORMA FINANCIAL INFORMATION

                           GOLD BANC AND COUNTRYBANC

                               Nine Months
                                  Ended
                              September 30,         Year Ended December 31,
                          --------------------- --------------------------------
                                                                       1996 (3)
                             1999       1998       1998       1997    (90 Days)
                          ---------- ---------- ---------- ---------- ----------
                                (in thousands, except for per share data)
Selected Pro Forma
 Financial Data--
Gold Banc and
 CountryBanc combined
 (3) (4):
Net interest income and
 other income...........  $   64,617 $   51,544 $   70,539 $   56,161 $   30,409
Net earnings............      15,080     14,531     18,077     15,039      5,219
 Pro Forma (1)..........      15,080     12,749     15,280     13,460      5,219
Basic net earnings per
 common share (2).......        0.61       0.61       0.76       0.67       0.40
 Pro Forma (1)..........        0.61       0.54       0.64       0.60       0.40
Diluted net earnings per
 common share (2).......        0.59       0.59       0.73       0.64       0.39
 Pro Forma (1)..........        0.59       0.51       0.61       0.57       0.39
Cash dividends paid per
 common share...........        0.06       0.06       0.08       0.05        --
Total assets (end of
 period)................   1,803,522  1,553,354  1,645,232  1,300,697  1,089,784
Long-term borrowings
 (end of period)........     144,030     62,664     97,608     42,599     15,274
Total stockholders'
 equity (end of period).     136,171    125,332    130,218    104,795     86,338
Book value per common
 share (end of period)..  $     5.33 $     4.97 $     5.10 $     4.40 $     3.71

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc and CountryBanc is computed using a conversion rate of one CountryBanc share for 4.844 shares of Gold Banc stock in the exchange.
(3) CountryBanc commenced operations in October 1996 with the acquisition of three banks; previous operations of CountryBanc were insignificant.
(4) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests.

                    COMBINED PRO FORMA FINANCIAL INFORMATION

               GOLD BANC, UNION BANKSHARES, AMERICAN BANCSHARES,
                   COUNTRYBANC AND FIRST BUSINESS BANCSHARES

                               Nine Months
                                  Ended
                              September 30,         Year Ended December 31,
                          --------------------- --------------------------------
                             1999       1998       1998       1997       1996
                          ---------- ---------- ---------- ---------- ----------
                                (in thousands, except for per share data)
Selected Pro Forma
Financial Data--Gold
Banc,
Union Bankshares,
American Bancshares,
CountryBanc and First
Business Bancshares
combined:
Net interest income and
 other income             $   98,125 $  79, 824 $  109,090 $   88,550 $   56,931
Net earnings............      18,400     17,663     22,303     19,655      9,032
 Pro Forma (1)..........      18,400     15,881     19,506     18,076      9,032
Basic net earnings per
 common share (2).......        0.47       0.47       0.59       0.54       0.34
 Pro Forma (1)..........        0.47       0.42       0.51       0.49       0.34
Diluted net earnings per
 common share (2).......        0.45       0.44       0.55       0.51       0.33
 Pro Forma (1)..........        0.45       0.40       0.48       0.47       0.33
Cash dividends paid per
 common share...........        0.06       0.06       0.08       0.05        --
Total assets (end of
 period)................   2,741,407  2,363,027  2,531,832  1,970,948  1,632,493
Long-term borrowings
 (end of period)........     199,821    117,011    156,816     55,896     24,571
Total stockholders'
 equity (end of period).     184,368    184,891    190,046    160,755    136,836
Book value per common
 share (end of period)..  $     4.53 $     4.60 $     4.70 $     4.14 $     3.59

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares is computed using an $11.00 share price for Gold Banc stock in the Union Bankshares exchange, and in the American Bancshares exchange using 4.844 shares of Gold Banc stock for each share of CountryBanc in the exchange and using 2,750,000 shares of Gold Banc stock in the First Business Bancshares exchange.

                           COMPARATIVE PER SHARE DATA

   The following table sets forth per share data of :
  . Gold Banc on a historical basis adjusted to include the tax effect of Citizen's Bank of Tulsa, the Subchapter S corporation acquired in a pooling of interests transaction as if it was subject to Federal income tax.
  .  CountryBanc on a historical basis.
  .  Gold Banc and CountryBanc combined on a pro forma basis.
  . Gold Banc and CountryBanc combined on a pro forma basis stated on an equivalent CountryBanc basis.
  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares combined on a pro forma basis.
  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares combined on a pro forma basis stated on an equivalent CountryBanc basis.

   This table should be read in conjunction with the historical supplemental financial statements and notes thereto for Gold Banc and the historical financial statements for CountryBanc contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc and CountryBanc presented as though they were one company for all periods shown. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

   All shares of CountryBanc capital stock shall be exchanged for 8,351,000 shares of Gold Banc common stock. Should the average market price of Gold Banc common stock for the five day period prior to closing be less than $9.07 per share, CountryBanc stockholders will receive Gold Banc common stock equal to the target transaction value of $75,725,000 divided by the average market price of Gold Banc common stock at closing.

   The CountryBanc equivalent pro forma per share information shows the effect of the mergers from the perspective of an owner of CountryBanc capital stock.

   The pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merger is computed using an $11.00 share price for Gold Banc in the Union Bankshares exchange and in the American Bancshares exchange and 2,750,000 shares of Gold Banc stock in the First Business Bancshares exchange.

   The number of shares of Gold Banc common stock, and the related conversion number, into which each share of CountryBanc capital stock will be converted will depend on the total number of shares of Gold Banc common stock issued in the merger, as well as both the total number of shares of CountryBanc common stock outstanding at the time the merger with Gold Banc is consummated and the number of shares of CountryBanc preferred stock which vest (and thereby become convertible into Gold Banc common stock) as a result of the merger. The number of shares of Gold Banc common stock to be issued in the merger may vary. If the average market closing price of the Gold Banc common stock during the 5-day trading period ending immediately prior to the consummation of the merger equals or exceeds $9.07, Gold Banc will issue 8,351,000 shares of its common stock in the merger. However, if the average market closing price of Gold Banc common stock for the specified period is less than $9.07, then Gold Banc will issue common stock equal to the target transaction value of $75,725,000 divided by the five day average market closing price of Gold Banc common stock. The number of shares of CountryBanc preferred stock which will vest will depend on the average market closing price of the Gold Banc common stock during the 5-day trading period ending immediately prior to the consummation of the merger, as well as the date on which the merger is consummated. For purposes of

                                     xxiii
determining the per share data which follows, we have assumed that the merger with CountryBanc will be consummated on March 2, 2000. For an example of the effect of changes in the Gold Banc stock price on the number of shares of CountryBanc preferred stock which will vest, and the related conversion number, see "What CountryBanc Stockholders Will Receive in the Merger" at page vi.

   The relative exchange ratios for the merger are as follows:

   5.856 Gold Banc shares for one CountryBanc share--assumes the average Gold Banc price is $7.50.

   5.167 Gold Banc shares for one CountryBanc share--assumes the average Gold Banc price is $8.50.

   4.812 Gold Banc shares for one CountryBanc share--assumes the average Gold Banc price is $9.50.

   4.780 Gold Banc shares for one CountryBanc share--assumes the average Gold Banc price is $10.50.

   4.745 Gold Banc shares for one CountryBanc share--assumes the average Gold Banc price is $11.50.

   4.713 Gold Banc shares for one CountryBanc share--assumes the average Gold Banc price is $12.50.

                                                Nine Months
                                                   Ended
                                                 September     Years Ended
                                                    30,        December 31,
                                                ----------- ------------------
                                                1999  1998  1998  1997   1996
                                                ----- ----- ----- ----- ------
Basic Earnings Per Share:

  Gold Banc historical basis................... $0.59 $0.49 $0.55 $0.54 $ 0.45

  Gold Banc and CountryBanc combined on a pro
   forma basis assuming a Gold Banc price of:
    $ 7.50..................................... $0.57 $0.50 $0.60 $0.56  $0.39
    $ 8.50..................................... $0.60 $0.53 $0.63 $0.58  $0.40
    $ 9.50..................................... $0.61 $0.54 $0.64 $0.60  $0.40
    $10.50..................................... $0.61 $0.54 $0.64 $0.60  $0.40
    $11.50..................................... $0.61 $0.54 $0.64 $0.60  $0.40
    $12.50..................................... $0.61 $0.54 $0.64 $0.60  $0.40

  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $ 7.50..................................... $0.46 $0.40 $0.49 $0.47  $0.34
    $ 8.50..................................... $0.47 $0.41 $0.51 $0.49  $0.34
    $ 9.50..................................... $0.47 $0.42 $0.51 $0.49  $0.34
    $10.50..................................... $0.47 $0.42 $0.51 $0.49  $0.34
    $11.50..................................... $0.47 $0.42 $0.51 $0.49  $0.34
    $12.50..................................... $0.47 $0.42 $0.51 $0.49  $0.34

  CountryBanc historical basis................. $3.17 $3.04 $4.02 $3.38 $(0.03)

  Gold Banc and CountryBanc combined on a pro
   forma basis per Country Banc equivalent
   common share assuming a Gold Banc price of:
    $ 7.50..................................... $3.34 $2.92 $3.51 $3.28  $2.28
    $ 8.50..................................... $3.10 $2.74 $3.26 $2.89  $2.02
    $ 9.50..................................... $2.93 $2.60 $3.08 $2.79  $1.92
    $10.50..................................... $2.92 $2.58 $3.06 $2.87  $1.91
    $11.50..................................... $2.89 $2.56 $3.04 $2.85  $1.90
    $12.50..................................... $2.87 $2.55 $3.02 $2.83  $1.89

  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   CountryBanc equivalent common share assuming
   a Gold Banc price of:
    $ 7.50..................................... $2.69 $2.34 $2.87 $2.75  $1.99
    $ 8.50..................................... $2.43 $2.12 $2.64 $2.53  $1.76
    $ 9.50..................................... $2.26 $2.02 $2.45 $2.36  $1.64
    $10.50..................................... $2.25 $2.01 $2.44 $2.34  $1.63
    $11.50..................................... $2.23 $1.99 $2.42 $2.33  $1.61
    $12.50..................................... $2.22 $1.98 $2.40 $2.31  $1.60

                                                Nine Months
                                                   Ended
                                                 September     Years Ended
                                                    30,        December 31,
                                                ----------- ------------------
                                                1999  1998  1998  1997   1996
                                                ----- ----- ----- ----- ------
Diluted Earnings Per Share:
  Gold Banc historical basis................... $0.59 $0.49 $0.55 $0.54 $ 0.45
  Gold Banc and CountryBanc combined on a pro
   forma basis assuming a Gold Banc price of:
    $7.50...................................... $0.55 $0.48 $0.57 $0.54 $ 0.38
    $8.50...................................... $0.58 $0.50 $0.60 $0.56 $ 0.39
    $9.50...................................... $0.59 $0.51 $0.61 $0.57 $ 0.39
    $10.50..................................... $0.59 $0.51 $0.61 $0.57 $ 0.39
    $11.50..................................... $0.59 $0.51 $0.61 $0.57 $ 0.39
    $12.50..................................... $0.59 $0.51 $0.61 $0.57 $ 0.39
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $7.50...................................... $0.43 $0.38 $0.46 $0.45 $ 0.32
    $8.50...................................... $0.44 $0.39 $0.48 $0.46 $ 0.32
    $9.50...................................... $0.45 $0.40 $0.48 $0.47 $ 0.33
    $10.50..................................... $0.45 $0.40 $0.48 $0.47 $ 0.33
    $11.50..................................... $0.45 $0.40 $0.48 $0.47 $ 0.33
    $12.50..................................... $0.45 $0.40 $0.48 $0.47 $ 0.33
  CountryBanc historical basis................. $2.77 $2.65 $3.50 $2.93 $(0.03)
  Gold Banc and CountryBanc combined on a pro
   forma basis per CountryBanc equivalent
   common share assuming a Gold Banc price of:
    $7.50...................................... $3.22 $2.81 $3.34 $3.16 $ 2.23
    $8.50...................................... $3.00 $2.58 $3.10 $2.89 $ 2.01
    $9.50...................................... $2.84 $2.45 $2.93 $2.74 $ 1.88
    $10.50..................................... $2.82 $2.43 $2.92 $2.72 $ 1.86
    $11.50..................................... $2.80 $2.42 $2.89 $2.70 $ 1.85
    $12.50..................................... $2.78 $2.40 $2.87 $2.69 $ 1.84
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   CountryBanc equivalent common share assuming
   a Gold Banc price of:
    $7.50...................................... $2.52 $2.23 $2.69 $2.63 $ 1.87
    $8.50...................................... $2.27 $2.02 $2.48 $2.38 $ 1.65
    $9.50...................................... $2.17 $1.92 $2.31 $2.26 $ 1.59
    $10.50..................................... $2.15 $1.91 $2.29 $2.25 $ 1.58
    $11.50..................................... $2.14 $1.90 $2.28 $2.23 $ 1.57
    $12.50..................................... $2.12 $1.89 $2.26 $2.22 $ 1.56

                                                   Nine Months
                                                      Ended
                                                    September    Years Ended
                                                       30,       December 31,
                                                   ----------- ----------------
                                                   1999  1998  1998  1997  1996
                                                   ----- ----- ----- ----- ----
Dividends Paid Per Common Share:
  Gold Banc historical basis...................... $0.06 $0.06 $0.08 $0.05 $--
  Gold Banc and CountryBanc combined on a pro
   forma basis assuming a Gold Banc price of:
    $7.50......................................... $0.06 $0.06 $0.08 $0.05 $--
    $8.50......................................... $0.06 $0.06 $0.08 $0.05 $--
    $9.50......................................... $0.06 $0.06 $0.08 $0.05 $--
    $10.50........................................ $0.06 $0.06 $0.08 $0.05 $--
    $11.50........................................ $0.06 $0.06 $0.08 $0.05 $--
    $12.50........................................ $0.06 $0.06 $0.08 $0.05 $--
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $7.50......................................... $0.06 $0.06 $0.08 $0.05 $--
    $8.50......................................... $0.06 $0.06 $0.08 $0.05 $--
    $9.50......................................... $0.06 $0.06 $0.08 $0.05 $--
    $10.50........................................ $0.06 $0.06 $0.08 $0.05 $--
    $11.50........................................ $0.06 $0.06 $0.08 $0.05 $--
    $12.50........................................ $0.06 $0.06 $0.08 $0.05 $--
  CountryBanc historical basis.................... $ --  $ --  $ --  $ --  $--
  Gold Banc and CountryBanc combined on a pro
   forma basis per CountryBanc equivalent common
   share assuming a Gold Banc price of:
    $7.50......................................... $0.35 $0.35 $0.47 $0.29 $--
    $8.50......................................... $0.31 $0.31 $0.41 $0.26 $--
    $9.50......................................... $0.29 $0.29 $0.38 $0.24 $--
    $10.50........................................ $0.29 $0.29 $0.38 $0.24 $--
    $11.50........................................ $0.28 $0.28 $0.38 $0.24 $--
    $12.50........................................ $0.28 $0.28 $0.38 $0.24 $--
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   CountryBanc equivalent common share assuming a
   Gold Banc price of:
    $7.50......................................... $0.35 $0.35 $0.47 $0.29 $--
    $8.50......................................... $0.31 $0.31 $0.41 $0.26 $--
    $9.50......................................... $0.29 $0.29 $0.38 $0.24 $--
    $10.50........................................ $0.29 $0.29 $0.38 $0.24 $--
    $11.50........................................ $0.28 $0.28 $0.38 $0.24 $--
    $12.50........................................ $0.28 $0.28 $0.38 $0.24 $--

                                     xxvii

                                           Nine Months Ended     Year Ended
                                           September 30, 1999 December 31, 1998
                                           ------------------ -----------------
Book Value Per Share:
  Gold Banc historical basis..............       $ 5.25            $ 4.88
  Gold Banc and CountryBanc combined on a
   pro forma basis assuming a Gold Banc
   price of:
    $7.50.................................       $ 4.99            $ 4.77
    $8.50.................................       $ 5.22            $ 4.99
    $9.50.................................       $ 5.33            $ 5.10
    $10.50................................       $ 5.33            $ 5.10
    $11.50................................       $ 5.33            $ 5.10
    $12.50................................       $ 5.33            $ 5.10
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First
   Business Bancshares combined on a pro
   forma basis assuming a Gold Banc price
   of:
    $7.50.................................       $ 4.34            $ 4.50
    $8.50.................................       $ 4.47            $ 4.63
    $9.50.................................       $ 4.53            $ 4.70
    $10.50................................       $ 4.53            $ 4.70
    $11.50................................       $ 4.53            $ 4.70
    $12.50................................       $ 4.53            $ 4.70
  CountryBanc historical basis............       $33.26            $30.99
  Gold Banc and CountryBanc combined on a
   pro forma basis per CountryBanc
   equivalent common share assuming a Gold
   Banc price of:
                                                 $29.22
    $7.50.................................                         $27.93
    $8.50.................................       $26.97            $25.78
    $9.50.................................       $25.65            $24.54
    $10.50................................       $25.48            $24.38
    $11.50................................       $25.29            $24.20
    $12.50................................       $25.12            $24.03
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First
   Business Bancshares combined on a pro
   forma basis per CountryBanc equivalent
   common share assuming a Gold Banc price
   of:
                                                 $25.42
    $7.50.................................                         $26.35
    $8.50.................................       $23.10            $23.92
    $9.50.................................       $21.80            $22.62
    $10.50................................       $21.65            $22.47
    $11.50................................       $21.49            $22.30
    $12.50................................       $21.35            $22.15

                                     xxviii

                COMPARATIVE SALES PRICE AND DIVIDEND INFORMATION

   Gold Banc. The shares of Gold Banc common stock are listed for trading under the symbol "GLDB" as a Nasdaq National Market issue on The Nasdaq Stock Market. The following table sets forth the quarterly high and low sales prices of Gold Banc common stock as reported by Nasdaq and cash dividends declared, in each case based on published financial sources.

                                                                  Cash Dividends
                                                                     Declared
                                                     High   Low     per Share
                                                    ------ ------ --------------
      1997
        First quarter..............................  $5.94  $4.25     $.000
        Second quarter.............................   7.25   5.25      .015
        Third quarter..............................  10.25   6.94      .015
        Fourth quarter.............................  13.13   9.25      .015
      1998
        First quarter.............................. $13.38 $11.63     $.015
        Second quarter.............................  22.75  12.50      .020
        Third quarter..............................  21.75  14.00      .020
        Fourth quarter.............................  17.25  13.00      .020
      1999
        First quarter.............................. $16.25 $12.80     $.020
        Second quarter.............................  16.38  11.88      .020
        Third quarter..............................  13.88   9.75      .020
        Fourth quarter.............................  10.18   9.77      .020

   On October 21, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of Gold Banc common stock on The Nasdaq Stock Market was $9.88 per share. On January 25, 2000, the reported closing price of Gold Banc common stock was $9.00 per share.

   CountryBanc. The following table sets forth all of the sales by CountryBanc stockholders of CountryBanc common stock for the periods indicated, to the extent known by CountryBanc management.

                                                                  Cash Dividends
                                            Book Value Sale Price    Declared
                                            Per Share  Per Share    per Share
                                            ---------- ---------- --------------
      1997
        November 14--1,266 shares..........   $26.51     $26.34       $.000
      1998
        June 8--2,822 shares...............   $28.59     $27.20       $.000
        October 8--462 shares..............    30.04      28.86        .000
      1999
        August 14--3 shares................   $32.45     $32.96       $.000

   On January 7, 2000 CountryBanc issued 342,457 shares of Class A common stock to acquire 100% of the outstanding shares of American Heritage Bancorp in a tax free exchange.

   In addition to the transactions described above, on May 28, 1998, CountryBanc issued a total of 83,095 shares of CountryBanc common stock to certain of its stockholders for a purchase price of $24.07 per share pursuant to the terms of subscription agreements entered into by those stockholders in October 1996, and on June 12, 1998, CountryBanc issued 4,000 shares of CountryBanc Class A common stock to an executive officer of People First Bank for a purchase price of $25.00 per share.

                                 RISK FACTORS

   You should carefully consider the following risk factors concerning Gold Banc in determining whether to approve the merger. This prospectus contains forward-looking statements that involve risk and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this prospectus. However, there could be other factors not listed below that may affect us. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this joint proxy statement/prospectus.

  It may be difficult for us to maintain our rapid growth.

   We have completed several acquisitions in the past few years that have significantly enhanced our rate of growth. We cannot be certain that we will continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We are targeting acquisition candidates, particularly in the metropolitan and suburban areas, that a variety of larger financial institutions are also interested in acquiring.

   We continue to review potential acquisition candidates and hold preliminary discussions with several of these candidates. We cannot assure you that any of these discussions will be successful. We may not be successful in identifying acquisition candidates or be able to acquire banks and financial services businesses on terms we feel are favorable.

   The rural market areas we now serve afford limited, if any, opportunities for growth. We believe future growth in our revenues and net earnings will depend, in addition to acquisitions, on our growth in the metropolitan and suburban market areas where we have locations. The financial institutions in these metropolitan and suburban areas also compete intensely for assets and deposits. This competition may adversely affect our ability to grow our asset and deposit base profitability.

   In addition, the proposed elimination of pooling of interests accounting, if adopted, may impede Gold Banc's ability to acquire other banks or businesses without adversely impacting our future earnings due to the amortization expense related to goodwill.

 We are uncertain that the integration of CountryBanc or future acquisitions will be successful.

   We cannot assure that the integration of CountryBanc or future mergers or acquisitions (including those referred to herein) will be successful or that the anticipated strategic benefits of the merger or future mergers or acquisitions will be realized. Mergers and acquisitions involve a number of special risks, including adverse short-term effects on Gold Banc's reported operating results, diversion of management's attention, standardization of operating and accounting systems, dependence on retaining, hiring and training personnel and unanticipated problems or legal liabilities. If Gold Banc is unable to successfully integrate CountryBanc or future mergers or acquisitions for these or any other reasons, Gold Banc's desired revenue and cost savings opportunities may be adversely affected. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

  . potential exposure to liabilities of banks and financial services businesses we acquire;

  . difficulty and expense of integrating operations and personnel of banks and financial services businesses we acquire;

  .  potential disruption to our business;

  .  potential diversion of our management's time and attention;

  . impairment of relationships with and the possible loss of key employees and customers of the banks and financial services businesses we acquire;

  . incurrence of amortization expense if we account for an acquisition as a purchase rather than as a pooling of interests; and

  . dilution to our stockholders if we use our common stock as consideration for the acquisition.

 The loss of certain key personnel could adversely affect our operations.

   Our success depends in large part on the retention of a limited number of key persons, including:

  .  Michael W. Gullion, our Chairman and Chief Executive Officer;

  .  Malcolm M. Aslin, our President and Chief Operating Officer;

  .  Keith E. Bouchey, our Executive Vice President, Mergers and
     Acquisitions;

  . J. Craig Peterson, our Executive Vice President and Chief Financial Officer; and

  .  Joseph F. Smith, our Executive Vice President and Chief Technology
     Officer.

   We will likely undergo a difficult transition period if we lose the services of any or all of these individuals. In recognition of this risk, we own and are the beneficiary of an insurance policy on the life of Mr. Gullion providing death benefits of $1.5 million and have entered into employment agreements with Messrs. Gullion, Aslin, Bouchey and Smith.

   We also place great value on the experience of the presidents of our subsidiaries and the branches of our subsidiaries and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking locations. There is no assurance we will be able to retain our current key personnel or attract additional qualified key persons as needed.

 Changes in the local economic conditions could adversely affect our loan portfolio.

   Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers in those markets in Kansas, Oklahoma, Missouri, Colorado and Florida, including a number of rural markets, where our subsidiary banks operate or are expected to operate. Our commercial, real estate and construction loans, and the ability of the borrowers to repay these loans and the value of the collateral securing these loans, are impacted by the local economic conditions. In the rural markets we serve, the predominant economic sector is agriculture. We cannot assure you that favorable economic conditions will exist in such markets.

 Our allowance for loan losses may not be adequate to cover actual loan losses.

   As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer installment loan portfolio relates principally to the general creditworthiness of businesses and individuals within our local markets.

   We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Material additions to our allowance for loan losses would decrease our net earnings.

 We may be unable to manage interest rate risk that could reduce our net interest income.

   Like other financial institutions, our results of operations are impacted principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. While we continually take measures intended to manage the risks from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

 We cannot predict how changes in technology will impact our business.

   The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

  .  telecommunications;

  .  data processing;

  .  automation;

  .  Internet-based banking;

  .  telebanking; and

  .  debit cards and so-called "smart cards."

   Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

 The banking business is highly competitive.

   We operate in a competitive environment. In the metropolitan and suburban areas in which we compete, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. We also face competition in our rural markets. Many of these competitors have substantially greater resources and lending limits and may offer certain services our subsidiary banks and businesses do not currently provide. In addition, some of the non-bank competitors are not subject to the same extensive regulations that govern our subsidiary banks and businesses. Our profitability depends upon the ability of our subsidiaries to compete in our primary market areas.

 Our operations may be adversely affected if we, or certain persons with whom we do business, fail to adequately address the Year 2000 issue.

   Certain older computer programs identify years with two digits instead of four. If not remedied, this is likely to cause problems because these programs may recognize the Year 2000 as the Year 1900. As with other financial institutions, we engage in a significant amount of business and reporting activity that depends on accurate date information, such as calculation of interest and other calculations pertaining to loans, deposits, assets and investments. As a result, Year 2000 problems could result in a system failure or miscalculations that disrupt our operations. We continue to address these issues as they relate to our subsidiaries and corporate systems and are in the implementation phase of our preparations for the year change from 1999 to 2000.

   The process of remediating, the costs of remediating or failing to remediate Year 2000 issues may be more burdensome than we anticipate. In addition, it is possible that Year 2000 issues could have a material adverse effect on:

  . our service providers and their ability to provide us services, including SLMsoft.com, Inc. formerly Bankline MidAmerica, Inc., which provides a data processing system to which most of our subsidiary banks have converted, and

  .  our customers, their businesses and their ability to repay loans.

   The cumulative effect of such problems, if they occur, could adversely affect our operations. For a more detailed discussion of our Year 2000 initiatives, see the disclosure under "Year 2000 Initiatives" in Gold Banc's annual report on Form 10-K for the year ended December 31, 1998, which has been incorporated by reference into this prospectus.

   To date, we have not experienced any Year 2000 problems.

 We are subject to extensive regulation.

   The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our creditors or stockholders. Our non-bank subsidiaries are also subject to the supervision of the Federal Reserve Board, in addition to other regulatory and self-regulatory agencies including the Securities and Exchange Commission, the National Association of Securities Dealers, and state securities and insurance regulators. Regulations affecting banks and financial services businesses are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that affects us, our subsidiary banks or our non-bank subsidiaries. We cannot assure you that such modifications or new laws will not adversely affect us.

 Our subsidiary banks may be forced to pay for any losses the Federal Deposit Insurance Corporation incurs if it provides assistance to any of our other subsidiary banks.

   Federal law contains a "cross guarantee" provision that could require any of our insured subsidiary banks to pay for losses incurred by the Federal Deposit Insurance Corporation if it provides assistance to another of our insured subsidiary banks or in the event a subsidiary bank fails. If another of our subsidiary banks is assessed for any assistance the Federal Deposit Insurance Corporation may provide, such assessment could materially effect that subsidiary bank's financial condition as well as ours.

                              THE SPECIAL MEETINGS

Date, Times and Places

   Gold Banc. Gold Banc's special meeting will be held at Gold Banc, 11301 Nall Avenue, Leawood, Kansas, at 10:00 a.m., local time, on March 2, 2000.

   CountryBanc. CountryBanc's special meeting will be held at 320 North Main Street, Kingfisher, Oklahoma, at 10:00 a.m., local time, on March 2, 2000.

Matters to be Considered at the Special Meetings

   Gold Banc. At Gold Banc's special meeting, holders of Gold Banc common stock are being asked to consider and approve the merger agreement that provides for the merger of CountryBanc with and into Gold Banc Acquisition Corporation XII, Inc., as well as the resulting issuance of Gold Banc common stock to CountryBanc's stockholders as provided under the terms of the merger agreement.

   CountryBanc. At CountryBanc's special meeting, holders of CountryBanc Class A common stock are being asked to consider and approve the merger agreement that provides for the merger of CountryBanc with and into Gold Banc Acquisition Corporation XII, Inc.

Record Date; Stock Entitled to Vote; Quorum

   Gold Banc. The Gold Banc board of directors has established the close of business on January 31, 2000 as the date to determine those record holders of Gold Banc common stock entitled to notice of and to vote at the Gold Banc special meeting. On January 25, 2000, there were 17,595,918 shares of Gold Banc common stock outstanding held by approximately 327 holders of record (and approximately 4,100 beneficial owners). A majority of the shares of Gold Banc issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Gold Banc's special meeting in order for a quorum to be present for purposes of transacting business at Gold Banc's special meeting. In the event that a quorum is not present at Gold Banc's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Gold Banc common stock on the record date are each entitled to one vote per share on each matter to be considered at Gold Banc's special meeting.

   CountryBanc. The CountryBanc board of directors has established the close of business on January 31, 2000 as the date to determine those record holders of CountryBanc capital stock entitled to notice of and to vote at the CountryBanc special meeting. On that date, there were 2,059,146 shares of CountryBanc capital stock outstanding held by approximately 175 holders of record. A majority of the shares outstanding and entitled to vote on the record date are required to be represented in person or by proxy in order for a quorum to be present for purposes of approving the merger at CountryBanc's special meeting, although the vote of a majority of the outstanding shares is required for approval of the merger. In the event a quorum is not present at CountryBanc's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of CountryBanc Class A common stock on the record date are each entitled to one vote per share on the merger to be considered at CountryBanc's special meeting.

Votes Required

   Gold Banc. The approval of the merger agreement and issuance of the shares of Gold Banc common stock to the CountryBanc stockholders requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at Gold Banc's special meeting. An abstention or a broker non-vote, as described below, will not count as a vote cast at the special meeting.

   CountryBanc. The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CountryBanc Class A common stock outstanding on January 31, 2000. An abstention or a broker non-vote, as described below, will have the same effect as a vote against the merger.

Security Ownership of Management

   Gold Banc. As of January 25, 2000, the directors and executive officers of Gold Banc as a group beneficially owned (excluding shares purchasable upon exercise of stock options) 14.92% of the outstanding shares of Gold Banc common stock. The approval of the merger agreement and issuance of the shares of Gold Banc common stock requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at Gold Banc's special meeting.

   CountryBanc. As of the record date for the CountryBanc special meeting, the directors and executive officers of CountryBanc as a group beneficially owned 31.35% of the outstanding shares of CountryBanc Class A common stock. The approval and adoption of the merger agreement requires the affirmative vote of a majority of the shares of CountryBanc Class A common stock outstanding on January 31, 2000.

Voting of Proxies

 Submitting Proxies.

   Gold Banc and CountryBanc stockholders may vote their shares in person by attending their respective special meeting or vote their shares by proxy by completing the enclosed proxy card, including signature and date, and mailing it to us in the enclosed postage-paid envelope. If a Gold Banc or CountryBanc stockholder signs and returns a written proxy card without instructions, the shares represented by the proxy will be counted as a vote in favor of the merger.

   For CountryBanc stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank, or other record holder), not returning a proxy card or not directing the record holder of their shares as to how to vote their shares will have the same effect as voting those shares against the merger.

 Revoking Proxies.

   Gold Banc. Gold Banc stockholders of record may revoke their proxies at any time before their proxies are voted at Gold Banc's special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of Gold Banc, (2) duly executing another valid proxy bearing a later date or (3) attending the Gold Banc special meeting and voting in person. A stockholder's attendance at the Gold Banc special meeting will not by itself revoke a proxy. Gold Banc stockholders of record should address any revocation to:

     Gold Banc Corporation, Inc.
     11301 Nall Avenue
     Leawood, Kansas 66211
     Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Keith E. Bouchey, Corporate Secretary.

   CountryBanc. CountryBanc stockholders of record may revoke their proxies at any time before the their proxies are voted at CountryBanc's special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of CountryBanc, (2) duly executing another valid proxy bearing a later date or (3) attending the CountryBanc special meeting and voting in person. A stockholder's attendance at the CountryBanc special meeting will not by itself revoke a proxy. CountryBanc stockholders of record should address any revocation to:

     CountryBanc Holding Company
     1601 S.E. 19th Street
     Edmond, Oklahoma 73013
     Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: David Phillips, Corporate Secretary.

   General Information. Abstentions may be specified on the proposals. Shares of Gold Banc common stock or CountryBanc Class A common stock represented at their respective special meeting for which proxies have been received, but with respect to which stockholders have abstained on any matter, will be treated as present at the applicable special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. For Gold Banc stockholders, an abstention or a broker non-vote will not count as a vote cast for purposes of determining whether the votes representing at least a majority of the shares voted at the meetings were cast in favor of the merger. For CountryBanc stockholders, an abstention or a broker non-vote will have the same effect as a vote against the merger.

   Neither Gold Banc nor CountryBanc is aware of any matters expected to be presented for consideration at its respective special meeting other than as described in their respective notice of special meeting. If any other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authorization to use that discretion is withheld. However, proxies having instructions to vote against the adoption of the merger agreement will not be allowed to be voted in favor of a motion to adjourn or postpone either meeting to another time or place.

   Gold Banc and CountryBanc will each bear the cost of the solicitation of proxies from its own stockholders. In addition to solicitation by mail, the directors, officers and employees of Gold Banc and CountryBanc, who will receive no compensation for their services other than their regular salaries, may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. In addition Gold Banc and CountryBanc may engage brokerage houses and other custodians, nominees and fiduciaries to forward copies of these proxy materials to those persons for whom they hold shares, and in that event, incur additional costs.

   Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of CountryBanc capital stock will be mailed by Gold Banc to former CountryBanc stockholders, respectively, shortly after the merger is completed.

                              THE PROPOSED MERGER

General

   Gold Banc and CountryBanc are furnishing this document to their stockholders in connection with the solicitation of proxies by their boards of directors for use at their special meetings of their stockholders.

   Gold Banc Proposal. At the Gold Banc stockholders' meeting, holders of Gold Banc common stock will be asked to vote on the approval of the merger agreement and the issuance of the shares of Gold Banc common stock to CountryBanc stockholders. The number of shares needed to approve this proposal is a majority of the votes cast at the Gold Banc stockholders' meeting. The merger will not be completed unless the merger agreement is approved by Gold Banc stockholders.

   CountryBanc Proposal. At the CountryBanc stockholders' meeting, holders of CountryBanc Class A common stock will be asked to vote on the approval and adoption of the merger agreement. The number of shares needed to approve this proposal is a majority of the shares outstanding of Class A common stock on January 31, 2000. The merger will not be completed unless the merger agreement is approved and adopted by the CountryBanc stockholders.

Exchange of CountryBanc Shares

   If you are a record holder of CountryBanc capital stock immediately prior to the effective time of the merger and the proposals are approved, you will receive in exchange for each share of CountryBanc capital stock, a range of
4.713 to 5.856 shares of Gold Banc common stock dependent upon:

  . the number of shares of CountryBanc Preferred Stock which vest (and thereby become convertible into Gold Banc common stock in the merger) and

  . the average market closing price for Gold Banc common stock for the five consecutive trading days prior to the effective time of the merger. The range presented above is based upon a Gold Banc share price of $7.50 to $12.50 per share. Should the Gold Banc average market closing price equal or exceed $9.07 per share at the effective time of the merger, Gold Banc will issue 8,351,000 common shares in exchange for all of the issued and outstanding shares of CountryBanc capital stock. Should the Gold Banc average market closing price be less than $9.07 per share, Gold Banc will issue common shares equal to the target transaction value of $75,725,000 divided by the Gold Banc average market closing price at the effective time of the merger.

   See "What CountryBanc Stockholders Will Receive in the Merger" on page vi.

Stock Options

   CountryBanc Stock Options. CountryBanc currently does not have outstanding any options to acquire CountryBanc capital stock.

   Gold Banc Stock Options. No adjustments will be made to the outstanding stock options issued by Gold Banc, and no options will vest or become exercisable as a result of the merger.

Background of the Merger

   In 1998 the CountryBanc board of directors, as part of its ongoing consideration of CountryBanc's strategic plan and objectives, authorized CountryBanc's executive officers to explore the various alternatives available to CountryBanc to provide to its shareholders increased liquidity for their investment in CountryBanc. Pursuant to this authorization, in November 1998, a representative of Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette") met with the CountryBanc board of directors to discuss alternative strategies, including a possible business combination. Following this meeting and in December 1998, CountryBanc retained Keefe, Bruyette to assist and advise it in exploring a possible merger or sale.

   During January and February 1999, Keefe, Bruyette contacted several potential acquirors (including Gold Banc) about their interest in a possible merger with CountryBanc and provided them with confidential information regarding CountryBanc. These contacts led to CountryBanc having preliminary discussions with several parties, one of which was Gold Banc. However, during these discussions, CountryBanc's management and board of directors decided in March 1999, that it was in the best interest of CountryBanc to cease further discussions with all potential acquirors. Also during March 1999, the engagement between CountryBanc and Keefe, Bruyette was terminated.

   In April 1999, Hovde Financial LLC ("Hovde") was retained to further assist CountryBanc in the marketing process and to provide financial advice with respect to a possible transaction. During May 1999, Hovde contacted a number of regional and national financial institutions about their interest in a possible combination with CountryBanc, including several which had originally been approached by Keefe, Bruyette. As a result of these contacts, 15 potential acquirors (including Gold Banc) were provided confidential information regarding CountryBanc. This process again led to preliminary discussions held by CountryBanc with several parties. CountryBanc commenced extensive negotiations with Gold Banc in August 1999. These negotiations resulted in a nonbinding letter of intent, dated September 10, 1999, between Gold Banc and CountryBanc. In conjunction with entering into the letter of intent, CountryBanc suspended further discussions with other parties.

   After entering into the letter of intent, Gold Banc and CountryBanc conducted further negotiations with respect to the terms of a definitive acquisition agreement. These negotiations included a downward adjustment in the number of shares of Gold Banc Common Stock to be issued in the merger as a result of the fact that CountryBanc had terminated its acquisition agreement with one of two bank holding companies it had agreed to acquire prior to consummation of the merger, the acquisition of which was pending at the time Gold Banc and CountryBanc entered into their letter of intent. Following these additional negotiations, the CountryBanc board of directors met on October 20, 1999 to, among other matters, review the financial terms of the merger and the proposed form of merger agreement, as well as to receive presentations with respect to the merger and proposed form of merger agreement from CountryBanc's financial and legal advisors. Following these presentations and a discussion by the directors of the financial and other terms of the merger, as well as the terms of the proposed form of merger agreement, the merger and the merger agreement were unanimously approved by the CountryBanc board of directors. The merger agreement was then entered into by CountryBanc and Gold Banc on October 22, 1999.

   On January 19, 2000, Gold Banc and CountryBanc amended the merger agreement to increase the exchange ratio by providing more shares of Gold Banc common stock to the CountryBanc shareholders as merger consideration. The amendment provided for the deletion of the CountryBanc termination option price of $9.50 for Gold Banc stock which was included in the original merger agreement.

Our Reasons for the Merger

   Gold Banc. In negotiating the terms of the merger and in considering its recommendation for the approval of the merger agreement, the Gold Banc board of directors considered a number of factors including the following (which are all the material factors that the Gold Banc board considered):

     1. The anticipated merger consideration to be paid to the CountryBanc stockholders in relation to the book value and earnings per share of the CountryBanc common stock;

     2. The Gold Banc board's review of the business, operations and financial condition CountryBanc, as well as the market presence, cost savings opportunities and enhanced opportunities for growth made possible by the merger;

     3. The Gold Banc board's recognition of the complimentary nature of the markets served and products offered by Gold Banc and CountryBanc in expectation that the merger would provide it with opportunities for additional growth, and permit Gold Banc to further establish its market presence in Oklahoma in a manner that would provide greater geographic diversification;

     4. The impact of the merger on customers, depositors, employees and communities served by Gold Banc and CountryBanc;

     5. The expectation that the merger will be accounted for under the pooling of interests method of accounting. See "Accounting Treatment; Restrictions on Sales by Affiliates" on page 18;

     6. The merger is consistent with Gold Banc's ongoing strategy of growth through acquisitions of community banks and financial services businesses with strong existing management; and

     7. The terms of the merger agreement and the other documents executed in connection with the merger.

   Gold Banc's board of directors did not assign any specific or relative weights to the factors considered and reviewed all of the foregoing factors as favoring the merger.

   In addition, the Gold Banc board of directors has obtained the opinion of US Bancorp Piper Jaffray, financial advisor to Gold Banc, that the consideration proposed to be paid by Gold Banc for CountryBanc pursuant to the merger agreement is fair, from a financial point of view, to Gold Banc. The opinion of US Bancorp Piper Jaffray is set forth in Appendix C to this joint proxy statement/prospectus.

   The board of directors of Gold Banc unanimously recommends that its stockholders vote "FOR" approval of the merger agreement and the issuance of shares of Gold Banc common stock to the CountryBanc stockholders.

   CountryBanc. In reaching its determination to approve and recommend the merger, the CountryBanc board of directors considered a variety of factors, including the following:

     1. The financial terms of the merger, including the value of the Gold Banc common stock to be received by CountryBanc's stockholders.

     2. Information concerning the business, financial condition, results of operation and prospects of Gold Banc, including the value of and prospects for the Gold Banc common stock being received by CountryBanc stockholders.

     3. The current and prospective environment in which CountryBanc operates, including the competitive environment for banks and other financial institutions generally, and the trend toward consolidation and increased competition in the financial services industry both in the Southwest and elsewhere.

     4. CountryBanc's board of directors review, with its legal and financial advisors, of various strategic alternatives to the merger, including potential transactions with other parties or remaining an independent institution.

     5. The fact that the merger would provide CountryBanc's stockholders with increased liquidity by reason of the fact that the Gold Banc common stock is publicly traded, as well as an opportunity to become stockholders of an organization that the CountryBanc board of directors believes to be well managed.

     6. The financial presentation and opinion of Hovde rendered to the CountryBanc board of directors that the consideration proposed to be paid by Gold Banc for CountryBanc pursuant to the merger agreement is fair from a financial point of view, to CountryBanc's stockholders. The opinion of Hovde is set forth in Appendix B to this joint proxy statement/propectus.

     7. The expectation that the merger will provide fair value to CountryBanc and its stockholders in a tax-free transaction that will qualify for pooling of interests accounting treatment.

     8. The likelihood that the merger would enable CountryBanc to better serve the needs of the communities in which it operates and its customers as a result of being affiliated with a larger, more diversified banking institution, therefore affording access to greater financial and managerial resources and a broader array of potential products, services and technologies.

   CountryBanc's board of directors did not assign any specific or relative weights to the factors considered and reviewed all of the foregoing factors as favoring the merger.

   The foregoing discussion of the factors considered by the CountryBanc board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the CountryBanc board of directors in reaching its determination to approve and recommend the merger to CountryBanc's stockholders. Subject to satisfaction of certain conditions contained in the merger agreement, CountryBanc's board of directors believes the merger to be fair and in the best interest of CountryBanc's stockholders. CountryBanc's board of directors unanimously recommends that the CountryBanc stockholders vote for approval of the merger agreement and the merger.

Opinion of CountryBanc's Financial Advisor

   The full text of the fairness opinion, which sets forth, among other things, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. CountryBanc's shareholders are urged to read the fairness opinion in its entirety. The fairness opinion, which was directed to the CountryBanc board of directors, addresses only the fairness to the shareholders of CountryBanc, from a financial point of view, of the merger consideration, and does not constitute a recommendation to any CountryBanc shareholder as to how such shareholder should vote with respect to the merger. The fairness opinion was rendered to CountryBanc's board of directors for its consideration in determining whether to approve the merger agreement. The following summary of the fairness opinion is qualified in its entirety by reference to the full text of the fairness opinion.

   No limitations were imposed by CountryBanc on the scope of Hovde's investigation or the procedures to be followed by Hovde in rendering the fairness opinion. Hovde did not make any recommendation to CountryBanc's board of directors as to the form or amount of consideration to be paid by Gold Banc to CountryBanc in connection with the merger, both of which were determined through arm's length negotiations between the parties. In arriving at its opinion, Hovde did not ascribe a specific range of value to Gold Banc or CountryBanc, but rather made its determination as to the fairness, from a financial point of view, of the merger consideration, on the basis of the financial and comparative analyses described below. Hovde was not requested to opine as to, and the fairness opinion does not address, CountryBanc's underlying business decision to proceed with or effect the merger.

   During the course of the engagement, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Gold Banc and CountryBanc and material prepared in connection with the merger, including the following: the merger agreement; certain publicly available information concerning Gold Banc and CountryBanc, including, as applicable: Gold Banc's and CountryBanc's audited consolidated financial statements for each of the three years ended December 31, 1998, and the unaudited financial statements for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; documents filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, Federal Reserve and other state or other regulatory agencies, as applicable and/or appropriate, for the aforementioned three-year period and for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively; as applicable, recent internal reports and/or financial projections regarding Gold Banc and CountryBanc; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that Hovde considered relevant; and financial and other information provided to us by the managements of Gold Banc and CountryBanc.

   In rendering the fairness opinion, Hovde assumed and relied upon the accuracy and completeness of the financial and other information provided to it by CountryBanc or Gold Banc without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Gold Banc and CountryBanc that they were not aware of any facts or circumstances that would make such information, provided by them, inaccurate or misleading. With respect to financial statements and/or projections to the extent such were provided by Gold Banc and CountryBanc, Hovde assumed that such financial statements and/or projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Gold Banc and CountryBanc. Hovde assumed that the merger will be accounted for using the pooling of interests method of accounting. In rendering the fairness opinion, Hovde did not conduct a physical inspection of the properties and facilities of Gold Banc or CountryBanc and did not make or obtain any evaluations or appraisals of the assets or liabilities of Gold Banc or CountryBanc. In addition, Hovde noted that it is not expert in the evaluation of loan portfolios or allowances for loan, lease or real estate owned losses, and it assumed that the allowances for loan, lease and real estate owned losses (as currently stated or as adjusted for in connection with the Merger or otherwise) provided to it by CountryBanc and used by it in its analysis and in rendering its fairness opinion were in the aggregate adequate to cover all such losses. The fairness opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date the fairness opinion.

   The following is a summary of the analyses Hovde performed in rendering its fairness opinion. In connection with the preparation and delivery of the fairness opinion to the board of directors of CountryBanc, Hovde performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hovde. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

   Merger Value Analysis. Under the original agreement, the merger consideration payable to CountryBanc's stockholders was fixed at 7,971,589 shares of Gold Banc common stock. Under the first amendment to agreement and plan of reorganization dated January 19, 2000, the merger consideration payable to CountryBanc shall equal the right to receive Gold Banc common stock in a quantity equal to the greater of (i) 8,351,000 shares or (ii) shares equal to the quotient of $75,725,000 divided by the average market closing Gold Banc stock price. Hovde calculated the aggregate merger consideration, price-to-tangible book multiple, and deposit premium paid (defined as the merger value less the tangible book value of CountryBanc, divided by CountryBanc's core deposits), in the Merger using September 30, 1999 financial data for CountryBanc and the trading value of Gold Banc common stock as of the closing of trading on January 24, 1999. This analysis yielded an aggregate merger value of $75,725,000, a price-to-tangible book value multiple of 193.0%, a price-to-last twelve months' earnings multiple of 11.9x and a deposit premium of 9.0%.

   Comparable Company Analysis--Gold Banc. Using publicly available information, Hovde compared the financial performance and stock market valuation of Gold Banc with the following selected banking institutions with assets between $1 and $5 billion (the "Comparable Bank Group") deemed relevant by Hovde: Alabama National BanCorporation (AL), BancFirst Corporation (OK), Carolina First Corporation (SC), Century South Banks, Inc. (GA), City Holding Company, Inc. (WV), F&M Bancorp (MD), First Charter Corporation (NC), Greater Bay Bancorp (CA), Intrust Financial Corporation (KS), Local Financial Corporation (OK), Sandy Spring Bancorp, Inc. (MD), Sky Financial Group, Inc.
(OH), Susquehanna Bancshares, Inc. (PA) and WesBanco, Inc. (WV). Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity for the latest twelve month period ended September 30, 1999, of 0.97% and 13.02%, respectively, for Gold Banc and averages of 1.04% and 12.27%, respectively, for the Comparable Bank Group); the ratio of tangible equity to tangible assets (4.13% for Gold

Banc and an average of 7.66% for the Comparable Bank Group); the ratio of non-performing assets to total assets (0.37% for Gold Banc and an average of 0.38% for the Comparable Bank Group); current stock price to earnings for the latest twelve month period ended September 30, 1999, 2000 expected earnings (14.4x and 8.8x, respectively, for Gold Banc and an average of 14.2x, and 11.7x, respectively, for the Comparable Bank Group); and current stock price to tangible book value as of September 30, 1999 (274.8% for Gold Banc and an average of 192.1% for the Comparable Bank Group).

   Because of the inherent differences in the businesses, operations, financial conditions and prospects of CountryBanc, Gold Banc and the companies included in the Comparable Bank Group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between CountryBanc and the companies included in the Comparable Bank Group that would affect the trading values of the comparable companies.

   Comparable Transaction Analysis. Using publicly available information, Hovde reviewed certain terms and financial characteristics, including historical price-to-earnings ratio, the price-to-tangible book ratio, and the deposit premium paid in prior commercial banking institution merger or acquisition transactions. The comparable group ("Comparable Group") included transactions announced since January 1, 1995 with sellers located in Arkansas, Iowa, Kansas, Missouri, Nebraska or Oklahoma with assets between $100 million and $1 billion and deposits per branch between $15 million and $30 million. The Comparable Group included 19 transactions. The average price-to-last twelve months' earnings for the Comparable Group was 14.8x, and ranged from 9.1x to 20.8x. The average price-to-tangible book value for the Comparable Group was 223.4%, and ranged from 156.7% to 336.3%. The average deposit premium for the Comparable Group was 10.3%, and ranged from 5.1% to 15.3%.

   Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of CountryBanc, Gold Banc and the companies included in the Comparable Group, Hovde believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of rendering the fairness opinion. Hovde believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Merger which would affect the acquisition values of the acquired companies and CountryBanc.

   Discounted Terminal Value Analysis. Hovde estimated the present value of the CountryBanc common stock by assuming a range of discount rates from 13% to 15% and a 10% annual growth rate in earnings through 2004, starting with earnings of $6.86 million in 1999. In arriving at the value of CountryBanc's common stock, Hovde assumed an earnings growth rate of 3.0% from 2005 into perpetuity. This terminal value was then discounted, along with yearly cash flows for 1999 through 2004, to arrive at the present value for CountryBanc's common stock. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of CountryBanc common stock. This analysis and its underlying assumptions yielded a range of value for CountryBanc between $74.5 million and $90.9 million, compared to a total Merger Consideration of $75.7 million.

   Hovde is a nationally recognized investment banking firm. Hovde, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated April 8, 1999, and amended on September 8, 1999, between CountryBanc and Hovde, CountryBanc engaged Hovde to advise it with respect to a potential business combination with Gold Banc and, in the event a transaction was consummated with Gold Banc, agreed to pay to Hovde a fee in an amount equal to $400,000. The Hovde agreement also provides for CountryBanc to provide indemnification to Hovde and its affiliates against certain liabilities to which it may become subject to as a result of its services to CountryBanc under the agreement with Hovde, including liabilities under securities laws, as well as other specified conditions.

Opinion of Gold Banc's Financial Advisor

   U.S. Bancorp Piper Jaffray Inc. was retained by Gold Banc pursuant to an engagement letter dated September 9, 1999 to render its opinion to the Gold Banc board regarding the fairness, from a financial point of view, to Gold Banc of the consideration proposed to be paid by Gold Banc to CountryBanc's stockholders in the merger.

   U.S. Bancorp Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporation and other purposes. U.S. Bancorp Piper Jaffray was selected to prepare a fairness opinion based on its experience and expertise in transactions similar to the merger and its reputation in the financial services and investment banking industries in general and the community banking industry in particular. Except as set forth above, U.S. Bancorp Piper Jaffray has not otherwise acted as financial advisor to Gold Banc or the Gold Banc board in connection with the merger and did not participate in the discussions or negotiations with respect to the merger. U.S. Bancorp Piper Jaffray has acted as a manager of one underwriting of Gold Banc securities and provided certain financial advisory services to Gold Banc, and may provide other investment banking services for Gold Banc in the future. Neither the past or potential future services relate to or were a condition of U.S. Bancorp Piper Jaffray's delivery of its opinion. In the ordinary course of its business, U.S. Bancorp Piper Jaffray actively trades Gold Banc common stock for its own account and for the accounts of its customers, and, therefore, may from time to time hold a long or short position in such securities. U.S. Bancorp Piper Jaffray also provides research coverage for Gold Banc.

   On December 13, 1999, U.S. Bancorp Piper Jaffray delivered its oral opinion to members of senior management of Gold Banc (subsequently confirmed to Gold Banc's board by a written opinion dated as of the same date) to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, the consideration proposed to be paid by Gold Banc pursuant to the merger agreement was fair, from a financial point of view, to Gold Banc. A copy of the U.S. Bancorp Piper Jaffray opinion letter is attached to this document as Appendix C and is incorporated herein by reference.

   While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation as to the form or amount of the consideration to be exchanged by Gold Banc in the merger, which was determined through negotiations between CountryBanc and Gold Banc. The U.S. Bancorp Piper Jaffray opinion, which was delivered for use by the Gold Banc board, is directed only to the fairness to Gold Banc, from a financial point of view, of the proposed consideration to be paid by Gold Banc in connection with the merger, does not address the value of a share of Gold Banc common stock, does not address Gold Banc's underlying business decision to participate in the merger and does not constitute a recommendation to any Gold Banc stockholder as to how such stockholder should vote with respect to the merger. U.S. Bancorp Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder. However, U.S. Bancorp Piper Jaffray has consented to the use of its name in this joint proxy statement/prospectus and the inclusion of its opinion as Appendix C.

   U.S. Bancorp Piper Jaffray was not advised by Gold Banc, CountryBanc or their respective legal counsel concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Gold Banc or CountryBanc or their affiliates are parties or may be subject and undertook no analysis independent thereof. Accordingly, U.S. Bancorp Piper Jaffray's opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

   The summary of the U.S. Bancorp Piper Jaffray opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Gold Banc stockholders are urged to read the opinion in its entirety for a complete description of the assumptions made, matters considered and limits of the review undertaken.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of Gold Banc and CountryBanc and material prepared in connection with the merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following:

     1. the merger agreement;

     2. information relative to the business, financial condition and operations of Gold Banc and CountryBanc furnished by management of Gold Banc and CountryBanc, respectively;

     3. certain pro forma internal financial planning information for CountryBanc and Gold Banc furnished by management of Gold Banc;

     4. certain financial and securities data of Gold Banc;

     5. to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant;

     6. publicly available information relative to Gold Banc; and

     7. certain financial and securities data of companies deemed similar to Gold Banc or representative of the business sector in which Gold Banc operates.

In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of management of CountryBanc and Gold Banc concerning the respective financial conditions, current operating results and business outlooks of CountryBanc and Gold Banc, including the prospects for the combined companies and any potential operating efficiencies and synergies which may arise from the merger.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. U.S. Bancorp Piper Jaffray relied upon the assurances of Gold Banc and CountryBanc management that the information provided by Gold Banc and CountryBanc had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray relied, without independent verification, on the assessments by management of Gold Banc of the amount and timing of potential cost savings and other synergies realizable as a result of the merger and assumed that the merger would be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of Gold Banc or CountryBanc and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by Gold Banc on the scope of U.S. Bancorp Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Gold Banc common stock may trade at any future time or the potential value of shares of CountryBanc stock at any future time. The U.S. Bancorp Piper Jaffray opinion is based upon information available to U.S. Bancorp Piper Jaffray as of December 9, 1999, and the facts and circumstances as they existed and were subject to evaluation on that date. Events occurring, or facts and circumstances or economic, market and other conditions becoming available for evaluation after such date could materially affect the assumptions used in preparing the opinion.

   U.S. Bancorp Piper Jaffray performed certain financial and comparative analyses, including those summarized below, which it discussed with members of senior management of Gold Banc on December 13, 1999. U.S. Bancorp Piper Jaffray also prepared and delivered to the Gold Banc board certain written materials containing various analyses and other information relevant to the opinion. The analyses referred to below were made in connection with rendering the opinion.

   Selected Market Information. U.S. Bancorp Piper Jaffray reviewed certain stock trading characteristics of Gold Banc common stock, including stock price and volume comparisons for periods ending December 9, 1999. U.S. Bancorp Piper Jaffray also analyzed the per share price and aggregate transaction value based on the exchange ratio and other terms set forth in the merger agreement.

   Pro Forma Analysis. U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma effects of the merger on Gold Banc's earnings per share, book value per share and tangible book value per share for the years ending December 31, 1999, 2000 and 2001. This analysis assumed no synergies for the year ending December 31, 1999 given the timing of the consummation of the merger, and considered the expected synergies for the years ending December 31, 2000 and 2001. In this analysis, Gold Banc's internal projected pre-merger earnings per share, book value per share and tangible book value per share were compared to the internal projected post-merger earnings per share, book value per share and tangible book value per share reflecting the addition of CountryBanc's earnings as well as certain other pro forma changes. The analysis with synergies was based on internal projections for CountryBanc provided by Gold Banc's management. No analysis was performed on a "without synergies" basis because the necessary pro forma financial information with respect to CountryBanc was not available. The projected earnings per share, book value per share and tangible book value per share for the combined entities were then compared to Gold Banc's projected earnings per share, book value per share and tangible book value per share over the same periods on a stand alone basis. Based on the issuance of a fixed number of 7,971,589 shares of Gold Banc common stock for all of CountryBanc's outstanding capital stock, this analysis indicated that, with expected synergies, the merger would be accretive to Gold Banc's projected earnings per share, tangible book value and book value in 1999, 2000 and 2001.

   Contribution Analysis. U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma contribution of Gold Banc to the combined company for the years ended December 31, 1997 and 1998 and the years ending December 31, 1999 through 2001. For these periods, U.S. Bancorp Piper Jaffray analyzed Gold Banc's expected contribution, with expected synergies from the merger, to the pro forma net income, tangible book value and book value of the combined entity. This analysis shows that Gold Banc would have contributed 60.6%, 67.1%, and 63.5% to combined net income, tangible book value and book value, respectively, in fiscal 1997 and 61.3%, 66.0% and 64.6% to combined net income, tangible book value and book value, respectively, in fiscal 1998. In fiscal 1999, where no synergies are expected due to timing of the consummation of the merger, the Gold Banc contribution is estimated to be 65.9%, 58.8% and 63.3% of combined net income, tangible book value and book value, respectively. In fiscal 2000, taking into account the expected synergies, the Gold Banc contribution is estimated to be 65.9%, 62.7% and 65.2% of combined net income, tangible book value and book value, respectively. In fiscal 2001, taking into account the expected synergies, the Gold Banc contribution is estimated to be 67.4%, 65.5% and 67.0% of combined net income, tangible book value and book value, respectively. Assuming the issuance of 7,971,589 shares of Gold Banc common stock for all of CountryBanc's outstanding capital stock, Gold Banc stockholders will account for approximately 68.4% of the combined companies' equity on a fully diluted basis.

   Discounted Implied Dividend Analysis. Using a discounted implied dividend analysis, U.S. Bancorp Piper Jaffray calculated a range of theoretical per share values for CountryBanc based on the net present value of: (1) CountryBanc's implied annual dividend income through 2004, subject to a constraint of maintaining a minimum ratio of tangible equity to tangible assets of 6.5%, and (2) a terminal value for CountryBanc in 2004 calculated based upon a multiple of net income. The projected financial data for CountryBanc utilized by U.S. Bancorp Piper Jaffray in this analysis for 2000 through 2002 was prepared by Gold Banc management, and for 2003 and 2004 was derived using growth estimates provided by Gold Banc management. Both sets of projected financial data incorporated expected synergies. U.S. Bancorp Piper Jaffray calculated the range of net present values for CountryBanc based on a range of discount rates of 13% to 17% and a range of terminal value multiples of forecasted 2004 net income of 10x to 14x. This analysis yielded a range of estimated net present values for CountryBanc of approximately $85,674,000 to $125,255,000 taking into account the expected synergies relating to the merger.

   Comparable Merger and Acquisition Analysis. U.S. Bancorp Piper Jaffray reviewed selected transactions involving acquired companies deemed comparable to CountryBanc that have been completed from January 1, 1997 to December 9, 1999 where the target was privately held, was 100% acquired, was located in the Midwest region of the United States, and had total assets between $300 million and $1 billion. This analysis was based on publicly available information obtained from press releases, industry and popular press reports, databases and other sources. This search yielded 14 comparable transactions. Based on its analysis of the comparable transactions, U.S. Bancorp Piper Jaffray derived the mean, median and ranges of various multiples for the comparable transaction group and compared such multiples to CountryBanc's comparable multiples. The comparable transaction group's mean and median deal value/assets multiples of 0.20x and 0.20x, and a range of 0.05x to 0.28x, were compared with CountryBanc's multiple of 0.14x; the mean and median deal value/book value multiples of 2.64x and 2.63x, and range of 0.70x to 4.26x, were compared with CountryBanc's multiple of 1.44x; the mean and median deal value/tangible book value multiples of 2.91x and 2.91x, and range of 0.72x to 4.51x, were compared with CountryBanc's multiple of 1.84x; and the mean and median deal value/latest twelve months net income of 22.00x and 20.58x, and range of 7.80x to 58.77x, were compared with CountryBanc's multiple of 10.96x.

   Comparable Company Analysis. U.S. Bancorp Piper Jaffray reviewed information relating to 8 publicly traded companies involved in the banking industry where the company had total assets of approximately $1.5 billion to $3 billion and was located in the Midwest region of the United States. Share pricing for the publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, U.S. Bancorp Piper Jaffray derived mean and median return on average assets of 1.22% and 1.30%, and a range of 0.62% to 1.62% (compared to 0.97% for Gold Banc); mean and median return on average equity of 13.87% and 12.55%, and a range of 11.24% to 19.10% (compared to 13.02% for Gold Banc); mean and median leverage ratios of 9.82% and 10.74%, and a range of 4.80% to 12.75% (compared to 7.40% for Gold Banc); mean and median total capital ratios of 16.31% and 14.38%, and a range of 8.00% to 27.91% (compared to 10.59% for Gold Banc); and mean and median efficiency ratios of 55.41% and 57.28%, and a range of 40.37% to 70.73% (compared to 62.99% for Gold Banc). U.S. Bancorp Piper Jaffray also derived mean and median latest twelve months price to earnings multiples of 14.13x and 14.65x, and a range of 8.85x to 21.83x (compared to a multiple of 11.84x for Gold Banc); mean and median price to estimated calendar 1999 earnings multiples of 13.34x and 13.91x, and a range of 8.64x to 18.02x (compared to a multiple of 10.84x for Gold Banc); mean and median price to estimated calendar 2000 earnings multiples of 11.75x and 11.82x, and a range of 8.42x to 16.85x (compared to a multiple of 8.65x for Gold Banc); mean and median price to book value multiples of 1.78x and 1.73x, and a range of 1.11x to 2.37x (compared to a multiple of 1.71x for Gold Banc); and mean and median price to tangible book value multiples of 1.85x and 1.85x, and a range of 1.14x to 2.37x (compared to a 2.54x multiple for Gold Banc).

   In reaching its conclusions as to the fairness to Gold Banc of the consideration to be paid by Gold Banc in the merger and in its presentation to members of senior management of Gold Banc, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the opinion. The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Gold Banc, CountryBanc or the merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of such companies.

   For acting as financial advisor to Gold Banc in connection with the merger, Gold Banc has agreed to pay U.S. Bancorp Piper Jaffray a fee of $150,000. Gold Banc has also agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray, not to exceed $15,000 without Gold Banc's approval, and to indemnify

U.S. Bancorp Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of U.S. Bancorp Piper Jaffray by Gold Banc. The fees payable to U.S. Bancorp Piper Jaffray are not contingent upon consummation of the merger.

   Timing of Opinion. U.S. Bancorp Piper Jaffray issued its fairness opinion on December 13, 1999 when the merger consideration payable to CountryBanc's stockholders under the original merger agreement was fixed at 7,971,589 shares of Gold Banc common stock. Under the first amendment to the merger agreement, which was signed on January 19, 2000, the merger consideration payable to CountryBanc's stockholders increased to the greater of 8,351,000 shares or shares with an average market closing price of $75,725,000 as described herein. The Board of Directors of Gold Banc did not consider it necessary to obtain an update of the fairness opinion.

Operations And Management After the Merger

   At the effective time of the merger, the separate corporate existence of CountryBanc will terminate as it merges with and into Gold Banc Acquisition Corporation XII. The Articles of Incorporation and Bylaws of Gold Banc Acquisition Corporation XII as in effect immediately prior to the effective time shall be and remain the Articles of Incorporation and Bylaws of the surviving corporation from and after the effective time until amended as provided by law. The officers and directors of Gold Banc Acquisition Corporation XII will become the officers and directors of the surviving corporation from and after the effective time of the merger.

   CountryBanc will receive assistance in bringing new methods and systems to the bank. Gold Banc also expects to enhance the net interest margin and non-interest income of CountryBanc by expanding the products and services offered.

   Gold Banc will analyze CountryBanc's operations for potential efficiencies. Gold Banc anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation. The extent to which operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities.

   The board of directors of Gold Banc will consist of the seven present Gold Banc directors. In addition, Don C. McNeill, a present director of CountryBanc, will become a director of Gold Banc. No changes will be made to Gold Banc's management in connection with the merger.

Federal Securities Laws Consequences

   The shares of Gold Banc to be issued pursuant to the merger have been registered under the Securities Act of 1933. The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by stockholders of CountryBanc who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of CountryBanc and who do not become affiliates of Gold Banc. The shares of Gold Banc common stock to be issued to affiliates of CountryBanc may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act.

Resale of Gold Banc Common Stock

   The shares of Gold Banc common stock issued pursuant to the merger will be freely transferable under the Securities Act, except that shares received by an affiliate of CountryBanc may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. It is a condition to the obligations of Gold Banc to consummate the merger that CountryBanc shall deliver to Gold Banc an affiliate letter from each affiliate in the form attached to the merger agreement.

   An affiliate letter will constitute an agreement by each affiliate of CountryBanc with Gold Banc to the effect that such affiliate: (a) will not sell, transfer or otherwise dispose of any shares of Gold Banc common stock issued to such a person in connection with the merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act, and (b) has not made or will not make any disposition or other reduction of such person's risk relative to any Gold Banc or CountryBanc stock during the period commencing 30 days prior to the effective time of the merger and ending at such time as the financial results covering at least 30 days of post-merger combined operations have been published by Gold Banc. The "affiliates" of Gold Banc are also subject to the restrictions referred to in clause (a) during such risk-sharing period.

Fees And Expenses of the Merger

   Each party is responsible for its own expenses in connection with the merger.

Accounting Treatment; Restrictions on Sales by Affiliates

   It is intended that the merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of CountryBanc will be carried forward to the consolidated financial statements of Gold Banc at their recorded amounts and the consolidated earnings of CountryBanc will be included in the earnings of Gold Banc.

   To ensure that the merger will qualify as a pooling of interests, each person who is an "affiliate" (as defined in Rule 144 adopted under the Securities Act) of CountryBanc at the time the merger agreement is submitted for the approval of CountryBanc's stockholders will agree in writing not to sell, pledge, transfer or otherwise dispose of, or reduce such stockholder's risk relative to, any shares of Gold Banc common stock until financial results covering at least 30 days of combined operations of Gold Banc and CountryBanc have been published. Pursuant to the merger agreement, Gold Banc has agreed to publish such results as soon as practicable after the effective time of the merger.

Federal Income Tax Consequences

   The following discussion is based upon the provisions of the Internal Revenue Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Stinson, Mag & Fizzell, P.C. The opinion of Stinson, Mag & Fizzell, P.C. will be based upon certain assumptions and representations by the management of each of CountryBanc and Gold Banc and by certain holders of the outstanding CountryBanc capital stock. A ruling from the Internal Revenue Service concerning the tax consequences of the merger will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their CountryBanc capital stock pursuant to the exercise of an employee option or otherwise as compensation. The discussion also assumes that the shares of CountryBanc capital stock are held as capital assets by the stockholders of CountryBanc.

   In the opinion of Stinson, Mag & Fizzell, P.C., the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D)of the Internal Revenue Code. Consequently:

     1. No gain or loss will be recognized by the stockholders of CountryBanc who exchange all of their CountryBanc capital stock solely for Gold Banc common stock pursuant to the merger. Gain or loss may be recognized by stockholders of CountryBanc with respect to cash received in lieu of a fractional share interest in Gold Banc common stock.

     2. The tax basis of Gold Banc common stock received by the stockholders of CountryBanc in the merger will equal the tax basis of capital stock exchanged therefor, adjusted to reflect the impact of the payments of cash for fractional share interests in Gold Banc common stock.

     3. The holding period of Gold Banc common stock received by the stockholders of CountryBanc in the merger will include the holding period of CountryBanc capital stock exchanged therefor.

   The federal income tax discussion set forth above is included for general information only. Each CountryBanc stockholder should consult his or her own tax advisor as to the specific tax consequences of the merger to him or her, including the application and effect of federal, state and local and other tax laws.

Interests of CountryBanc's Management and Directors in the Merger

   You should be aware that certain members of CountryBanc's management and board of directors have certain interests in the merger that differ from, and are in addition to, your interests. Generally, these interests, which are described below, may present these individuals with potential conflicts of interest. Gold Banc was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger.

   Employment Agreements with CountryBanc. In conjunction with entering into the merger agreement and with the approval of Gold Banc, effective October 18, 1999, CountryBanc renewed its employment agreement with Michael R. Sterkel, the President of CountryBanc's principal subsidiary, People First Bank and an Executive Vice President of CountryBanc, and entered into a new employment agreement with Ralph Frederickson, an Executive Vice President of People First Bank. Mr. Sterkel's Employment Agreement is for a term of two years and provides for a base salary of $150,000 per year plus an opportunity for a performance bonus not to exceed 50% of his base salary. Mr. Frederickson's Employment Agreement is also for a term of two years and provides for a base salary of $125,000 plus the opportunity for a performance bonus not to exceed 50% of his base salary. The performance bonus for both Mr. Sterkel and Mr. Frederickson is to be determined by CountryBanc's board of directors based upon the attainment of specific objectives under CountryBanc's budget. In addition, both Mr. Sterkel and Mr. Frederickson's employment agreement provides for an automobile allowance and the reimbursement of reasonable out-of-pocket expenses incurred in connection with their duties.

   In conjunction with the acquisition of American Heritage on January 7, 2000, CountryBanc entered into employment agreements with Joe Williams and Doug Tippens, the President and Executive Vice President of American Heritage Bank. Both of these employment agreements are for a one-year term and automatically renew for successive one-year terms unless notice is provided by either CountryBanc or the executive of its or his desire to terminate the agreement.

   Mr. Williams' employment agreement provides for a base salary of $150,000 plus a bonus opportunity. Mr. Tippens' employment agreement provides for a base salary of $137,500 plus a bonus opportunity. Bonuses are to be determined based upon American Heritage Bank's attainment of performance objectives to be mutually agreed upon by the executive and CountryBanc. In addition to the base salary provisions, both Mr. Williams and Mr. Tippens' employment agreements provide for a retention bonus to be paid at the time each agreement is entered into. In the event either Mr. Williams or Mr. Tippens voluntarily terminates his employment with American Heritage Bank prior to the first anniversary of the effective date of his employment agreement, he is required to refund a ratable portion of the retention bonus.

   CountryBanc has also signed retention bonus agreements with a number of its and People First Bank's key employees, including Ralph Frederickson and Keith Schwandt. The agreements provide that upon a change of control which becomes effective prior to December 31, 2000, the employee (subject to the employee not voluntarily terminating his or her employment) will be entitled to receive certain payments. Specifically, within ten days after the effective date of a change of control, CountryBanc or its successor, is to pay one-third of the "bonus amount" to the employee. The remaining two-thirds of the bonus amount is to be paid to the employee nine months following the effective date of the change of control by CountryBanc or its successor. In the event the employee's employment with CountryBanc or its successor is terminated prior to the expiration of the nine-month period (a) by CountryBanc or its successor under circumstances which do not constitute a termination for cause or (b) by the employee under circumstances which do not constitute "good reason", then CountryBanc or its successor is required to pay to the employee two-thirds of the bonus amount within ten days after the employee's termination. The bonus amount for Ralph Frederickson and Keith Schwandt under their retention bonus agreements is $175,000 and $75,000, respectively.

   The merger agreement provides that Gold Banc is to indemnify the present directors, officers and employees of CountryBanc and its subsidiaries for any damages incurred by such person in connection with any action arising out of actions or omissions occurring prior to the closing of the merger to the full extent permitted under Oklahoma law and by CountryBanc's Certificate of Incorporation and Bylaws as in effect on October 22, 1999. Under the terms of the merger agreement, Gold Banc is required to maintain in effect for a period of not less than three years following the closing of the merger, the current directors and officers' liability insurance maintained by CountryBanc or, at its option, may substitute a policy of at least equivalent coverage.

   In addition to the foregoing, in conjunction with entering into the merger agreement on October 22, 1999, Gold Banc agreed to request its directors to appoint Don McNeill as a director of Gold Banc and, upon the expiration of his initial term, to nominate Mr. McNeill to serve for an additional three-year term as a director of Gold Banc.

Dissenters' Rights

   Under the applicable Kansas law, Gold Banc stockholders do not have dissenters' rights with respect to the merger.

   Under Section 1091 of the Oklahoma General Corporation Act ("OGCA"), holders of record of CountryBanc capital stock whose shares are acquired in the merger will have the right to exercise dissenters' appraisal rights. Holders of record of CountryBanc capital stock who object to the merger in writing and who follow the procedures prescribed by Section 1091 will be entitled to receive a cash payment equal to the value of the CountryBanc capital stock held by them in lieu of receiving the consideration proposed under the merger agreement. Set forth below is a summary of the procedures that holders of CountryBanc capital stock must follow in order to exercise dissenters' appraisal rights. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1091, a copy of which, as of the date hereof, is attached hereto as Appendix D and is incorporated herein by reference.

   A stockholder of CountyBanc whose shares are to be acquired in the merger and who desires to dissent from the merger pursuant to Section 1091 of the OGCA and receive cash payment for his or her shares must comply with each of the following conditions and requirements:

     1. The stockholder must deliver to CountryBanc, before the taking of the vote on the merger, a written demand for appraisal of such stockholder's shares. Such demand should be delivered or mailed in time to arrive before the vote to be taken at the CountryBanc special stockholders meeting, to CountryBanc at 1601 S.E. 19th Street, Edmond, Oklahoma, 73013 to the attention of David Phillips. The written demand must be made in addition to, and separate from, any proxy or vote against approval of the merger. Neither a proxy vote against, nor a vote at the CountryBanc special stockholders meeting against, nor a failure to vote for, nor abstaining from voting on the merger will constitute the required written demand.

     2. The stockholder must not vote by proxy or in person in favor of approval of the merger. A stockholder who executes and returns an unmarked proxy will have his or her shares of CountryBanc capital stock voted in favor of the merger and cannot exercise any rights as a dissenting stockholder. A stockholder who abstains from voting by marking a proxy "abstain" or by otherwise not voting can exercise dissenters' rights. The failure of a stockholder to vote at the CountryBanc special stockholders meeting will not constitute a waiver of his or her rights as a dissenting stockholder.

   Within 10 days after the consummation of the merger, CountryBanc must mail to any dissenting stockholder who has complied with the two conditions described above written notice that the merger has become effective.

   Within 120 days after the consummation of the merger, either CountryBanc or any dissenting stockholder may file a petition with the district court demanding a determination of the value of the stock of all dissenting stockholders of CountyBanc. Any dissenting stockholder may, at any time within 60 days after the consummation of the merger, withdraw the demand for appraisal and accept the terms of the merger agreement. Dissenting stockholders are entitled to receive from CountryBanc, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

   If such an action is commenced, CountryBanc would be required to file with the court a certified list containing the names and addresses of all dissenting stockholders. If so ordered by the court, the clerk of the court would then give notice of the time and place fixed for the hearing on the petition by registered or certified mail to CountryBanc and to all dissenting stockholders. Such notice would also be published in a newspaper of general circulation in Oklahoma City, Oklahoma or such other publication as the court deems advisable.

   At the hearing, the court would determine the stockholders who have perfected their dissenters' rights and may require them to submit their stock certificates to the court clerk for notation thereon of the pendency of the appraisal proceedings, and may dismiss the proceedings with respect to any dissenting stockholder who fails to comply with that order. The court would then, taking into account all relevant factors, determine the fair value of the stock of all of the dissenting stockholders exclusive of any element of value arising from the accomplishment or expectation of the merger, and order its payment to the dissenting stockholders, together with a fair rate of interest, if any, to be paid upon such amount. Discovery and other pretrial proceedings would be conducted to the extent permitted by the court in its discretion. Interest may be simple or compound as the court may direct. Court costs would be imposed upon the parties as the court directs. Upon application of any dissenting stockholder, the court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceedings, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against all of the shares entitled to an appraisal.

   Any stockholder who has duly demanded appraisal in compliance with Section 1091 of the OGCA will not, after the consummation, be entitled to vote for any purpose the shares of stock subject to such demand or to receive payment of dividends or other distributions with respect to the shares held by such holder, except for dividends or distributions payable to stockholders of record at a date prior to the consummation of the merger.

   A demand for appraisal must be made by or for and in the name of the stockholder of record as such stockholder's name appears on the stockholder's stock certificates. Such demand cannot be made by the beneficial owner if the stockholder does not also hold the shares of record. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

   A record owner who holds stock as a nominee for others, may exercise the right of appraisal with respect to the shares held for all or less than all beneficial owners of shares held by the record owner. In such cases, the written demand must set forth the number of shares as to which appraisal is sought. If the number of shares as to which appraisal is sought is not expressly mentioned, the demand will be presumed to cover all shares of stock outstanding in the name of such record owner.

   Stockholders who have elected to dissent are bound by their election unless they withdraw their demand within 60 days after the consummation of the merger and may not thereafter withdraw their election and receive Gold Banc common stock without the written consent of CountryBanc.

   The foregoing summary does not purport to be a complete statement of the appraisal rights of dissenting stockholders, and is qualified in its entirety by reference to the applicable provisions of Section 1091 of the OGCA, which are reproduced in full as Appendix D to this joint proxy statement/prospectus.

Conditions to the Merger

   The merger is conditioned upon the fulfillment prior to the closing of certain conditions set forth in the merger agreement, including the following:

  . Approval of the merger agreement by the holders of a majority of all the outstanding shares of CountryBanc Class A common stock;

  . Approval of the merger agreement by the holders of a majority of all the outstanding shares of Gold Banc common stock;

  . The accuracy of the representations of Gold Banc and CountryBanc made in the merger agreement and the performance of their respective obligations thereunder;

  . The absence of a material adverse change since October 22, 1999, affecting the financial condition, properties, assets, liabilities, rights or business of Gold Banc, CountryBanc or their subsidiaries;

  . On the closing date of the merger, the total equity capital of CountryBanc, on a consolidated basis, is not less than $49.734 million, and the reserve for loan and lease losses of CountryBanc, on a consolidated basis, is not less than $5.454 million, and the total indebtedness of CountryBanc, on a parent-only basis, is not in excess of $4.5 million (excluding certain loan loss reserves and bond losses recorded in the 4th quarter of 1999 by CountryBanc);

  . The receipt by Gold Banc and CountryBanc of an opinion from Stinson, Mag & Fizzell, P.C. relating to certain tax matters;

  . The receipt by Gold Banc of certain tax representations from CountryBanc and holders of more than 10% of the outstanding CountryBanc common stock;

  . The receipt by Gold Banc of an opinion from McAfee & Taft as to certain corporate matters regarding CountryBanc;

  . The receipt by CountryBanc of an opinion from Stinson, Mag & Fizzell P.C. as to certain corporate matters regarding Gold Banc;

  . The receipt by Gold Banc of an opinion from KPMG, LLP that the transaction will qualify for pooling of interests accounting treatment;

  . The receipt by Gold Banc of a letter from Arthur Andersen LLP stating that CountryBanc is eligible to participate in a pooling of interests transaction with Gold Banc;

  . The receipt by Gold Banc of an affiliate letter from each person who is an "affiliate" of CountryBanc at the time the merger agreement is submitted for approval of the stockholders of Gold Banc;

  . The absence of any pending or threatened litigation that could reasonably result in restraining, enjoining or prohibiting consummation of the merger;

  .  The receipt of necessary regulatory approvals;

  . The receipt by CountryBanc of an opinion from Hovde Financial, Inc. stating that, in the opinion of such firm, the exchange ratio is fair, from a financial point of view, to the stockholders of CountryBanc;

  . The Registration Statement to register the shares of Gold Banc to be received by stockholders of CountryBanc in the merger shall be effective and comply with all relevant laws;

  . The Gold Banc stock to be issued in the merger shall be approved and authorized for quotation on Nasdaq; and

  . Gold Banc and CountryBanc shall have received from Arthur Andersen LLP a written calculation of all severance payments payable by CountryBanc, certification that such calculation was done according to the proper plan or agreement and an opinion that all such severance payments are tax deductible.

Regulatory Approval

   Pursuant to Section 3(a)(5) of the Bank Holding Company Act, the merger is subject to the approval of the Federal Reserve System. Gold Banc filed on December 9, 1999, an application for approval with the Federal Reserve Bank of Kansas City. Gold Banc expects to receive a decision from the Federal Reserve Bank by February 11, 2000. No other regulatory approvals are required in order to consummate the merger.

Conduct of Business Pending the Merger

   Until either the merger is completed or the merger agreement is terminated, Gold Banc and CountryBanc have agreed to carry on their business in the usual, regular and ordinary course in substantially the same manner as they conducted prior to the execution of the merger agreement. CountryBanc has agreed to certain limitations on their ability to engage in material transactions. Among those limitations, CountryBanc has agreed, subject to certain exceptions, to refrain from:

  .  Amending its certificates of incorporation or bylaws;

  . Making any capital expenditure or entering into any material contract or commitment (except loan commitments) in excess of $25,000;

  . Making any single loan or commitment for a loan in an amount greater than $500,000;

  . Acquiring a substantial equity interest in or substantial portion of the assets in any business or entity that would be material; or

  . Entering into, modifying, amending, renewing or terminating any material contract, agreement or lease for goods, services or office space.

  . Declaring or paying any dividend or making any other distribution in respect of any capital stock or of other beneficial interest in CountryBanc or its subsidiaries, other than dividends paid by its subsidiaries to CountryBanc in order to satisfy preexisting obligations;

  .  Making any material acquisitions or distributions; or

  . Incurring or guaranteeing any debts outside of the ordinary course of business.

   The restrictions described above do not apply to those actions necessary for CountryBanc to consummate its acquisition of American Heritage.

No Solicitation

   The merger agreement provides that, unless and until the merger agreement has been terminated, neither CountryBanc nor any of its subsidiaries will directly or indirectly solicit or encourage or hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the transfer of all or a substantial portion of the business, assets or stock of CountryBanc, except that to the extent required by the fiduciary obligations of the board of directors of CountryBanc, it may provide information in response to an unsolicited request and participate in negotiations regarding any such unsolicited proposal. CountryBanc is required to promptly advise Gold Banc of the receipt of, and the substance of, any such proposal or inquiry.

Waiver and Amendment

   Prior to or at the effective time of the merger, any provision of the merger agreement, including, without limitation, the conditions to consummation of the merger, may be (a) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (b) amended at any time by written agreement of the parties, whether before or after approval of the merger agreement by the stockholders of CountryBanc and Gold Banc. However, no such amendment or modification may, after the stockholder approval, alter the amount or change the form of the consideration or alter or change any of the terms of the merger agreement if such alteration or change would adversely affect the holders of CountryBanc's capital stock. It is anticipated that a condition to consummate the merger would be waived only in those circumstances where the board of directors of CountryBanc and Gold Banc, as the case may be, deems such waiver to be in the best interests of CountryBanc and Gold Banc and their respective stockholders.

Termination of the Merger Agreement

   The merger agreement and the merger may be terminated at any time prior to the closing date, provided that the terminating party is not then in material breach of the merger agreement, by:

     a. The mutual consent of Gold Banc and CountryBanc;

     b. Gold Banc or CountryBanc if the merger has not been consummated by April 30, 2000 unless CountryBanc, at its sole discretion, extends the deadline, which may be extended to June 29, 2000;

     c. Gold Banc, if any regulatory approval shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     d. Gold Banc or CountryBanc if the other party has materially breached the merger agreement and has not cured such breach within 30 days of notice of the breach or the closing date, whichever is earlier;

     e. CountryBanc if it receives an unsolicited acquisition proposal from another party that the CountryBanc board of directors believes is superior to the merger;

     f. Gold Banc if CountryBanc enters into an agreement to be acquired by another party or if CountryBanc board of directors or a committee of the board of directors approves such a transaction to be acquired by another party;

     g. Gold Banc or CountryBanc if any of the conditions precedent of the party terminating are not fulfilled and cannot be fulfilled on or prior to the closing date;

     h. Gold Banc or CountryBanc if there exists any material inaccuracy, material misrepresentation or material breach of a representation or warranty made by the other party; or

     i. Gold Banc or CountryBanc if the stockholders of CountryBanc or Gold Banc fail to vote their approval of the merger.

   If the merger agreement is terminated for the reasons described in clauses
(e) or (f) above, CountryBanc must pay Gold Banc a termination fee of $2.5 million.

Effective Time

   It is presently anticipated that the effective time of the merger will occur sometime during the first quarter of 2000, but no assurance can be given to that effect.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

          Gold Banc Corporation, Inc. and CountryBanc Holding Company

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc and CountryBanc giving effect to the merger using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements of CountryBanc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 72.

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the merger was effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the merger as if it had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc and CountryBanc are substantially comparable.

   The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

          GOLD BANC CORPORATION, INC. AND COUNTRYBANC HOLDING COMPANY

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                               September 30, 1999
                                 (In thousands)

           Assets              Gold Banc   CountryBanc (4)  Dr             Cr         Pro Forma
           ------              ----------  --------------- -----          -----       ----------
Cash and due from banks......  $   39,935       12,567                    5,300(3)(4) $   47,202
Federal funds sold and
 interest-bearing deposits...      21,255        4,667                                    25,922
                               ----------      -------                                ----------
   Total cash and cash
    equivalents..............      61,190       17,234                                    73,124
                               ----------      -------                                ----------
Investment securities:
 Held-to-maturity............          25        8,317                    8,317(2)            25
 Available-for-sale..........     257,593      107,653     8,317(2)          81(2)       373,482
 Trading securities..........       4,873          --                                      4,873
                               ----------      -------                                ----------
   Total investment
    securities...............     262,491      115,970                                   378,380
                               ----------      -------                                ----------
Mortgage and student loans
 held for sale, net..........      50,506          --                                     50,506
Loans, net...................     806,930      360,170                                 1,167,100
Premises and equipment, net..      31,415       15,438                                    46,853
Goodwill, net................      29,383       10,798                                    40,181
Accrued interest and other
 assets......................      36,747       10,631                                    47,378
                               ----------      -------                                ----------
   Total assets..............  $1,278,662      530,241                                $1,803,522
                               ==========      =======                                ==========
Liabilities and Stockholders'
           Equity
-----------------------------
Liabilities:
 Deposits....................  $  967,295      455,532                                $1,422,827
 Securities sold under
  agreements to repurchase...      61,176          --                                     61,176
 Federal funds purchased and
  other short-term
  borrowings.................      20,625        3,603                                    24,228
 Guaranteed preferred
  beneficial interests in
  Company's debentures.......      66,300          --                                     66,300
 Long-term debt..............      62,640       15,090                                    77,730
 Accrued interest and other
  liabilities................      10,336        5,985     1,231(2)(3)(4)                 15,090
                               ----------      -------                                ----------
   Total liabilities.........   1,188,372      480,210                                 1,667,351
                               ----------      -------                                ----------
Stockholders' equity:
 Preferred stock, no par
  value; 50,000,000 shares
  authorized; no shares
  issued at September 30,
  1999.......................         --             5         5(1)                          --
 Common stock, $1 par value;
  50,000,000 shares
  authorized; 17,181,618
  shares issued and
  outstanding at
  September 30, 1999
  (25,532,618 pro forma).....      17,182           16        16(1)       8,351(1)        25,533
 Additional paid-in capital..      29,200       29,241     8,330(1)                       50,111
 Retained earnings...........      46,386       21,695     4,100(3)(4)                    63,981
 Accumulated comprehensive
  income (loss), net.........      (2,281)        (926)       50(2)                       (3,257)
 Unearned compensation.......        (197)         --                                       (197)
                               ----------      -------                                ----------
   Total stockholders'
    equity...................      90,290       50,031                                   136,171
                               ----------      -------                                ----------
     Total liabilities and
      stockholders' equity...  $1,278,662      530,241                                $1,803,522
                               ==========      =======                                ==========

--------
(1) Entry to reflect merger of CountryBanc Holding Company through exchange of stock. Exchange ratio used: 4.844 to one.
(2) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.
(3) Gold Banc and CountryBanc estimate they will incur direct transaction costs of approximately $3.5 million associated with the merger. These costs consist primarily of investment banking, legal, accounting, printing and severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.
(4) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total equity of $9.8 million and year-to-date earnings of $1.1 million. The companies incurred direct transaction costs of approximately $1.8 million associated with the merger.

          GOLD BANC CORPORATION, INC. AND COUNTRYBANC HOLDING COMPANY

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                               December 31, 1998
                                 (In thousands)

                                      CountryBanc
         Assets           Gold Banc       (3)      Dr       Cr      Pro Forma
         ------           ----------  ----------- -----    -----    ----------
Cash and due from banks.. $   36,305     21,359                     $   57,664
Federal funds sold and
 interest-bearing
 deposits................     62,798     11,663                         74,461
                          ----------    -------                     ----------
   Total cash and cash
    equivalents..........     99,103     33,022                        132,125
                          ----------    -------                     ----------
Investment securities:
 Held-to-maturity........         63      6,374       5(2) 6,379(2)         63
 Available-for-sale......    225,606    109,239   6,379(2)             341,224
 Trading securities......      3,851        --                           3,851
                          ----------    -------                     ----------
   Total investment
    securities...........    229,520    115,613                        345,138
                          ----------    -------                     ----------
Mortgage and student
 loans held for sale,
 net.....................      5,425        --                           5,425
Loans, net...............    717,939    350,260                      1,068,199
Premises and equipment,
 net.....................     26,183     15,396                         41,579
Goodwill, net............     13,328      9,594                         22,922
Accrued interest and
 other assets............     19,858      9,986                         29,844
                          ----------    -------                     ----------
   Total assets.......... $1,111,356    533,871                     $1,645,232
                          ==========    =======                     ==========
     Liabilities and
  Stockholders' Equity
  --------------------
Liabilities:
 Deposits................ $  926,687    455,257                     $1,381,944
 Securities sold under
  agreements to
  repurchase.............      6,644        --                           6,644
 Federal funds purchased
  and other short-term
  borrowings.............      7,568      7,533                         15,101
 Guaranteed preferred
  beneficial interests
  in Company's
  debentures.............     28,750        --                          28,750
 Long-term debt..........     49,958     18,900                         68,858
 Accrued interest and
  other liabilities......      7,938      5,777                2(2)     13,717
                          ----------    -------                     ----------
   Total liabilities.....  1,027,545    487,467                      1,515,014
                          ----------    -------                     ----------
Stockholders' equity:
 Preferred stock, no par
  value; 50,000,000
  shares authorized; no
  shares issued..........        --           5       5(1)                 --
 Common stock, $1 par
  value; 50,000,000
  shares authorized;
  17,181,618 shares
  issued and outstanding
  (25,532,618 pro
  forma).................     17,182         16      16(1) 8,351(1)     25,533
 Additional paid-in
  capital................     29,200     29,226   8,330(1)              50,096
 Retained earnings.......     37,235     16,803                         54,038
 Accumulated
  comprehensive income
  (loss), net............        391        354                3(2)        748
 Unearned compensation...       (197)       --                            (197)
                          ----------    -------                     ----------
   Total stockholders'
    equity...............     83,811     46,404                        130,218
                          ----------    -------                     ----------
   Total liabilities and
    stockholders' equity. $1,111,356    533,871                     $1,645,232
                          ==========    =======                     ==========

--------
(1) Entry to reflect merger of CountryBanc Holding Company through exchange of stock. Exchange ratio used: 4.844 to one.
(2) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.
(3) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests.

          GOLD BANC CORPORATION, INC. AND COUNTRYBANC HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1999
                      (In thousands except per share data)

                                                        CountryBanc
                                              Gold Banc     (2)     Pro Forma
                                              --------- ----------- ---------
Interest income:
  Loans, including fees......................  $52,616    26,451     $79,067
  Investment securities......................   10,315     4,913      15,228
  Other......................................    2,284       682       2,966
                                               -------    ------     -------
                                                65,215    32,046      97,261
                                               -------    ------     -------
Interest expense:
  Deposits...................................   28,558    12,737      41,295
  Borrowings and other.......................    6,461     1,102       7,563
                                               -------    ------     -------
                                                35,019    13,839      48,858
                                               -------    ------     -------
Net interest income..........................   30,196    18,207      48,403
Provision for loan losses....................    1,301       800       2,101
                                               -------    ------     -------
  Net interest income after provisions for
   loan losses...............................   28,895    17,407      46,302
                                               -------    ------     -------
Other income:
  Service fees...............................    3,031     2,408       5,439
  Investment trading fees and commissions....    2,556       --        2,556
  Net gains on sale of mortgage loans........    1,559       --        1,559
  Net securities gains.......................      170        71         241
  Unrealized gains (losses) on trading
   securities................................      (22)      --          (22)
  Gain (loss) on sale of assets..............       23        (8)         15
  Other income...............................    5,171       805       5,976
                                               -------    ------     -------
                                                12,488     3,276      15,764
                                               -------    ------     -------
Other expense:
  Salaries and employee benefits.............   13,783     7,252      21,035
  Net occupancy expense......................    4,323     1,963       6,286
  Outside services...........................    1,545       522       2,067
  Data processing............................    1,238       379       1,617
  Advertising................................      686       302         988
  Goodwill amortization......................      721       643       1,364
  Other expense..............................    3,950     1,756       5,706
                                               -------    ------     -------
                                                26,246    12,817      39,063
                                               -------    ------     -------
Earnings before income taxes.................   15,137     7,866      23,003
Income tax expense...........................    4,945     2,978       7,923
                                               -------    ------     -------
Net earnings.................................  $10,192     4,888     $15,080
                                               =======    ======     =======
Earnings per share--basic....................  $  0.59      3.15     $  0.61
                                               =======    ======     =======
Earnings per share--diluted..................  $  0.59      2.84     $  0.59
                                               =======    ======     =======
Weighted average shares outstanding (basic)..   17,182     1,550      24,691(1)
                                               =======    ======     =======
Weighted average shares outstanding
 (diluted)...................................   17,244     1,724      25,595(1)
                                               =======    ======     =======

--------
(1) Reflects merger of CountryBanc Holding Company through exchange of stock. Exchange ratio used: 4.844 to one.
(2) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total equity of $9.8 million and year-to-date earnings of $1.1 million.

          GOLD BANC CORPORATION, INC. AND COUNTRYBANC HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1998
                      (In thousands except per share data)

                                          Gold Banc CountryBanc (3) Pro Forma
                                          --------- --------------- ---------
Interest income:
 Loans, including fees..................   $44,309      24,771       $69,080
 Investment securities..................     8,287       5,332        13,619
 Other..................................     1,977       1,082         3,059
                                           -------      ------       -------
                                            54,573      31,185        85,758
                                           -------      ------       -------
Interest expense:
 Deposits...............................    25,289      13,214        38,503
 Borrowings and other...................     3,271         902         4,173
                                           -------      ------       -------
                                            28,560      14,116        42,676
                                           -------      ------       -------
Net interest income.....................    26,013      17,069        43,082
Provision for loan losses...............     1,801         784         2,585
                                           -------      ------       -------
 Net interest income after provisions
  for loan losses.......................    24,212      16,285        40,497
                                           -------      ------       -------
Other income:
 Service fees...........................     2,275       1,789         4,064
 Investment trading fees and
  commissions...........................     2,177         --          2,177
 Net gains on sale of mortgage loans....       769         --            769
 Net securities gains...................        92          17           109
 Unrealized gains (losses) on trading
  securities............................      (367)        --           (367)
 Gain (loss) on sale of assets..........       (10)         (2)          (12)
 Other income...........................     1,054         668         1,722
                                           -------      ------       -------
                                             5,990       2,472         8,462
                                           -------      ------       -------
Other expense:
 Salaries and employee benefits.........     9,272       6,449        15,721
 Net occupancy..........................     2,743       1,599         4,342
 Outside services.......................     1,427         516         1,943
 Data processing........................       417         264           681
 Advertising............................       488         284           772
 Goodwill amortization..................       300         500           800
 Other expense..........................     3,544       1,895         5,439
                                           -------      ------       -------
                                            18,191      11,507        29,698
                                           -------      ------       -------
Earnings before income taxes............    12,011       7,250        19,261
Income tax expense......................     2,105       2,625         4,730
                                           -------      ------       -------
Net earnings............................   $ 9,906       4,625       $14,531
                                           =======      ======       =======
Earnings per share--basic...............   $  0.60        3.06       $  0.61
                                           =======      ======       =======
Earnings per share--diluted.............   $  0.60        2.74       $  0.59
                                           =======      ======       =======
Pro forma net earnings and earnings per
 share data (2):
 Earnings before income taxes...........   $12,011       7,250       $19,261
 Pro forma income tax expense...........     3,887       2,625         6,512
                                           =======      ======       =======
 Pro forma net earnings.................   $ 8,124       4,625       $12,749
                                           =======      ======       =======
Pro forma earnings per common share--
 basic..................................   $  0.49        3.06       $  0.54
                                           =======      ======       =======
Pro forma earnings per common share--
 diluted................................   $  0.49        2.74       $  0.51
                                           =======      ======       =======
Weighted average shares outstanding
 (basic)................................    16,458       1,512        23,780(1)
                                           =======      ======       =======
Weighted average shares outstanding
 (diluted)..............................    16,600       1,685        24,763(1)
                                           =======      ======       =======

--------
(1) Reflects merger of CountryBanc Holding Company through exchange of stock. Exchange ratio used: 4.844 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.
(3) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests.

          GOLD BANC CORPORATION, INC. AND COUNTRYBANC HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1998
                      (In thousands except per share data)

                                             Gold                      Pro
                                             Banc    CountryBanc (3)  Forma
                                            -------  --------------- -------
Interest income:
 Loans, including fees....................  $61,017      32,861      $93,878
 Investment securities....................   11,110       7,047       18,157
 Other....................................    3,069       1,554        4,623
                                            -------      ------      -------
                                             75,196      41,462      116,658
                                            -------      ------      -------
Interest expense:
 Deposits.................................   34,931      17,487       52,418
 Borrowings and other.....................    4,657       1,169        5,826
                                            -------      ------      -------
                                             39,588      18,656       58,244
                                            -------      ------      -------
Net interest income.......................   35,608      22,806       58,414
Provision for loan losses.................    2,781         836        3,617
                                            -------      ------      -------
 Net interest income after provisions for
  loan losses.............................   32,827      21,970       54,797
                                            -------      ------      -------
Other income:
 Service fees.............................    3,275       2,420        5,695
 Investment trading fees and commissions..    3,265         --         3,265
 Net gains on sale of mortgage loans......    1,106         --         1,106
 Net securities gains.....................       94          17          111
 Unrealized gains (losses) on trading
  securities..............................     (399)        --          (399)
 Gain (loss) on sale of assets............      (85)        --           (85)
 Other income.............................    1,522         910        2,432
                                            -------      ------      -------
                                              8,778       3,347       12,125
                                            -------      ------      -------
Other expense:
 Salaries and employee benefits...........   13,307       8,797       22,104
 Net occupancy............................    3,023       1,919        4,942
 Outside services.........................    3,065         655        3,720
 Data processing..........................    1,115         381        1,496
 Advertising..............................    1,124         392        1,516
 Goodwill amortization....................      103         684          787
 Other expense............................    6,342       2,817        9,159
                                            -------      ------      -------
                                             28,079      15,645       43,724
                                            -------      ------      -------
Earnings before income taxes..............   13,526       9,672       23,198
Income tax expense........................    1,607       3,514        5,121
                                            -------      ------      -------
Net earnings..............................  $11,919       6,158      $18,077
                                            =======      ======      =======
Earnings per share-basic..................  $  0.71        4.05      $  0.76
                                            =======      ======      =======
Earnings per share-diluted................  $  0.71        3.63      $  0.73
                                            =======      ======      =======
Pro forma net earnings and earnings per
 share data (2):
 Earnings before income taxes.............  $13,526       9,672      $23,198
 Pro forma income tax expense.............    4,404       3,514        7,918
                                            -------      ------      -------
 Pro forma net earnings...................  $ 9,122       6,158      $15,280
                                            =======      ======      =======
Pro forma earnings per common share-basic.  $  0.55        4.05      $  0.64
                                            =======      ======      =======
Pro forma earnings per common share-
 diluted..................................  $  0.55        3.63      $  0.61
                                            =======      ======      =======
Weighted average shares outstanding
 (basic)..................................   16,566       1,521       23,935(1)
                                            =======      ======      =======
Weighted average shares outstanding
 (diluted)................................   16,707       1,695       24,917(1)
                                            =======      ======      =======

--------
(1) Reflects merger of CountryBanc Holding Company through exchange of stock. Exchange ratio used: 4.844 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.
(3) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests.

          GOLD BANC CORPORATION, INC. AND COUNTRYBANC HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1997
                      (In thousands except per share data)

                                                 Gold   CountryBanc
                                                 Banc       (3)     Pro Forma
                                                ------- ----------- ---------
Interest income:
  Loans, including fees........................ $44,977   29,552    $ 74,529
  Investment securities........................   8,767    6,373      15,140
  Other........................................   1,787      843       2,630
                                                -------   ------    --------
                                                 55,531   36,768      92,299
                                                -------   ------    --------
Interest expense:
  Deposits.....................................  26,175   15,319      41,494
  Borrowings and other.........................   1,800    1,018       2,818
                                                -------   ------    --------
                                                 27,975   16,337      44,312
                                                -------   ------    --------
Net interest income............................  27,556   20,431      47,987
Provision for loan losses......................   2,130    1,596       3,726
                                                -------   ------    --------
  Net interest income after provisions for loan
   losses......................................  25,426   18,835      44,261
                                                -------   ------    --------
Other income:
  Service fees.................................   2,446    2,534       4,980
  Investment trading fees and commissions......     --       --          --
  Net gains on sale of mortgage loans..........     679      --          679
  Net securities gains.........................     116      --          116
  Unrealized gains (losses) on trading
   securities..................................     229      --          229
  Gain (loss) on sale of assets................     203      --          203
  Other income.................................   1,080      887       1,967
                                                -------   ------    --------
                                                  4,753    3,421       8,174
                                                -------   ------    --------
Other expense:
  Salaries and employee benefits...............   8,884    7,669      16,553
  Net occupancy................................   2,145    1,492       3,637
  Outside services.............................   1,340      656       1,996
  Data processing..............................     677      316         993
  Advertising..................................     728      346       1,074
  Goodwill amortization........................      95      478         573
  Other expense................................   3,609    2,890       6,499
                                                -------   ------    --------
                                                 17,478   13,847      31,325
                                                -------   ------    --------
Earnings before income taxes...................  12,701    8,409      21,110
Income tax expense.............................   2,827    3,244       6,071
                                                -------   ------    --------
Net earnings................................... $ 9,874    5,165    $115,039
                                                =======   ======    ========
Earnings per share--basic...................... $  0.64     3.53    $   0.67
                                                =======   ======    ========
Earnings per share--diluted.................... $  0.64     3.16    $   0.64
                                                =======   ======    ========
Pro forma net earnings and earnings per share
 data (2):
  Earnings before income taxes................. $12,701    8,409    $ 21,110
  Pro forma income tax expense.................   4,406    3,244       7,650
                                                -------   ------    --------
  Pro forma net earnings....................... $ 8,295    5,165    $ 13,460
                                                =======   ======    ========
Pro forma earnings per common share--basic..... $  0.54     3.53    $   0.60
                                                =======   ======    ========
Pro forma earnings per common share--diluted... $  0.53     3.16    $   0.57
                                                =======   ======    ========
Weighted average shares outstanding (basic)....  15,482    1,463      22,569(1)
                                                =======   ======    ========
Weighted average shares outstanding (diluted)..  15,522    1,637      23,451(1)
                                                =======   ======    ========

--------
(1) Reflects merger of CountryBanc Holding Company through exchange of stock. Exchange ratio used: 4.844 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.
(3) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests.

          GOLD BANC CORPORATION, INC. AND COUNTRYBANC HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1996
                      (In thousands except per share data)

                                                          (90 Days)
                                                         CountryBanc
                                               Gold Banc     (2)     Pro Forma
                                               --------- ----------- ---------
Interest income:
 Loans, including fees.......................   $34,674     7,140     $41,814
 Investment securities.......................     8,777     1,382      10,159
 Other.......................................     1,201       346       1,547
                                                -------     -----     -------
                                                 44,652     8,868      53,520
                                                -------     -----     -------
Interest expense:
 Deposits....................................    22,336     3,851      26,187
 Borrowings and other........................     1,946       209       2,155
                                                -------     -----     -------
                                                 24,282     4,060      28,342
                                                -------     -----     -------
Net interest income..........................    20,370     4,808      25,178
Provision for loan losses....................     1,262     1,196       2,458
                                                -------     -----     -------
 Net interest income after provisions for
  loan losses................................    19,108     3,612      22,720
                                                -------     -----     -------
Other income:
 Service fees................................     1,982       825       2,807
 Investment trading fees and commissions.....       --        --          --
 Net gains on sale of mortgage loans.........     1,128       --        1,128
 Net securities gains........................       --        --          --
 Unrealized gains (losses) on trading
  securities.................................       --        --          --
 Gain (loss) on sale of assets...............       297       --          297
 Other income................................       772       227         999
                                                -------     -----     -------
                                                  4,179     1,052       5,231
                                                -------     -----     -------
Other expense:
 Salaries and employee benefits..............     8,301     1,904      10,205
 Net occupancy...............................     1,571       480       2,051
 Outside services............................     1,000       736       1,736
 Data processing.............................       633        67         700
 Advertising.................................       549        49         598
 Goodwill amortization.......................       551       125         676
 Other expense...............................     3,442       785       4,227
                                                -------     -----     -------
                                                 16,047     4,146      20,193
                                                -------     -----     -------
Earnings before income taxes.................     7,240       518       7,758
Income tax expense...........................     2,334       205       2,539
                                                -------     -----     -------
Net earnings before extraordinary item.......     4,906       313       5,219
Extraordinary item...........................       --        --          --
                                                -------     -----     -------
Net earnings.................................   $ 4,906       313     $ 5,219
                                                =======     =====     =======
Earnings per share-basic, before
 extraordinary item..........................   $  0.45      0.87     $  0.40
                                                =======     =====     =======
Extraordinary item, net......................   $   --        --      $   --
                                                =======     =====     =======
Earnings per share-basic.....................   $  0.45      0.87     $  0.40
                                                =======     =====     =======
Earnings per share-diluted, before
 extraordinary item..........................   $  0.45      0.78     $  0.39
                                                =======     =====     =======
Extraordinary item, net......................   $   --        --      $   --
                                                =======     =====     =======
Earnings per share-diluted...................   $  0.45      0.78     $  0.39
                                                =======     =====     =======
Weighted average shares outstanding (basic)..    11,237       369      13,204(1)
                                                =======     =====     =======
Weighted average shares outstanding
 (diluted)...................................    11,237       413      13,236(1)
                                                =======     =====     =======

--------
(1) Reflects merger of CountryBanc Holding Company through exchange of stock. Exchange ratio used: 4.844 to one.
(2) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares giving effect to the merger and the acquisition of these entities using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the mergers. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements of Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 72.

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the mergers were effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the mergers as if they had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares are substantially comparable.

   The pro forma data does not reflect the results of operations and financial position of DSP Investments, Limited for the periods presented. As of September 30, 1999 DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and year to date consolidated net earnings of $420,000. This acquisition was completed on December 31, 1999 and has been accounted for as a purchase. Its results of operations and financial position are immaterial to the combined group.

   The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the mergers.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                               September 30, 1999
                                 (In thousands)

                          Gold Banc
                             and                              First
                         CountryBanc    Union     American   Business  Adjustments
        Assets               (4)      Bankshares Bancshares Bancshares   Dr (Cr)           Pro Forma
        ------           -----------  ---------- ---------- ---------- -----------         ----------
Cash and due from
 banks.................  $   47,202     14,528     17,357      1,987     (13,100)(5)       $   67,974
Federal funds sold and
 interest-bearing
 deposits..............      25,922      7,200         43        --                            33,165
                         ----------    -------    -------    -------                       ----------
   Total cash and cash
    equivalents........      73,124     21,728     17,400      1,987                          101,139
                         ----------    -------    -------    -------                       ----------
Investment securities:
 Held-to-maturity......          25     34,045        --         --      (34,045)(5)               25
 Available-for-sale....     373,482    113,677     71,340     10,138      33,667 (6)          602,304
 Trading securities....       4,873        --         --         --                             4,873
                         ----------    -------    -------    -------                       ----------
   Total investment
    securities.........     378,380    147,722     71,340     10,138                          607,202
                         ----------    -------    -------    -------                       ----------
Mortgage and student
 loans held for sale,
 net...................      50,506        --     102,220        --                           152,726
Loans, net.............   1,167,100    166,440    257,467    109,880                        1,700,887
Premises and equipment,
 net...................      46,853      3,245     12,682      1,113                           63,893
Goodwill, net..........      40,181      6,765         70        --        2,898 (2)           49,914
Accrued interest and
 other assets..........      47,378      5,988     10,280      2,000                           65,646
                         ----------    -------    -------    -------                       ----------
   Total assets........  $1,803,522    351,888    471,459    125,118                       $2,741,407
                         ==========    -------    =======    =======                       ==========
    Liabilities and
 Stockholders' Equity
 --------------------
Liabilities:
 Deposits..............  $1,422,827    292,159    352,138    105,003                       $2,172,127
 Securities sold under
  agreements to
  repurchase...........      61,176        --      29,195      4,638                           95,009
 Federal funds
  purchased and other
  short-term
  borrowings...........      24,228     28,600     17,150      2,100                           72,078
 Guaranteed preferred
  beneficial interests
  in Company's
  debentures...........      66,300     10,304     16,249        --                            92,853
 Long-term debt........      77,730        --      26,000      4,008         770 (3)          106,968
 Accrued interest and
  other liabilities....      15,090      1,314      3,734        810       2,944 (5)(6)        18,004
                         ----------    -------    -------    -------                       ----------
   Total liabilities...   1,667,351    332,377    444,466    116,559                        2,557,039
                         ----------    -------    -------    -------                       ----------
Minority interest......         --         --         --       1,430       1,430 (2)              --
Stockholders' equity:
 Preferred stock, no
  par value;
  50,000,000 shares
  authorized; no
  shares issued at
  September 30, 1999...         --         --         --         --                               --
 Common stock, $1 par
  value; 50,000,000
  shares authorized;
  25,532,618 shares
  issued and
  outstanding at
  September 30, 1999
  (40,726,282 pro
  forma)...............      25,154          2      5,913        181      (9,477)(1)(2)(3)     40,727
 Additional paid-in
  capital..............      50,490      9,672     15,716      5,939       4,954 (1)(2)(3)     76,863
 Retained earnings.....      63,981     11,114      7,819      1,706      10,300 (5)           74,320
 Accumulated
  comprehensive income
  (loss), net..........      (3,257)    (1,277)    (2,455)      (122)        234 (6)           (7,345)
 Unearned compensation
  or treasury stock....        (197)       --         --        (575)       (575)(1)             (197)
                         ----------    -------    -------    -------                       ----------
   Total stockholders'
    equity.............     136,171     19,511     26,993      7,129                          184,368
                         ----------    -------    -------    -------                       ----------
     Total liabilities
      and stockholders'
      equity...........  $1,803,522    351,888    471,459    125,118                       $2,741,407
                         ==========    =======    =======    =======                       ==========

--------
See footnotes to pro forma data on page 41.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,

 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                               December 31, 1998
                                 (In thousands)

                                Gold Banc
                                   and                              First
                               CountryBanc    Union     American   Business  Adjustments
           Assets                  (4)      Bankshares Bancshares Bancshares   Dr (Cr)           Pro Forma
           ------              -----------  ---------- ---------- ---------- -----------         ----------
Cash and due from banks......  $   57,664     18,914     20,319      5,556                       $  102,453
Federal funds sold and
 interest-bearing deposits...      74,461     26,505        --         880                          101,846
                               ----------    -------    -------    -------                       ----------
   Total cash and cash
    equivalents..............     132,125     45,419     20,319      6,436                          204,299
                               ----------    -------    -------    -------                       ----------
Investment securities:
 Held-to-maturity............          63     27,469        --         --      (27,469)(6)               63
 Available-for-sale..........     341,224     78,582     77,078     10,418      28,424 (6)          535,726
 Trading securities..........       3,851        --         --         --                             3,851
                               ----------    -------    -------    -------                       ----------
   Total investment
    securities...............     345,138    106,051     77,078     10,418                          539,640
                               ----------    -------    -------    -------                       ----------
Mortgage and student loans
 held for sale, net..........       5,425      4,285     88,158        --                            97,868
Loans, net...................   1,068,199    144,517    248,808     93,127                        1,554,651
Premises and equipment, net..      41,579      3,276     12,894        893                           58,642
Goodwill, net................      22,922      7,169         74        --        3,030 (2)           33,195
Accrued interest and other
 assets......................      29,844      3,860      7,833      2,000                           43,537
                               ----------    -------    -------    -------                       ----------
   Total assets..............  $1,645,232    314,577    455,164    112,874                       $2,531,832
                               ==========    =======    =======    =======                       ==========
Liabilities and Stockholders'
           Equity
-----------------------------
Liabilities:
 Deposits....................  $1,381,944    271,650    344,845    97, 769                       $2,096,208
 Securities sold under
  agreements to repurchase...       6,644        --      29,592      4,129                           40,365
 Federal funds purchased and
  other short-term
  borrowings.................      15,101      5,000      8,900        --                            29,001
 Guaranteed preferred
  beneficial interests in
  Company's debentures.......      28,750     10,304     16,249        --                            55,303
 Long-term debt..............      68,858      5,000     26,000      2,425         770 (3)          101,513
 Accrued interest and other
  liabilities................      13,717      2,279      2,151        867        (382)(6)           19,396
                               ----------    -------    -------    -------                       ----------
   Total liabilities.........   1,515,014    294,233    427,737    105,190                        2,341,786
                               ----------    -------    -------    -------                       ----------
Minority interests...........         --         --         --       1,351       1,351 (2)              --
Stockholders' equity:
 Preferred stock, no par
  value; 50,000,000 shares
  authorized; no shares
  issued at December 31,
  1998.......................         --         --         --         --          --                   --
 Common stock, $1 par value;
  50,000,000 shares
  authorized; 25,532,618
  shares issued and
  outstanding (40,462,296
  pro forma).................      25,154          2      5,870        162      (9,275)(1)(2)(3)     40,463
 Additional paid-in capital..      50,475      9,639     15,551      5,628       4,699 (1)(2)(3)     76,594
 Retained earnings...........      54,038     10,060      6,149      1,109                           71,356
 Accumulated comprehensive
  income (loss), net.........         748        643       (143)         9        (573)(6)            1,830
 Unearned compensation.......        (197)       --         --        (575)       (575)(1)             (197)
                               ----------    -------    -------    -------                       ----------
   Total stockholders'
    equity...................     130,218     20,344     27,427      6,333                          190,046
                               ----------    -------    -------    -------                       ----------
     Total liabilities and
      stockholders' equity...  $1,645,232    314,577    455,164    112,874                       $2,531,832
                               ==========    =======    =======    =======                       ==========

--------
See footnotes to pro forma data on page 41.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1999
                      (In thousands except per share data)

                          Gold Banc
                             and                             First
                         CountryBanc   Union     American   Business    Pro
                             (4)     Bankshares Bancshares Bancshares  Forma
                         ----------- ---------- ---------- ---------- --------
Interest income:
  Loans, including fees.   $79,067     11,033     22,272     7,293    $119,665
  Investment securities.    15,228      6,221      3,681       506      25,636
  Other ................     2,966        334         47        57       3,404
                           -------     ------     ------     -----    --------
                            97,261     17,588     26,000     7,856     148,705
                           -------     ------     ------     -----    --------
Interest expense:
  Deposits..............    41,295      5,284      9,751     3,131      59,461
  Borrowings and other..     7,563      1,595      3,580       360      13,098
                           -------     ------     ------     -----    --------
                            48,858      6,879     13,331     3,491      72,559
                           -------     ------     ------     -----    --------
Net interest income.....    48,403     10,709     12,669     4,365      76,146
Provision for loan
 losses.................     2,101        102      1,203       427       3,833
                           -------     ------     ------     -----    --------
  Net interest income
   after provisions for
   loan losses..........    46,302     10,607     11,466     3,938      72,313
                           -------     ------     ------     -----    --------
Other income:
  Service fees..........     5,439        491      2,102       319       8,351
  Investment trading
   fees and commissions.     2,556        --         --        --        2,556
  Net gains on sale of
   mortgage loans.......     1,559        --         825       --        2,384
  Net securities gains..       241        266         28       --          535
  Unrealized gains
   (losses) on trading
   securities...........       (22)       --         --        --          (22)
  Gain (loss) on sale of
   assets...............        15        --         206       --          221
  Other income..........     5,976        531      1,447       --        7,954
                           -------     ------     ------     -----    --------
                            15,764      1,288      4,608       319      21,979
                           -------     ------     ------     -----    --------
Other expense:
  Salaries and employee
   benefits.............    21,035      5,387      6,124     1,645      34,191
  Net occupancy expense.     6,286        873      1,916       342       9,417
  Outside services......     2,067        613        574       107       3,361
  Data processing.......     1,617        566        674       207       3,064
  Advertising...........       988        271        206        48       1,513
  Goodwill amortization.     1,364        404          4       --        1,772
  Other expense.........     5,706      2,213      3,945       846      12,710
                           -------     ------     ------     -----    --------
                            39,063     10,327     13,443     3,195      66,028
                           -------     ------     ------     -----    --------
Earnings before income
 taxes..................    23,003      1,568      2,631     1,062      28,264
Income tax expense......     7,923        514        961       466       9,864
                           -------     ------     ------     -----    --------
Net earnings............   $15,080      1,054      1,670       596    $ 18,400
                           =======     ======     ======     =====    ========
Earnings per share-
 basic..................   $  0.61       0.45       0.33      3.65    $   0.47
                           =======     ======     ======     =====    ========
Earnings per share-
 diluted................   $  0.59       0.40       0.33      2.86    $   0.45
                           =======     ======     ======     =====    ========
Weighted average shares
 outstanding (basic)....    24,691      2,349      5,024       163      38,849
                           =======     ======     ======     =====    ========
Weighted average shares
 outstanding (diluted)..    25,595      2,634      5,031       221      41,055
                           =======     ======     ======     =====    ========

--------
See footnotes to pro forma data on page 41.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1998
                      (In thousands except per share data)

                                                                 First
                          Gold Banc and    Union     American   Business    Pro
                         CountryBanc (4) Bankshares Bancshares Bancshares  Forma
                         --------------- ---------- ---------- ---------- --------
Interest income:
  Loans, including fees.     $69,080        9,385     19,136     6,365    $103,966
  Investment securities.      13,619        3,207      3,488       382      20,696
  Other.................       3,059          487        200       255       4,001
                             -------       ------     ------     -----    --------
                              85,758       13,079     22,824     7,002     128,663
                             -------       ------     ------     -----    --------
Interest expense:
  Deposits..............      38,503        3,932      9,823     2,908      55,166
  Borrowings and other..       4,173          584      1,962       230       6,949
                             -------       ------     ------     -----    --------
                              42,676        4,516     11,785     3,138      62,115
                             -------       ------     ------     -----    --------
Net interest income.....      43,082        8,563     11,039     3,864      66,548
Provision for loan
 losses.................       2,585          243        429       242       3,499
                             -------       ------     ------     -----    --------
  Net interest income
   after provisions for
   loan losses..........      40,497        8,320     10,610     3,622      63,049
                             -------       ------     ------     -----    --------
Other income:
  Service fees..........       4,064          292      1,352       184       5,892
  Investment trading
   fees and commissions.       2,177          --         --        --        2,177
  Net gains on sale of
   mortgage loans.......         769          --       1,036       --        1,805
  Net securities gains..         109           25        186       --          320
  Unrealized gains
   (losses) on trading
   securities...........        (367)         --         --        --         (367)
  Gain (loss) on sale of
   assets...............         (12)         --          87       --           75
  Other income..........       1,722          398      1,092       162       3,374
                             -------       ------     ------     -----    --------
                               8,462          715      3,753       346      13,276
                             -------       ------     ------     -----    --------
Other expense:
  Salaries and employee
   benefits.............      15,721        4,009      5,131     1,415      26,276
  Net occupancy.........       4,342          663      1,376       506       6,887
  Outside services......       1,943          511      1,055       119       3,628
  Data processing.......         681          248        707       174       1,810
  Advertising...........         772          254        224        90       1,340
  Goodwill amortization.         800          170          4       --          974
  Other expense.........       5,439        1,692      3,969       470      11,570
                             -------       ------     ------     -----    --------
                              29,698        7,547     12,466     2,774      52,485
                             -------       ------     ------     -----    --------
Earnings before income
 taxes..................      19,261        1,488      1,897     1,194      23,840
Income tax expense......       4,730          240        664       543       6,177
                             -------       ------     ------     -----    --------
Net earnings............     $14,531        1,248      1,233       651    $ 17,663
                             =======       ======     ======     =====    ========
Earnings per share--
 basic..................     $  0.61         0.53       0.25      4.02    $   0.47
                             =======       ======     ======     =====    ========
Earnings per share--
 diluted................     $  0.59         0.47       0.25      2.99    $   0.44
                             =======       ======     ======     =====    ========
Pro forma net earnings
 and earnings per share
 data:
  Earnings before income
   taxes................     $19,261        1,488      1,897     1,194    $ 23,840
  Pro forma income tax
   expense..............       6,512          240        664       543       7,959
                             -------       ------     ------     -----    --------
  Pro forma net
   earnings.............     $12,749        1,248      1,233       651    $ 15,881
                             =======       ======     ======     =====    ========
Pro forma earnings per
 common share--basic....     $  0.54         0.53       0.25      4.02    $   0.42
                             =======       ======     ======     =====    ========
Pro forma earnings per
 common share--diluted..     $  0.51         0.47       0.25      2.99    $   0.40
                             =======       ======     ======     =====    ========
Weighted average shares
 outstanding (basic)....      23,780        2,338      4,995       162      37,864
                             =======       ======     ======     =====    ========
Weighted average shares
 outstanding (diluted)..      24,763        2,631      5,022       229      40,054
                             =======       ======     ======     =====    ========

--------
See footnotes to pro forma data on page 41.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1998
                      (In thousands except per share data)

                                                                 First
                          Gold Banc and    Union     American   Business
                          CountryBanc(4) Bankshares Bancshares Bancshares Pro Forma
                          -------------- ---------- ---------- ---------- ---------
Interest income:
 Loans, including fees..     $93,878       12,585     26,250     8,738    $141,451
 Investment securities..      18,157        4,536      4,670       530      27,893
 Other..................       4,623          796        265       409       6,093
                             -------       ------     ------     -----    --------
                             116,658       17,917     31,185     9,677     175,437
                             -------       ------     ------     -----    --------
Interest expense:
 Deposits...............      52,418        5,519     13,142     3,995      75,074
 Borrowings and other...       5,826          801      3,030       309       9,966
                             -------       ------     ------     -----    --------
                              58,244        6,320     16,172     4,304      85,040
                             -------       ------     ------     -----    --------
Net interest income.....      58,414       11,597     15,013     5,373      90,397
Provision for loan
 losses.................       3,617          278      1,180       319       5,394
                             -------       ------     ------     -----    --------
 Net interest income
  after provisions for
  loan losses...........      54,797       11,319     13,833     5,054      85,003
                             -------       ------     ------     -----    --------
Other income:
 Service fees...........       5,695          405      1,878       298       8,276
 Investment trading fees
  and commissions.......       3,265          --         --        --        3,265
 Net gains on sale of
  mortgage loans........       1,106          --       1,321       --        2,427
 Net securities gains...         111           43        410       --          564
 Unrealized gains
  (losses) on trading
  securities............        (399)         --         --        --         (399)
 Gain (loss) on sale of
  assets................         (85)         --         --        --          (85)
 Other income...........       2,432          514      1,636        63       4,645
                             -------       ------     ------     -----    --------
                              12,125          962      5,245       361      18,693
                             -------       ------     ------     -----    --------
Other expense:
 Salaries and employee
  benefits..............      22,104        5,311      7,015     1,884      36,314
 Net occupancy..........       4,942          884      1,953       676       8,455
 Outside services.......       3,720          796        634       110       5,260
 Data processing........       1,496          400        946       229       3,071
 Advertising............       1,516          332        487       102       2,437
 Goodwill amortization..         787          232          5       --        1,024
 Other expense..........       9,159        2,312      5,534       657      17,662
                             -------       ------     ------     -----    --------
                              43,724       10,267     16,574     3,658      74,223
                             -------       ------     ------     -----    --------
Earnings before income
 taxes..................      23,198        2,014      2,504     1,757      29,473
Income tax expense......       5,121          377        877       795       7,170
                             -------       ------     ------     -----    --------
Net earnings............     $18,077        1,637      1,627       962    $ 22,303
                             =======       ======     ======     =====    ========
Earnings per share--
 basic..................     $  0.76         0.70       0.33      5.94    $   0.59
                             =======       ======     ======     =====    ========
Earnings per share--
 diluted................     $  0.73         0.62       0.32      4.41    $   0.55
                             =======       ======     ======     =====    ========
Pro forma net earnings
 and earnings per share
 data:
 Earnings before income
  taxes.................     $23,198        2,014      2,504     1,757    $ 29,473
 Pro forma income tax
  expense...............       7,918          377        877       795       9,967
                             -------       ------     ------     -----    --------
 Pro forma net earnings.     $15,280        1,637      1,627       962    $ 19,506
                             =======       ======     ======     =====    ========
Pro forma earnings per
 common share--basic....     $  0.64         0.70       0.33      5.94    $   0.51
                             =======       ======     ======     =====    ========
Pro forma earnings per
 common share--diluted..     $  0.61         0.62       0.32      4.41    $   0.48
                             =======       ======     ======     =====    ========
Weighted average shares
 outstanding (basic)....      23,935        2,339      4,995       162      38,013
                             =======       ======     ======     =====    ========
Weighted average shares
 outstanding (diluted)..      24,917        2,623      5,019       229      40,259
                             =======       ======     ======     =====    ========

--------
See footnotes to pro forma data on page 41.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1997
                      (In thousands except per share data)

                          Gold Banc and                         First
                           CountryBanc    Union     American   Business
                               (4)      Bankshares Bancshares Bancshares Pro Forma
                          ------------- ---------- ---------- ---------- ---------
Interest income:
 Loans, including fees..     $74,529      11,448     20,101     7,018    $113,096
 Investment securities..      15,140       4,286      3,996       427      23,849
 Other..................       2,630         226        534       343       3,733
                             -------      ------     ------     -----    --------
                              92,299      15,960     24,631     7,788     140,678
                             -------      ------     ------     -----    --------
Interest expense:
 Deposits...............      41,494       4,121     11,905     3,199      60,719
 Borrowings and other...       2,818         997      1,012       202       5,029
                             -------      ------     ------     -----    --------
                              44,312       5,118     12,917     3,401      65,748
                             -------      ------     ------     -----    --------
Net interest income.....      47,987      10,842     11,714     4,387      74,930
Provision for loan
 losses.................       3,726         360        921       274       5,281
                             -------      ------     ------     -----    --------
 Net interest income
  after provisions for
  loan losses...........      44,261      10,482     10,793     4,113      69,649
                             -------      ------     ------     -----    --------
Other income:
 Service fees...........       4,980         371      1,812       274       7,437
 Investment trading fees
  and commissions.......         --          --         --        --          --
 Net gains on sale of
  mortgage loans........         679         --         870       --        1,549
 Net securities gains...         116         101        140       --          357
 Unrealized gains
  (losses) on trading
  securities............         229         --         --        --          229
 Gain (loss) on sale of
  assets................         203         --         --        --          203
 Other income...........       1,967         486      1,334        58       3,845
                             -------      ------     ------     -----    --------
                               8,174         958      4,156       332      13,620
                             -------      ------     ------     -----    --------
Other expense:
 Salaries and employee
  benefits..............      16,553       4,477      5,181     1,783      27,994
 Net occupancy..........       3,637         732      1,627       522       6,518
 Outside services.......       1,996         666        534       126       3,322
 Data processing........         993         328        917       145       2,383
 Advertising............       1,074         232        307       169       1,782
 Goodwill amortization..         573         226          4       --          803
 Other expense..........       6,499       1,792      3,342       590      12,223
                             -------      ------     ------     -----    --------
                              31,325       8,453     11,912     3,335      55,025
                             -------      ------     ------     -----    --------
Earnings before income
 taxes..................      21,110       2,987      3,037     1,110      28,244
Income tax expense......       6,071         851      1,117       550       8,589
                             -------      ------     ------     -----    --------
Net earnings............     $15,039       2,136      1,920       560    $ 19,655
                             =======      ======     ======     =====    ========
Earnings per share--
 basic..................     $  0.67        0.92       0.38      3.48    $   0.54
                             =======      ======     ======     =====    ========
Earnings per share--
 diluted................     $  0.64        0.84       0.38      2.70    $   0.51
                             =======      ======     ======     =====    ========
Pro forma net earnings
 and earnings per share
 data:
 Earnings before income
  taxes.................     $21,110       2,987      3,037     1,110    $ 28,244
 Pro forma income tax
  expense...............       7,650         851      1,117       550      10,168
                             -------      ------     ------     -----    --------
 Pro forma net earnings.     $13,460       2,136      1,920       560    $ 18,076
                             =======      ======     ======     =====    ========
Pro forma earnings per
 common share--basic....     $  0.60        0.92       0.38      3.48    $   0.49
                             =======      ======     ======     =====    ========
Pro forma earnings per
 common share--diluted..     $  0.57        0.84       0.38      2.70    $   0.47
                             =======      ======     ======     =====    ========
Weighted average shares
 outstanding (basic)....      22,569       2,317      4,988       161      36,587
                             =======      ======     ======     =====    ========
Weighted average shares
 outstanding (diluted)..      23,451       2,535      5,019       225      38,626
                             =======      ======     ======     =====    ========

--------
See footnotes to pro forma data on page 41.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,

 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1996
                      (In thousands except per share data)

                            Gold Banc
                               and
                           CountryBanc                         First
                            (90 Days)    Union     American   Business    Pro
                               (4)     Bankshares Bancshares Bancshares  Forma
                           ----------- ---------- ---------- ---------- -------
Interest income:
 Loans, including fees...    $41,814      9,404     16,150     6,430    $73,798
 Investment securities...     10,159      3,945      2,945       386     17,435
 Other...................      1,547        177        336       580      2,640
                             -------     ------     ------     -----    -------
                              53,520     13,526     19,431     7,396     93,873
                             -------     ------     ------     -----    -------
Interest expense:
 Deposits................     26,187      3,736      9,475     3,170     42,568
 Borrowings and other....      2,155        476        490       166      3,287
                             -------     ------     ------     -----    -------
                              28,342      4,212      9,965     3,336     45,855
                             -------     ------     ------     -----    -------
Net interest income......     25,178      9,314      9,466     4,060     48,018
Provision for loan
 losses..................      2,458        285        515        41      3,299
                             -------     ------     ------     -----    -------
 Net interest income
  after provisions for
  loan losses............     22,720      9,029      8,951     4,019     44,719
                             -------     ------     ------     -----    -------
Other income:
 Service fees............      2,807        368      1,192       409      4,776
 Investment trading fees
  and commissions........        --         --         --        --         --
 Net gains on sale of
  mortgage loans.........      1,128        --         514       --       1,642
 Net securities gains....        --         162        107       --         269
 Unrealized gains
  (losses) on trading
  securities.............        --         --         --        --         --
 Gain (loss) on sale of
  assets.................        297        --         --        --         297
 Other income............        999        507        335        88      1,929
                             -------     ------     ------     -----    -------
                               5,231      1,037      2,148       497      8,913
                             -------     ------     ------     -----    -------
Other expense:
 Salaries and employee
  benefits...............     10,205      3,994      4,361     1,605     20,165
 Net occupancy...........      2,051        701      1,184       500      4,436
 Outside services........      1,736        469        244       247      2,696
 Data processing.........        700        339        925       104      2,068
 Advertising.............        598        155        351        97      1,201
 Goodwill amortization...        676        226        --        --         902
 Other expense...........      4,227      1,732      2,791       766      9,516
                             -------     ------     ------     -----    -------
                              20,193      7,616      9,856     3,319     40,984
                             -------     ------     ------     -----    -------
Earnings before income
 taxes...................      7,758      2,450      1,243     1,197     12,648
Income tax expense
 (benefit)...............      2,539        540        461      (261)     3,279
                             -------     ------     ------     -----    -------
Net earnings before
 extraordinary item......      5,219      1,910        782     1,458      9,369
                             -------     ------     ------     -----    -------
Extraordinary item:
 Loss on early
  extinguishment of debt
  (net of applicable
  taxes of $201,000).....        --         337        --        --         337
                             -------     ------     ------     -----    -------
Net earnings.............    $ 5,219      1,573        782     1,458    $ 9,032
                             =======     ======     ======     =====    =======
Earnings per share-basic,
 before extraordinary
 item....................    $  0.40       0.83       0.17      9.11    $  0.35
                             =======     ======     ======     =====    =======
Extraordinary item, net..    $   --       (0.15)       --        --     $ (0.01)
                             =======     ======     ======     =====    =======
Earnings per share-basic.    $  0.40       0.68       0.17      9.11    $  0.34
                             =======     ======     ======     =====    =======
Earnings per share-
 diluted, before
 extraordinary item......    $  0.39       0.79       0.17      6.77    $  0.34
                             =======     ======     ======     =====    =======
Extraordinary item, net..    $   --       (0.14)       --        --     $ (0.01)
                             =======     ======     ======     =====    =======
Earnings per share-
 diluted.................    $  0.39       0.65       0.17      6.77    $  0.33
                             =======     ======     ======     =====    =======
Weighted average shares
 outstanding (basic).....     13,204      2,299      4,638       160     26,421
                             =======     ======     ======     =====    =======
Weighted average shares
 outstanding (diluted)...     13,236      2,415      4,692       222     27,670
                             =======     ======     ======     =====    =======

--------
See footnotes to pro forma data on page 41.

   FOOTNOTES TO GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN
                               BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                            Pro Forma Financial Data

   1) Entry to reflect merger of Union Bankshares, American Bancshares and First Business Bancshares through exchange of stock using Gold Banc's average market closing price as follows:

  (a) American Bancshares exchange ratio of 1.6527 Gold Banc shares to 1.0 American shares at a Gold Banc share price of $11.00 per share.

  (b) Union Bankshares exchange ratio of 1.7731 Gold Banc shares to 1.0 Union Bankshares shares at a Gold Banc share price of $11.00 per share.

  (c) First Business Bancshares exchange for 2,356,563 Gold Banc shares.

   2) Entry to reflect exchange of Gold Banc shares to purchase the minority interest of First Business Bank of Kansas City, N.A. an 86% owned subsidiary of First Business Bancshares. Exchange 393,437 Gold Banc shares for the minority shares of First Business Bank of Kansas City, N.A. The acquisition of the minority interest is accounted for as a purchase.

   3) As of September 30, 1999, First Business Bancshares had convertible debentures outstanding in the aggregate principal amount of $770,000. The debentures are convertible into 55,132 common shares of First Business Bancshares. The debentures will mature or will be called prior to the closing; which is anticipated to result in the conversion of all the debentures. Entry reflects this conversion prior to the stock-for-stock exchange with Gold Banc.

   4) CountryBanc amounts have been restated on a pro forma basis to include its acquisition on January 7, 2000 of American Heritage Bancorp which was accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total equity of $9.8 million and year-to-date earnings of $1.1 million. The companies incurred direct transaction costs of approximately $1.8 million associated with the merger.

   5) Gold Banc, American Bancshares, Union Bankshares and First Business Bancshares estimate they will incur direct transaction costs of approximately $13.1 million associated with the mergers. These costs consist primarily of investment banking, legal, accounting, printing, severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.

   6) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.

                    DESCRIPTION OF COUNTRYBANC CAPITAL STOCK

General

   CountryBanc is currently authorized to issue up to 4,250,000 shares of CountryBanc Class A common stock and 4,250,000 shares of CountryBanc Class B common stock. As of the date of this joint proxy statement/prospectus, CountryBanc had outstanding 1,348,459 shares of CountryBanc Class A common stock and 201,920 shares of CountryBanc Class B common stock. In addition, CountryBanc is currently authorized to issue 1,500,000 shares of preferred stock, par value $.01 per share, of which 508,767 shares have been designated as the "Preferred Stock, Special Series" and are all issued and outstanding and subject to the stock restriction agreement. No shares of CountryBanc common stock or special preferred stock are held by CountryBanc in its treasury.

Class A Common Stock

   Holders of the CountryBanc Class A common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote, and do not have any right to cumulate votes in the election of directors. Further, holders of CountryBanc Class A common stock are entitled to receive and share ratably with the holders of the CountryBanc Class B common stock in any dividends paid by CountryBanc. The payment of dividends by CountryBanc is subject to limitations which are imposed by law and applicable regulations.

   CountryBanc Class A common stock is exchangeable, at the option of the holder, on a share-for-share basis, into non-voting CountryBanc Class B common stock. Other than this right of exchange, there are no conversion or similar rights with respect to the CountryBanc Class A common stock.

   In the event of the liquidation of CountryBanc, the holders of CountryBanc Class A common stock will be entitled to participate ratably with the holders of CountryBanc Class B common stock in the assets available for distribution, subject to a liquidation preference in the amount of $.01 per share in favor of holders of the CountryBanc preferred stock.

   Holders of shares of CountryBanc Class A common stock have no preemptive or other rights pursuant to the CountryBanc Certificate of Incorporation ("CountryBanc Certificate") to subscribe to any additional shares of capital stock which might be issued by CountryBanc. However, certain of the stockholders of CountryBanc have rights of first refusal by reason of both the subscription agreements entered into by CountryBanc in October 1996 and the stockholder rights agreement entered into in conjunction with the acquisition of American Heritage on January 7, 2000.

Class B Common Stock

   Each share of CountryBanc Class B common stock is identical in all respects to the CountryBanc Class A common stock except that (a) the holders of CountryBanc Class B common stock have no voting rights other than in limited circumstances as provided under the Oklahoma General Corporation Act ("OGCA") and (b) CountryBanc Class B common stock is exchangeable into CountryBanc Class A common stock in the circumstances described below.

   Each share of CountryBanc Class B common stock is exchangeable, on a share-for-share basis, into CountryBanc Class A common stock (a) if the holder intends to sell the shares of Class A common stock in a public offering (subject to an undertaking to re-exchange the Class A common stock for Class B common stock in the event the public offering fails to occur) and (b) by a direct or indirect transferee of a holder of Class B common stock who has sold the CountryBanc Class B common stock in a private transaction, subject to (i) the original holder of the Class B common stock or the transferee providing to CountryBanc one year prior to the proposed exchange a notice informing CountryBanc that such party intends to exchange the shares of Class B common stock upon the expiration of such one-year period and (ii) the transferee providing to CountryBanc a certification that the transferee, together with any persons acting in concert with the transferee, will not own more than 2% of the outstanding CountryBanc Class A common stock following the proposed exchange.

Special Preferred Stock

   Holders of the shares of CountryBanc preferred stock are not entitled to any fixed or determinable dividends. Holders of the CountryBanc preferred stock are also not entitled to vote on any matter except in limited circumstances as provided by the OGCA.

   Each share of CountryBanc preferred stock is subject to conversion on or before December 31, 2005, into one share of CountryBanc Class A common stock following such time that the preferred stock vests pursuant to the terms of the stock restriction agreement. The vesting of the preferred stock requires the occurrence of a "trigger event" (generally, the acquisition of CountryBanc by a third party, a public offering of CountryBanc common stock meeting certain minimum size requirements or the sale by CountryBanc of substantially all of its assets). Under the terms of the stock restriction agreement, each of the holders of the CountryBanc preferred stock which vests, as described above, must convert the vested preferred stock within 60 days of receipt from escrow of the certificates evidencing the vested preferred stock.

   To the extent that the CountryBanc preferred stock does not vest pursuant to the terms of the stock restriction agreement, or if any such shares remain unvested at December 31, 2005, under the terms of the stock restriction agreement such shares are deemed to be forfeited without the payment of any consideration by CountryBanc, and are required to be cancelled.

   In the event of (a) a capital reorganization or reclassification of capital stock involving CountryBanc, (b) any consolidation or merger of CountryBanc with any other corporation (other than certain consolidations or mergers in which CountryBanc is the surviving company), (c) the sale or transfer of substantially all of the assets of CountryBanc or (d) a share exchange in which CountryBanc participates as the corporation the stock of which is to be acquired, then, as a condition to such event, (i) if such event constitutes a trigger event under the stock restriction agreement, each holder of the Special Preferred Stock shall be entitled to convert such stockholder's CountryBanc preferred stock into the kind and amount of shares of stock or other consideration which the holder would have received had the stockholder converted his CountryBanc preferred stock into CountryBanc Class A common stock immediately prior to the occurrence of the event, or (ii) if the event does not constitute a trigger event, each holder of the CountryBanc preferred stock shall be entitled, as part of the terms of the transaction, to convert the CountryBanc preferred stock into a security which possesses rights substantially equivalent as those of the special preferred stock.

   The holders of the shares of CountryBanc preferred stock have no preemptive or other rights to subscribe to any additional shares of capital stock which may be issued by CountryBanc by reason of their being holders of the CountryBanc preferred stock. The shares of CountryBanc preferred stock are not redeemable prior to December 31, 2005. However, in addition to the forfeiture and cancellation provisions included in the stock restriction agreement described above, on or after December 31, 2005, any and all outstanding shares of CountryBanc preferred stock are required to be redeemed by CountryBanc pursuant to the CountryBanc Certificate. In connection therewith, the CountryBanc Certificate provides for a redemption price equal to the par value of the special preferred stock ($.01 per share).

   In the event of the liquidation of CountryBanc, the holders of the CountryBanc preferred stock will be entitled to receive for each share of CountryBanc preferred stock held, in full settlement of their interests, the par value thereof ($.01 per share) before any payment or distribution is made to the holders of CountryBanc common stock. The CountryBanc preferred stock is not subject to any sinking fund or other obligation on the part of CountryBanc.

Issuance of Additional Capital Stock

   Subject to approval by the holders of a majority of the issued and outstanding shares of CountryBanc Class A common stock and the rights of those persons and entities who are parties to the subscription agreements, the CountryBanc board of directors may authorize the issuance of authorized but unissued shares of CountryBanc capital stock to such persons and for such consideration the CountryBanc board of directors may determine. However, no such stockholder approval is required in connection with the issuance of additional CountryBanc common stock pursuant to stock option or similar plans which CountryBanc's board of directors might adopt (subject to an aggregate limitation of 56,041 shares) or the issuance of up to $2,636,400 in capital stock (determined based upon the fair market value of such stock on the date of issuance) in connection with CountryBanc's acquisition of another company.

   This right to issue additional CountryBanc capital stock includes the right to issue additional authorized but unissued shares of preferred stock in one or more series. The CountryBanc board of directors may establish attributes of any series, including the designation and number of shares in the series, dividend rates, conversion, redemption or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on the shares of the series. The specific terms of a particular series of CountryBanc preferred stock are required to be described in a certificate of designation relating to that series. The CountryBanc board of directors has not authorized any series of CountryBanc preferred stock pursuant to this authority.

                       INFORMATION REGARDING COUNTRYBANC

Business

   CountryBanc is a multi-bank holding company that, as of September 30, 1999, operated banks and bank branches (the Banks) in 16 communities in Oklahoma and in Elkhart, Kansas. CountryBanc's total assets were approximately $449.1 million as of September 30, 1999. At such date, its total deposits were approximately $388.6 million and its stockholders' equity was approximately $40.2 million.

   The Banks are community banks that provide a full range of commercial, agricultural and consumer banking services primarily to individuals and businesses in small and medium-sized communities and the surrounding market areas. The Banks draw most of their deposits from and make most of their loans within their respective market areas. CountryBanc encourages local autonomy by its community bank presidents, while providing to the Banks the benefits of affiliation with a larger organization.

   CountryBanc was organized in 1995 for the purpose of acquiring substantially all of the outstanding stock of P.N.B. Financial Corporation (PNB) and a majority of the outstanding stock of City National Bancshares of Weatherford, Inc. (City National). These acquisitions were completed in October 1996, and were partially funded by a partnership sponsored by and certain individuals associated with certain private equity investment companies (the Institutional Investors.) At the time of its acquisition, PNB owned all of the outstanding stock of Peoples National Bank of Kingfisher and First Bank, Hennessey, Oklahoma. City National owned all of the outstanding stock of City Bank, Weatherford, Oklahoma.

   Following the acquisition, Peoples National Bank was merged into First Bank, the name of which was changed to People First Bank. In January 1998, PNB was merged into CountryBanc and, as a result of the merger, People First Bank became a wholly-owned, direct subsidiary of CountryBanc. In June 1997, the outstanding stock of City National was repurchased as treasury stock and, following the purchase, City National was merged into CountryBanc and City Bank was merged into People First Bank. In addition to the foregoing, since its formation CountryBanc has acquired two banks having offices in Lone Wolf, Hobart and Dill City, Oklahoma and one bank located in Elkhart, Kansas.

   In addition to its acquisitions, CountryBanc has caused its subsidiary, People First Bank, to establish a full-service branch office in Edmond, Oklahoma as part of an effort to increase the presence of People First Bank in the Oklahoma City metropolitan area. This office commenced operation in January 1999, as a loan production office. As a result of a change in Oklahoma branching laws, this office was converted into a full-service branch in September 1999. Through this branch, People First Bank is marketing its banking services to businesses and professionals.

   CountryBanc's strategy has been to operate and acquire banks with approximately $30 million to $100 million in assets, many of which are located in smaller communities. Such communities are believed to provide CountryBanc with a stable, relatively low-cost deposit base. CountryBanc provides the Banks with the advantages of affiliation with a multi-bank holding company, such as data processing services, credit policy formulation and review, purchases of assets, investment management and specialized staff support. CountryBanc grants substantial autonomy to its community bank presidents with respect to day-to-day operations, customer service decisions and marketing. The Banks are encouraged to participate in community activities, support local charities and community development, and otherwise enhance their images in their communities.

Certain Management Information

   Don C. McNeill, Chairman, President and a director of CountryBanc is expected to become a director of Gold Banc. Mr. McNeill, who is 48 years old, is active in banking and real estate investment. He serves as the President and a director of BancWest, Inc., a bank holding company, and as a director of its subsidiary, The Bank of the West which has its principal office in Thomas, Oklahoma and branch offices in Clinton and Leedy, Oklahoma. Mr. McNeill is also President of a family-owned real estate development company, Saratoga Farms, Inc. He is a graduate of Oklahoma State University.

   The following table sets forth the cash and non-cash compensation during 1999, 1998 and 1997 earned by Mr. McNeill.

                                                                    All Other
                                                     Salary  Bonus Compensation
         Name and Principal Position           Year   ($)     ($)     ($)(1)
         ---------------------------           ---- -------- ----- ------------
Don C. McNeill................................ 1999 $250,000 $--     $14,769
  Chairman, President and                      1998  256,000 $--      14,957
  Director                                     1997  166,167 $--      14,906

--------
1) Includes the matching contributions made by CountryBanc to the account of Mr. McNeill under People First Bank's 401(k) Profit Sharing Plan and insurance premiums paid by CountryBanc. Mr. McNeill did not receive any perquisites and other personal benefits in excess of 10% of annual salary and bonus.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                   OPERATIONS OF COUNTRYBANC HOLDING COMPANY

   The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements of CountryBanc and the notes thereto, that are included elsewhere in this joint proxy statement/prospectus.

Comparison of Operating Results for the Nine Months Ended September 30, 1999 and 1998

 General

   CountryBanc's consolidated net earnings totaled $3,830,000 for the nine months ended September 30, 1999, compared to $3,560,000 for the same period in 1998. Earnings were essentially stable with increased net interest income and fee income offsetting increases in non-interest expense.

 Net Interest Margin

   Total interest income was $26,841,000 for the nine months ended September 30, 1999, compared to $25,842,000 for the same period in 1998. Interest income on loans increased $1,579,000 or 7.85% with an increase in volume being largely offset by lower rates. Interest income on securities and federal funds sold decreased by $580,000 for the nine months ended September 30, 1999, compared to the same period in 1998. This decrease was attributable to lower average balances outstanding in the first nine months of 1999.

   Total interest expense decreased $43,000, or .36%, for the nine months ended September 30, 1999, compared to the same period in 1998. The decrease was due to marginally lower rates in the first nine months of 1999 compared to the same period in the previous year.

   As a result of the changes described above, the net interest margin increased $1,041,000 or 7.40% for the first nine months of 1999 compared to the same period in 1998.

 Provision for Loan Losses

   The provision for loan losses was $588,000 for the nine months ended September 30, 1999, compared to $714,000 for the same period in 1998. Although total loans increased during the period ended September 30, 1999, over the same period in 1998, net charge-offs were about equal.

 Other Income

   Other income increased by $709,000, or 39.30%, for the first nine months of 1999 compared to the same period in 1998. The increase was primarily due to additional insufficient check fees.

 Other Expense

   Other expense increased by $1,239,000, or 12.97%, for the nine months ended September 30, 1999, compared to the same period in 1998. Salaries and employee benefits accounted for $761,000 of the increase while depreciation and amortization was $416,000 higher for 1999 when compared to the same period in 1998. The increase in personnel expense was due to the acquisitions of the three banks in 1998 and 1999 by CountryBanc. The increase in depreciation and amortization expense was due to CountryBanc's investment in technology and bank acquisitions.

 Income Tax Expense

   The provision for income taxes for the nine months ended September 30, 1999, was $2,416,000, which is an increase of $368,000 from $2,048,000 for the first nine months of 1998.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

 General

   CountryBanc's consolidated net earnings totaled $4,741,000 for the year ended December 31, 1998, compared to $3,789,000 for the same period in 1997. Earnings before minority interest increased in 1998 by $793,000, or 20.10%, over 1997. The primary reason for higher earnings in 1998 was the increase in net interest income of $2,139,000, or 12.86%, compared to 1997.

 Net Interest Margin

   Total interest income was $34,375,000 for the year ended December 31, 1998, compared to $30,281,000 for the same period in 1997. In 1998, interest income on loans increased $2,916,000, or 12.18%, with an increase in loan volume of 13.92%. Interest income on securities, federal funds sold and other investments increased by $1,178,000 in 1998 when compared to 1997.

   Total interest expense increased $1,955,000, or 14.32%, in 1998 when compared to 1997. The increase was due to larger average balances in deposits and other borrowings.

   As a result of the changes described above, the net interest margin increased $2,139,000, or 12.86%, in 1998 over 1997.

 Provision for Loan Losses

   The provision for loan losses was $736,000 for the year ended December 31, 1998, compared to $1,476,000 in 1997. The lower provision expense is a reflection of net charge-offs dropping to $1,075,000 in 1998 from $2,072,000 in 1997 and non-performing loans dropping to $2,581,000 in 1998 from $3,102,000 in 1997.

 Other Income

   Other income decreased by $118,000, or 4.59%, in 1998 compared to 1997. The decrease was primarily due to lower insufficient check fees for 1998 when compared to 1997. This fee income decrease was due to a change in credit culture.

 Other Expense

   Other expense increased by $1,718,000, or 15.17%, in 1998 when compared to 1997. The increase in 1998 was primarily due to an increase in salaries and employee benefits of $1,014,000 and an increase in depreciation and amortization of $482,000. The increase in personnel expense was due to the acquisitions of the two banks in 1998 by CountryBanc. The increase in depreciation and amortization expense was due to CountryBanc's investment in technology and bank acquisitions.

 Income Tax Expense

   The provision for income taxes for 1998 was $2,701,000 compared to $2,450,000 in 1997. These amounts vary directly with the changes in pre-tax income for the respective time periods.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

 General

   CountryBanc acquired three banks in October 1996. As such, comparing 1997 with the 1996 activity of CountryBanc would not be meaningful since the 1996 CountryBanc activity would only include the operations of the three banks for the fourth quarter of 1996.

                                           Comparative Average Balances and Yields
                                                   Year Ended December 31,
                          -------------------------------------------------------------------------
                                    1998                     1997                  1996 (4)
                          ------------------------ ------------------------ -----------------------
                                           Average                  Average                 Average
                                            Rate                     Rate                    Rate
                          Average  Income/ Earned/ Average  Income/ Earned/ Average Income/ Earned/
                          Balance  Expense  Paid   Balance  Expense  Paid   Balance Expense  Paid
                          -------- ------- ------- -------- ------- ------- ------- ------- -------
                                                   (dollars in thousands)
Assets
Interest Earning Assets
 Loans, net (1) (2).....  $262,883 $26,848  10.21%  234,437  23,932  10.21%  60,236  5,883   9.77%
 Investment securities-
  taxable...............    99,450   6,052   6.09%   85,874   5,388   6.27%  18,460  1,121   6.07%
 Investment securities-
  nontaxable............     7,920     353   4.46%    4,039     178   4.41%     872     40   4.59%
 Federal funds sold.....     8,507     465   5.47%   14,262     783   5.49%   5,900    346   5.86%
 Interest bearing
  deposits in other
  financial
  institutions..........    10,515     657   6.25%      --      --    0.00%     --     --    0.00%
                          -------- -------         -------- -------         ------- ------
 Total interest-earning
  assets................   389,275  34,375   8.83%  338,612  30,281   8.94%  85,467  7,390   8.65%
                                   -------                  -------         ------- ------
Non-interest earning
 assets.................    43,901                   37,417                   9,913
                          --------                 --------                 -------
 Total assets...........  $433,176                 $376,029                 $95,380
                          ========                 ========                 =======
Liabilities and
 Stockholders' Equity
Interest bearing
 liabilities
 Savings deposits and
  interest bearing
  checking..............   133,795   4,094   3.06%  116,815   3,530   3.02%  31,451    919   2.92%
 Time deposits..........   199,178  10,609   5.33%  174,658   9,449   5.41%  43,887  2,389   5.44%
 Borrowed funds.........    12,974     900   6.94%    8,025     670   8.35%   1,775    145   8.17%
                          -------- -------         -------- -------         ------- ------
 Total interest bearing
  liabilities...........   345,947  15,603   4.51%  299,498  13,649   4.56%  77,113  3,453   4.48%
                          -------- -------         -------- -------         ------- ------
 Non-interest bearing
  liabilities...........    52,701                   47,898                  10,978
Stockholders' equity....    34,528                   28,633                   7,289
                          --------                 --------                 -------
 Total liabilities and
  stockholder's equity..  $433,176                 $376,029                 $95,380
                          ========                 ========                 =======
Net interest income.....           $18,772                  $16,632                 $3,937
                                   =======                  =======                 ======
Interest rate spread....                     4.32%                    4.39%                  4.17%
                                            =====                    =====                   ====
Net yield on interest-
 earning assets (3).....                     4.82%                    4.91%                  4.60%
                                            =====                    =====                   ====

--------
(1) Non-accruing loans are included in the computation of average balances.
(2) CountryBanc includes loan fees in interest income. Such fees totaled $348,270, $301,887 and $61,977 for 1998, 1997 and 1996, respectively.
(3) The net yield on average earning assets is the net interest income divided by average interest-earning assets.
(4) CountryBanc acquired PNB and City National in October 1996. Therefore, all information presented for 1996 is for the period of October 1 through December 31 only with respect to PNB and City National.

   The following table presents the components of changes in CountryBanc's net interest income as attributed to volume and rate on a tax-equivalent basis for the year ended December 31, 1998 compared to the year ended December 31, 1997. The net change attributable to the combined impact of volume and rate has been solely allocated to the change in rate. The year ended December 31, 1997 has not been compared to the year ended December 31, 1996 because CountryBanc only acquired PNB and City National in October 1996. As such, any comparison would not be meaningful.

                                                        Year Ended December
                                                                31,
                                                       1998 compared to 1997
                                                       -----------------------
                                                                        Total
                                                       Volume   Rate   Changes
                                                       -------  -----  -------
Interest Income
  Loans............................................... $ 2,916  $ --   $ 2,916
  Investment Securities-taxable.......................     843   (179)     664
  Investment Securities-nontaxable....................     171      4      175
  Federal funds sold..................................    (316)    (2)    (318)
  Interest bearing deposits in other financial
   institutions.......................................     657    --       657
                                                       -------  -----  -------
    Total interest income............................. $ 4,271  $(177) $ 4,094
Interest Expense
  Savings deposits and interest-bearing checking...... $  (511) $ (53) $  (564)
  Time deposits.......................................  (1,319)   159   (1,160)
  Borrowed funds......................................    (377)   147     (230)
                                                       -------  -----  -------
    Total interest expense............................ $(2,207) $ 253  $(1,954)
                                                       -------  -----  -------
Increase (decrease) in net interest income............ $ 2,064  $  76  $ 2,140
                                                       =======  =====  =======

                              FINANCIAL CONDITION

   Following are key financial and operating ratios for CountryBanc for all periods reported:

                                              Nine Months
                                                 Ended     Year Ended December
                                             September 30,         31,
                                             ------------- -------------------
                                              1999   1998   1998   1997  1996
                                             ------ ------ ------ ------ -----
Return (loss) on average assets.............  1.11%  1.10%  1.12%  1.05% (0.02)%
Return (loss) on average equity............. 13.15% 14.27% 13.86% 13.39% (0.11)%
Average equity to average assets............  8.79%  8.17%  7.97%  7.61%  7.64 %
Dividend payout ratio.......................  0.00%  0.00%  0.00%  0.00%  0.00 %

Quantitative and Qualitative Disclosures About Market Risk

   Market risk arises from changes in interest rates. CountryBanc has risk management policies to monitor and limit exposure to market risk as discussed below. See "Interest Rate Risk." Disclosures about the fair value of the financial instruments, which reflect changes in market prices and rates, can be found in Note 15 of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

   Liquidity risk is managed by CountryBanc through the composition of its assets and liabilities in an effort to efficiently meet the borrowing needs and withdrawal requirements of its customers.

   Cash and cash equivalents include cash due from banks and federal funds sold. The primary sources of CountryBanc 's liquidity are cash, cash equivalents and securities identified as available for sale. Management of CountryBanc believes its process of asset/liability management allows adequate reaction time for trends in the marketplace as they occur, minimizing the negative impact of such trends on the net interest margin.

   As of September 30, 1999 and December 31, 1998, CountryBanc had cash and cash equivalents of approximately $12.2 million and $22.1 million, respectively and investment securities maturing in less than one year of $34.9 million and $61.2 million, respectively. These amounts represent approximately 10.47% and 18.77% of CountryBanc's total assets at September 30, 1999 and December 31, 1998. In the opinion of CountryBanc's management, these assets, supplemented with the liquidity provided by a borrowing base of approximately $25.6 million at the Federal Home Loan Bank of Topeka, Bank of America and Bank One, provide CountryBanc with sufficient resources to handle unforeseen deposit outflows and loan requirements.

   CountryBanc's cash and cash equivalents decreased $9.9 million for the nine months ended September 30, 1999 from December 31, 1998. Net cash provided by operating activities aggregated $6.9 million. Net cash provided by investing activities for the nine months was $12.4 million, primarily as the result of the decrease in loans outstanding. Net cash absorbed by financing activities was $29.2 million. This decrease was the result of the decrease in deposits outstanding of $24 million and net payments on borrowings of $5.2 million.

   CountryBanc's cash and cash equivalents decreased $454,000 for the year ended December 31, 1998 from December 31, 1997. Net cash provided by operating activities aggregated $6.3 million. Net cash provided by investing activities for the year was $15.2 million, primarily as the result of the proceeds from maturities of interest-bearing deposits with other banks. Net cash absorbed by financing activities was $22.0 million. This decrease was the result of the decrease in deposits outstanding.

   Stockholders' equity represented 8.94% and 8.43% of total assets at September 30, 1999 and December 31, 1998, respectively. Risk based capital and leverage ratios of the Banks exceeded levels considered necessary to be classified as an "adequately capitalized" institution by regulatory banking authorities, for both periods.

 Effects of Economic Conditions

   CountryBanc's consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of CountryBanc is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do changes in prices. Interest rate changes do not necessarily move in the same direction or have the same magnitude as changes in the prices of goods and services.

Year 2000 Compliance

   Rapid and accurate data processing is essential to the operation of CountryBanc. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency.

   CountryBanc is actively addressing the Year 2000 issue. It has appointed a Year 2000 committee and has tested all relevant hardware and software. In addition, large borrowers and large depositors have been contacted regarding the Year 2000 issues in their own companies, which could potentially indirectly affect CountryBanc. Further, CountryBanc has made a substantial investment in computer hardware to ensure a successful rollover to the year 2000.

Loan Portfolio--Types of Loans

   The following table presents the amount of loans outstanding at the dates indicated, according to loan category.

                                             Loan Portfolio Composition
                                                                              Year Ended
                           September 30,    September 30,                    December 31,
                               1999             1998             1998             1997             1996
                          ---------------  ---------------  ---------------  ---------------  ---------------
                           Amount    %      Amount    %      Amount    %      Amount    %      Amount    %
                          -------- ------  -------- ------  -------- ------  -------- ------  -------- ------
                              (dollars in thousands)                     (dollars in thousands)
Real Estate.............  $131,843  43.93% $111,412  41.25% $111,538  39.14% $ 85,165  34.02% $ 82,326  33.43%
Commercial..............    71,086  23.68%   66,058  24.46%   69,431  24.37%   62,289  24.88%   62,237  25.27%
Agricultural............    82,918  27.63%   74,331  27.52%   88,739  31.14%   83,326  33.28%   78,016  31.68%
Consumer................    13,941   4.64%   17,914   6.63%   14,667   5.15%   19,184   7.66%   23,127   9.39%
Other...................       351   0.12%      359   0.13%      568   0.20%      404   0.16%      548   0.22%
                          -------- ------  -------- ------  -------- ------  -------- ------  -------- ------
 Total Loans............  $300,139 100.00% $270,074 100.00% $284,943 100.00% $250,368 100.00% $246,254 100.00%
                          ======== ======  ======== ======  ======== ======  ======== ======  ======== ======

 Real Estate

   Real Estate-mortgage loans consist primarily of non-farm non-residential properties, farmland and one to four family residential properties.

 Commercial

   Commercial loans are comprised mainly of small business loans in CountryBanc's trade areas, primarily the Oklahoma City and Enid MSAs.

 Agriculture

   Agricultural loans include loans to farmers and ranchers in Oklahoma and Kansas. A portion of such loans is guaranteed by the Farm Service Agency.

 Consumer

   The consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, education and recreational purposes.

Maturities and Sensitivities of Loans to Changes in Interest Rates as of December 31, 1998

   The following table sets forth the scheduled maturities of the loan portfolio as of December 31, 1998:

                                                       One to   Over
                                              One Year  Five    Five
                                              or Less   Years   Years   Total
                                              -------- ------- ------- --------
                                                   (dollars in thousands)
Real Estate.................................. $ 56,459 $41,268 $13,811 $111,538
Commercial and agricultural..................  131,726  15,658  10,786  158,170
Consumer.....................................    8,334   5,915     418   14,667
Other........................................      568     --      --       568
                                              -------- ------- ------- --------
  Total Loans................................ $197,087 $62,841 $25,015 $284,943
                                              ======== ======= ======= ========

   As of December 31, 1998, fixed and adjustable rate loans due after one year were approximately $87,856,000.

   Net loans increased $34,193,000 and $4,710,000 in 1998 and 1997, respectively. Additionally, the interest rate spread remained relatively stable at 4.32% in 1998 and 4.39% in 1997. The increase in loans outstanding is a result of CountryBanc's aggressive loan strategy, growth through acquisitions and a good economy throughout the lending area. Total deposits increased (decreased) $52,334,000 and $(11,157,000) in 1998 and 1997, respectively. As a result, loan to deposit ratios has changed from 70.54% in 1996 to 74.35% in 1997 to 73.12% in 1998. As loans have grown faster than deposits, CountryBanc has relied on security portfolio maturities and advances from the Federal Home Loan Bank as additional funding sources.

Allowance for Loan Losses

   The provision for losses on loans receivable are based upon CountryBanc management's estimate of the amount required to maintain an adequate allowance for loan losses, relative to the risk in the loan portfolio. This estimate is based upon a review of the loan portfolio, including assessment of the estimated net realizable value of the related underlying collateral, consideration of past loss experience, current economic conditions and such other factors that, in the opinion of CountryBanc management, deserve current recognition. Amounts are charged off as soon as probability of loss is established, taking into consideration such factors as the borrower's financial condition and underlying collateral and guarantees. Loans are subject to periodic examination by regulatory agencies. Such agencies may require charge-offs or additions to the allowance based upon their judgments about information available at the time of their examination. The following table presents the allowance for loan losses at the dates indicated (dollars in thousands).

                            December 31, 1998        December 31, 1997        December 31, 1996
                         ------------------------ ------------------------ ------------------------
                                   Percent of               Percent of               Percent of
                                allowance in each        allowance in each        allowance in each
                                category to total        category to total        category to total
                         Amount     allowance     Amount     allowance     Amount     allowance
                         ------ ----------------- ------ ----------------- ------ -----------------
                                                   (dollars in thousands)
Real Estate-mortgage.... $1,000       19.62%      $  700       14.84%      $  650       12.24%
Commercial..............  1,400       27.47%       1,450       30.75%       1,375       25.88%
Agricultural............  1,800       35.31%       2,000       42.41%       2,750       51.77%
Consumer................    880       17.27%         550       11.66%         500        9.41%
Other...................     17        0.33%          16        0.34%          37        0.70%
                         ------      ------       ------      ------       ------      ------
  Total allowance....... $5,097      100.00%      $4,716      100.00%      $5,312      100.00%
                         ======      ======       ======      ======       ======      ======

                        Summary of Loan Loss Experience

                                 September 30,      Year Ended December 31,
                               ------------------  ----------------------------
                                 1999      1998      1998      1997      1996
                               --------  --------  --------  --------  --------
                                          (dollars in thousands)
Total loans outstanding, end
 of period...................  $300,139  $270,074  $284,943  $250,368  $246,254
Avg. loans outstanding during
 period......................   298,136   268,518   262,883   234,437    60,236
Allowance at beginning of
 period......................     5,097     4,716     4,716     5,312       --
Charge-Offs:
  Real Estate................       306       269       342       223        57
  Commercial.................       503       215       327       901       180
  Consumer and other.........       281       428       541       490        79
  Agricultural...............       530       725       825     1,040       471
                               --------  --------  --------  --------  --------
    Total charge-offs........     1,620     1,637     2,035     2,654       787
                               --------  --------  --------  --------  --------
Recoveries of loans
 previously charged off:
  Real Estate................       151       122       138        68       278
  Commercial.................       303        32       328        74        28
  Consumer and other.........        95        77       104       128        69
  Agricultural...............        35       380       390       312         9
                               --------  --------  --------  --------  --------
    Total recoveries.........       584       611       960       582       384
                               --------  --------  --------  --------  --------
Net charge-offs (recoveries).     1,036     1,026     1,075     2,072       403
Provision for loan losses....       588       714       736     1,476     1,196
Adjustments..................       296       720       720       --      4,519
                               --------  --------  --------  --------  --------
Balance at end of period.....  $  4,945  $  5,124  $  5,097  $  4,716  $  5,312
                               ========  ========  ========  ========  ========
Ratios:
Net charge-offs to avg. loans
 outstanding.................      0.46%     0.51%     0.41%     0.88%     0.67%
Allowance for loan losses to
 loans, end of period........      1.65%     1.90%     1.79%     1.88%     2.16%

 Provision for Loan Losses

   CountryBanc recorded provisions for loan losses of $736,000, $1,476,000, and $1,196,000 in 1998, 1997 and 1996, respectively. Net charge-offs were $1,075,000, $2,072,000 and $403,000 in 1998, 1997 and 1996, respectively.

Non-Performing Loans

   The following table presents the amount of non-performing loans outstanding at the dates indicated by category:

                                                    Non-Performing Loans
                                             ----------------------------------
                                                                Year Ended
                                             September 30,     December 31,
                                             ------------- --------------------
                                                 1999       1998   1997   1996
                                             ------------- ------ ------ ------
                                                   (dollars in thousands)
Nonaccrual..................................    $3,070     $1,282 $2,757 $4,153
Loans 90 days past due and still accruing...       966      1,299    345    108
Restructured loans..........................       --         --     --     --
                                                ------     ------ ------ ------
    Total nonperforming loans...............    $4,036     $2,581 $3,102 $4,261
                                                ======     ====== ====== ======
Portion of above loans wholly or partially
 guaranteed by the U.S. Government..........       206        606    635    546

   During the first half of 1999, the dramatic decrease in energy prices had a negative affect on several customers that are either directly involved in energy production or provide services to the industry. This resulted in an increase in non-performing loans to these customers of over $2,000,000 from December 31, 1998 to September 30, 1999.

   CountryBanc management reviews the loan portfolio on a continuous basis for problem loans. During the ordinary course of business, management may become aware of borrowers that may not be able to meet contractual requirements of loan agreements. Such loans are placed under close supervision, with regular loan officer reporting as to collateral and repayment ability. Management then determines the appropriateness of full or partial charge-off. Loans are placed on non-accrual status when, in the best judgment of management, the collectibility of interest is doubtful or involves more than the normal degree of risk. Loans are placed on non-accrual when principal or interest is contractually past due 90 days, unless the loan is both adequately secured and in the process of collection. At the time a loan is placed on non-accrual status, all unpaid accrued interest is reversed. CountryBanc does not return loans to accrual status until the loan is brought current and the borrower has demonstrated the ability to make future loan payments as scheduled.

Investment Activities

   CountryBanc invests a portion of its available funds in short-term and long-term instruments, including federal funds sold and investment securities. The majority of the investment securities are comprised of obligations of the U.S. Government or its agencies, mortgage-backed securities and selected municipal securities with relatively little risk.

   Federal funds sold, along with federal funds purchased, are used for daily cash management purposes. CountryBanc's investment securities portfolio is utilized to collateralize CountryBanc Federal Home Loan Bank debt and public fiduciary deposits. It also provides liquidity through proceeds from scheduled maturities. At December 31, 1998, the investment securities portfolio reflected an unrealized gain of $385,000.

   The following table presents CountryBanc's investments in certain securities accounted for as available-for-sale (AFS), and held-to-maturity (HTM). Other investments is comprised of Federal Home Loan Bank stock, Banker's Bank stock and Federal Reserve Bank stock, which carry no stated maturity.

                                                                 December 31,
                                                               ----------------
                                                                 1998    1997
                                                               -------- -------
                                                                 (dollars in
                                                                  thousands)
      U.S. Treasury securities --
        AFS..................................................  $ 34,783 $29,818
        HTM..................................................       252     --
      U.S. Gov. agencies and other mortgage-backed securities
       --
        AFS..................................................    29,975  25,013
        HTM..................................................       440     --
      U.S. Gov. agency collateralized mortgage obligations --
        AFS..................................................    12,555  22,567
        HTM..................................................     1,920     --
      Obligations of U.S. Gov. agencies and corporate
       securities --
        AFS..................................................    13,604   9,773
        HTM..................................................       907     --
      Obligations of state and political subdivisions --
        AFS..................................................     5,100   5,773
        HTM..................................................     2,856     --
      Other investments......................................     2,728   1,638
                                                               -------- -------
          Total Securities...................................   105,120  94,582
                                                               -------- -------
      Interest-bearing deposits with other banks.............     7,413     --
      Federal funds sold.....................................     4,250     --
                                                               -------- -------
          Total Investments..................................  $116,783 $94,582
                                                               ======== =======

   The following tables set forth the amounts by book value and weighted average yields, as of December 31, 1998, of each category of investments listed in the preceding table maturing during time periods.

                                          After One    After Five               Mortgage-backed
                                          Year But     Years But                Securities With
                           Within One      Within        Within     After Ten      Multiple
                              Year       Five Years    Ten Years      Years        Due Dates        Total
                          ------------- ------------- ------------ ------------ ------------------------------
                          Amount  Yield Amount  Yield Amount Yield Amount Yield  Amount  Yield   Amount  Yield
                          ------- ----- ------- ----- ------ ----- ------ ----- -------- --------------- -----
                                                         (dollars in thousands)
U.S. Treasury
 securities--
 AFS....................  $30,751 5.57% $ 4,033 5.44% $  --  0.00% $  --  0.00% $    --   0.00% $ 34,784 5.56%
 HTM....................      252 5.57%     --  0.00%    --  0.00%    --  0.00%      --   0.00%      252 5.56%
U.S. Government agencies
 and other mortgage-
 backed securities
 AFS....................    8,553 5.44%   3,015 5.99%    505 6.00%    --  0.00%   17,902  6.57%   29,975 6.17%
 HTM....................      --  0.00%     --  0.00%    --  0.00%    --  0.00%      440  6.57%      440 6.57%
U.S. Government agency
 collateralized mortgage
 obligations
 AFS....................      --  0.00%     --  0.00%    --  0.00%    --  0.00%   12,555  6.57%   12,555 6.57%
 HTM....................      --  0.00%     --  0.00%    --  0.00%    --  0.00%    1,920  6.57%    1,920 6.57%
Obligations of U.S.
 Government agencies and
 corporate securities
 AFS....................      --  0.00%   1,531 6.65%    --  0.00%    --  0.00%   12,073  6.57%   13,604 6.58%
 HTM....................      --  0.00%     705 6.46%    --  0.00%    202 6.55%      --   0.00%      907 6.48%
Obligations of state and
 political
 subdivisions--
 AFS....................      471 4.03%   2,287 4.50%  1,912 5.14%    429 5.34%      --   0.00%    5,099 4.66%
 HTM....................      737 4.03%   1,481 4.50%    638 5.14%    --  0.00%      --   0.00%    2,856 4.66%
Other investments.......      --  0.00%     --  0.00%    --  0.00%  2,728 6.00%      --   0.00%    2,728 6.00%
                          -------       -------       ------       ------       --------        --------
   Total................  $40,764 5.50% $13,052 5.49% $3,055 5.28% $3,359 5.95% $ 44,890  6.57% $105,120 5.96%
                          =======       =======       ======       ======       ========        ========

Repricing and Interest Rate Sensitivities as of December 31, 1998

 Interest Rate Risk

   Asset and liability management encompasses both interest rate risk and liquidity management. CountryBanc's net interest margin can be vulnerable to wide fluctuations arising from a change in the general level of interest rates which may affect the yields on interest earning assets differently than the cost of interest bearing liabilities. CountryBanc monitors its asset and liability mix in an effort to maintain a consistent earnings performance through control of interest rate risk.

   Below is a "static gap" schedule for CountryBanc as of December 31, 1998 (in thousands). This is just one of several tools which may be used to measure and manage interest rate sensitivity. Earning assets and interest bearing liabilities are presented below within selected time intervals based on their repricing and maturity characteristics. In this view, the sensitivity position is perfectly matched when an equal amount of assets and liabilities reprice during any given period. Excess assets or liabilities repricing in a given time period result in the "Interest Sensitivity Gap" shown at the bottom of the schedule. A positive gap indicates more assets than liabilities will reprice in that time period, while a negative gap indicates more liabilities than assets will reprice.

                                      0-3      4-12      1-5   Over 5
                                     Months   Months    Years   Years   Total
                                    -------- --------  ------- ------- --------
Interest Earning Assets
  Loans............................ $197,169 $ 25,863  $52,946 $ 8,964 $284,942
  Investment-Securities-Taxable....   21,309   38,456   27,603   9,958   97,326
  Investment-Securities-Taxable....       85    1,412    3,799   2,498    7,794
  Fed funds sold...................        0        0        0   4,250    4,250
  Interest-bearing deposits at
   other financial institutions....    2,468    3,467    1,478       0    7,413
                                    -------- --------  ------- ------- --------
    Total.......................... $221,031 $ 69,198  $85,826 $25,670 $401,725
Interest Earning Liabilities
  Interest bearing demand and
   savings......................... $141,713 $      0  $     0       0 $141,713
  Time deposits....................   67,672  105,786   16,414       0  189,872
  Borrowed funds...................        0      600   15,500   2,800   18,900
                                    -------- --------  ------- ------- --------
    Total.......................... $209,385 $106,386  $31,914 $ 2,800 $350,485
Interest Sensitivity GAP........... $ 11,646 $(37,188) $53,912 $22,870 $ 51,240
                                    ======== ========  ======= ======= ========

   The schedule indicates CountryBanc is liability sensitive in the 4-12 months category and it is asset sensitive for all other periods. This means, that during the 4-12 months period, interest-bearing liabilities would be repriced faster than earning assets, thereby improving net interest income when rates are declining and reducing net interest income when rates are rising. While the "static gap" is a widely used measure of interest sensitivity, it is not, in CountryBanc management's opinion, the only indicator of CountryBanc's sensitivity position.

Deposit Activities

   The following table sets forth the average balances and weighted average rates for CountryBanc's categories of deposits for the period indicated (dollars in thousands):

                                                 Average Deposit Balances and Rates
                         ----------------------------------------------------------------------------------
                           Year Ended December 31,     Year Ended December 31,    Year Ended December 31,
                                    1998                        1997                      1996(1)
                         --------------------------- --------------------------- --------------------------
                         Average  Average % of Total Average  Average % of Total Average Average % of Total
                         Balance   Rate    Deposits  Balance   Rate    Deposits  Balance  Rate    Deposits
                         -------- ------- ---------- -------- ------- ---------- ------- ------- ----------
Noninterest-bearing
 demand................. $ 47,270  0.00%    12.43%   $ 41,821  0.00%    12.55%   $10,051  0.00%    11.77%
Interest-bearing
 NOW....................   75,778  2.83%    19.93%     65,272  2.83%    19.58%    17,295  2.64%    20.25%
 Money Market...........   39,697  3.58%    10.44%     36,113  3.38%    10.84%    10,092  3.41%    11.82%
Savings.................   18,320  2.87%     4.82%     15,430  2.99%     4.63%     4,063  2.92%     4.76%
Time deposits...........  199,178  5.33%    52.38%    174,658  5.41%    52.40%    43,887  5.44%    51.40%
                         --------  -----   -------   --------  -----   -------   -------  -----   -------
   Total................ $380,243          100.00%   $333,294          100.00%   $85,388          100.00%
                         ========          =======   ========          =======   =======          =======

--------
(1) CountryBanc was formed during October, 1996 with the purchase of PNB and City National. Therefore, all information presented for 1996 is for the period of October 1 through December 31 only with respect to PNB and City National.

   The following table summarizes at December 31, 1998, CountryBanc's certificates of deposits of $100,000 or greater by time remaining until maturity.


                                                         Certificates of Deposit
                                                           $100,000 or greater
                                                         -----------------------
      Maturity Period:
        Less than three months..........................         $17,036
        Over three months through six months............          12,707
        Over six months through twelve months...........           9,793
        Over twelve months..............................           1,952
                                                                 -------
          Total CDs of $100,000 or greater..............         $41,488
                                                                 =======

   CountryBanc had no other time deposits in excess of $100,000.

Accounting and Financial Reporting

   The Financial Accounting Standards Board ("FASB") has issued SFAS 133, Accounting for Derivative Financial Instruments and Hedging Activities. This statement, as amended by SFAS No. 137, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The statement is required to be adopted by CountryBanc in 2001. CountryBanc does not anticipate that adoption of this statement will have a significant impact on the consolidated financial position or the future results of operations of CountryBanc.

                 OWNERSHIP OF COUNTRYBANC CLASS A COMMON STOCK

   Set forth below is certain information regarding beneficial ownership of CountryBanc Class A common stock as of the date of this joint proxy statement/prospectus (except as noted below) by (i) each person known to CountryBanc to beneficially own more than 5% of the issued and outstanding shares of CountryBanc Class A common stock; (ii) each of CountryBanc's directors; (iii) CountryBanc's chief executive officer and each of CountryBanc's other executive officers whose annual compensation exceeds $100,000 per year; and (iv) all executive officers and directors of CountryBanc as a group. Beneficial ownership is determined based on rules of the SEC under which a person who has the direct or indirect sole or shared power to vote or direct the disposition of shares of CountryBanc Class A common stock is considered to be the beneficial owner even if such person does not have an economic interest in such shares.

                                                              Ownership of
                                                               CountryBanc
                                                             Class A Common
                                                                  Stock
                                                             ------------------
                                                             Number     Percent
                                                               of         of
                         Name and Address                    Shares      Class
                         ----------------                    -------    -------
      Don C. McNeill........................................ 190,809(1) 14.15%
       1601 S.E. 19th Street
       Edmond, OK 73013
      William Randon........................................  10,924(2)   .81%
       Two Greenwich Plaza, Suite 100
       Greenwich, CT 06830
      John A. Loewen........................................  25,232(3)  1.87%
       101 N. Main Street
       Hennessey, OK 73742
      Paul A. Rubin.........................................  99,207(4)  7.36%
       Olympus Partners
       Metro Center
       One Station Place
       Stamford, CT 06902
      William C. Woo........................................  99,207(5)  7.36%
       Advent International Corporation
       101 Federal Street
       Boston, MA 02110
      Holmes Foster.........................................     --        --
       13621 Bay Hill Drive
       Des Moines, IA 50325
      Sam W. Hunsaker.......................................     --        --
       1705 Gullford Lane
       Oklahoma City, OK 73120
      Michael Sterkel.......................................     786(6)   .06%
       515 N. Main Street
       Kingfisher, OK 73750
      Ralph Frederickson....................................   5,802      .43%
       1601 S.E. 19th Street
       Edmond, OK 73013
      OGP II, L.P.(7).......................................  99,207(8)   7.36%
       Olympus Partners
       Metro Center
       One Station Place
       Stanford, CT 06902

      Advent
       International
       Corporation(9).  99,207(10)  7.36%
       101 Federal
        Street
       Boston, MA
        02110

      Wheatley
       Group(11).....   99,224(12)  7.36%
       767 Fifth
        Avenue
       New York, NY
        10153

      Banc Funds(13).   78,388(14)  5.81%
       Suite 200, 208
        South La
        Salle Street
       Chicago, IL
        60604

      Bessemer
       Venture
       Partners, IV,
       L.P...........   78,388(15)  5.81%
       Bessemer
        Venture
        Partners
       83 Walnut
        Street
       Wellesley
        Hills, MA
        02181

      Golub GP II,
       LLC...........   68,513(16)  5.08%
       Golub
        Associates
       230 Park
        Avenue 21st
        Floor
       New York, NY
        10169

      Executive
       Officers and..  422,802     31.35%
       Directors as a
        group (17)
       (10 persons)

--------
(1) Includes 34,152 shares of CountryBanc Class A common stock which Mr. McNeill has the right to vote pursuant to irrevocable proxies granted by certain CountryBanc stockholders. In addition, Mr. McNeill beneficially owns 228,945 shares (45%) of CountryBanc preferred stock, all of which are owned of record by Mr. McNeill other than 30,000 shares held by Mr. McNeill as trustee for certain trusts of which his children are beneficiaries. All shares of preferred stock are subject to the stock restriction agreement and an escrow agreement. Assuming a "Closing Gold Banc Stock Price" (as defined in the merger agreement) of $9.50 per share, an estimated 71,198 net shares (38.47%) of CountryBanc preferred stock will vest and be converted into Gold Banc common stock. The balance of the CountryBanc preferred stock (157,747 shares) will be cancelled without the payment of any consideration by CountryBanc or Gold Banc.

(2) Of this amount, 10,000 shares are subject to an irrevocable proxy in favor of Don C. McNeill. In addition, Mr. Randon owns, beneficially and of record, 101,753 shares (20%) of CountryBanc preferred stock, all of which are subject to the stock restriction agreement and an escrow agreement. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, an estimated 31,644 net shares (17.01%) of CountryBanc preferred stock will vest and be converted into Gold Banc common stock. The balance of the CountryBanc preferred stock (70,109 shares) will be cancelled without the payment of any consideration by CountryBanc or Gold Banc.

(3) Mr. Loewen also owns, beneficially and of record, 35,614 shares (7%) of CountryBanc preferred stock, all of which are subject to the stock restriction agreement and an escrow agreement. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, an estimated 11,075 net shares (5.98%) of CountryBanc preferred stock will vest and be converted into Gold Banc common stock. The balance of the CountryBanc preferred stock (24,539 shares) will be cancelled without the payment of any consideration by CountryBanc or Gold Banc.

(4) Mr. Rubin is Partner of Olympus Partners and is shown as beneficially owning these shares by reason of the fact that he votes these shares on behalf of OGP II, L.P., the general partner of Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P., which own, beneficially and of record, 98,001 shares and 1,206 shares, respectively. In addition, these partnerships beneficially own an aggregate of 77,100 shares (38.18%) of CountryBanc Class B common stock. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, the amount shown does not include an estimated 8,657 shares (4.68%) of

    CountryBanc preferred stock which will vest upon the consummation of the merger and which, pursuant to the stock restriction agreement and immediately following vesting, will be assigned to OGP II, L.P.

(5) Mr. Woo is Principal of Advent International Corporation and is shown as beneficially owning these shares by reason of the fact that he votes these shares on behalf of Advent International Limited Partnership, the general partner of Global Private Equity II Limited Partnership and Advent Direct Investment Program Limited Partnership, and Advent International Corporation, the general partner of Advent Partners Limited Partnership, which own, beneficially and of record, 71,424 shares, 26,972 shares and 811 shares, respectively. In addition, these partnerships beneficially own an aggregate of 77,100 shares (38.18%) of CountryBanc Class B common stock. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, the amount shown does not include approximately 5,194 shares (2.81%) of CountryBanc preferred stock which will vest upon the consummation of the merger and which, pursuant to the stock restriction agreement and immediately following vesting, will be assigned to Advent Partners Limited Partnership.

(6) Mr. Sterkel also owns, beneficially and of record, 35,614 shares (7%) of CountryBanc preferred stock, all of which are subject to the stock restriction agreement and an escrow agreement. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, an estimated 11,075 net shares (5.98%) of CountryBanc preferred stock will vest and be converted into Gold Banc common stock. The balance of the CountryBanc preferred stock (24,539 shares) will be cancelled without the payment of any consideration by CountryBanc or Gold Banc.

(7) OGP II, L.P. serves as the general partner of Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.

(8) Of this amount, Olympus Growth Fund II, L.P. owns, beneficially and of record, 98,101 shares (7.28%) and Olympus Executive Fund, L.P. owns, beneficially and of record, 1,206 shares (.08%). In addition, Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. respectively own, beneficially and of record, 76,164 shares (37.72%) and 936 shares (.46%) of CountryBanc Class B common stock. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, the amount shown does not include approximately 8,657 shares (4.68%) of CountryBanc preferred stock which will vest upon the consummation of the merger and which, pursuant to the stock restriction agreement and immediately following vesting, will be assigned to OGP II, L.P. These shares of CountryBanc Class A common stock are also shown as beneficially owned by Paul A. Rubin by reason of the fact that he votes the shares on behalf of OGP II, L.P.

(9) Advent International Corporation is the general partner of Advent International Limited Partnership which, in turn, is the general partner of Global Private Equity II Limited Partnership and Advent Direct Investment Program Limited Partnership. In addition, Advent International Corporation is the general partner of Advent Partners Limited Partnership.

(10) Of this amount, Global Private Equity II Limited Partnership owns, beneficially and of record, 71,424 shares (5.30%), Advent Direct Investment Program Limited Partnership owns, beneficially and of record, 26,972 shares (2.00%) and Advent Partners Limited Partnership owns, beneficially and of record, 811 shares (.06%). In addition, Global Private Equity II Limited Partnership, Advent Direct Investment Program Limited Partnership and Advent Partners Limited Partnership respectively own, beneficially and of record, 55,509 shares (27.49%), 20,961 shares (10.38%) and 630 shares (.31%) of CountryBanc Class B common stock. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, the amount shown does not include approximately 5,194 shares (2.81%) of CountryBanc preferred stock which will vest upon consummation of the merger and which, pursuant to the stock restriction agreement and immediately following vesting, will be assigned to Advent Partners Limited Partnership. These shares of CountryBanc Class A common stock are also shown as beneficially owned by William C. Woo by reason of the fact that he votes the shares on behalf of Advent International Limited Partnership and Advent International Corporation.

(11) Wheatley Group is comprised of three limited partnerships (Wheatley Partners, L.P., Woodland Venture Fund and Seneca Ventures) and eight individuals.

(12) Of this amount, Wheatley Partners L.P. owns, beneficially and of record, 52,918 shares (3.93%), Woodland Venture Fund owns, beneficially and of record, 13,230 shares (.98%) and Seneca Ventures owns, beneficially and of record, 13,230 shares (.98%). The remaining eight individuals comprising the Wheatley Group own an aggregate of 19,846 shares (1.47%). In addition, Wheatley Partners, L.P., Woodland Venture Fund and Seneca Ventures respectively own, beneficially and of record, 24,451 shares (12.11%), 6,363 shares (3.15%) and 6,363 shares (3.15%) of
    CountryBanc Class B common stock. The remaining eight individuals comprising the Wheatley Group own an aggregate of 9,543 shares (4.73%) of CountryBanc Class B common stock. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, the amount shown does not include approximately 12,986 shares (7.02%) of CountryBanc preferred stock which will vest upon the consummation of the merger and which, pursuant to the stock restriction agreement and immediately following vesting, are to be ratably assigned to each entity and individual comprising the Wheatley Group.

(13) Comprised of Banc Fund III, L.P., Banc Fund III Trust, Banc Fund IV, L.P. and Banc Fund IV Trust. MidBanc III serves as the general partner of Banc Fund III, L.P., Banc Funds Company, LLC serves as the manager of Banc Fund III Trust and Banc Fund IV Trust, and MidBanc IV serves as the general partner of Banc Fund IV, L.P.

(14) Of this amount, 4,339 shares (.32%) are beneficially owned by Banc Fund III, L.P., 13,298 shares (.99%) are beneficially owned by Bank Fund III Trust, 13,912 shares (1.03%) are beneficially owned by Banc Fund IV, L.P. and 46,839 shares (3.47%) are beneficially owned by Banc Fund IV Trust. All shares are owned of record by the named beneficial owner other than 6,628 shares held of record by Geriach & Company.

(15) Shares owned, beneficially and of record, by Bessemer Venture Partners CB of which Bessemer Venture Partners IV, L.P. serves as the managing general partner.

(16) Shares owned, beneficially and of record, by LEG Partners II, L.P. of which Golub GP II, LLC serves as the general partner.

(17) In addition to their ownership of CountryBanc Class A common stock, CountryBanc's executive officers and directors as a group beneficially own 407,014 shares (80%) of CountryBanc preferred stock, all of which are subject to the stock restriction agreement and an escrow agreement. Assuming a "Closing Gold Banc Stock Price" of $9.50 per share, an estimated 126,575 net shares (68.40%) of CountryBanc preferred stock will vest and be converted into Gold Banc common stock. The balance of the CountryBanc preferred stock (280,439 shares) will be cancelled without the payment of any consideration by CountryBanc or Gold Banc.

Subscription Agreements

   While the CountryBanc Certificate of Incorporation does not extend preemptive rights to any CountryBanc stockholder, those parties who entered into subscription agreements with CountryBanc in October 1996 have a contractual right of first refusal to purchase a pro rata portion of any capital stock proposed to be issued by CountryBanc, as well as any options, warrants or similar rights to purchase capital stock or any securities which may become convertible into capital stock. This right of first refusal is subject to certain customary exceptions and does not apply to any capital stock proposed to be issued by CountryBanc in a public offering meeting certain minimum size requirements.

   In addition to the rights described above, the subscription agreements provide that, in the event any party thereto wishes to sell their shares of CountryBanc common stock, that person must first offer his or its shares to CountryBanc which, in turn, must re-offer the right to purchase such shares on a pro rata basis to the other persons and entities who are parties to the subscription agreements. This right of first refusal is subject to the obligation that such other parties, their permitted transferees or CountryBanc purchase all of the shares of CountryBanc common stock offered for sale.

   As part of its acquisition of American Heritage, CountryBanc has extended similar rights of first refusal to the former American Heritage stockholders pursuant to a stockholder rights agreement dated January 7, 2000. These rights will terminate at the time of the termination of the subscription agreements. The subscription agreements provide that they are to terminate upon the earlier of (a) the subscriber thereto no longer owning any CountryBanc common stock, (b) the closing of a public offering meeting certain minimum size

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requirements, (c) October 17, 2021, (d) subject to the actual closing of the transaction, the affirmative vote of stockholders of CountryBanc owning at least 50.1% of CountryBanc Class A common stock approving a sale, transfer or exchange of all of their shares of CountryBanc Class A common stock to a third party.

Registration Rights Agreement

   Certain stockholders of CountryBanc have registration rights by reason of a registration rights agreement entered into with CountryBanc in October 1996. The registration rights agreement provides these stockholders with both demand and piggy-back registration rights. As part of its acquisition of American Heritage, under the stockholder rights agreement described above, CountryBanc also extended to former American Heritage stockholders piggy-back registration rights substantially similar to the piggy-back registration rights in that registration rights agreement. These piggy-back registration rights will be subject to the prior demand and piggy-back registration rights granted under the registration rights agreement and terminate at the time of the termination of the registration rights agreement. The registration rights agreement provides that it is to terminate upon the earlier of (a) no Registerable Securities (as defined therein) remaining subject to the terms of the registration rights agreement, (b) a merger or consolidation of CountryBanc with another entity that is not an affiliate of CountryBanc and, as a result of which, the parties to the registration rights agreement own less than 25% of the entity resulting from the merger, (c) the sale of all or substantially all of the assets of CountryBanc to a third party that is not an affiliate of CountryBanc, or (d) October 17, 2006.

Passivity Commitments

   In connection with CountryBanc's application to the Federal Reserve Board to acquire PNB and City National, each of the Institutional Investors were required to provide certain representations and commitments to the Federal Reserve Board. These representations and commitments are commonly referred to as "passivity commitments" and are designed to prohibit any Institutional Investor, either acting alone or with one or more other Institutional Investors, from exercising or attempting to exercise a controlling influence over the management or policies of CountryBanc or any of its bank subsidiaries. Together with the CountryBanc Bylaws, these passivity commitments operate to make it more difficult for any Institutional Investor to initiate a change in the makeup in CountryBanc's Board of Directors without the concurrence of CountryBanc's management, or to initiate a merger or acquisition of CountryBanc by a third party without the concurrence of CountryBanc's management.

            COUNTRYBANC COMMON STOCK PER SHARE PRICES AND DIVIDENDS

   Shares of CountryBanc common stock are not listed on an exchange. As of September 30, 1999 no established public trading market for the shares of CountryBanc common stock and management of CountryBanc is aware of a limited number of transactions involving CountryBanc common stock. Based upon CountryBanc management's review of its stock transfer records, there were four sales of CountryBanc common stock by CountryBanc stockholders between January 1, 1998 and September 30, 1999 at prices ranging from $26.34 to $32.96 per share.

   CountryBanc has not paid any cash dividends during the past three years.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

   The rights of CountryBanc stockholders are currently governed by the Oklahoma General Corporation Act and CountryBanc's Certificate of Incorporation and Bylaws. As a result of the merger, the stockholders of CountryBanc will become stockholders of Gold Banc, whose rights are governed by Kansas law and Gold Banc's Articles of Incorporation and Bylaws adopted thereunder. The following discussion is intended only to highlight certain differences between the rights of corporate stockholders under Kansas law and Oklahoma law generally and specifically with respect to the stockholders of CountryBanc and Gold Banc. The discussion is not intended as a complete statement of all such differences, and CountryBanc stockholders are referred to those laws and governing documents for a definitive treatment of the subject matter.

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Authorized and Outstanding Capital Stock

   Kansas and Oklahoma law require a corporation's governing corporate documents to set forth the total number of shares of stock which the corporation has the authority to issue. The authorized capital stock of CountryBanc consists of 4,250,000 shares of Class A common stock, par value $0.01 per share, of which 1,348,459 shares are currently outstanding; 4,250,000 shares of Class B common stock, par value $0.01 per share, of which 201,920 are currently outstanding; and 1,500,000 shares of preferred stock, par value $0.01 per share, 508,767 of which are designated as "Preferred Stock, Special Series," all of which are issued and outstanding and subject to the Amended and Restated Stock Restriction Agreement, dated October 17, 1996, as amended between CountryBanc, Don L. McNeill, William Randon and others. The authorized capital stock of Gold Banc consists of 50,000,000 shares of common stock, par value $1.00 per share, of which approximately 17,595,918 shares were outstanding as of January 25, 2000, and 10,000,000 shares of preferred stock, no par value per share, of which no shares are currently outstanding.

Election of Directors

   Under Oklahoma law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The CountryBanc Bylaws provide that there are to be seven directors divided into three classes, each of whom serve for staggered terms of three years. CountryBanc's Bylaws also provide for a specific nomination procedure for management to follow in nominating individuals for election to the CountryBanc board. Specifically, three individuals are to be nominated in accordance with the instructions of Don C. McNeill and William Randon, one individual is to be nominated in accordance with the instructions of Olympus Growth Fund II, L.P. and one individual is to be nominated in accordance with the instructions of Global Private Equity II Limited Partnership. The remaining two members of the board of directors are to be independent directors, the nomination of whom is required to be approved by at least four of CountryBanc's other directors. The nomination rights in favor of Don C. McNeill, William Randon, Olympus Growth Fund II, L.P. and Global Private Equity II Limited Partnership are subject to those respective individuals and partnerships maintaining at least 25% of the original number of shares of CountryBanc Class A common stock which each acquired in October 1996, with Don C. McNeill and William Randon being determined on a collective basis.

   In addition to the procedure outlined above, any holder of CountryBanc Class A common stock may place in nomination the name of any other individual for election as a director at any annual or special meeting of shareholders at which one or more directors are to be elected.

   Under Oklahoma law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The CountryBanc Certificate does not provide for cumulative voting.

   The former stockholders of CountryBanc will have rights under Kansas law in the election of directors similar, though not identical, to those provided by Oklahoma law. Directors, unless their terms are staggered, are elected at each annual stockholder meeting under Kansas law. Vacancies on the board of directors may be filled (1) by a majority of directors then in office or (2) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the articles of incorporation, by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case an amendment to the articles is required to change the number of directors.

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   The Gold Banc Articles fix the number of members of the board of directors at between three and fifteen persons, subject to change within these limits by a majority of the entire board of directors. The directors of Gold Banc serve three year terms. The board of directors is divided into three classes, serving staggered terms. The Gold Banc Articles provides that vacancies on the board are to be filled by the remaining members and any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen.

   Under Kansas law, stockholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The Gold Banc Articles do not provide for cumulative voting.

Removal of Directors

   Under Oklahoma law, directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless the corporation's board is classified. In the case of a classified board, unless the certificate of incorporation otherwise provides, stockholders may effect such removal only for cause, or in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board, or if there are classes of directors, at an election of the class of directors of which such director is a part. The CountryBanc Certificate provides that its directors can only be removed for cause.

   Kansas law provides that any director may be removed with or without cause by a majority of the shares then entitled to vote at an election of directors unless director terms are staggered. In the case of staggered terms, unless the articles of incorporation provide otherwise, stockholders may remove directors only for cause or, in the case of a corporation having cumulative voting for directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part. The Gold Banc Articles provides that a director may be removed from office at anytime, but only for cause, by the holders of a majority of the voting power of all of the shares of the corporation entitled to vote in the election of directors, or only for cause by a majority of the board of directors.

Amendments to Charter

   Under Oklahoma law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. In addition, if the proposed amendment would increase or decrease the aggregate number of authorized shares of a particular class, increase or decrease the par value of the shares of that class or alter or change its powers, preferences or special rights so as to affect the class adversely, the approval of the holders of a majority of the outstanding shares of the class shall be entitled to vote on the amendment, whether or not the class is entitled to vote under the provisions of the certificate of incorporation.

   The CountryBanc Certificate provides that until CountryBanc has consummated a public offering of CountryBanc Class A common stock meeting certain minimum size requirements, a number of the provisions in the Certificate may only be amended upon the approval of a supermajority of each class of CountryBanc common stock entitled to vote on the particular amendment. Specifically, the provisions of the CountryBanc's Certificate with respect to the CountryBanc preferred stock (Article IV, Subpart B, Section 2), the CountryBanc common stock (Article IV, Subpart C, Sections 1 and 2), management by the CountryBanc board of directors (Article V, Section 1), limitation of director liability (Article VI) and the amendment and termination of specified provisions of its Certificate (Article VII) may only be amended upon the affirmative vote of at least 90% of each class of CountryBanc common stock entitled to vote on the specified amendment. Also, the

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provisions of the CountryBanc Certificate requiring the affirmative vote of the holders of a majority of CountryBanc Class A common stock prior to the issuance of additional securities (Article IV, Subpart C, Section 3), the making of significant acquisitions (Article V, Section 2) and the sale of a significant portion of CountryBanc's assets (Article V, Section 3) may only be amended by the affirmative vote of the holders of 66 2/3% of each class of CountryBanc common stock entitled to vote on the amendment.

   The CountryBanc Certificate further provides that upon the closing of a public offering of CountryBanc Class A common stock meeting certain minimum size requirements, the provisions of the Certificate requiring the approval by the holders of a majority of the CountryBanc Class A common stock for the issuance of additional equity securities, the making of significant acquisitions, and the sale of a significant portion of CountryBanc's assets are to terminate. Also terminating are the provisions of the CountryBanc Certificate specifying that CountryBanc's directors may only be removed for cause as construed under Delaware law (Article V, Section 1(C)) and its supermajority provisions with respect to the amendment of the CountryBanc Certificate (Article VII).

   Kansas law provides that an amendment to the articles of incorporation of a corporation must be approved by at least a majority of the outstanding stock entitled to vote upon the proposed amendment, and by at least a majority of the outstanding stock of each class entitled to vote thereon as a class. The articles of incorporation may state a greater number or proportion required for approval. The Gold Banc Articles requires a vote of two-thirds of the outstanding shares of the common stock of the corporation to amend Articles Four, Five, Six, Seven, Eight, Nine, Ten, Twelve or Thirteen of its Articles of Incorporation.

Amendments to Bylaws

   Oklahoma law provides that a corporation's bylaws may be amended by that corporation's stockholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The CountryBanc Bylaws provide that, subject to specified exceptions, the Bylaws may be amended by (i) approval of at least 75% of the number of directors which then constitute the entire CountryBanc board of directors (currently six out of seven) or (ii) upon the approval of the holders of a specified percentage of all of CountryBanc's outstanding capital stock entitled to vote on the proposed amendment. With respect to the right of the directors to amend the Bylaws, no amendment may be made by the Board of Directors to the provisions relating to the calling of a special meeting of shareholders, the determination of whether a quorum is present at a shareholders meeting or the voting procedure at a shareholders meeting (Article I, Sections 2, 4 and 5), the provisions with respect to CountryBanc's board of directors (Article II), the indemnification provisions (Article VI) or the provisions related to the amendment and termination of specific provisions of the Bylaws (Article VII). Further, these provisions of the Bylaws may only be amended by the shareholders upon the affirmative vote of at least 90% of each class of CountryBanc capital stock entitled to vote on the specified amendment. All other provisions of the CountryBanc Bylaws may be amended by the affirmative vote of at least 50% of each class of CountryBanc capital stock entitled to vote on the specified amendment.

   The CountryBanc Bylaws further provide that upon the closing of a public offering of CountryBanc Class A common stock meeting certain minimum size requirements, the special provisions with respect to amendment and termination of the Bylaws (Article VII) will terminate. Also terminating are provisions with respect to the initiation of a special meeting of shareholders by CountryBanc's stockholders (Article I, Section 2(b)) as described below, the special nomination procedures described above (Article II, Section 2(b)), the requirement that directors may only be removed for cause as construed under Delaware law (Article II, Section 2(c)) and the provisions with respect to the procedure for filling vacancies which might occur on the CountryBanc board of directors (Article II, Section 3).

   Kansas law provides that the right to adopt, amend or repeal bylaws of a corporation shall be vested in the corporation's board of directors, unless otherwise provided in such corporation's articles of incorporation and subject to the right of the stockholders to adopt, amend or repeal the bylaws. The Gold Banc Articles require the affirmative vote of at least two-thirds of the outstanding stock to amend or repeal Articles II, III and VI of the bylaws of Gold Banc.

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Special Meetings of Stockholders

   Oklahoma law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The CountryBanc Bylaws provide that special meetings of CountryBanc's stockholders may only be called by the board of directors or the president. Further, CountryBanc's president or secretary is to call a special meeting of stockholders upon the request of stockholders owning at least 33% of CountryBanc's outstanding voting stock, or, if the purpose of the meeting is to consider an offer to acquire CountryBanc, stockholders owning at least 9% of CountryBanc's outstanding voting stock.

   Kansas law provides that special meetings of stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's articles of incorporation or bylaws. The Gold Banc Bylaws provide that a special meeting may be called by the chief executive officer, a majority of the board of directors, and shall be called at any time by the Chairman of the Board, the Chief Executive Officer, or the Secretary upon the request of stockholders owning 55 percent of the outstanding stock of the corporation entitled to vote at such meeting.

Stockholder Action by Written Consent

   CountryBanc' stockholders may take any action by written consent which could be taken at a meeting of the stockholders. Under Gold Banc's Articles, however, Gold Banc's stockholders may not take any action without a meeting.

Notice of Stockholder Proposals

   Oklahoma law limits the business to be conducted at any special meeting of CountryBanc's stockholders to the business specified in the notice of the special meeting. At an annual meeting of CountryBanc's stockholders, any matter may be brought before the annual meeting as long as any prior notice requirements imposed by Oklahoma law for the proposed action are satisfied.

   Gold Banc's Bylaws provide that at any special meeting of the stockholders, only the business specified in the notice of a special meeting may be addressed at the meeting, but a stockholder is allowed to address any business at an annual meeting if the procedural requirements are met. In order for a matter to be properly brought before the annual meeting by a stockholder, the stockholder must provide notice of the matter to Gold Banc not less than 120 days prior to the meeting and delivery of specified information of the type customarily required by such provisions.

Vote on Extraordinary Corporate Transactions

   Oklahoma law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Oklahoma law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets or a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to CountryBanc and its stockholders.

   Kansas law is similar to Oklahoma law in that, except as described below with respect to "business combinations," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon. The foregoing provisions apply to Gold Banc and its stockholders.

Dividends

   Subject to any restrictions contained in a corporation's certificate of incorporation, Oklahoma law generally provides that a corporation may declare and pay dividends out of a surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the

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dividend is declared or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The CountryBanc Certificate places no additional restrictions on the declaration or payment of dividends except that any dividends paid on the Class A common stock must be paid ratably on the Class B common stock, and the CountryBanc preferred stock is not entitled to payment of fixed or determinable dividends.

   Kansas law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's stockholders either
(1) out of its surplus or (2) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. However, no such dividend may be paid out of net profits if the capital of the corporation shall have been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until such deficiency is repaired. In addition to the restrictions imposed by Kansas law, the Gold Banc Articles authorize restrictions on the declaration or payment of dividends on common and preferred stock, subject to the provisions of the preferred stock.

Appraisal Rights of Dissenting Stockholders

   Under Oklahoma law, a stockholder of a Oklahoma corporation is generally entitled to demand appraisal of and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he holds, is a party. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares held by the stockholders are of a class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation.

   Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Oklahoma corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation; (2) shares of stock of any other corporation which shares at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares of the corporations described in (1) and (2); or (4) any combination of the shares of stock and cash in lieu of fractional shares described in (1), (2) and
(3). An Oklahoma corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or a sale of all or substantially all of the assets of the corporation. See Appendix D.

   Kansas law requires the corporation surviving or resulting from any merger or consolidation to provide notice to stockholders of the effectiveness of the merger or consolidation if such stockholders filed with the corporation a written objection to the merger or consolidation before the taking of the vote on the merger or consolidation, and whose shares were either not entitled to vote or were not voted in favor of the merger or consolidation. Such stockholders then have twenty days from the mailing date of such notice to demand in writing from the corporation payment of the value of their stock as of the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation. If such demand is made, the corporation shall pay to the stockholder such value within thirty days from the end of the twenty day period. If the corporation and stockholder fail to agree upon the value of such stock, the stockholder or the corporation may demand a determination of the value of such stock by an appraiser appointed by the district court.

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   However, this right to demand an appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares were registered on a national securities exchange, or (3) the shares were held of record by not less than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation, unless the articles of incorporation provide otherwise.

   CountryBanc stockholders are entitled to appraisal rights in connection with the merger. Gold Banc stockholders are not entitled to dissenters' or appraisal rights in connection with the merger.

Stockholder Inspection

   Under both Kansas and Oklahoma law, any stockholder may inspect a corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to the person's interest as a stockholder. Both Kansas and Oklahoma law specifically provide that a stockholder may appoint an agent for the purpose of examining the corporation's books and records.

   Gold Banc's bylaws provide that Gold Banc's stockholders have the right to inspect the books and records of the corporation to the extent and in the manner provided by Kansas law, subject to reasonable restrictions as may be determined by the board of directors or the officers of the corporation, from time to time or with respect to any request for such inspection.

Indemnification and Limitation of Liability of Directors and Officers

   Oklahoma law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not eliminate or limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 1053 of the Oklahoma General Corporation Act for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. The CountryBanc certificate limits the personal liability of CountryBanc's directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under applicable law.

   Under Oklahoma law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses including attorneys' fees actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, and only to the extent that, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or

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other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Oklahoma law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

   Except with respect to certain administrative proceedings, the CountryBanc Bylaws provide for the indemnification of and the advancement of defense costs to CountryBanc's directors, officers and employees to the fullest extent permitted by Oklahoma law.

   Under the merger agreement, Gold Banc has agreed to provide indemnification to CountryBanc's officers and directors in certain circumstances. See "Plan of Merger -- Interests of Certain Persons in the Merger -- Indemnification of Directors and Officers."

   Kansas law grants a corporation power to indemnify an officer, director, employee or agent made a party to a proceeding as a result of his status as an officer, director, employee or agent against such expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, in the case of a criminal proceeding, such director had no reasonable grounds to believe his actions were unlawful. The determination of whether the director has met the requisite standard of conduct for indemnification may be made by (1) a majority vote of a quorum consisting of directors not at that time parties to the suit; (2) independent legal counsel directed by a quorum of disinterested directors; or (3) by the stockholders. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   A Kansas corporation can indemnify an officer, director, employee or agent for expenses actually and reasonably incurred by such person in connection with the defense or settlement of a suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, if such person is adjudged to be liable to the corporation in a suit brought by or in the right of the corporation, no indemnification shall be made unless the court in which such proceeding was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   The Gold Banc Articles require the corporation to indemnify each officer and director to the fullest extent permitted by Kansas law.

Preemptive Rights

   Neither Oklahoma nor Kansas law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate or articles of incorporation. Neither the CountryBanc Certificate nor the Gold Banc Articles provides for preemptive rights; however, certain CountryBanc stockholders have contractual rights of first refusal with respect to CountryBanc capital stock as provided in the subscription agreements.

Business Combination Restrictions

   In general, Kansas law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" with a corporation for three years following the date such person became an Interested Stockholder. The term

"Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (1) any merger or consolidation of the corporation with the Interested Stockholder or with any other corporation if the merger or consolidation is caused by the Interested Stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (3) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all stockholders of the corporation; (4) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Stockholder); or (5) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

   The three-year moratorium may be avoided if: (1) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

   The Business Combination restrictions described above do not apply if, among other things: (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (2) the corporation, by act of its board of directors, adopts an amendment to its bylaws within one year of the effective date of the Business Combinations Act expressly electing not to be governed by the act; (3) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (4) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders.

   An "Interested Stockholder" is defined to mean any person (other than the corporation or any of its subsidiaries, and any affiliate thereof) who or which: (1) is the beneficial owner of 15 percent or more of the corporation's voting stock; or (2) is an Affiliate of the corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner of 15 percent or more of the voting stock.

   The Gold Banc Articles expressly elect to be covered by the Business Combinations restrictions. CountryBanc stockholders currently are not covered by a similar provision under Oklahoma law.

Limitations on Acquisitions and Issuance of Stock

   The CountryBanc Certificate contains a provision which requires the affirmative vote of a majority of the outstanding shares of CountryBanc Class A common stock before the board of directors may approve the consummation of any "significant acquisition." A "significant acquisition" is defined as one which will result in an increase in the consolidated assets of CountryBanc by 25% or more.

   The CountryBanc Certificate also contains a provision which provides that, subject to certain exceptions, no shares of equity securities will be issued by CountryBanc until the board of directors has obtained the prior authorization for such issuance by the affirmative vote of majority of the outstanding CountryBanc Class A common stock.

Shareholder Rights Plan

   Gold Banc has in effect a shareholder rights plan and has entered into a rights agreement with American Stock Transfer & Trust Company, as Rights Agent. The rights plan provides for a dividend distribution of one one-thousandth of a share of Series A Preferred Stock (a "Right") to be attached to each outstanding share of Gold Banc common stock. As a result of the merger, each share of Gold Banc common stock received in the merger will also represent one Right. The Rights are not currently exercisable or transferable apart from the Gold Banc common stock.

   The Rights will become exercisable if a person or group acquires 15% or more of the Gold Banc common stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Gold Banc common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Gold Banc common stock that has a market value of two times the exercise price of the Right. If Gold Banc is acquired in a merger or other business transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right.

   The Rights issued under the Gold Banc shareholder rights plan may make any merger not approved by Gold Banc's board of directors prohibitively expensive, because the Rights allow Gold Banc shareholders to purchase the voting securities of Gold Banc or a potential acquirer at one-half of the fair market value.

   CountryBanc does not have a shareholder rights plan.

                                    EXPERTS

   The financial statements included in the Gold Banc Annual Report on Form 10-K for the year ended December 31, 1998, that are incorporated herein by reference, have been audited by KPMG LLP, independent public accountants, as stated in their report included in the Form 10-K, and have been incorporated by reference herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The audited financial statements of CountryBanc Holding Company, included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of First Business Bancshares of Kansas City, Inc., incorporated herein by reference in this registration statement have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated by their reports included in Form 8-K, and have been included herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The audited financial statements of Union Bankshares, Ltd., incorporated by reference in this registration statement, have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated by their report with respect thereto, and have been incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The audited financial statements of American Bancshares, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this joint proxy statement/prospectus by reference to the Gold Banc Current Report on Form 8-K dated November 19, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The legality of the Gold Banc common stock to be issued pursuant to the merger has been passed upon for Gold Banc by Stinson, Mag & Fizzell, P.C. Stinson, Mag & Fizzell, P.C. also will pass upon federal income tax matters in connection with the merger. See "The Proposed Merger--Federal Income Tax Consequences" on page 18. McAfee & Taft A Professional Corporation will pass on certain matters related to the merger for CountryBanc.

                          FUTURE STOCKHOLDER PROPOSALS

If the Merger is Consummated, or the Merger is Not Consummated and You Are a Gold Banc Stockholder:

   A stockholder proposal may be considered at Gold Banc's 2000 Annual Meeting of Stockholders only if it meets the following requirements set forth in Gold Banc's Bylaws. First, the stockholder making the proposal must be a stockholder of record on the record date for such meeting, must continue to be a stockholder of record at the time of such meeting, and must be entitled to vote thereat. Second, the stockholder must deliver or cause to be delivered a written notice to Gold Banc's Secretary. The Secretary must receive such notice no later than December 2, 1999.

   The notice shall specify: (a) the name and address of the stockholder as they appear on the books of Gold Banc; (b) the class and number of shares of Gold Banc's stock that are beneficially owned by the stockholder; (c) any material interest of the stockholder in the proposed business described in the notice; (d) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about him or her that is required by the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be disclosed in the proxy materials for the meeting involved if he or she were a nominee of Gold Banc for election as one of its directors; (e) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the stockholders and if and why it is deemed by the stockholder to be beneficial to Gold Banc; and (f) if so requested by Gold Banc, all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Notwithstanding satisfaction of the above, the proposed business may be deemed not properly before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a stockholder proposal and was omitted from the proxy materials for the meeting.

   For stockholder proposals to be considered for inclusion in Gold Banc's proxy materials for the 2000 Annual Meeting of Stockholders, the Secretary of Gold Banc must receive such proposals no later than December 2, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

   Gold Banc. Gold Banc files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information Gold Banc files at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Gold Banc's filings are also available to the public on the SEC Internet site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC at http://www.sec.gov.

   Gold Banc has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Gold Banc common stock to be issued to holders of CountryBanc capital stock common in connection with the merger. This document is part of the registration statement and constitutes a prospectus of Gold Banc in addition to being a proxy statement of Gold Banc and CountryBanc for their respective special meetings. This document does not contain all of the information contained in the registration statement or the exhibits to the registration statement as allowed by the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

   The Securities and Exchange Commission permits Gold Banc to incorporate by reference information that is not contained in this document. This means that Gold Banc can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the following documents previously filed with the Securities and Exchange Commission:

Gold Banc SEC Filings (File No. 0-28936)            Period or Date of Event
----------------------------------------            -----------------------
Current Report on Form 8-K, filed January 26,
 2000.........................................  January 26, 2000
Current Report on Form 8-K, filed January 26,
 2000.........................................  January 26, 2000
Current Report on Form 8-K, filed January 5,
 2000.........................................  January 5, 2000
Registration Statement on Form S-4, filed
 December 29, 1999............................  December 29, 1999
Registration Statement on Form S-4, filed
 December 22, 1999............................  December 22, 1999
Registration Statement on Form S-4, filed
 December 15, 1999............................  December 15, 1999
Registration Statement on Form S-4, filed
 November 23, 1999............................  November 23, 1999
Current Report on Form 8-K/A, filed December
 9, 1999......................................  December 9, 1999
Current Report on Form 8-K, filed November 19,
 1999.........................................  November 19, 1999
Current Report on Form 8-K, filed November 19,
 1999.........................................  November 19, 1999
Current Report on Form 8-K, filed November 19,
 1999.........................................  November 19, 1999
Current Report on Form 8-K, filed November 10,
 1999.........................................  November 10, 1999
Proxy Statement on Schedule 14A, filed April
 1, 1999......................................  Annual Meeting on April 28, 1999
Annual Report on Form 10-K, filed April 1,
 1999.........................................  Year ended December 31, 1998
Quarterly Report on Form 10-Q, filed May 14,
 1999.........................................  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q, filed August
 11, 1999.....................................  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q, filed November
 8, 1999......................................  Quarter ended September 30, 1999

   Gold Banc is also incorporating by reference additional documents filed with Securities and Exchange Commission after the date of this document, but prior to the date of the meetings.

   Gold Banc has supplied all information contained or incorporated in this document relating to Gold Banc. CountryBanc has supplied all such information relating to CountryBanc.

   Gold Banc and CountryBanc stockholders may obtain documents incorporated by reference through Gold Banc or the Securities and Exchange Commission. Documents incorporated by reference are available from Gold Banc without charge, by requesting such documents in writing or by telephone from Gold Banc at:

                           Gold Banc Corporation, Inc.
                           11301 Nall Avenue
                           Leawood, Kansas 66211
                           Telephone Number: (913) 451-8050
                           Attention: Keith E. Bouchey

   If you would like to request documents from us, please do so by February 23, 2000 in order to receive them before the meetings. Documents will be sent first class mail within one day upon receipt of a request.

   You should rely only on the information contained or incorporated by reference in this document to vote on the Gold Banc proposal and the CountryBanc proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 27, 2000. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Gold Banc or CountryBanc nor the issuance of Gold Banc common stock in the merger shall create any implication to the contrary.

                          COUNTRYBANC HOLDING COMPANY

                               Table of Contents

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Consolidated Statements of Financial Condition............................. F-3

Consolidated Statements of Income.......................................... F-4

Consolidated Statements of Comprehensive Income............................ F-5

Consolidated Statements of Stockholders' Equity............................ F-6

Consolidated Statements of Cash Flows...................................... F-7

Notes to Consolidated Financial Statements................................. F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of CountryBanc Holding Company:

   We have audited the accompanying consolidated statements of financial condition of CountryBanc Holding Company (an Oklahoma corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CountryBanc Holding Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Oklahoma City, Oklahoma,
April 2, 1999

                          COUNTRYBANC HOLDING COMPANY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                  September 30,              December 31,
                            -------------------------- -------------------------
          ASSETS                1999          1998         1998         1997
          ------            ------------  ------------ ------------ ------------
                                   (Unaudited)
Cash and due from banks...  $ 10,175,158  $ 13,205,488 $ 17,847,966 $ 22,551,612
Federal funds sold........     2,000,000           --     4,250,000          --
                            ------------  ------------ ------------ ------------
   Total cash and cash
    equivalents...........    12,175,158    13,205,488   22,097,966   22,551,612
                            ------------  ------------ ------------ ------------
Interest-bearing deposits
 with other banks.........     2,667,015    10,286,002    7,413,011          --
Debt and equity
 securities:
 Available-for-sale.......    95,733,850   102,091,363   96,016,917   92,944,487
 Held-to-maturity.........     8,322,799     6,940,756    6,374,663          --
 Equity...................     3,040,742     2,830,886    2,727,936    1,637,632
                            ------------  ------------ ------------ ------------
   Total debt and equity
    securities............   107,097,391   111,863,005  105,119,516   94,582,119
                            ------------  ------------ ------------ ------------
Loans receivable, net of
 allowance for loan losses
 of $4,944,965 at
 September 30, 1999,
 $5,123,530 at September
 30, 1998, and $5,097,012
 in 1998 and $4,715,647 in
 1997.....................   295,194,165   264,950,741  279,845,578  245,652,487
Premises and equipment,
 net......................    14,036,175    13,827,206   13,856,832   11,982,860
Intangibles, net of
 accumulated amortization
 of $1,721,371 at
 September 30, 1999,
 $979,219 at September 30,
 1998, and $1,118,278 in
 1998 and $521,213 in
 1997.....................     9,956,115     8,850,284    8,687,189    6,094,072
Accrued interest
 receivable...............     6,510,680     6,404,227    5,934,192    5,247,424
Other real estate and
 assets owned, net........       410,031       186,501      186,501      708,679
Other assets..............     1,017,977       909,334      949,226      506,116
                            ------------  ------------ ------------ ------------
   Total assets...........  $449,064,707  $430,482,788 $444,090,011 $387,325,369
                            ============  ============ ============ ============
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
   --------------------
Deposits:
 Demand...................  $ 48,500,565  $ 45,095,372 $ 51,150,855 $ 47,284,725
 Savings, money market
  and NOW.................   149,713,160   135,278,482  141,712,860  111,954,730
 Time.....................   190,354,908   198,150,102  189,871,183  171,161,251
                            ------------  ------------ ------------ ------------
   Total deposits.........   388,568,633   378,523,956  382,734,898  330,400,706
Federal funds purchased...           --        740,000          --    13,000,000
Notes payable.............    15,090,000     9,700,000   18,900,000    7,225,000
Deferred income tax
 liability................     1,638,542     2,306,223    2,467,124    2,039,245
Accrued interest payable
 and other................     3,583,745     2,881,395    2,551,073    3,351,827
                            ------------  ------------ ------------ ------------
   Total liabilities......   408,880,920   394,151,574  406,653,095  356,016,778
                            ------------  ------------ ------------ ------------
Minority interest.........           --            --           --       784,570
Stockholders' equity:
 Preferred stock, $.01
  par value, 1,500,000
  shares authorized;
  508,767 shares issued
  and outstanding.........         5,088         5,088        5,088        5,088
 Common stock--Class A,
  $.01 par value,
  4,250,000 shares
  authorized; 1,006,002
  shares issued and
  outstanding at
  September 30, 1999 and
  1998 and December 31,
  1998, and 943,707
  shares issued and
  outstanding at December
  31, 1997................        10,060        10,060       10,060        9,437
 Common stock--Class B,
  $.01 par value,
  4,250,000 shares
  authorized; 201,920
  shares issued and
  outstanding at
  September 30, 1999 and
  1998 and December 31,
  1998 and 177,120 shares
  issued and outstanding
  at December 31, 1997....         2,019         2,019        2,019        1,771
 Capital surplus..........    28,678,844    28,659,700   28,664,486   26,552,870
 Retained earnings........    12,350,970     7,339,937    8,520,751    3,779,835
 Unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax expense
  (benefit) of ($529,054)
  at September 30, 1999,
  $192,702 at September
  30, 1998, and $143,733
  in 1998 and $107,270 in
  1997....................      (863,194)      314,410      234,512      175,020
                            ------------  ------------ ------------ ------------
   Total stockholders'
    equity................    40,183,787    36,331,214   37,436,916   30,524,021
                            ------------  ------------ ------------ ------------
   Total liabilities and
    stockholders' equity..  $449,064,707  $430,482,788 $444,090,011 $387,325,369
                            ============  ============ ============ ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          COUNTRYBANC HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                            Nine Months Ended
                              September 30,           Years Ended December 31,
                         ----------------------- ----------------------------------
                            1999        1998        1998        1997        1996
                         ----------- ----------- ----------- ----------- ----------
                               (Unaudited)
Interest and dividend
 income:
 Loans, including fees.. $21,697,455 $20,118,497 $26,848,093 $23,932,351 $5,883,077
 Debt securities
  available-for-sale....   4,184,337   4,555,516   6,016,673   5,511,740  1,160,886
 Debt securities held-
  to-maturity...........     293,004     161,129     250,285          --         --
 Interest-bearing
  deposits with other
  banks.................     214,713     513,132     656,952          --         --
 Federal funds sold and
  other.................     315,742     396,401     464,849     783,130    346,222
 Dividends..............     135,323      97,236     137,862      53,578         --
                         ----------- ----------- ----------- ----------- ----------
   Total interest and
    dividend income.....  26,840,574  25,841,911  34,374,714  30,280,799  7,390,185
                         ----------- ----------- ----------- ----------- ----------
Interest expense:
 Deposits...............  10,826,731  11,120,419  14,703,080  12,978,834  3,308,650
 Notes payable..........     434,301     510,716     749,141     580,949    116,164
 Other borrowed funds...     468,414     140,966     151,121      89,037     28,602
                         ----------- ----------- ----------- ----------- ----------
   Total interest
    expense.............  11,729,446  11,772,101  15,603,342  13,648,820  3,453,416
                         ----------- ----------- ----------- ----------- ----------
   Net interest and
    dividend income.....  15,111,128  14,069,810  18,771,372  16,631,979  3,936,769
Provision for loan
 losses.................     588,000     714,000     736,000   1,476,000  1,196,381
                         ----------- ----------- ----------- ----------- ----------
   Net interest income
    after provision for
    loan losses.........  14,523,128  13,355,810  18,035,372  15,155,979  2,740,388
                         ----------- ----------- ----------- ----------- ----------
Noninterest income:
 Service charges on
  deposit accounts......   1,962,890   1,388,721   1,879,810   1,928,106    674,930
 Other..................     550,927     415,929     566,372     635,641    153,687
                         ----------- ----------- ----------- ----------- ----------
   Total noninterest
    income..............   2,513,817   1,804,650   2,446,182   2,563,747    828,617
                         ----------- ----------- ----------- ----------- ----------
Noninterest expense:
 Salaries and employee
  benefits..............   6,104,994   5,344,485   7,334,945   6,320,786  1,557,383
 Depreciation and
  amortization..........   1,687,823   1,271,533   1,758,995   1,276,667    315,098
 Professional and other
  services..............     455,779     489,786     621,186     622,030    731,012
 Supplies and postage...     404,265     401,327     534,513     635,218    172,198
 Occupancy expenses.....     351,022     322,900     441,289     363,730    137,414
 Advertising and
  business development..     275,275     252,618     349,412     306,722     38,273
 Data processing........     235,787     153,241     338,116     272,699     57,082
 Equipment maintenance..     295,710     253,383     301,033     317,139     91,406
 Telephone..............     173,836     184,993     253,162     217,134     48,457
 Deposit insurance
  assessments and
  examination fees......     101,670      95,678     131,679     177,284     45,148
 Other..................     704,673     782,012     975,582     812,860    319,949
                         ----------- ----------- ----------- ----------- ----------
   Total noninterest
    expense.............  10,790,834   9,551,956  13,039,912  11,322,269  3,513,420
                         ----------- ----------- ----------- ----------- ----------
   Income before income
    tax expense and
    minority interest...   6,246,111   5,608,504   7,441,642   6,397,457     55,585
Income tax expense......   2,415,892   2,048,401   2,700,726   2,449,882     35,315
                         ----------- ----------- ----------- ----------- ----------
   Income before
    minority interest...   3,830,219   3,560,103   4,740,916   3,947,575     20,270
Minority interest.......          --          --          --     158,686     27,963
                         ----------- ----------- ----------- ----------- ----------
   Net income (loss).... $ 3,830,219 $ 3,560,103 $ 4,740,916 $ 3,788,889 $   (7,693)
                         =========== =========== =========== =========== ==========



  The accompanying notes are an integral part of these consolidated financial statements.

                          COUNTRYBANC HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                            Nine Months Ended
                              September 30,          Years Ended December 31,
                          ----------------------- -------------------------------
                             1999         1998       1998       1997       1996
                          -----------  ---------- ---------- ----------  --------
                               (Unaudited)
Net income (loss).......  $ 3,830,219  $3,560,103 $4,740,916 $3,788,889  $ (7,693)
Unrealized holding gains
 (losses) arising during
 the period, net of tax.   (1,097,706)    139,390     59,492     (4,990)  180,010
                          -----------  ---------- ---------- ----------  --------
    Total comprehensive
     income.............  $ 2,732,513  $3,699,493 $4,800,408 $3,783,899  $172,317
                          ===========  ========== ========== ==========  ========




  The accompanying notes are an integral part of these consolidated financial statements.

                          COUNTRYBANC HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

            For the Nine Months Ended September 30, 1999 (Unaudited) and for the Years Ended December 31, 1998, 1997 and 1996

                                                                                Net
                                             Class                           Unrealized
                                    Class A    B                 Retained    Investment      Total
                          Preferred Common   Common   Capital    Earnings     Security   Stockholders'
                            Stock    Stock   Stock    Surplus    (Deficit)     Gains        Equity
                          --------- -------  ------ ----------- -----------  ----------  -------------
BALANCE, December 31,
 1995...................   $5,088   $   100  $  --  $       --  $    (1,361) $      --    $     3,827
 Purchase and
  cancellation of Class
  A common stock........      --       (100)    --          --          --          --           (100)
 Issuance of Class A
  common stock, net of
  issue costs...........      --      9,437     --   22,336,634         --          --     22,346,071
 Issuance of Class B
  common stock, net of
  issue costs...........      --        --    1,771   4,192,306         --          --      4,194,077
 Net loss...............      --        --      --          --       (7,693)        --         (7,693)
 Net unrealized
  appreciation on
  available-for-sale
  securities, net of tax
  of $110,329...........      --        --      --          --          --      180,010       180,010
                           ------   -------  ------ ----------- -----------  ----------   -----------
BALANCE, December 31,
 1996...................    5,088     9,437   1,771  26,528,940      (9,054)    180,010    26,716,192
 Amortization of
  employee stock awards.      --        --      --       23,930         --          --         23,930
 Net income.............      --        --      --          --    3,788,889         --      3,788,889
 Net change in
  unrealized gains on
  available-for-sale
  securities, net of tax
  of ($3,059)...........      --        --      --          --          --      (4,990)       (4,990)
                           ------   -------  ------ ----------- -----------  ----------   -----------
BALANCE, December 31,
 1997...................    5,088     9,437   1,771  26,552,870   3,779,835     175,020    30,524,021
 Amortization of
  employee stock awards.      --        --      --       19,144         --          --         19,144
 Issuance of Class A
  common stock, net of
  issue costs...........      --        623     --    1,497,800         --          --      1,498,423
 Issuance of Class B
  common stock, net of
  issue costs                 --        --      248     594,672         --          --        594,920
 Net income.............      --        --      --          --    4,740,916         --      4,740,916
 Net change in
  unrealized gains on
  available-for-sale
  securities, net of tax
  of $36,463............      --        --      --          --          --       59,492        59,492
                           ------   -------  ------ ----------- -----------  ----------   -----------
BALANCE, December 31,
 1998...................    5,088    10,060   2,019  28,664,486   8,520,751     234,512    37,436,916
 Amortization of
  employee stock awards.      --        --      --       14,358         --          --         14,358
 Net income.............      --        --      --          --    3,830,219         --      3,830,219
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax benefit of
  $672,787..............      --        --      --          --          --   (1,097,706)   (1,097,706)
                           ------   -------  ------ ----------- -----------  ----------   -----------
BALANCE, September 30,
 1999...................   $5,088   $10,060  $2,019 $28,678,844 $12,350,970  $ (863,194)  $40,183,787
                           ======   =======  ====== =========== ===========  ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          COUNTRYBANC HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Nine Months Ended
                               September 30,                Years Ended December 31,
                         --------------------------  ----------------------------------------
                             1999          1998          1998          1997          1996
                         ------------  ------------  ------------  ------------  ------------
                                (Unaudited)
Cash provided
 (absorbed) by
 operating activities:
 Net income (loss).....  $  3,830,219  $  3,560,103  $  4,740,916  $  3,788,889  $     (7,693)
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities--
   Provision for loan
    losses.............       588,000       714,000       736,000     1,476,000     1,196,381
   Depreciation and
    amortization.......     1,687,823     1,271,533     1,758,995     1,276,667       315,098
   Deferred income tax
    provision
    (benefit)..........      (238,462)      (94,195)      115,673       511,001      (255,394)
   Amortization of
    employee stock
    awards.............        14,358        14,358        19,144        23,930           --
   Gain on sale of
    assets.............       (60,800)       (3,840)       (5,190)          --            --
   Net amortization of
    debt securities:
   Available-for-sale..       147,700       175,556       235,647       104,161        31,293
   Held-to-maturity....        30,123        17,898        25,203           --            --
   Stock dividends
    received...........       (45,600)      (12,800)      (58,700)      (26,400)          --
   (Increase) decrease
    in accrued interest
    receivable.........       197,003        61,204       531,240      (273,607)      434,813
   (Increase) decrease
    in other assets....       (67,920)     (375,319)     (337,651)      506,558      (251,929)
   Increase (decrease)
    in accrued
    interest, taxes and
    other liabilities..       798,140    (1,098,452)   (1,428,773)    1,254,038      (483,642)
                         ------------  ------------  ------------  ------------  ------------
     Net cash provided
      by operating
      activities.......     6,880,584     4,230,046     6,332,504     8,641,237       978,927
                         ------------  ------------  ------------  ------------  ------------
Cash provided
 (absorbed) by
 investing activities:
 Proceeds from sales
  of equity
  securities...........       236,554        31,950       180,800        86,154           --
 Proceeds from
  maturities and
  paydowns on debt and
  equity securities--
   Available-for-sale..    47,397,395    39,729,933    62,268,505    62,760,256    22,997,382
   Held-to-maturity....     1,605,640     1,286,308     1,845,096           --      4,508,000
 Purchases of debt and
  equity securities--
   Available-for-sale..   (48,180,289)  (27,673,746)  (44,319,755)  (79,310,622)  (23,019,409)
   Held-to-maturity....    (2,880,000)   (1,994,688)   (1,994,688)          --            --
   Equity..............      (317,300)     (999,800)   (1,085,954)     (895,100)          --
 Proceeds from
  maturities of
  interest-bearing
  deposits with other
  banks................     4,745,996     8,383,267    11,256,258           --            --
 (Increase) decrease
  in loans, net........    10,076,705     9,811,975    (5,255,238)   (7,030,968)  (10,635,523)
 Capital expenditures..      (701,786)   (1,228,945)   (1,591,418)     (586,741)      (19,116)
 Proceeds from sales
  of premises and
  equipment............        25,652        16,253        26,253        21,325        36,750
 Proceeds from sales
  of other real estate
  and assets owned.....        85,573       526,018       677,744       836,699        14,815
 Cash paid (net of
  consideration
  received) in bank
  acquisitions.........       262,457    (6,792,147)   (6,792,147)          --      7,175,923
                         ------------  ------------  ------------  ------------  ------------
     Net cash provided
      (absorbed) by
      investing
      activities.......    12,356,597    21,096,378    15,215,456   (24,118,997)    1,058,822
                         ------------  ------------  ------------  ------------  ------------
Cash provided
 (absorbed) by
 financing activities:
 Net change in
  deposits.............   (23,959,989)  (26,196,321)  (21,985,379)  (11,156,810)   10,525,061
 Increase (decrease)
  in federal funds
  purchased............           --    (12,260,000)  (13,000,000)   13,000,000           --
 Proceeds from
  issuance of common
  stock................           --      2,093,343     2,093,343           --     18,635,000
 Payments on
  borrowings...........    (5,300,000)   (5,025,000)   (5,825,000)     (800,000)          --
 Proceeds from
  borrowings...........       100,000     7,500,000    17,500,000           --      7,100,000
 Purchase of minority
  interest.............           --       (784,570)     (784,570)   (1,037,823)     (277,632)
                         ------------  ------------  ------------  ------------  ------------
     Net cash provided
      (absorbed) by
      financing
      activities.......   (29,159,989)  (34,672,548)  (22,001,606)        5,367    35,982,429
                         ------------  ------------  ------------  ------------  ------------
Net change in cash and
 cash equivalents......    (9,922,808)   (9,346,124)     (453,646)  (15,472,393)   38,020,178
Cash and cash
 equivalents at
 beginning of period...    22,097,966    22,551,612    22,551,612    38,024,005         3,827
                         ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period................  $ 12,175,158  $ 13,205,488  $ 22,097,966  $ 22,551,612  $ 38,024,005
                         ============  ============  ============  ============  ============
Cash paid for income
 taxes.................  $  2,280,833  $  3,835,509  $  4,343,278  $    709,000  $    148,000
                         ============  ============  ============  ============  ============
Cash paid for interest.  $ 11,860,244  $ 11,297,342  $ 15,139,433  $ 13,149,415  $  3,390,000
                         ============  ============  ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          COUNTRYBANC HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of Business

   CountryBanc Holding Company ("CBH"), an Oklahoma corporation, and subsidiaries (collectively referred to as the "Company") provides a full range of banking services to individual and corporate customers primarily in Kingfisher, Hennessey, Enid, El Reno, Guymon, Geary, Helena, Hobart, Wakita, Marshall, Weatherford, Cordell and Corn, Oklahoma, including the contiguous counties thereof, as well as Elkhart, Kansas. The Company is subject to competition from other financial service companies and financial institutions. The Company is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Company was formed in April 1995 and began full operations in October 1996, concurrent with its purchases of PNB Financial Corporation and its subsidiaries and City National Bancshares of Weatherford, Inc. and its subsidiary.

 Basis of Consolidation

   The accompanying consolidated financial statements include the accounts of CBH and its wholly owned subsidiaries, People First Bank ("PFB") The First State Holding Company of Elkhart ("FSH"), and its subsidiary People First Bank, Elkhart, Kansas ("PFE") (collectively referred to as the "Banks"). During 1998, certain other subsidiaries namely PNB Financial Corporation and City National Bancshares, and its subsidiary City Bank of Weatherford, were merged into CBH or People First Bank as applicable. Intercompany transactions and balances have been eliminated in consolidation.

   The consolidated financial statements for the nine months ended September 30, 1999 and 1998, are unaudited and, in the opinion of management, include all adjustments necessary (which consist of only normal recurring adjustments) for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The financial information and results of operations of the interim periods are not necessarily indicative of the financial position and results of operations that may be obtained for a full fiscal year.

   Certain reclassifications have been made to the 1997 and 1996 balances to provide consistent financial statement classifications in the periods presented herein. Such reclassifications had no effect on net income or total assets.

 Use of Estimates

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make use of certain estimates and assumptions. Those estimates and assumptions relate primarily to the determination of the allowance for loan losses, the valuation of other real estate and assets owned, income tax expense and the fair value of financial instruments. Actual results could differ from those estimates. The accounting policies for these items and other significant accounting policies are presented below.

 Cash and Cash Equivalents

   For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the consolidated statements of financial condition as cash and due from banks and federal funds sold.

 Debt and Equity Securities

   Debt securities and equity securities which have a readily determinable fair value, that management intends to use as part of its asset/liability management strategy or that may be sold in response to changes in interest rates or prepayment risk are classified as available-for-sale and are carried at estimated fair value with

                          COUNTRYBANC HOLDING COMPANY
unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are recognized in interest income using a method that approximates the effective interest method over the period to maturity. Equity securities which do not have a readily determinable fair value are carried at cost. Gains and losses on the sale of debt and equity securities are included as a separate component of noninterest income. Applicable income taxes, if any, are included in income taxes. The basis of the securities sold is determined by the specific identification method for each security.

 Loans Receivable

   Interest on substantially all loans receivable is accrued based on the principal amount outstanding. Loan fees and costs associated with the origination of loans are not considered to be material and, therefore, are recorded as received and incurred, respectively. Premiums and discounts on loans are amortized into interest income using a method that approximates a level yield over the contractual lives of the loans, adjusted for actual prepayments.

   The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

 Allowance for Loan Losses

   The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions. The adequacy of the allowance for loan losses is periodically reviewed and approved by the Board of Directors. However, ultimate losses may differ from these estimates. Adjustments to the allowance for loan losses are reported in earnings in the periods in which they become known. It is Company policy to charge off any loan or portion thereof when it is deemed uncollectible in the ordinary course of business. Loan losses and recoveries are charged or credited directly to the allowance.

 Premises and Equipment

   Land is stated at cost. Bank premises, furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is charged to operating expense and is computed by use of both straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred, while improvements are capitalized.

 Intangibles

   Intangibles consist of the excess of the purchase price paid over the estimated fair value of the net assets acquired. Intangibles are being amortized over their estimated life (15 years) using the straight-line method. Amortization expense related to the intangibles was approximately $597,000, $426,000 and $103,000 for 1998, 1997 and 1996, respectively.

                          COUNTRYBANC HOLDING COMPANY

 Other Real Estate and Assets Owned

   Other real estate and assets owned consists primarily of real estate and other assets acquired through loan foreclosure. These assets are carried at estimated fair value at the date of foreclosure. Estimated fair value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of cost over the estimated fair value is charged to the allowance for loan losses. Subsequent losses on dispositions, declines in the estimated fair values and the net operating income and expenses of such assets are charged to other noninterest expense.

 Income Taxes

   The Company files a consolidated federal income tax return with all of its subsidiaries. Separate state income tax returns are filed for PFH and PFE.

   Deferred tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

2. ACQUISITIONS:

   On March 20, 1998, the Company purchased all of the common stock of The First State Holding Company of Elkhart ("FSH") along with its subsidiary People First Bank, Elkhart, Kansas ("PFE"). On May 28, 1998, the Company purchased all of the common stock of Home State Bank of Hobart ("HSB"). FSH and HSB results of operations are included in the consolidated statement of income beginning March 1, 1998 and May 1, 1998, respectively. Both acquisitions were accounted for under the purchase method of accounting using push down accounting treatment. The net purchase prices of approximately $4,303,000 for PFE and $4,433,000 for HSB were allocated to the net assets acquired based upon their fair market values as of the acquisition dates resulting in approximately $1,415,000 and $1,776,000 of intangible assets for PFE and HSB, respectively. These intangibles are being amortized on a straight-line basis over fifteen-year lives. Total assets at the date of the acquisitions and after allocation of the purchase price premiums totaled approximately $42,230,000 for PFE and $40,217,000 for HSB. These transactions did not have a material effect on the results of operations of the Company in 1998.

   As of December 31, 1998, the Company had entered into an agreement to purchase the First State Bank of Hobart with assets totaling approximately $36,128,000 for a net purchase price totaling approximately $4,641,000. The acquisition was consummated during the first quarter of 1999.

   Also, as of December 31, 1998, the Company had entered into agreements to purchase two other separate financial institutions with combined assets totaling approximately $159,000,000, which were expected to be consummated in 1999. The combined purchase price for the two institutions is approximately $36,800,000. Subsequent to December 31, 1998, one of the agreements was terminated. It is anticipated that the acquisition of the other institution will be consummated in December 1999, following shareholder approval.

   In October 1996, the Company acquired a 96.74% interest in PNB Financial Corporation and its subsidiaries, and a 75% interest in City National Bancshares of Weatherford, Inc. and its subsidiary ("CNB") effective September 30, 1996 (the "Effective Date"). On June 30, 1997, the minority interest in CNB was purchased.

                          COUNTRYBANC HOLDING COMPANY

   The acquisitions of PNB and CNB were accounted for under the purchase method of accounting. The purchase price paid for the initial interests in PNB and CNB of approximately $35,865,000 consisted of 375,427 shares of Class A common stock and cash of approximately $25,222,000 and was allocated to the net assets acquired based upon their estimated fair values as of the Effective Date. The excess of the purchase price over the estimated fair value of the net assets acquired approximated $6,194,000 at the Effective Date. The accompanying consolidated statements of income includes only the income and expenses of PNB and CNB since the Effective Date. The effect of the purchase of minority interest at CNB resulted in an increase in intangibles totaling approximately $309,000.

   Information from the unaudited consolidated statements of financial condition of PNB and CNB at the date of acquisition is summarized as follows (in rounded thousands):

Cash and cash equivalents.. $ 33,619,000
Investment securities......   81,412,000
Loans receivable, net......  232,282,000
Other assets...............   15,100,000
                            ------------
  Total assets............. $362,413,000
                            ============

Deposits.................. $329,966,000
Other liabilities.........    5,038,000
Stockholders' equity......   27,409,000
                           ------------
  Total liabilities....... $362,413,000
                           ============

3. CASH AND DUE FROM BANKS:

   The Federal Reserve System requires the Bank to maintain certain cumulative reserve balances based on deposits. These required reserve balances amounted to approximately $1,472,000 at December 31, 1998. These reserve balances are included in cash and due from banks in the accompanying consolidated statements of financial condition.

                          COUNTRYBANC HOLDING COMPANY

4. DEBT AND EQUITY SECURITIES:

   Debt and equity securities have been classified in the consolidated statements of financial condition according to management's intent. The amortized cost of securities and their estimated fair values at December 31 were as follows (in rounded thousands):

                                               Gross      Gross      Estimated
                                 Amortized   Unrealized Unrealized      Fair
             1998                   Cost       Gains      Losses       Value
             ----               ------------ ---------- ----------  ------------
U.S. Treasury securities:
  Available-for-sale........... $ 34,542,000  $248,000  $  (7,000)  $ 34,783,000
  Held-to-maturity.............      252,000     1,000        --         253,000
U.S. Government agencies and
 other mortgage-backed
 securities:
  Available-for-sale...........   30,123,000   113,000   (261,000)    29,975,000
  Held-to-maturity.............      440,000     2,000        --         442,000
U.S. Government agency
 collateralized mortgage
 obligations:
  Available-for-sale...........   12,466,000    89,000        --      12,555,000
  Held-to-maturity.............    1,920,000       --     (23,000)     1,897,000
Obligations of U.S. Government
 and agency securities:
  Available-for-sale...........   13,567,000    37,000        --      13,604,000
  Held-to-maturity.............      907,000    10,000        --         917,000
Obligations of state and
 political subdivisions:
  Available-for-sale...........    4,940,000   164,000     (4,000)     5,100,000
  Held-to-maturity.............    2,856,000    21,000     (5,000)     2,872,000
                                ------------  --------  ---------   ------------
    Total available-for-sale
     securities................   95,638,000   651,000   (272,000)    96,017,000
    Total held-to-maturity
     securities................    6,375,000    34,000    (28,000)     6,381,000
Equity securities..............    2,728,000       --         --       2,728,000
                                ------------  --------  ---------   ------------
    Total debt and equity
     securities................ $104,741,000  $685,000  $(300,000)  $105,126,000
                                ============  ========  =========   ============
                                               Gross      Gross
                                 Amortized   Unrealized Unrealized   Estimated
             1997                   Cost       Gains      Losses     Fair Value
             ----               ------------ ---------- ----------  ------------
Available-for-sale securities:
  U.S. Treasury securities..... $ 29,705,000  $118,000  $  (5,000)  $ 29,818,000
  U.S. Government agencies and
   other mortgage-backed
   securities..................   25,061,000    89,000   (137,000)    25,013,000
U.S. Government agency
 collateralized mortgage
 obligations...................   22,445,000   130,000     (8,000)    22,567,000
Obligations of U.S. Government
 and agency securities.........    9,765,000    24,000    (16,000)     9,773,000
Obligations of state and
 political subdivisions........    5,686,000   101,000    (14,000)     5,773,000
                                ------------  --------  ---------   ------------
    Total available-for-sale
     securities................   92,662,000   462,000   (180,000)    92,944,000
Equity securities..............    1,638,000       --         --       1,638,000
                                ------------  --------  ---------   ------------
    Total debt and equity
     securities................ $ 94,300,000  $462,000  $(180,000)  $ 94,582,000
                                ============  ========  =========   ============

   There were no sales of debt securities during 1998, 1997 or 1996.

                          COUNTRYBANC HOLDING COMPANY

   The schedule of maturities of the debt securities at December 31, 1998, was as follows (in rounded thousands):

                                                      Amortized    Estimated
                                                         Cost      Fair Value
                                                     ------------ ------------
      Due in one year or less:
        Available-for-sale.......................... $ 39,584,000 $ 39,775,000
        Held-to-maturity............................      989,000      994,000
      Due after one year through five years:
        Available-for-sale..........................   10,718,000   10,866,000
        Held-to-maturity............................    2,186,000    2,208,000
      Due after five years through ten years:
        Available-for-sale..........................    2,320,000    2,417,000
        Held-to-maturity............................      638,000      638,000
      Due after ten years:
        Available-for-sale..........................      427,000      429,000
        Held-to-maturity............................      202,000      202,000
      Mortgage-backed securities, not due at a
       single maturity date:
        Available-for-sale..........................   42,589,000   42,530,000
        Held-to-maturity............................    2,360,000    2,339,000
                                                     ------------ ------------
          Total available-for-sale securities.......   95,638,000   96,017,000
          Total held-to-maturity securities.........    6,375,000    6,381,000
                                                     ------------ ------------
          Total debt securities..................... $102,013,000 $102,398,000
                                                     ============ ============

   At December 31, 1998 and 1997, debt and equity securities with carrying values of approximately $50,757,000 and $37,017,000, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

5. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES:

   The composition of the loans receivable portfolio at December 31 was as follows (in rounded thousands):

                                                         1998          1997
                                                     ------------  ------------
      Real estate:
        Commercial and residential.................. $ 83,328,000  $ 64,771,000
        Farmland....................................   28,210,000    20,394,000
      Agriculture...................................   88,748,000    83,326,000
      Commercial and industrial.....................   69,209,000    62,211,000
      Consumer, net of unearned interest............   14,545,000    19,047,000
      Other.........................................      903,000       619,000
                                                     ------------  ------------
          Subtotal..................................  284,943,000   250,368,000
      Less--Allowance for loan losses...............   (5,097,000)   (4,716,000)
                                                     ------------  ------------
          Total loans receivable, net............... $279,846,000  $245,652,000
                                                     ============  ============

                          COUNTRYBANC HOLDING COMPANY

   A substantial amount of the Company's total loans receivable are to borrowers operating in the agriculture sector. The loans are typically secured by livestock, crops, land, and machinery and equipment. The operating performance of these borrowers' businesses and the value of related collateral are contingent upon, among other things, commodity prices, crop and livestock production volumes, farm legislation and other factors. Significant changes in any of these factors can cause serious deterioration in the credit quality in any one or more of these types of loans. As changes in these factors are identified, management adjusts the allowance for loan losses accordingly.

   Changes in the allowance for loan losses for the years ended December 31 were as follows (in rounded thousands):

                                               1998        1997        1996
                                            ----------  ----------  ----------
      Balance, beginning of year........... $4,716,000  $5,312,000  $      --
        Provision for loan losses..........    736,000   1,476,000   1,196,000
          Charge-offs...................... (2,035,000) (2,654,000)   (787,000)
          Less--Recoveries.................    960,000     582,000     384,000
                                            ----------  ----------  ----------
            Net charge-offs................ (1,075,000) (2,072,000)   (403,000)
        Allowance acquired in bank
         acquisitions......................    720,000          --   4,519,000
                                            ----------  ----------  ----------
      Balance, end of year................. $5,097,000  $4,716,000  $5,312,000
                                            ==========  ==========  ==========

   Impaired loans totaled approximately $2,896,000 and $2,757,000 at December 31, 1998 and 1997, respectively. The average of impaired loans during 1998 and 1997 was approximately $2,249,000 and $4,069,000, respectively. The total allowance for loan losses related to these loans was approximately $212,000 and $494,000 at December 31, 1998 and 1997, respectively. Interest income recognized from cash receipts collected on impaired loans was not material for the years ended December 31, 1998, 1997 and 1996.

   Loans receivable having carrying values of approximately $151,000 and $826,000 were transferred to other real estate and assets owned in 1998 and 1997, respectively.

   Loans to directors, officers and their affiliated companies totaled approximately $600,000 and $386,000 at December 31, 1998 and 1997, respectively. In management's opinion, these loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risks.

6. PREMISES AND EQUIPMENT:

   The composition of premises and equipment at December 31 was as follows (in rounded thousands):

                                      Estimated Useful
                                            Life          1998         1997
                                      ---------------- -----------  -----------
Land.................................          --      $   875,000  $   755,000
Premises and improvements............   10-40 years     10,248,000    9,057,000
Furniture, fixtures and equipment....    3-10 years      4,853,000    3,165,000
                                                       -----------  -----------
                                                        15,976,000   12,977,000
  Less--Accumulated depreciation and
   amortization......................                   (2,119,000)    (994,000)
                                                       -----------  -----------
Premises and equipment, net..........                  $13,857,000  $11,983,000
                                                       ===========  ===========

   Depreciation and amortization expense totaled approximately $1,129,000, $851,000 and $212,000 during 1998, 1997 and 1996, respectively.

                          COUNTRYBANC HOLDING COMPANY

7. DEPOSITS:

   Included in time deposits at December 31, 1998 and 1997, are approximately $41,309,000 and $34,434,000, respectively, in denominations of $100,000 or more. At December 31, 1998, the scheduled maturities of time deposits are as follows (in rounded thousands):

       1999........................................................ $173,079,000
       2000........................................................   11,660,000
       2001........................................................    4,062,000
       2002........................................................      744,000
       2003 and thereafter.........................................      326,000
                                                                    ------------
                                                                    $189,871,000
                                                                    ============

8. NOTES PAYABLE:

   The composition of notes payable at December 31 was as follows (in rounded thousands):

                                                             1998        1997
                                                          ----------- ----------
      Revolving line of credit, matures October 17,
       2006, bearing interest at the annual rate of
       7.75%............................................  $ 8,900,000 $6,300,000
      Federal Home Loan Bank of Topeka advance, maturing
       November 25, 2003, bearing interest at the annual
       rate of 4.76%....................................   10,000,000        --
      Notes payable to former shareholders..............          --     925,000
                                                          ----------- ----------
                                                          $18,900,000 $7,225,000
                                                          =========== ==========

   The Company's revolving line of credit with another financial institution is due on October 17, 2006. The line of credit has interest payable quarterly beginning April 10, 1998, and quarterly thereafter, based on a fixed interest rate of 7.75%. On October 17, 2001, the rate will adjust to reflect any change on that date of the five-year United States Treasury Note rate plus 2.50% fixed for the remaining five-year term of the Note. Semi-annual principal payments are required as follows: $500,000 on July 10, 1998 and January 10, 1999, $600,000 on July 10, 1999 and January 10, 2000, and $700,000 on each July 10 and January 10 until maturity of the Note on October 17, 2006. The total line of credit is secured by the common stock of the subsidiaries of the Company, PFB, FSH and PFE. The maximum amount available under this line of credit as of December 31, 1998, was $11,500,000.

   The line of credit agreement contains certain restrictive financial covenants and ratios including minimum net worth, dividend restrictions, allowance for loan losses, capital ratios and nonperforming asset ratios. As of December 31, 1998 and 1997, the Company was in compliance with all such ratios and covenants.

9. EMPLOYEE BENEFIT PLANS:

   The Company has a profit sharing plan (the "Plan") covering substantially all full-time employees. Under the provisions of the Plan, the Company contributes a 6% match annually of total compensation paid to participants during the year. Approximately $216,000, $224,000 and $185,000 was contributed during 1998, 1997 and 1996, respectively, and such amounts are included in salaries and employee benefits in the accompanying consolidated statements of income. In addition, the Company maintains a 401(k) plan for employees whereby participants may make voluntary contributions, within certain limitations.

                          COUNTRYBANC HOLDING COMPANY

10. INCOME TAXES:

   Income taxes as of December 31 have been allocated as follows (in rounded thousands):

                                                   1998       1997       1996
                                                ---------- ----------  --------
      Income from operations................... $2,701,000 $2,450,000  $ 35,000
      Stockholders' equity.....................     37,000     (3,000)  110,000
                                                ---------- ----------  --------
                                                $2,738,000 $2,447,000  $145,000
                                                ========== ==========  ========

   The income tax expense from operations for December 31 includes the following components (in rounded thousands):

                                                    1998       1997      1996
                                                 ---------- ---------- --------
      Current expense........................... $2,585,000 $1,939,000 $290,000
      Deferred expense (benefit)................    116,000    511,000 (255,000)
                                                 ---------- ---------- --------
                                                 $2,701,000 $2,450,000 $ 35,000
                                                 ========== ========== ========

   At December 31 the deferred income tax liability consisted of the following (in rounded thousands):

                                                              1998       1997
                                                           ---------- ----------
      Deferred income tax assets:
        Allowance for loan losses........................  $  649,000 $  861,000
        Federal and state net operating loss
         carryforwards...................................     198,000    321,000
        Investment tax credit carryforward...............         --     121,000
        Other, net.......................................     159,000    157,000
                                                           ---------- ----------
          Total gross deferred income tax assets.........   1,006,000  1,460,000
                                                           ---------- ----------
      Deferred income tax liabilities:
        Book basis of premises and equipment in excess of
         tax basis.......................................   2,990,000  2,854,000
        Accrual to cash basis conversion.................      60,000    120,000
        Available-for-sale securities....................     144,000    107,000
        Other, net.......................................     184,000     61,000
                                                           ---------- ----------
          Total gross deferred tax liabilities...........   3,378,000  3,142,000
                                                           ---------- ----------
      Net deferred income tax liability..................   2,372,000  1,682,000
      Valuation allowance................................      95,000    357,000
                                                           ---------- ----------
          Deferred income tax liability, net.............  $2,467,000 $2,039,000
                                                           ========== ==========

   A reconciliation of the provision for income taxes based on statutory rates with effective rates follows (in rounded thousands):

                                                  1998        1997      1996
                                               ----------  ----------  -------
   Income tax at statutory rate (34%)......... $2,530,000  $2,175,000  $19,000
   State income tax, net of federal benefit...    272,000     236,000      --
   Tax-exempt interest........................   (148,000)    (75,000) (18,000)
   Interest expense related to funding tax-
    exempt assets.............................     31,000      20,000    3,000
   Nondeductible amortization of goodwill.....    185,000     121,000   39,000
   Change in valuation allowance..............   (162,000)   (129,000)     --
   Other......................................     (7,000)    102,000   (8,000)
                                               ----------  ----------  -------
     Total provision for income taxes......... $2,701,000  $2,450,000  $35,000
                                               ==========  ==========  =======

                          COUNTRYBANC HOLDING COMPANY

   As of December 31, 1998, the Company had approximately $355,000 of federal net operating loss carryforwards and approximately $1,830,000 of state net operating loss carryforwards which can be used to offset future taxable income. The net operating loss carryforwards expire between the years 1999 and 2012.

   The valuation allowance at December 31, 1998, is attributable to the net operating loss carryforwards which are subject to annual limitations.

   The Company's federal income tax returns have been examined by and settled with the Internal Revenue Service through 1996.

11. COMMITMENTS AND CONTINGENCIES:

   In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. There were letters of credit and unfunded loan commitments outstanding at December 31, 1998, of approximately $55,907,000. Management does not anticipate any material losses as a result of these commitments.

   In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition or future results of operations of the Company.

12. PREFERRED STOCK:

   The preferred stock of 508,767 shares is nonvoting and has a par value and liquidation preference of $.01 per share. Such shares are subject to a restricted stock agreement, and are convertible into Class A common stock on a share-for-share basis upon the attainment of certain performance criteria.

   At the date of issuance of the preferred stock, the Company estimated the value of the shares of preferred stock expected to be issued under the terms of the restricted stock agreement over the amount received to be approximately $60,000. This amount is being recognized as a component of salaries and employee benefits over the expected vesting period. Approximately $19,000 and $24,000 was amortized during 1998 and 1997, respectively, and is included in salaries and benefits in the accompanying consolidated statements of income with a corresponding amount recorded in capital surplus in the accompanying consolidated statements of stockholders' equity. No amount was amortized during 1996 as the amount was not significant.

13. COMMON STOCK:

   The Company has issued two classes of common stock to stockholders; Class A and Class B common stock. With the exception of the Class B common stock having no voting rights, each class of common stock is identical. The Company is restricted from issuing Class A common stock, with certain exceptions, without the vote of a majority of the holders of the issued and outstanding Class A common stock. During 1998, Class A and Class B common stock were issued under the required terms.

14. REGULATORY MATTERS:

   The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-consolidated statements of financial condition items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk weightings and other factors.

                          COUNTRYBANC HOLDING COMPANY

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

   As of December 31, 1998, the most recent notification from the regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

                                                                     To Be Well
                                                                    Capitalized
                                                                    Under Prompt
                                                                     Corrective
                                                 For Capital           Action
                                Actual       Adequacy Purposes:     Provisions:
                          ------------------ -------------------------------------
                            Amount    Ratio     Amount     Ratio    Amount   Ratio
                          ----------- ------ ------------- ----------------- -----
                                      (Dollars in rounded thousands)
As of December 31, 1998:
  Total Capital
   (to Risk Weighted
   Assets):
    CountryBanc Holding
     Company............  $32,114,000 10.70% $  24,019,000     8% $      N/A  N/A
    First State Holding
     Company............    2,572,000 20.94%       983,000     8%        N/A  N/A
    People First Bank...   37,281,000 12.96%    23,012,000     8% 28,765,000   10%
    People First Bank,
     Elkhart............    3,262,000 26.56%       983,000     8%  1,228,000   10%
  Tier I Capital
   (to Risk Weighted
   Assets):
    CountryBanc Holding
     Company............   28,344,000  9.44%    12,010,000     4%        N/A  N/A
    First State Holding
     Company............    2,418,000 19.69%       491,000     4%        N/A  N/A
    People First Bank...   33,669,000 11.70%    11,506,000     4% 17,259,000    6%
    People First Bank,
     Elkhart............    3,108,000 25.31%       491,000     4%    737,000    6%
  Tier I Capital (to
   Average Assets):
    CountryBanc Holding
     Company............   28,344,000  6.54%    17,347,000     4%        N/A  N/A
    First State Holding
     Company............    2,418,000  6.79%     1,424,000     4%        N/A  N/A
    People First Bank...   33,669,000  8.47%    15,908,000     4% 19,885,000    5%
    People First Bank,
     Elkhart............    3,108,000  8.73%     1,424,000     4%  1,780,000    5%

                          COUNTRYBANC HOLDING COMPANY

                                                                       To Be Well
                                                                    Capitalized Under
                                                 For Capital        Prompt Corrective
                               Actual        Adequacy Purposes:    Action Provisions:
                          -----------------  --------------------------------------------
                            Amount    Ratio     Amount     Ratio      Amount     Ratio
                          ----------- -----  ------------- --------------------- --------
                                       (Dollars in rounded thousands)
As of December 31, 1997:
  Total Capital
   (to Risk Weighted
   Assets):
    CountryBanc Holding
     Company............  $28,402,000 10.56% $  21,408,000      8% $         N/A    N/A
    P.N.B. Financial
     Corporation........   30,570,000 12.78%    19,141,000      8%           N/A    N/A
    City National
     Bancshares.........    4,001,000 13.44%     2,381,000      8%           N/A    N/A
    People First Bank...   27,880,000 11.66%    19,126,000      8%    23,907,000     10%
    City Bank of
     Weatherford........    4,592,000 15.43%     2,381,000      8%     2,976,000     10%
  Tier I Capital
   (to Risk Weighted
   Assets):
    CountryBanc Holding
     Company............   25,040,000  9.31%    10,704,000      4%           N/A    N/A
    P.N.B. Financial
     Corporation........   27,560,000 11.52%     9,570,000      4%           N/A    N/A
    City National
     Bancshares.........    3,824,000 12.85%     1,190,000      4%           N/A    N/A
    People First Bank...   24,873,000 10.40%     9,563,000      4%    14,344,000      6%
    City Bank of
     Weatherford........    4,415,000 14.84%     1,190,000      4%     1,786,000      6%
  Tier I Capital
   (to Average Assets):
    CountryBanc Holding
     Company............   25,040,000  6.69%    14,893,000      4%           N/A    N/A
    P.N.B. Financial
     Corporation........   27,560,000  8.80%     2,532,000      4%           N/A    N/A
    City National
     Bancshares.........    3,824,000  6.51%     2,350,000      4%           N/A    N/A
    People First Bank...   24,873,000  7.94%    12,525,000      4%    15,656,000      5%
    City Bank of
     Weatherford........    4,415,000  7.52%     2,350,000      4%     2,937,000      5%

   Management intends to continue compliance with all regulatory capital requirements.

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

   Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 Cash and Cash Equivalents

   The carrying amounts for cash and cash equivalents, including federal funds sold, are considered reasonable estimates of fair value.

 Interest-Bearing Deposits with Other Banks

   The carrying amount for interest-bearing deposits with other banks is considered a reasonable estimate of fair value.

 Debt and Equity Securities

   The fair values of debt and equity securities are based on quoted market prices or dealer quotations, if available. The estimated fair value of certain state and municipal obligations is not readily available through market sources. Fair value estimates for these instruments are based on dealer quoted market prices.

                          COUNTRYBANC HOLDING COMPANY

 Loans Receivable

   Fair values are estimated for portfolios of loans receivable with similar characteristics. Loans are segregated by type, and then further segregated into fixed and adjustable rate components, and by performing and nonperforming categories.

   The fair value of loans is estimated by discounting scheduled cash flows through the estimated maturity using the current rates at which similar loans could be made to borrowers with similar credit ratings and for similar maturities.

 Accrued Interest Receivable and Accrued Interest Payable

   The carrying amounts for accrued interest receivable and accrued interest payable are considered reasonable estimates of fair value.

 Deposits

   The fair value of demand deposits, savings and interest-bearing demand deposits is the amount payable on demand at each reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered for deposits of similar remaining maturities as of each valuation date.

 Federal Funds Purchased

   The carrying amount for federal funds purchased approximates fair value due to the short maturity of these instruments.

 Notes Payable

   Interest rates currently available to the Company for debt instruments of similar terms and remaining maturities are used to estimate the fair value of notes payable at each reporting date.

 Commitments to Extend Credit and Standby Letters of Credit

   The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees currently charged to enter into similar agreements. The fees associated with the commitments and letters of credit currently outstanding reflect a reasonable estimate of fair value.

   The estimated fair values of the Company's financial instruments at December 31 were as follows (in rounded thousands):

                                      1998                      1997
                            ------------------------- -------------------------
                              Carrying    Estimated     Carrying    Estimated
                               Amount     Fair Value     Amount     Fair Value
                            ------------ ------------ ------------ ------------
Financial assets:
  Cash and cash
   equivalents............. $ 22,098,000 $ 22,098,000 $ 22,552,000 $ 22,552,000
  Interest-bearing deposits
   with other banks........    7,413,000    7,413,000          --           --
  Debt and equity
   securities..............  105,120,000  105,126,000   94,582,000   94,582,000
  Loans receivable, net....  279,846,000  279,599,000  245,653,000  245,332,000
  Accrued interest
   receivable..............    5,934,000    5,934,000    5,247,000    5,247,000
                            ------------ ------------ ------------ ------------
    Total financial assets. $420,411,000 $420,170,000 $368,034,000 $367,713,000
                            ============ ============ ============ ============
Financial liabilities:
  Total deposits........... $382,735,000 $383,444,000 $330,401,000 $330,772,000
  Federal funds purchased..          --           --    13,000,000   13,000,000
  Notes payable............   18,900,000   18,900,000    7,225,000    7,225,000
  Accrued interest payable.    1,550,000    1,550,000    1,086,000    1,086,000
                            ------------ ------------ ------------ ------------
    Total financial
     liabilities........... $403,185,000 $403,894,000 $351,712,000 $352,083,000
                            ============ ============ ============ ============

                          COUNTRYBANC HOLDING COMPANY

 Limitations

   No ready market exists for a significant portion of the Company's financial instruments. It is necessary to estimate the fair value of these financial instruments based on a number of subjective factors, including expected future loss experience, risk characteristics and economic performance. Because of the significant amount of judgment involved in the estimation of the accompanying fair value information, the amounts disclosed cannot be determined with precision.

   The fair value of a given financial instrument may change substantially over time as a result of, among other things, changes in scheduled or forecasted cash flows, movement of current interest rates, and changes in management's estimates of the related credit risk or operational costs. Consequently, significant revisions to fair value estimates may occur during future periods. Management believes it has taken reasonable efforts to ensure that fair value estimates presented are accurate. However, adjustments to fair value estimates may occur in the future and actual amounts realized from financial instruments may differ significantly from the amounts presented herein.

   The fair values presented apply only to financial instruments and, as such, do not include such items as fixed assets, other real estate and assets owned, other assets and liabilities, as well as other intangibles which have resulted from business transactions. As a result, the aggregation of the fair value estimates presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

16. ACCOUNTING PRONOUNCEMENTS:

   The Financial Accounting Standards Board ("FASB") has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 137, is required to be adopted by the Company in 2001. Management does not anticipate that adoption of this statement will have a significant impact on the consolidated financial position or the future results of operations of the Company.

                                                                      Appendix A


                      Agreement and Plan of Reorganization

                                  By and Among

                          GOLD BANC CORPORATION, INC.

GOLD BANC ACQUISITION CORPORATION XII, INC.

                                      and

                          COUNTRYBANC HOLDING COMPANY

                                October 22, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I
    DEFINITIONS...........................................................  A-1
    Section 1.1  Defined Terms...........................................   A-1
    Section 1.2  Construction............................................   A-6

 ARTICLE II
    THE COMPANY MERGER....................................................  A-7
    Section 2.1  The Merger..............................................   A-7
    Section 2.2  Effective Time of the Company Merger....................   A-7
                 Articles of Incorporation, Bylaws, Directors and
    Section 2.3  Officers................................................   A-7
    Section 2.4  Effect of Company Merger................................   A-7
    Section 2.5  Further Assurances......................................   A-7
    Section 2.6  Conversion of Acquisition Subsidiary Common Stock.......   A-7
    Section 2.7  Effect of Merger on Company Common Stock................   A-8
    Section 2.8  Dissenting Shares.......................................   A-8
    Section 2.9  Exchange of Certificates................................   A-8
    Section 2.10 Closing of the Company Transfer Books...................   A-9
    Section 2.11 Dividends...............................................   A-9
    Section 2.12 Stockholders' Approval..................................   A-9
    Section 2.13 Adjustments.............................................  A-10
    Section 2.14 Voting Agreement........................................  A-10

    ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................... A-10
    Section 3.1  Organization and Good Standing..........................  A-10
    Section 3.2  Capital Structure.......................................  A-11
    Section 3.3  Authority...............................................  A-12
    Section 3.4  Stockholder Approval....................................  A-12
    Section 3.5  No Violations...........................................  A-13
    Section 3.6  Financial Statements....................................  A-13
    Section 3.7  Information Supplied....................................  A-14
    Section 3.8  Internal Controls and Records...........................  A-14
    Section 3.9  Taxes...................................................  A-14
    Section 3.10 Title to Assets.........................................  A-14
    Section 3.11 Leases..................................................  A-15
    Section 3.12 Intangible Properties...................................  A-15
    Section 3.13 Regulatory Filings......................................  A-15
    Section 3.14 Insurance...............................................  A-16
    Section 3.15 Compliance with ERISA...................................  A-16
    Section 3.16 Environmental Laws......................................  A-16
    Section 3.17 Labor Matters...........................................  A-17
    Section 3.18 Year 2000 Compliance....................................  A-17
    Section 3.19 Legal Proceedings.......................................  A-17
    Section 3.20 Contracts...............................................  A-18
    Section 3.21 Required Consents.......................................  A-18
    Section 3.22 Broker's Fees...........................................  A-18
    Section 3.23 No Material Adverse Change..............................  A-18
    Section 3.24 Loans...................................................  A-18
    Section 3.25 Opinion of Financial Adviser............................  A-19
    Section 3.26 Accounting Matters......................................  A-19

                                                                            Page
                                                                            ----
    Section 3.27 Beneficial Ownership of Gold Banc Common Stock..........   A-19
    Section 3.28 Deductibility of Severance Payments.....................   A-19
    Section 3.29 Stay Bonuses and Employment Agreements..................   A-19
    Section 3.30 Accruals................................................   A-19
    Section 3.31 Undisclosed Liabilities; Adverse Agreements.............   A-19
    Section 3.32 Absence of Certain Events...............................   A-19
    Section 3.33 Disclosure..............................................   A-20

 ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF GOLD BANC...........................  A-20
    Section 4.1  Corporate...............................................   A-20
    Section 4.2  Capital Structure.......................................   A-21
    Section 4.3  Authority...............................................   A-21
    Section 4.4  Stockholder Approval....................................   A-22
    Section 4.5  Status of Gold Banc Common Stock to be Issued...........   A-22
    Section 4.6  No Violation............................................   A-22
    Section 4.7  SEC Documents...........................................   A-23
    Section 4.8  Information Supplied....................................   A-23
    Section 4.9  Internal Controls and Records...........................   A-23
    Section 4.10 Taxes...................................................   A-23
    Section 4.11 Regulatory Filings......................................   A-24
    Section 4.12 Compliance with ERISA...................................   A-24
    Section 4.13 Environmental Laws......................................   A-24
    Section 4.14 Year 2000 Compliance....................................   A-25
    Section 4.15 Legal Proceedings.......................................   A-25
    Section 4.16 Required Consents.......................................   A-25
    Section 4.17 Conduct.................................................   A-25
    Section 4.18 Undisclosed Liabilities; Adverse Agreements.............   A-25
    Section 4.19 Material Contracts......................................   A-25
    Section 4.20 Broker's Fees...........................................   A-25
    Section 4.21 No Material Adverse Change..............................   A-25
    Section 4.22 Disclosure..............................................   A-26

 ARTICLE V
    COVENANTS OF THE COMPANY..............................................  A-26
    Section 5.1  Affirmative Covenants of the Company....................   A-26
    Section 5.2  Negative Covenants of the Company.......................   A-26
    Section 5.3  Inspection..............................................   A-28
    Section 5.4  Financial Statements and Call Reports...................   A-28
    Section 5.5  Right to Attend Meetings................................   A-28
    Section 5.6  Data Processing.........................................   A-28
    Section 5.7  No Solicitation.........................................   A-28
    Section 5.8  Regulatory Approvals....................................   A-29
    Section 5.9  Information.............................................   A-29
    Section 5.10 Tax-Free Reorganization Treatment.......................   A-29
    Section 5.11 Pooling-of-Interests Accounting Treatment...............   A-29
    Section 5.12 Cooperation by the Company..............................   A-29
    Section 5.13 Year 2000 Compliance....................................   A-30
    Section 5.14 Proxy Statement and Registration Statement..............   A-30
    Section 5.15 Confidentiality.........................................   A-30
    Section 5.16 Employee Benefit Plans..................................   A-30

                                                                            Page
                                                                            ----
    Section 5.17 Deductibility of Severance Payments.....................   A-31
    Section 5.18 Achievement of Financial Measures.......................   A-31
    Section 5.19 Company's Accounting of Merger Expenses.................   A-31
    Section 5.20 Company's Acquisition of American Heritage..............   A-31
    Section 5.21 Supplemental Information................................   A-31

 ARTICLE VI
    COVENANTS OF GOLD BANC AND ACQUISITION SUBSIDIARY.....................  A-31
    Section 6.1  Regulatory Approvals....................................   A-31
    Section 6.2  Information.............................................   A-32
    Section 6.3  Tax-Free Reorganization Treatment.......................   A-32
    Section 6.4  Employee Benefit Plans; Prior Service Credit............   A-32
    Section 6.5  Confidentiality.........................................   A-32
    Section 6.6  Pooling-of-Interests Accounting Treatment...............   A-32
    Section 6.7  Cooperation by Gold Banc and Acquisition Subsidiary.....   A-32
    Section 6.8  Year 2000 Compliance....................................   A-32
    Section 6.9  Ordinary Course.........................................   A-32
    Section 6.10 Inspection..............................................   A-33
    Section 6.11 Indemnification of Directors and Insurance..............   A-33
    Section 6.12 Supplemental Information................................   A-33
    Section 6.13 Tax Returns.............................................   A-33

 ARTICLE VII
    CONDITIONS PRECEDENT TO OBLIGATIONS...................................  A-34
    Section 7.1  Representations, Warranties and Covenants...............   A-34
    Section 7.2  Regulatory Authority Approval...........................   A-34
    Section 7.3  Litigation..............................................   A-34
    Section 7.4  Approval by Stockholders................................   A-34
    Section 7.5  Adverse Changes.........................................   A-34
    Section 7.6  Federal Tax Opinion.....................................   A-34
    Section 7.7  Opinion of Counsel......................................   A-34
    Section 7.8  Registration Statement..................................   A-34
    Section 7.9  Market Price of Gold Banc Common Stock..................   A-35
    Section 7.10 Nasdaq Listing..........................................   A-35
    Section 7.11 Fairness Opinion........................................   A-35
    Section 7.12 Qualification for Pooling-of-Interests Treatment........   A-35

 ARTICLE VIII
    CONDITIONS PRECEDENT TO OBLIGATIONS...................................  A-35
    Section 8.1  Representations, Warranties and Covenants...............   A-35
    Section 8.2  Adverse Changes.........................................   A-35
    Section 8.3  Regulatory Authority Approval...........................   A-35
    Section 8.4  Litigation..............................................   A-36
    Section 8.5  Financial Measures......................................   A-36
    Section 8.6  Approval by Stockholders................................   A-36
    Section 8.7  Tax Representations.....................................   A-36
    Section 8.8  Affiliate Agreements....................................   A-36
    Section 8.9  Federal Tax Opinion.....................................   A-36
    Section 8.10 Opinion of Counsel......................................   A-36
    Section 8.11 Qualification for Pooling-of-Interests Treatment........   A-36
    Section 8.12 Deductibility of Severance Payments.....................   A-37
    Section 8.13 Other Acquisitions......................................   A-37

                                                                            Page
                                                                            ----
 ARTICLE IX
    NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................  A-37
    Section 9.1  No Survival of Representations and Warranties...........   A-37

 ARTICLE X
  SECURITIES LAWS MATTERS.................................................  A-37
    Section 10.1 Registration Statement and Proxy Statement..............   A-37
    Section 10.2 State Securities Laws...................................   A-38
    Section 10.3 Publication of Combined Financial Results...............   A-38
    Section 10.4 Affiliates..............................................   A-38
    Section 10.5 Indemnification by Gold Banc............................   A-38
    Section 10.6 Indemnification by the Company..........................   A-39

 ARTICLE XI
  TERMINATION.............................................................  A-39
    Section 11.1 Basis for Termination...................................   A-39
    Section 11.2 Effect of Termination...................................   A-40
    Section 11.3 Termination Fee.........................................   A-40
    Section 11.4 Notice of Termination...................................   A-40
    Section 11.5 Specific Performance....................................   A-40

 ARTICLE XII
  MISCELLANEOUS...........................................................  A-41
    Section 12.1 Amendment...............................................   A-41
    Section 12.2 Extension: Waiver.......................................   A-41
    Section 12.3 Expenses................................................   A-41
    Section 12.4 Parties in Interest.....................................   A-41
    Section 12.5 Entire Agreement; Amendments; Waiver....................   A-41
    Section 12.6 Notices.................................................   A-41
    Section 12.7 Law Governing...........................................   A-42
    Section 12.8 Counterparts............................................   A-42
 EXHIBIT A       Voting Agreement
 EXHIBIT B       Form of Affiliate Letter

                      AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of October 22, 1999, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), GOLD BANC ACQUISITION CORPORATION XII, INC., a Kansas corporation ("Acquisition Subsidiary"), and COUNTRYBANC HOLDING COMPANY, an Oklahoma corporation ("Company").

                                    RECITALS

   A. The Boards of Directors of Gold Banc, Acquisition Subsidiary and the Company have approved and deem it advisable and in the best interests of their respective companies and stockholders that Gold Banc and the Company become affiliated through the merger of the Company with and into Acquisition Subsidiary in the manner hereinafter set forth (the "Merger" or the "Company Merger").

   B. As a condition to Gold Banc entering into this Agreement, Gold Banc has required that each Significant Stockholder (as defined herein) agree to enter into a Voting Agreement substantially in the form attached hereto as Exhibit A on or before 11:59 a.m., Monday, November 1, 1999.

   C. As a condition precedent to Gold Banc's obligation to consummate the Merger, at least thirty (30) days prior to the Closing Date (as defined herein), the Company shall have completed its acquisition of American Heritage.

   D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                                   AGREEMENT

   ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

   "280G Opinion Letter" shall have the meaning set forth in Section 8.14 hereof.

   "401(k) Plan" shall have the meaning set forth in Section 5.17 hereof.

   "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities of (with the acquisition of beneficial ownership of 15% or more of the Company's or any Subsidiary's voting securities being deemed to be material for this purpose), or, outside the ordinary course of business, any sale of a significant amount of assets of, the Company or any Subsidiary, or similar transactions involving the Company or any Subsidiary, other than the Merger.

   "Acquisition Subsidiary" means Gold Banc Acquisition Corporation XII, Inc., a Kansas corporation, and its successors and assigns.

   "Acquisition Subsidiary Common Stock" shall have the meaning set forth in
Section 2.6 hereof.

   "Action" means any action, suit, claim, demand, petition, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or arbitrator.

   "Affiliates" shall have the meaning set forth in Section 10.4 hereof.

   "Affiliate Letter" shall have the meaning set forth in Section 8.8 hereof.

   "Agreement" means this Agreement and Plan of Reorganization, together with the Schedules and Exhibits hereto.

   "American Heritage" shall mean American Heritage Bancorp, Inc., an Oklahoma corporation.

   "American Heritage Acquisition Agreement" means that certain Agreement and Plan of Reorganization, dated as of June 9, 1999, as amended, between the Company and American Heritage.

   "BHC Act" means the Banking Holding Company Act of 1956, as amended, and the regulations promulgated thereunder.

   "Business Day" means a day other than Saturday, Sunday or another day on which commercial banks in Kansas are authorized or required by law to close.

   "COL" means Central Oklahoma Leasing Authority, Inc., an Oklahoma corporation.

   "Closing" means the consummation of the transactions contemplated hereby.

   "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

   "Closing Gold Banc Stock Price" shall mean the average of the closing sales price of Gold Banc Common Stock as reported by Nasdaq on each of the five consecutive trading days immediately preceding the Closing Date.

   "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

   "Company" means CountryBanc Holding Company, an Oklahoma corporation, and its successors and assigns.

   "Company Class A Common Stock" shall mean the Class A common stock, par value $.01 per share, of the Company.

   "Company Class B Common Stock" shall mean the Class B common stock, par value $.01 per share, of the Company.

   "Company Common Stock" means collectively, the Class A Common Stock and the Class B Common Stock.

   "Company Confidential Information" shall have the meaning set forth in
Section 6.5 hereof.

   "Company Dissenting Shares" shall have the meaning set forth in Section 2.8 hereof.

   "Company Financial Statements" shall have the meaning set forth in Section
3.6 hereof.

   "Company Merger" shall have the meaning set forth in the Recitals hereof.

   "Company Plans" shall have the meaning set forth in Section 3.15 hereof.

   "Company Preferred Stock" means the Preferred Stock, Special Series, par value $.01 per share, of the Company.

   "Company Stock Restriction Agreement" shall mean the Amended and Restated Stock Restriction Agreement, dated October 17, 1996, between the Company, Don
C. McNeill, William Randon and others.

   "Company Subscription Agreements" shall mean the forms of Subscription Agreement (Institutional Investor) and Subscription Agreement (Individual Investor), each dated as of October 17, 1996, entered into between the Company and various parties.

   "Company Supplemental Information" shall have the meaning set forth in
Section 5.21 hereof.

   "Company's Accountants" means Arthur Andersen, L.L.P., and its successors.

   "Company's Counsel" means McAfee & Taft, and its successors.

   "Consent" means a consent, approval, authorization, waiver or notification from any Person or Governmental Entity.

   "Contract" means any contract, agreement, mortgage, deed of trust, indenture, instrument, promissory note, lease, or other legally binding commitment or arrangement.

   "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, judgments, payments, liabilities, deficiencies and diminutions in value (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

   "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

   "El Reno Bank" means American Heritage Bank, El Reno, Oklahoma, an Oklahoma banking corporation.

   "Elkhart Bank" means People First Bank, Elkhart, Kansas, a Kansas banking corporation.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Exchange Agents" shall have the meaning set forth in Section 2.9 hereof.

   "Exchange Ratio" shall have the meaning set forth in Section 2.7(b) hereof.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated pursuant thereto.

   "First State" means the First State Holding Company of Elkhart, a Kansas Corporation.

   "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with prior periods, as in effect on the date of this Agreement. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the period to which reference is made.

   "GBC Oklahoma, Inc." shall have the meaning set forth in Section 2.3(a) hereof.

   "Gold Banc" means Gold Banc Corporation, Inc., a Kansas corporation, and its successors and assigns.

   "Gold Banc Common Stock" means the common stock, par value $1.00 per share, of Gold Banc.

   "Gold Banc Confidential Information" shall have the meaning set forth in
Section 5.15 hereof.

   "Gold Banc Plans" shall have the meaning set forth in Section 4.12 hereof.

   "Gold Banc Preferred Stock" means the preferred stock, no par value per share, of Gold Banc.

   "Gold Banc SEC Documents" shall have the meaning set forth in Section 4.7 hereof.

   "Gold Banc Subsidiaries" shall have the meaning set forth in Section 4.1(c) hereof.

   "Gold Banc Supplemental Information" shall have the meaning set forth in
Section 6.12 hereof.

   "Gold Banc's Accountants" means KPMG LLP, and its successors.

   "Gold Banc's Counsel" means Stinson, Mag & Fizzell, P.C.,and its successors.

   "Governmental Entity" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, and any federal, state or local court or tribunal.

   "Hennessey Bank" means People First Bank, Hennessey, Oklahoma, an Oklahoma banking corporation.

   "Hennessey License" shall mean that certain license granted with respect to the mark "People First" granted to CountryBanc by the owner of such mark pursuant to that certain agreement dated June 5, 1997.

   "Hovde" means Hovde Financial, Inc., investment advisor to the Company.

   "IRS" means the United States Internal Revenue Service.

   "Indemnified Party" shall have the meaning set forth in Section 6.11(a) hereof.

   "KGCC" means the Kansas General Corporation Code, as amended from time to time.

   "Laws" means any federal, state, local, municipal or other constitution, statute, rule, regulation or ordinance or common law of any state.

   "Lease" means any Real Property Lease or Personal Property Lease.

   "Leased Facilities" shall have the meaning set forth in Section 3.11(a) hereof.

   "Leased Personal Property" shall have the meaning set forth in Section 3.11(b) hereof.

   "License" means any permit, license, variance, exemption, order, franchise or approval from any Person or Governmental Entity.

   "Lien" means any lien, mortgage, deed of trust, security interest, charge, claim, imposition, community property interest, option, pledge, right of first refusal, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question, including without limitation any restriction on transfer, receipt of income or any other attribute of ownership.

   "Material Adverse Effect" or "Material Adverse Change" to a party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the financial position, business, or results of operations of a party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect or Material Adverse Change shall not include (a) changes in banking and similar Laws of general application, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks or bank holding companies, (c) actions or omissions of a party (or its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated by this Agreement, (d) circumstances affecting Oklahoma based or regional banks generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Company or Gold Banc.

   "Merger" shall have the meaning set forth in the Recitals hereof.

   "Nasdaq" means the Nasdaq National Market System.

   "OGCA" means the Oklahoma General Corporation Act, as amended from time to time.

   "OREO" means other real estate owned.

   "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

   "Personal Property Leases" shall have the meaning set forth in Section 3.11(b) hereof.

   "Pooling Letter" shall have the meaning set forth in Section 5.11(b) hereof.

   "Proxy Statement" shall have the meaning set forth in Section 10.1(a) hereof.

   "Real Property Leases" shall have the meaning set forth in Section 3.11(a) hereof.

   "Registration Statement" shall have the meaning set forth in Section 10.1(a) hereof.

   "Rights" shall have the meaning ascribed to it in the Rights Agreement.

   "Rights Agreement" shall mean that certain Rights Agreement, dated as of October 13, 1999, between Gold Banc and American Stock Transfer & Trust Company, a New York corporation.

   "Rights Certificate" shall have the meaning ascribed to it in the Rights Agreement.

   "Rule 4460" shall have the meaning set forth in Section 4.3(a) hereof.

   "SEC" means the United States Securities and Exchange Commission and the staff thereof.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Significant Shareholders" means, collectively, Don C. McNeill, Holmes Foster, William Randon, Sam Hunsaker, John A. Loewen, Global Private Equity II Limited Partnership, Advent Direct Investment Program Limited Partnership, Advent Partners Limited Partnership, Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P., and their heirs, successors and assigns.

   "Subscription Rights" shall mean the rights to subscribe to the capital stock of the Company pursuant to (i) the Company Subscription Agreements and
(ii) rights granted to the shareholders of American Heritage by the Company in connection with the Company's acquisition of American Heritage.

   "Subsidiaries" means, collectively, Hennessey Bank, Elkhart Bank, COL and First State and "Subsidiary" means any one of the Subsidiaries.

   "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

   "Total Equity Capital" means, with respect to any Person, the sum of outstanding capital stock, paid in capital, retained earnings and current year earnings, all determined in accordance with GAAP and Section 5.19 hereof, but excluding FAS 115 adjustments.

   "Union Bank" shall mean Union Bank and Trust Company, Oklahoma City,
Oklahoma.

   "Union Bank Loan" shall mean that certain indebtedness owed by the Company to Union Bank pursuant to that certain promissory note, dated as of March 19, 1998, together with the loan agreement, security agreements and related instruments delivered in connection therewith, together with any successor agreements evidencing such indebtedness.

   "Vested Company Preferred Stock" shall mean those shares of Company Preferred Stock which vest in accordance with Section 3 of the Company Stock Restriction Agreement.

   "Year 2000 Compliant" means the ability to perform date sensitive functions for all dates before and after January 1, 2000.

   "Year 2000 Problem" means the risk that computer applications used by the applicable Person may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any date after December 31, 1999.

   Section 1.2 Construction.

     (a) Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments, and restatements of such agreement, instrument or document.

     (b) As used in this Agreement, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Whenever an item or items are listed after the word "including," such listing is not intended to be a listing that excludes items not listed.

     (d) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa, and words importing person shall include individuals, corporations, partnerships, joint ventures, associations, joint-stock companies, trusts, unincorporated organizations and governments and any agency or political subdivision thereof.

                                   ARTICLE II

                               THE COMPANY MERGER

   Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the KGCC and the OGCA, at the Effective Time, the Company shall be merged with and into Acquisition Subsidiary and the separate existence and corporate organization of the Company shall thereupon cease and the Company and Acquisition Subsidiary shall thereupon be a single corporation. Acquisition Subsidiary shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Acquisition Subsidiary shall continue unaffected and unimpaired by the Merger.

   Section 2.2 Effective Time of the Company. On the Closing Date (as hereinafter defined), officers of the Company and Acquisition Subsidiary shall execute and acknowledge appropriate certificates or articles of merger that shall be filed with the Kansas Secretary of State and the Oklahoma Secretary of State all in accordance with the KGCC and the OGCA. The Merger and the other transactions contemplated by this Agreement shall become effective on the date that such certificates or articles of merger have been filed with the Kansas Secretary of State and the Oklahoma Secretary of State in accordance with the KGCC and the OGCA and at such time as shall be specified in such certificates or articles of merger and, if no time is specified, at 11:59 p.m., Central Time on the date of filing (the "Effective Time"). The Closing shall be on a day (the "Closing Date") occurring not later than twenty (20) days following nor earlier than five (5) days after the satisfaction or waiver, to the extent permitted hereunder, of the last of the conditions to the consummation of the Merger specified in Article VII and Article VIII of this Agreement (other than the condition specified in Section 7.9 hereof, which will be determined immediately prior to the Closing Date) at 1:00 p.m. at the office of Gold Banc's Counsel, which day shall be mutually agreed upon by Gold Banc and the Company, or on such other date and at such other place and time as the parties hereto may mutually agree.

   Section 2.3 Articles of Incorporation, Bylaws, Directors and Officers.

     (a) The Articles of Incorporation and Bylaws of Acquisition Subsidiary as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time until amended as provided by Law, except that the name of the Surviving Corporation shall be changed to "GBC Oklahoma, Inc." at the Effective Time.

     (b) The officers and directors of Acquisition Subsidiary shall continue as the officers and directors of the Surviving Corporation from and after the Effective Time, subject to the Bylaws of the Surviving Corporation and applicable Laws.

   Section 2.4 Effect of Company Merger. From and after the Effective Time, the Merger shall have the effects on the Company and Acquisition Subsidiary set forth in Section 1088 of the OGCA and Section 17-6709 of the KGCC.

   Section 2.5 Further Assurances. If at any time after the Effective Time, Acquisition Subsidiary shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or other actions or things are necessary or desirable to vest, perfect, confirm or record in Acquisition Subsidiary the title to any property, rights, privileges, powers, or franchises of the Company, the former Board of Directors and officers of the Company may, and are hereby authorized to, execute and deliver in the name and on behalf of the Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Acquisition Subsidiary, and otherwise to carry out the provisions of this Agreement.

   Section 2.6 Conversion of Acquisition Subsidiary Common Stock. At the Effective Time, each share of common stock, $1.00 par value per share, of Acquisition Subsidiary ("Acquisition Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and shall be unaffected by the Company Merger.

   Section 2.7 Effect of Merger on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

     (a) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of the Company, if any, or held by the Company or any Subsidiary other than as trustee, fiduciary, nominee or some similar capacity or for debts previously contracted shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor.

     (b) Each outstanding share of Company Common Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof), of which 1,207,922 shares are issued and outstanding as of the date hereof and each share of Vested Company Preferred Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof) shall cease to be outstanding and shall be converted into and exchanged for the number of shares of Gold Banc Common Stock equal to 7,971,589 divided by the sum of (i) the number of shares of Company Common Stock and (ii) the number of shares of Vested Company Preferred Stock issued and outstanding as of the Effective Time (the "Exchange Ratio").

   Section 2.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's stockholders pursuant to the OGCA, any shares of Company Common Stock or Vested Company Preferred Stock held by a person who objects to the Merger, whose shares of Company Common Stock or Vested Company Preferred Stock were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the OGCA concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock or Vested Company Preferred Stock and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company Dissenting Shares") shall not be converted pursuant to Section 2.7 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the OGCA, including, if applicable, any costs determined to be payable by Acquisition Subsidiary or the Company to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the OGCA. Notwithstanding the foregoing, as set forth hereinafter, Gold Banc does not have to close on this transaction if appraisal rights are exercised on 7% or more of the aggregate number of shares of Company Common Stock and Vested Company Preferred Stock.


   Section 2.9 Exchange of Certificates.

     (a) Gold Banc, on behalf of Acquisition Subsidiary, shall make available to Midwest Capital Management, Inc. and Gold Bank, National Association, which are hereby designated as the exchange agents (the "Exchange Agents"), on the Closing Date, such number of shares of Gold Banc Common Stock (and cash in lieu of fractional shares) as shall be issuable or deliverable to the holders of Company Common Stock in accordance with Section 2.7 hereof. As soon as practicable after the Closing Date, Gold Banc, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate of Company Common Stock that immediately prior to the Closing Date represented outstanding shares of Company Common Stock and to each beneficial owner of shares of Vested Company Preferred Stock as certified pursuant to the Company Stock Restriction Agreement (i) a form letter of transmittal and
  (ii) instructions for effecting the surrender of certificates of Company Common Stock and Vested Company Preferred Stock for exchange into certificates of Gold Banc Common Stock. The Gold Banc Common Stock into which the Company Common Stock and Vested Company Preferred Stock is being converted in accordance with Section 2.7 hereof shall be delivered to each stockholder of the Company as set forth in a letter of transmittal. Provided, in the event the Surviving Corporation shall not have received a certification with respect to the number of shares of Vested Company Preferred Stock pursuant to Section 5(a) of the Company Stock Restriction Agreement and, if applicable, a certification pursuant to Section 5(b) of the Stock Restriction Agreement, Gold Banc shall have no obligation to mail the instruments described herein until such certification(s) are received by the Surviving Corporation.

     (b) Notwithstanding any other provision herein, no fractional shares of Gold Banc Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Banc Common Stock to which a holder of Company Common Stock and/or Vested Company Preferred Stock would otherwise be entitled to under Section 2.7 hereof shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the Effective Time and upon the surrender of such stockholder's certificate or certificates representing shares of Company Common Stock and/or Vested Company Preferred Stock, to receive from the Exchange Agents an amount in cash in lieu of such fractional share equal to the product of such fraction and the Closing Gold Banc Stock Price. Gold Banc, on behalf of Acquisition Subsidiary, shall make available to the Exchange Agents, as required from time to time, any cash necessary for this purpose.

   Section 2.10 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company, in so far as they relate to the Company Common Stock, shall be closed and no transfer of Company Common Stock shall thereafter be made. With respect to the Special Preferred Stock, the Surviving Corporation shall cause the stock transfer books to remain open after the Effective Time to the extent necessary to cause the Vested Company Preferred Stock to be issued in amounts and to such parties as required by the Company Stock Restriction Agreement, which shares of Vested Company Preferred Stock shall be deemed to have been issued, solely for the purpose of signing and delivering stock certificates issued in the name of the Company, immediately prior to the Effective Time.

   Section 2.11 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Gold Banc Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company stockholders entitled to receive certificates representing Gold Banc Common Stock until such stockholders surrender to the Exchange Agents their certificates representing Company Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Banc Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the stockholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividend on such Gold Banc Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends.

   Section 2.12 Stockholders' Approval.

     (a) The Company agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by Law and the Certificate of Incorporation and Bylaws of the Company and in accordance with Section 10.1 hereof. The Company shall use its reasonable best efforts to take all steps as shall be required for the stockholders' meeting to obtain such approval to be held as soon as reasonably practicable after the effective date of the Registration Statement. Subject to the exercise of the fiduciary duties of the Company's Board of Directors, the Company shall, through its Board of Directors, recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

     (b) Gold Banc agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by Rule 4460 of the rules of Nasdaq. Gold Banc shall, through its Board of Directors, recommend that the stockholders of Gold Banc approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

     (c) Acquisition Subsidiary agrees to submit this Agreement and the transactions contemplated hereby to its Board of Directors and sole stockholder for approval to the extent required and as provided by Law, the Articles of Incorporation and Bylaws of Acquisition Subsidiary.

   Section 2.13 Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the number of outstanding shares of Gold Banc Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or combination, or similar recapitalization for which a record date is not established) during such period, the Exchange Ratio shall be proportionately adjusted on a pro rata basis. In addition, in the event a Distribution Date (as defined in the Rights Agreement) shall occur prior to the Effective Time, promptly following the Effective Time Gold Banc shall issue Rights Certificates evidencing the appropriate number of Rights (determined as if the Distribution Date had occurred immediately prior to the Effective Time) to the shareholders of the Company receiving Gold Banc Common Stock pursuant to Section 2.7 hereof.

   Section 2.14 Voting Agreement. As a condition to Gold Banc entering into this Agreement, Gold Banc has required that each Significant Stockholder agree to enter into a Voting Agreement substantially in the form attached hereto as Exhibit A on or before 11:59 a.m., Monday, November 1, 1999.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby makes the following representations and warranties to Gold Banc and Acquisition Subsidiary, each of which (i) is true and correct on the date hereof, (ii) will be true and correct as of the Effective Time and
(iii) shall be unaffected by any investigation heretofore or hereafter made by Gold Banc or Acquisition Subsidiary or their respective representatives.

   Section 3.1 Organization and Good Standing.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Certificate of Incorporation and Bylaws. The Company is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

     (b) Hennessey Bank is a wholly-owned subsidiary of the Company and is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Hennessey Bank has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Certificate of Incorporation and Bylaws. Hennessey Bank is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Hennessey Bank.

     (c) Elkhart Bank is a subsidiary of the Company (17% of Elkhart Bank is owned directly by the Company and 83% of Elkhart Bank is owned by First State) and is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Elkhart Bank has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Articles of Incorporation and Bylaws. Elkhart Bank is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Elkhart Bank.

     (d) First State is a wholly-owned subsidiary of the Company and is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. First State has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Articles of Incorporation and Bylaws. First State is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on First State.

     (e) COL is a wholly-owned subsidiary of the Company and is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. COL has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Certificate of Incorporation and Bylaws. COL is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on COL.

     (f) Other than Hennessey Bank, Elkhart Bank, COL and First State, the Company has no other direct or indirect subsidiaries.

   Section 3.2 Capital Structure.

     (a) The Company. As of the date hereof, the authorized capital stock of the Company consists only of 8,500,000 shares of Company Common Stock, of which 1,006,002 shares of Company Class A Common Stock and 201,920 shares of Company Class B Common Stock are issued and outstanding; and 1,500,000 shares of preferred stock, par value $.01, 508,767 of which are designated as "Preferred Stock, Special Series" and constituted the Company Preferred Stock and all of which are issued and outstanding and subject to the Stock Restriction Agreement. All outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights (other than the Subscription Rights). There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Company, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Company Common Stock, Company Preferred Stock or any other securities of the Company, except for the Subscription Rights. Except as described in Schedule 3.2(a), there are not as of the date hereof and will not be as of the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company or Gold Banc from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

     (b) Hennessey Bank. The authorized capital stock of Hennessey Bank consists only of 65,000 shares of common stock, par value $10.00 per share, all of which shares are issued and outstanding. All of the issued and outstanding shares of common stock of Hennessey Bank are owned beneficially and of record by the Company, free and clear of all Liens (except for a Lien granted in connection with a bank stock loan from Union Bank). All outstanding shares of common stock of Hennessey Bank are validly issued, fully paid and, except as provided by Section 220 of the Oklahoma Banking Code of 1997, as amended, nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of Hennessey Bank (other than any statutory preemptive rights of shareholders), whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any common stock or any other securities of Hennessey Bank.

     (c) Elkhart Bank. The authorized capital of Elkhart Bank consists only of 3,000 shares of common stock, par value $100.00 per share, all of which are issued and outstanding. All of the issued and outstanding shares of common stock in Elkhart Bank are owned beneficially and of record by the Company or First State, free and clear of all Liens (except for a Lien granted in connection with a bank stock loan from Union Bank). All outstanding shares of common stock of Elkhart Bank are validly issued, fully paid and, except as provided by Section 9-906 of the Kansas banking code, as amended, nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital of Elkhart Bank (other than any statutory preemptive rights of shareholders), whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any shares of common stock or any other securities of Elkhart Bank.

     (d) First State. The authorized capital of First State consists only of 30,000 shares of common stock, par value $1.00 per share, of which 1,220 shares are issued and outstanding; and 20,000 shares of preferred stock, par value $1.00 per share, no shares of which are issued and outstanding. All of the issued and outstanding shares of common stock in First State are owned beneficially and of record by the Company, free and clear of all Liens (except for a Lien granted in connection with a bank stock loan from Union Bank). All outstanding shares of common stock of First State are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital of First State (other than any statutory preemptive rights of shareholders), whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any shares of common stock or any other securities of First State.

     (e) COL. The authorized capital of COL consists only of 50,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of common stock in COL are owned beneficially and of record by the Company, free and clear of all Liens (except for a Lien granted in connection with a bank stock loan from Union Bank). All outstanding shares of common stock of COL are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital of COL (other than any statutory preemptive rights of shareholders), whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any shares of common stock or any other securities of COL.

   Section 3.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the OGCA and the Company's Certificate of Incorporation and Bylaws, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto and thereto, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to such approval of this Agreement and the Merger by the stockholders of the Company in accordance with the OGCA. This Agreement has been, and all other agreements to be executed and delivered by the Company will be prior to the Effective Time, duly executed and delivered by the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the OGCA, and (assuming due authorization, execution, and delivery by Gold Banc and Acquisition Subsidiary) constitutes, or will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except in all cases to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of Creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the Court before which any proceedings may be brought).

   Section 3.4 Stockholder Approval. The Board of Directors of the Company has directed or will direct that this Agreement and the Merger contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of the Company's stockholders, no other stockholder action is necessary to approve this Agreement and to consummate the Merger contemplated hereby. The Board of Directors will recommend that the stockholders approve this Agreement and the Merger contemplated hereby, subject to their fiduciary duties. Except as provided in Schedule 3.4, (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, and to consummate the Merger and the transactions contemplated hereby; and (ii) no approval of a number of outstanding shares of capital stock of the Company greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

   Section 3.5 No Violations.

     (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Certificate of Incorporation or Bylaws or other organizational documents of the Company or any Subsidiary, (ii) except for the Union Bank Loan, any provision of any Contract, Lien, Order or other restriction of any kind or character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary, or any of their assets, is bound, or (iii) result in the creation or imposition or any Lien upon the capital stock or the assets of the Company or any Subsidiary; except, in the case of Sections 3.5(a)(ii) and (iii), such conflicts, violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

     (b) The Company and the Subsidiaries are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not, subject to obtaining all required regulatory approvals and making all required state and federal securities law filings, cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to the Company or any of the Subsidiaries except for any violations, breaches or defaults that are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

     (c) All Licenses required or necessary for the Company or any of the Subsidiaries to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. The Company and the Subsidiaries are in compliance with all terms of the Licenses, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

   Section 3.6 Financial Statements. The Company has previously delivered to Gold Banc and Acquisition Subsidiary audited consolidated statements of financial condition, consolidated statements of income, consolidated statements of stockholders equity and consolidated statements of cash flows, for the Company as of December 31, 1998 and December 31, 1997, and all related schedules and notes to the foregoing, an unaudited consolidated balance sheet, dated June 30, 1999, for the period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and practices which were applied on a consistent basis, and present fairly in all material respects the financial position, results of operation and changes of financial position of the Company and its Subsidiaries, as applicable, as of their respective dates and for the periods indicated; provided, that the unaudited financial statements described above are subject to normal year-end adjustments, and do not contain any or all footnotes or all statements required by GAAP. The Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent reflected in the consolidated balance sheet of the Company as of June 30, 1999 (or disclosed in the notes thereto), or incurred since June 30, 1999, in the ordinary course of business. The Company has also provided to Gold Banc, in the form set forth on Schedule 3.6 hereto, a proforma balance sheet dated as of September 30, 1999 and income statement for the nine-month period ended September 30, 1999, giving effect to its proposed acquisition of American Heritage, as if such acquisition had occurred as of September 30, 1999, which proforma balance sheet was compiled, in all material respects, in conformity with GAAP principles, reflecting the use of the pooling-of-interests method of accounting, but do not contain any or all footnotes required by GAAP.

   Section 3.7 Information Supplied. When considered in the aggregate, none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and Gold Banc or at the times of the meetings of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 3.8 Internal Controls and Records. The Company and the Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

   Section 3.9 Taxes. The Company and the Subsidiaries each have timely filed all tax returns required to be filed by them through the date hereof, and the Company and the Subsidiaries have timely paid and discharged all taxes shown to be due on such returns and have timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company or the appropriate Subsidiary is maintaining reserves adequate for their payment. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. As of the date hereof, neither the IRS nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against the Company or any Subsidiary, any deficiency or claim for additional taxes. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets (excluding OREO properties) of the Company or any Subsidiary other than Liens for taxes which are not yet due and payable. Neither the Company nor any Subsidiary has received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

   Section 3.10 Title to Assets. The Company and the Subsidiaries have good and marketable title to and possession of all their respective material real and personal properties and assets reflected in the Company's financial statements as being owned by the Company or its Subsidiaries, in each case free and clear of any Liens (except as reflected on the Company's consolidated financial statements, and except for (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanic and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's, and carrier's and other similar Liens arising in the ordinary course of business,
(iv) for depository institutions, pledges to secure deposits, (v) other Liens incurred in the ordinary course of the banking business, and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of such assets or property which are subject thereto, or affect the business and operations of the Company and its Subsidiaries). Schedule 3.10(a) hereto contains or incorporates by reference a complete list of all real property owned by the Company or any subsidiary (other than OREO properties acquired and held by Hennessey Bank or Elkhart Bank in the ordinary course of business). Except as set forth on Schedule 3.10(b), since June 30, 1999, neither the Company nor any of the Subsidiaries has entered into any agreement or commitment to sell any property, real or personal, or any other assets of the Company or any of the Subsidiaries other than in the ordinary course of business, nor has the Company nor any of the Subsidiaries made any commitment or taken or failed to take any action which would cause any Lien to attach to any property, other than such Liens which are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

   Section 3.11 Leases.

     (a) Schedule 3.11(a) hereof contains a list of all real property leases (the "Real Property Leases") to which the Company or any of the Subsidiaries is a party, either as lessor or lessee (the facilities subject to such Real Property Leases being referred to as the "Leased Facilities"). Each of the Real Property Leases is in full force and effect and neither the Company nor any of the Subsidiaries nor, to the Company's knowledge, any other party thereto has committed any default thereunder. Neither the Company nor any of the Subsidiaries is subject to any increase in rentals or other costs in connection with any Leased Facility of which the Company or any of the Subsidiaries is lessee which is not provided for in the applicable Real Property Lease. No Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

     (b) Schedule 3.11(b) hereof contains a list of all Leases with respect to personal property involving an obligation in excess of $15,000 on an annual basis or $30,000 in the aggregate (the "Personal Property Leases") to which the Company or any of the Subsidiaries is a party, either as lessor or lessee (the personal property subject to such Personal Property Leases being referred to as the "Leased Personal Property"). Each of the Personal Property Leases is in full force and effect and neither the Company nor any of the Subsidiaries nor any other party thereto has committed any default thereunder. Neither the Company nor any of the Subsidiaries is subject to any increase in rentals or other costs in connection with any Leased Personal Property of which the Company or any of the Subsidiaries is the lessee which is not provided for in the applicable Personal Property Lease. No Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

   Section 3.12 Intangible Properties.

     (a) None of the assets of the Company or any of the Subsidiaries is subject to any patent or patent application, copyright or copyright application, trademark or trademark application, or similar evidence of ownership or the right to the use thereof by any third party, except for software and the Hennessey License duly licensed to the Company or its Subsidiaries in the ordinary course of business.

     (b) Neither the Company nor any of the Subsidiaries has infringed upon any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person. Neither the Company nor any Subsidiary has received any notice of a claim of such infringement.

     (c) Attached hereto as Schedule 3.12(c) is a true and accurate list of all patents, copyrights, trademarks, trade names and service marks, both foreign and domestic, which are necessary to operate or conduct the business of the Company and its Subsidiaries. The Company or one or more of the Subsidiaries owns or possesses licenses or other legal rights, necessary to use such patents, copyrights, trademarks, trade names and service marks, except for those the absence of which is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

     (d) The Company and each of the Subsidiaries have the right to use all data and information (including without limitation confidential information, trade secrets and know-how) necessary to permit the conduct from and after the Effective Time of the business of the Company and each of the Subsidiaries, as such business is and has been normally conducted, except for such matters which would not have a Material Adverse Effect on the Company and its Subsidiaries.

   Section 3.13 Regulatory Filings. The Company and each of the Subsidiaries have timely filed all notices, reports, registrations and statements with all Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of the Company and the Subsidiaries, to the Company's knowledge no Governmental Entity has initiated any proceeding or investigation into the business or operations of the Company or any of the Subsidiaries. To the Company's knowledge there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of the Company or any of the Subsidiaries.

   Section 3.14 Insurance. Complete and correct copies of all policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and the Subsidiaries have been delivered or made available to Gold Banc and Acquisition Subsidiary. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies to which the Company and the Subsidiaries are parties are sufficient for compliance with all requirements of Law and all material agreements to which the Company or any of the Subsidiaries is a party, except for any noncompliance that would not have a Material Adverse Effect on the Company and its Subsidiaries, and will be maintained by the Company and the Subsidiaries until the Effective Time. Neither the Company nor any of the Subsidiaries has been refused any insurance with respect to any assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last three (3) years.

   Section 3.15 Compliance with ERISA. Neither the Company nor any of the Subsidiaries has established, maintained or contributed at any time during the three-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) or any other similar plan with respect to which any governmental filings are required, except for the plans listed on Schedule 3.15 hereof (collectively, the "Company Plans"). A true and accurate copy of each of the Company Plans, any related trust agreements and each of the amendments thereto has been provided to Gold Banc and Acquisition Subsidiary together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any Governmental Entity in respect of the Company Plans for the three most recent years ending on or before the date hereof. The Company Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Company Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 3.15, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Company Plans or of the Company and the Subsidiaries, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Company Plans through the date hereof have been made. The Company and the Subsidiaries (each with respect to the Company Plans), as well as the Company Plans, have no material current or, to the knowledge of the Company, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

   Section 3.16 Environmental Laws. To the knowledge of the Company: (i) the operations of the Company and each of the Subsidiaries comply in all material respects with all applicable environmental Laws and neither the condition of any property owned by the Company or any of the Subsidiaries nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law; (ii) none of the operations of the Company or any of the Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which the Company or any of the Subsidiaries may be liable; (iii) none of the operations of the Company or any of the Subsidiaries nor any of the properties owned by the Company or any of the Subsidiaries is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source; (iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any environmental Law and neither the Company nor any of the Subsidiaries has had any liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by the Company or any of the Subsidiaries; (v) there are no underground storage tanks now or heretofore located on any real property owned or leased by the Company or any of the Subsidiaries; (vi) neither the Company nor any of the Subsidiaries has ever been notified by a Governmental Entity, or any private party, that the Company or any of the Subsidiaries is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. (S)(S) 9601, et seq. or any corresponding state law.

   Gold Banc may obtain at its option and expense on or prior to the Closing Date an environmental audit of any or all properties and assets of the Company and the Subsidiaries whether directly owned, leased or classified as OREO. Such environmental audit shall constitute a part of the due diligence process, should Gold Banc choose to pursue it, and if Gold Banc determines in its sole discretion that such environmental audit reflects the potential of a material environmental problem with respect to any of the properties or assets of the Company or any of the Subsidiaries, then Gold Banc may terminate this Agreement pursuant to Section 8.2 hereof. For the purposes hereof, a "material environmental problem" shall not be deemed to exist except to the extent that a Phase II Investigation Report covering such property of the Company or any of its Subsidiaries reflects, with respect to any such property, that remediation is necessary and the estimated net cost to Gold Banc or the Company exceeds, in the aggregate, $100,000, as reasonably estimated by an environmental expert jointly retained for such purpose by Gold Banc and CountryBanc within ten (10) Business Days following the receipt of such Phase II Report by CountryBanc.

   Section 3.17 Labor Matters.

     (a) The Company and the Subsidiaries are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such matters as would not have a Material Adverse Effect on the Company and its Subsidiaries.

     (b) There is no unfair labor practice complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board.

     (c) Neither the Company nor any of the Subsidiaries is party to any collective bargaining agreements and there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.

     (d) No grievance or arbitration proceeding by any employee is pending and no claim therefor has been asserted against the Company or any of the Subsidiaries.

     (e) Neither the Company nor any of the Subsidiaries is experiencing any material work stoppage.

   Section 3.18 Year 2000 Compliance. Each of the Company and the Subsidiaries has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by borrowers, suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to the Company's and the Subsidiaries' respective business and operations will be Year 2000 Compliant.

   Section 3.19 Legal Proceedings. Except as disclosed in Schedule 3.19 hereof, there are no Actions pending or, to the knowledge of the Company, threatened against or affecting the properties, assets, rights or business of the Company or any of the Subsidiaries, or the right to carry on or conduct their business, other than collection and foreclosure Actions by Hennessey Bank or Elkhart Bank (and, following its acquisition, the El Reno Bank) in the ordinary course of business. There are no Actions pending or, to the knowledge of the Company, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement. The Company agrees to advise Gold Banc and Acquisition Subsidiary if at any time between the date hereof and the Effective Time, any legal proceeding as described in this paragraph is initiated or, to the knowledge of the Company, threatened.

   Section 3.20 Contracts. Except as set forth on Schedule 3.20 hereof, neither the Company nor any of the Subsidiaries is a party to or subject to any:

     (a) employment, consulting, non-compete, severance or similar contract;

     (b) bonus, deferred compensation, equity incentive, savings, profit sharing, severance pay, pension or retirement plan or arrangement, except for the Company Plans referenced in Section 3.15 hereof;

     (c) agreement, contract or indenture relating to the borrowing of money by the Company or any of the Subsidiaries, excluding items made in the ordinary course of business (it being understood, with reference to Hennessey Bank, Elkhart Bank and El Reno Bank, that in the ordinary course of business includes, among other things, agreements, contracts, and other instruments and commitments evidencing deposit liabilities, the purchase of federal funds, sales of certificates of deposits, advances from the Federal Reserve Bank or the Federal Home Loan Bank, fully secured repurchase agreements, or agreements, contracts, and other instruments, and commitments and understandings relating to borrowings or guarantees made by Hennessey Bank, Elkhart Bank or El Reno Bank in the ordinary course of its business); or

     (d) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company or any of the Subsidiaries or which involve a payment by the Company or any of the Subsidiaries of more than $20,000 on an annual basis, other than loans and investments made in the ordinary course of business.

   Section 3.21 Required Consents. Except as set forth on Schedule 3.21 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by the Company or any of the Subsidiaries of this Agreement or any of the transactions contemplated hereby.

   Section 3.22 Broker's Fees. Other than the engagement of Keefe, Bruyette & Woods, Inc. and Hovde described on Schedule 3.22 hereto, neither the Company, the Subsidiaries nor any of the directors, trustees, officers or employees of the Company or any of the Subsidiaries, has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 3.23 No Material Adverse Change. From June 30, 1999 until the date hereof, there has been no Material Adverse Change in the Company and its Subsidiaries or in the relationship of the Company or any of the Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships which are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

   Section 3.24 Loans.

     (a) As of the date hereof, neither Hennessey Bank, Elkhart Bank nor First State is a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, Hennessey Bank, Elkhart Bank or First State or any Governmental Entity, except as reflected on the OREO list or
  Schedule 3.24(a) previously provided to Gold Banc and Acquisition Subsidiary prior to the date hereof;

     (b) Except as set forth in Schedule 3.24(b) hereto, neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any present or former director or executive officer of the Company or any Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing;

     (c) Neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any Law, which violation is reasonably likely to result in a Material Adverse Effect on the Company and the Subsidiaries.

   Section 3.25 Opinion of Financial Adviser. The Company has received the written opinion of Hovde, investment adviser to the Company, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock and Company Preferred Stock.

   Section 3.26 Accounting Matters. Neither the Company nor any of the Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent Gold Banc from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

   Section 3.27 Beneficial Ownership of Gold Banc Common Stock. As of the date hereof, neither the Company nor any of the Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any Gold Banc Common Stock.

   Section 3.28 Deductibility of Severance Payments. No severance or other payments (if any) required to be made by the Company, any of the Subsidiaries, Gold Banc, or any of Gold Banc's subsidiaries by reason of the Merger or upon a change in control of the Company will constitute non-deductible "parachute payments" under Section 280G of the Code.

   Section 3.29 Stay Bonuses and Employment Agreements. The Company acknowledges that it has entered into stay bonus arrangements with certain nonexecutive employees of the Company and its Subsidiaries. The Company further acknowledges that it has entered into Employment Agreements with Michael Sterkel and Ralph Frederickson, and that each of such agreements has been previously delivered to Gold Banc.

   Section 3.30 Accruals.

     (a) The Company and its Subsidiaries have properly accrued or currently paid and expensed, consistent with past practices, for all mandatory and discretionary matching contributions to the Company's 401(k) Plan through the date hereof.

     (b) The Company and its Subsidiaries have properly accrued consistent with past practices for discretionary bonuses that may be payable to their employees as contemplated by Section 5.2(c) through the date hereof.

   Section 3.31 Undisclosed Liabilities; Adverse Agreements.

     (a) Except as disclosed in the Schedules hereto, or as disclosed in the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices since June 30, 1999, there are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries.

     (b) Neither the Company nor any of the Subsidiaries is a party to any Order which is reasonably likely to result in a Material Adverse Effect on the Company and any of the Subsidiaries.

   Section 3.32 Absence of Certain Events. Except as contemplated by this Agreement and set forth in Schedule 3.32 hereof, since June 30, 1999, the Company and the Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries, (ii) any amendment of any term of any outstanding security of the Company or any of the Subsidiaries, (iii) any repurchase, redemption or other acquisition by the Company or any of the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries, (iv) any incurrence, assumption or guarantee by the Company or any of the Subsidiaries of any indebtedness for borrowed money (other than deposit liabilities, the purchase of federal funds, sales of certificates of deposit, advances from the Federal Reserve Bank or the Federal Home Loan Bank, or fully secured repurchase agreements); (v) any creation or assumption by the Company or any of the Subsidiaries of any Lien on any of their assets than any Lien that is not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries; (vi) any making of any material loan, advance or capital contributions to or any material investment in any Person except for loans and investments made in the ordinary course of business; (vii) any material change in any method of accounting or accounting practice; (viii) any (a) grant of any severance or termination pay to any director, officer, or employee of the Company or any of the Subsidiaries, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of the Subsidiaries, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or employee of the Company or any of the Subsidiaries or (d) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of the Subsidiaries other than normal annual and merit raises consistent with past practices; or (ix) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character, whether or not in the ordinary course of business, individually or in the aggregate, which is reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries.

   Section 3.33 Disclosure. Copies of all documents heretofore or hereafter delivered or made available to Gold Banc or Acquisition Subsidiary pursuant hereto are and will be complete and accurate in all material respects. No representation or warranty of the Company in this Agreement or any other document delivered pursuant hereto or any statement, document, certificate or exhibit furnished or to be furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company has not disclosed in writing to Gold Banc or the Acquisition Subsidiary which is reasonably likely to have a Material Adverse Effect on the Company, or any of the Subsidiaries.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF GOLD BANC

   Gold Banc hereby makes the following representations and warranties to the Company, each of which (i) is true and correct on the date hereof, (ii) will be true and correct as of the Effective Time and (iii) each of which shall be unaffected by any investigation heretofore or hereafter made by the Company or its representatives.

   Section 4.1 Corporate.

     (a) Gold Banc. Gold Banc is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Gold Banc is duly registered as a bank holding company under the BHC Act. Gold Banc is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on Gold Banc.

     (b) Acquisition Subsidiary. Acquisition Subsidiary is a wholly-owned subsidiary of the Company and is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Acquisition Subsidiary is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Acquisition Subsidiary.

     (c) Other Gold Banc Subsidiaries. Schedule 4.1 includes a complete list of direct and indirect subsidiaries of Gold Banc (the "Gold Banc Subsidiaries"), as of the date of this Agreement. Gold Banc or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each of the Gold

  Banc subsidiaries. All shares of the capital stock of each of the Gold Banc Subsidiaries are fully paid and nonassessable under the applicable corporate Law of the jurisdiction in which such Gold Banc Subsidiary is incorporated or organized (except, in the case of Gold Banc Subsidiaries that are national banks, for the assessment contemplated by 12 U.S.C. (S)
  55), and are owned by Gold Banc or one of the other Gold Banc Subsidiaries. Each of the Gold Banc Subsidiaries (i) is either a bank, a corporation, a limited liability company or a Delaware business trust and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions where the character of its properties, assets owned, operated or leased by it, or the nature of its activities make such qualification necessary, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on such Gold Banc Subsidiary, and (iii) has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

   Section 4.2 Capital Structure.

     (a) Gold Banc. As of the date hereof, the authorized capital stock of Gold Banc consists of 50,000,000 shares of Gold Banc Common Stock and 50,000,000 shares of Gold Banc Preferred Stock, of which 17,181,618 shares of Gold Banc Common Stock and no shares of Gold Banc Preferred Stock are issued and outstanding. All outstanding shares of Gold Banc Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

     (b) Acquisition Subsidiary. The authorized capital stock of Acquisition Subsidiary consists of 1,000,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of common stock of Acquisition Subsidiary are owned beneficially and of record, free and clear of all Liens, by Gold Banc. All outstanding shares of common stock of Acquisition Subsidiary are validly issued, fully paid and nonassessable.

   Section 4.3 Authority.

     (a) Gold Banc has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto, and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460 of the National Association of Securities Dealers' rules for issuers under Nasdaq ("Rule 4460"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto and thereto, the performance of Gold Banc's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Gold Banc, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460. This Agreement has been, and all other agreements to be executed and delivered by Gold Banc will be prior to the Effective Time, duly executed and delivered by Gold Banc, subject, with respect to consummation of the Merger, to such approval of the Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460, and (assuming due authorization, execution, and delivery by the Company) constitutes, or will constitute, the legal, valid and binding obligations of Gold Banc, enforceable against Gold Banc in accordance with their terms (except in all cases to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of Creditor's rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

     (b) Acquisition Subsidiary has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Acquisition Subsidiary pursuant hereto and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Acquisition Subsidiary pursuant hereto and thereto, the performance of Acquisition Subsidiary's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Acquisition Subsidiary, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC. This Agreement has been, and all other agreements to be executed and delivered by Acquisition Subsidiary will be prior to the Effective Time, duly executed and delivered by Acquisition Subsidiary, subject, with respect to consummation of the Merger, to such approval of the Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC, and (assuming due authorization, execution, and delivery by the Company) constitutes, or will constitute, the legal, valid and binding obligations of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with their terms (except in all cases to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of Creditor's rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

   Section 4.4 Stockholder Approval.

     (a) The Board of Directors of Gold Banc has directed, or will direct, that this Agreement and the transactions contemplated hereby be submitted to Gold Banc's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of Gold Banc's stockholders, no other Gold Banc stockholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Gold Banc will recommend that the Gold Banc stockholders approve the transactions contemplated hereby. The affirmative vote of the holders of a majority of the shares of Gold Banc Common Stock represented at a meeting of Gold Banc's stockholders at which a quorum is present is the only vote of the holders of any class or series of Gold Banc's capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of Gold Banc greater than that required by Rule 4460 is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

     (b) The Board of Directors of Acquisition Subsidiary has agreed to this Agreement and the transactions contemplated hereby.

   Section 4.5 Status of Gold Banc Common Stock to be Issued. The shares of Gold Banc Common Stock into which the Company Common Stock and Company Preferred Stock and Company Stock Options are to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and nonassessable, and registered pursuant to an effective registration statement under the Securities Act.

   Section 4.6 No Violation.

     (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc and Acquisition Subsidiary pursuant hereto, the performance of the obligations of Gold Banc and Acquisition Subsidiary hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws of Gold Banc or Acquisition Subsidiary (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which Gold Banc or Acquisition Subsidiary is a party, or by which Gold Banc or Acquisition Subsidiary, or any of their assets, is bound or (iii) result in the creation or imposition of any Lien upon the capital stock or the assets of Gold Banc or Acquisition Subsidiary, except in the case of Sections 4.6(a)(ii) and (iii), such conflicts, violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect on Gold Banc and Acquisition Subsidiary.

     (b) Gold Banc and Acquisition Subsidiary have not violated, breached or defaulted, are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to Gold Banc or Acquisition Subsidiary.

     (c) All Licenses required or necessary for the Gold Banc or Acquisition Subsidiary to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. Gold Banc and Acquisition Subsidiary are in compliance with all terms of the Licenses, except where the failure to so comply would is not reasonably likely to have a Material Adverse Effect on Gold Banc or Acquisition Subsidiary.

   Section 4.7 SEC Documents. Gold Banc has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gold Banc with the SEC since January 1, 1996 (the "Gold Banc SEC Documents") which are all the documents (other than preliminary material) that Gold Banc was required to file with the SEC since such date. As of their respective dates, each of the Gold Banc SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Gold Banc SEC Documents, and none of the Gold Banc SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statements or omissions therein which were corrected or otherwise disclosed or updated in a subsequent Gold Banc SEC Document). The financial statements of Gold Banc included in the Gold Banc SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the
SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were material) the consolidated financial position of Gold Banc and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Gold Banc for the periods presented therein. Gold Banc has no material liability or obligation of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except and to the extent disclosed or reflected in the financial statements included in the Gold Banc SEC Documents.

   Section 4.8 Information Supplied. When considered in the aggregate, none of the information supplied or to be supplied by Gold Banc for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and Gold Banc or at the times of the meetings of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 4.9 Internal Controls and Records. Gold Banc maintains books of account which accurately and validly reflect, in all material respects all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

   Section 4.10 Taxes. Gold Banc has timely filed, or requests for extensions have been timely filed for, all tax returns required to be filed by them through the date hereof, and Gold Banc has timely paid and discharged all taxes shown to be due and has timely paid all other taxes as are due, except that such as are being contested in good faith by appropriate proceedings and with respect to which Gold Banc is maintaining reserves adequate for their payment. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. Gold Banc has not been advised that the IRS or any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against Gold Banc, any deficiency or claim for additional taxes. Gold Banc has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets (excluding OREO properties) of Gold Banc other than liens for taxes which are not yet due and payable. Gold Banc has not received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that would have a Material Adverse Effect on Gold Banc or the Gold Banc Subsidiaries.

   Section 4.11 Regulatory Filings. Gold Banc has timely filed all notices, reports, registrations and statements with all Governmental Entities and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of Gold Banc, no Governmental Entity has initiated any proceeding or investigation into the business or operations of Gold Banc. To Gold Banc's knowledge, there is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of Gold Banc.

   Section 4.12 Compliance with ERISA. Each employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) of Gold Banc or any of its subsidiaries or other similar plan of Gold Banc or any of its subsidiaries with respect to which any governmental filings are required (collectively, the "Gold Banc Plans") and each fiduciary (as defined in Section 3(21) of ERISA) of the Gold Banc Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including , but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.12, noncompliance with the Code or ERISA is material if such noncompliance could have a material adverse effect on the condition of one or more of the Gold Banc Plans or of Gold Banc and its subsidiaries, taken as a whole, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Gold Banc Plans through the date hereof have been made. Gold Banc and its subsidiaries (each with respect to the Gold Banc Plans), as well as the Gold Banc Plans, have no material current or, to the knowledge of Gold Banc, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

   Section 4.13 Environmental Laws. To the best knowledge Gold Banc: (i) the operations of Gold Banc and each of its subsidiaries comply in all material respects with all applicable federal, state and local environmental Laws and neither the condition of any property owned by Gold Banc or any of its subsidiaries nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law; (ii) none of the operations of Gold Banc or any of its subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which Gold Banc or any of its subsidiaries may be liable;
(iii) none of the operations of Gold Banc or any of its subsidiaries nor any of the properties owned by Gold Banc or any of its subsidiaries is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source; (iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a material violation of any environmental Law and neither Gold Banc or any of its subsidiaries has any Liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by Gold Banc or any of its subsidiaries;
(v) there are no underground storage tanks now or heretofore located on any real property owned or leased by Gold Banc or any of its subsidiaries; (vi) neither Gold Banc nor any of its subsidiaries has ever been notified by a Governmental Entity, or any private party, that Gold Banc or any of its subsidiaries is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation nor Liability Act, 42 U.S.C. Sections 9601, et seq. or any corresponding state law.

   Section 4.14 Year 2000 Compliance. Each of Gold Banc and its subsidiaries has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to Gold Banc's and its subsidiaries' respective business and operations will be Year 2000 Compliant.

   Section 4.15 Legal Proceedings. Except as disclosed in Schedule 4.15 hereof, there are no Actions pending or threatened against or affecting the properties, assets, rights or business of Gold Banc or its subsidiaries, or the right to carry on or conduct its business. There are no Actions pending or, to the knowledge of Gold Banc, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

   Section 4.16 Required Consents. Except as set forth in Schedule 4.16 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by Gold Banc or Acquisition Subsidiary of this Agreement or any of the transactions contemplated hereby other than any Consent, which if not obtained, would not be reasonably likely to have a Material Adverse Effect on Gold Banc.

   Section 4.17 Conduct. From June 30, 1999 until the date hereof: (a) there has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Gold Banc or any of its subsidiaries or in the relationship of Gold Banc or any of its subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships; and (b) the business affairs of Gold Banc and its subsidiaries have been conducted and carried on only in their ordinary and regular course of business, and neither Gold Banc nor any of its subsidiaries has incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business.

   Section 4.18 Undisclosed Liabilities; Adverse Agreements.

     (a) Except as disclosed in the Schedules hereto, or disclosed in Gold Banc's financial statements included in the Gold Banc SEC Documents, or incurred in the ordinary course of business consistent with past practice since June 30, 1999, there are no liabilities of Gold Banc or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Gold Banc and its subsidiaries.

     (b) Neither Gold Banc nor any of its subsidiaries is a party to any Contract or any Order, or subject to any Law, which materially and adversely affects or is reasonably likely to result in a Material Adverse Effect on Gold Banc.

   Section 4.19 Material Contracts. Except as disclosed in Schedule 4.19 hereto, all material contracts, leases, agreements, commitments and other instruments to which Gold Banc or any of the Gold Banc or any of its subsidiaries are a party, and which are required to be filed as an Exhibit to a Gold Banc SEC Document under the rules and regulations of the SEC under the Securities Act or the Exchange Act have been so filed.

   Section 4.20 Broker's Fees. Neither Gold Banc, Acquisition Subsidiary nor any of their respective directors, trustees, officers or employees has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 4.21 No Material Adverse Change. From June 30, 1999 until the date hereof, there has been no Material Adverse Change in Gold Banc and its subsidiaries or in the relationship of Gold Banc or any of its subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships which are reasonably likely to have a Material Adverse Effect on Gold Banc and its subsidiaries.

   Section 4.22 Disclosure. Copies of all material documents heretofore or hereafter delivered or made available to the Company pursuant hereto are and will be complete and accurate. No representation or warranty of Gold Banc in this Agreement or any other material document delivered pursuant hereto or any material statement, document, certificate or exhibit furnished or to be furnished by Gold Banc pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Gold Banc has not disclosed in writing to the Company which is reasonably likely to have a Material Adverse Effect on Gold Banc.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

   Section 5.1 Affirmative Covenants of the Company. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Gold Banc shall have been obtained, and which consent will be given or denied within two
(2) Business Days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall, and shall cause each of the Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, consistent with past practices, (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) preserve substantially the Company's and each of the Subsidiaries' relationships with suppliers, customers and employees, (iv) perform the Company's and the Subsidiaries' obligations under the Contracts and Licenses, (v) comply with all applicable Laws, (vi) maintain as valid and enforceable all policies of insurance as referenced in Section 3.14 hereof,
(vii) provide updates to Gold Banc and Acquisition Subsidiary with respect to those loans reflected on the list previously provided to Gold Banc and Acquisition Subsidiary as referenced on Schedule 3.25(b) attached hereto, and
(viii) except as may be required in the exercise of the fiduciary duties of the Company's Board of Directors, take no action which would (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby, (b) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (c) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

   Section 5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement and except as may be required in the exercise of the fiduciary duties of the Company's Board of Directors, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to do, or permit either of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Gold Banc, which consent shall not be unreasonably withheld and which consent will be given or denied within two (2) Business Days of receipt of written request for such consent:

     (a) make any single loan (or series of loans to the same or related persons) or any commitment (verbal or written) for a loan (or series of commitments to the same or related persons) in an amount greater than $500,000 other than renewals of existing loans or commitments to loan;

     (b) purchase or invest in any securities, other than in compliance with the investment policy of the Hennessey Bank as in effect on the date hereof, or make any material change in its investment portfolio;

     (c) amend or adopt any employee benefit plan or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, trustee, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such director, officer, trustee, employee or agent under any pension plan or other contract or commitment except for regular annual and merit increases in accordance with past practices, any written employment agreement of the Company existing as of the date hereof or any written employment agreement which will be entered into as a result of the Company's acquisition of American Heritage, any mandatory or discretionary employer matching contributions to any Company

  Plans existing as of the date hereof, or any payment pursuant to any bonus plan or bonus agreement existing as of the date hereof and which bonus payments are being accrued by the Company, or as may be required by Law;

     (d) make any capital expenditure or enter into any material contract or commitment (except as permitted in subparagraphs (a) and (r) of this Section 5.2); involving an obligation or commitment in excess of $25,000 or engage in any transaction not in its usual and ordinary course of business and consistent with past practices;

     (e) declare or pay any dividend or make any other distribution in respect of any capital stock of or other beneficial interest in the Company, other than any dividends paid by the Subsidiaries to the Company for the purpose of satisfying its obligations under the Union Bank Loan and to enable the Company to pay its other expenses consistent with past practices; or any of its Subsidiaries, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or either of its Subsidiaries.

     (f) amend the Certificate of Incorporation, Bylaws or any other governing document of the Company or any of its Subsidiaries or make any change in the authorized, issued or outstanding capital stock (or any change in the par value thereof) of the Company or any of its Subsidiaries, except as may be required by the Company's acquisition of American Heritage;

     (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.2(a);

     (h) enter into any new line of business;

     (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company or any of its Subsidiaries, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (j) knowingly take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

     (k) change its methods of accounting in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company's independent accountants;

     (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of any of its material assets or properties;

     (m) file any application to relocate or terminate the operations of any banking office;

     (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (o) except in the ordinary course of business, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

     (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director, officer or trustee of the Company or any of its Subsidiaries without giving Gold Banc two days' notice in advance of the approval of such loan or extension of credit or commitment relating thereto;

     (q) waive any right, forgive any material debt or release any material claim which, with respect to any individual matter, exceeds $50,000 (all such matters in the aggregate not to exceed $150,000); or

     (r) incur or guaranty any debt (other than instruments and commitments evidencing deposit liabilities in Hennessey Bank or Elkhart Bank (and after its acquisition, the El Reno Bank), the purchase of federal funds, sales of certificates of deposits, borrowings from a Federal Reserve Bank or advances from a Federal Home Loan Bank or fully secured repurchase agreements).

   Section 5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice and subject to applicable Laws, Gold Banc and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of the Company and any of its Subsidiaries. The Company shall furnish to Gold Banc and its authorized representatives all information with respect to the affairs of the Company and any of its Subsidiaries as Gold Banc may reasonably request.

   Section 5.4 Financial Statements and Call Reports. From and after the date hereof through the Closing Date, to the extent permitted by Law the Company shall deliver to Gold Banc monthly reports of condition and income statements for each of the applicable Subsidiaries and shall deliver to Gold Banc copies of the call reports for each of the applicable Subsidiaries as filed with any regulatory agency promptly after such filing.

   Section 5.5 Right to Attend Meetings. The Company shall allow a representative of Gold Banc to attend as an observer all meetings of the Board of Directors of the Company and any Subsidiary and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of the Company's or any Subsidiary's officials at which policy is being made; provided, that representatives of Gold Banc shall not be permitted to attend any portion of any meeting at which officers or directors of the Company or any Subsidiary discuss this Agreement and the transactions contemplated hereby. The Company and any Subsidiary shall give reasonable notice to Gold Banc of any such meeting (which notice shall be deemed reasonable if given at substantially the same time notice of such meeting is provided to the directors of the Company or any Subsidiaries, as applicable; provided, however, that such notice shall be at least three (3) Business Days prior to such meeting) and, if known, the agenda for or business to be discussed at such meeting. The Company and any Subsidiary shall provide to Gold Banc all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of the Company or the Subsidiaries. All such information provided to Gold Banc or discussed at any of the meetings described herein at which a Gold Banc observer is present shall constitute "Company Confidential Information" within the meaning of Section 6.6 of this Agreement.

   Section 5.6 Data Processing. The Company shall, and shall cause each of its Subsidiaries to, make all reasonable efforts to cooperate with Gold Banc in taking those planning actions necessary to be in a position to convert, as soon as practicable after the Effective Time, its data processing procedures and formats to procedures and formats used by Gold Banc. Gold Banc shall provide such assistance and consultation as the Company may reasonably require in such planning process.

   Section 5.7 No Solicitation.

     (a) None of the Company, any Subsidiary, or any stockholder, officer, director, trustee or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary, shall, directly or indirectly, (i) solicit, initiate, facilitate, assist or encourage the submission of, any Acquisition Proposal, or approve or authorize any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) furnish to any Person (other than Gold Banc, Acquisition Subsidiary, an affiliate or associate of Gold Banc or Acquisition Subsidiary or an officer, employee or other authorized representative of Gold Banc, Acquisition Subsidiary or such affiliate or associate or the Company's Counsel, Company's Accountants and financial adviser, solely for use in connection with the transactions contemplated hereby) any information with respect to the Company or any Subsidiary that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may (A) in response to an unsolicited request therefor, furnish information with respect to the Company or any Subsidiary to any Person pursuant to a customary confidentiality agreement and discuss such information with such Person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Gold Banc of the notice required pursuant to Section 5.7(b) hereof, participate in negotiations regarding such Acquisition Proposal, and (C) modify or withdraw its recommendation that the stockholders of the Company vote in favor of the Merger as contemplated by Section 2.12 hereof.

     (b) The Company shall (i) promptly notify Gold Banc of (A) the existence of any request for confidential information with respect to, or the receipt of, any Acquisition Proposal, (B) any inquiry or discussions with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, (C) the execution of a confidentiality agreement with respect to an Acquisition Proposal, (D) the execution of any agreement with respect to the terms of an Acquisition Proposal, (E) the furnishing of any information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement and (F) any endorsement, approval or recommendation of an Acquisition Proposal by the Company's Board of Directors or any committee thereof, (ii) promptly describe to Gold Banc the terms and conditions of any Acquisition Proposal in reasonable detail, and
  (iii) furnish to Gold Banc all information made available to any Person making the Acquisition Proposal, or contemplating the making of an Acquisition Proposal, subject to a customary confidentiality agreement.

   Section 5.8 Regulatory Approvals. Subject to the terms and conditions of this Agreement, the Company agrees to, and to cause each of its Subsidiaries to, use its reasonable best efforts to cooperate with Gold Banc in Gold Banc's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

   Section 5.9 Information. The Company shall provide such information and answer such inquiries as Gold Banc may reasonably request or make concerning the subject matter of the representations and warranties of the Company herein.

   Section 5.10 Tax-Free Reorganization Treatment. The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto or to any holder of Company Common Stock or Company Preferred Stock who dissents from the Merger).

   Section 5.11 Pooling-of-Interests Accounting Treatment.

     (a) The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interests accounting treatment.

     (b) Within thirty (30) days after the execution and delivery of this Agreement, the Company shall obtain from the Company's Accountants and deliver to Gold Banc a letter stating that the Company is eligible to participate in a pooling-of-interests transaction, and will be eligible to participate in a pooling-of-interests transactions after it completes its acquisition of American Heritage (the "Pooling Letter").

   Section 5.12 Cooperation by the Company. The Company shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Gold Banc and Acquisition Subsidiary in connection therewith, including using commercially reasonable efforts to obtain all required Consents.

   Section 5.13 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and Subsidiary services and products, the Company shall, and shall cause the Subsidiaries to (i) use commercially reasonable efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action commercially reasonably necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.

   Section 5.14 Proxy Statement and Registration Statement. If at any time prior to the Effective Time any event with respect to the Company or the Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company will promptly notify Gold Banc of such event and use all commercially reasonable efforts to ensure that such event will be so described, and that such amendment or supplement be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Company shall use all commercially reasonable efforts to ensure that the Proxy Statement, insofar as it relates to the Company or the Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder at the time of the mailing of the Proxy Statement or any supplement thereof.

   Section 5.15 Confidentiality. Except as and to the extent required by Laws, the Company and the Subsidiaries will not disclose or use, and will direct their representatives not to disclose or use to the detriment of Gold Banc or any of its subsidiaries any Gold Banc Confidential Information furnished, or to be furnished, to the Company, any of its subsidiaries or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Gold Banc Confidential Information" includes any information about Gold Banc or its subsidiaries and their business unless (a) such information is already known to the Company, any of its subsidiaries or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Company, any of its subsidiaries or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of Gold Banc, each of the Company and the Subsidiaries will promptly return to Gold Banc or destroy any Gold Banc Confidential Information in its possession and certify in writing to Gold Banc that it has so returned or destroyed such Gold Banc Confidential Information.

   Section 5.16 Employee Benefit Plans. The Company shall, prior to the Closing Date, adopt any and all resolutions and take all other actions that are necessary or appropriate to (i) make the necessary contributions to the Company Profit Sharing 401(k) Plan (the "401(k) Plan") to satisfy the Company's 401(k) safe harbor contribution obligation for the partial plan year ending on the 401(k) Plan termination date; (ii) consistent with past practices, make a discretionary profit sharing contribution (not to exceed (6%) of the employees' compensation, as defined under the 401(k) Plan) to the 401(k) Plan for the partial plan year ending on the 401(k) Plan termination date; (iii) except as set forth immediately above in (i) and (ii) of this paragraph, cease all other contributions to the 401(k) Plan as of the day before the Closing Date; (iv) terminate the 401(k) Plan and fully vest all participant account balances in such plan as of the day before the Closing Date; (v) resign as plan administrator of the 401(k) Plan; and (vi) secure the resignation of the current trustees of the 401(k) Plan. The Surviving Corporation shall (i) assume full responsibility and bear full expense in amending the 401(k) Plan following the Closing Date in such manner as is necessary for the 401(k) Plan to be in compliance with all applicable laws as of the 401(k) Plan's termination date and (ii) apply for and obtain a favorable determination letter from the IRS following which it will distribute the assets of the 401(k) Plan. Gold Banc agrees to accept its appointment, or will appoint an affiliate corporation, as successor plan trustee and successor plan administrator. Gold Banc will provide to the Company form resolutions and other materials prior to the closing necessary for the effectuation of the termination of the 401(k) Plan by the Company, which materials the Company and the plan administrator and trustees shall be entitled to rely upon without incurring any liability.

   Section 5.17 Deductibility of Severance Payments.

     (a) The Company shall, and shall cause each of the Subsidiaries to, ensure that no severance or other payments made by the Company or any of the Subsidiaries constitute non-deductible "parachute payments" under
  Section 280G of the Code.

     (b) The Company shall obtain and deliver to Gold Banc on or prior to the Closing Date the 280G Opinion Letter contemplated by Section 8.14 hereof.

   Section 5.18 Achievement of Financial Measures. The Company shall use commercially reasonable efforts, and shall cause Hennessey Bank, Elkhart Bank and First State to use commercially reasonable efforts, to cause the Company, Hennessey Bank, Elkhart Bank and First State to satisfy the financial measures set forth in Section 8.5 hereof by the Closing Date.

   Section 5.19 Company's Accounting of Merger Expenses. Subject to the requirements of GAAP, the Company shall defer recognition of all of its out-of-pocket expenses relating to the Merger (including, without limitation, the fees and expenses of the Company's Counsel, the Company's Accountants, Keefe, Bruyette & Woods, Inc. and Hovde, and all severance payments (if any)), and account for such expenses as pooling costs. The Company shall not recognize such expenses in its monthly income statements and such expenses shall not be included in the calculation of the financial measures set forth in Section 8.5 hereof.

   Section 5.20 Company's Acquisition of American Heritage. The covenants set forth in this Article V shall not prevent the Company from taking all actions necessary to consummate its acquisition of American Heritage.

   Section 5.21 Supplemental Information. The Company agrees that, with respect to the representations and warranties of the Company contained in this Agreement, the Company will have the continuing obligation until the Closing Date to promptly provide Gold Banc with such additional supplemental Information (collectively, the "Company Supplemental Information"), in the form of (a) amendments to then existing Schedules or (b) additional Schedules, as would be necessary, in light of the circumstances, conditions, events and states of fact then known to the Company, to make each of those representations and warranties true and correct as of the Closing Date. The Schedules to this Agreement as of the Closing Date will be deemed to be the Schedules to this Agreement as of the date hereof as amended or supplemented by the Company Supplemental Information provided to Gold Banc prior to the Closing Date pursuant to this Section 5.21; provided, however, that if the Company Supplemental Information so provided (i) has had a Material Adverse Effect on the Company, or, (ii) is having or will have a Material Adverse Effect on the Company, Gold Banc will be entitled to terminate this Agreement by notice to the Company.

                                   ARTICLE VI

               COVENANTS OF GOLD BANC AND ACQUISITION SUBSIDIARY

   Section 6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Gold Banc and Acquisition Subsidiary agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agree to exercise best efforts to file applications relating to such approvals within thirty (30) days from the date hereof or as soon thereafter it is reasonably possible. Gold Banc and Acquisition Subsidiary shall provide to Company's Counsel a copy of all applications for such approvals and shall keep such Counsel or the Company advised of the status of the regulatory review process.

   Section 6.2 Information. Gold Banc and Acquisition Subsidiary shall provide such information and answer such inquiries as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Gold Banc and Acquisition Subsidiary herein.

   Section 6.3 Tax-Free Reorganization Treatment. Neither Gold Banc nor Acquisition Subsidiary shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

   Section 6.4 Employee Benefit Plans; Prior Service Credit. Employees of the Company or a Subsidiary shall be eligible to participate in all Gold Banc employee benefit plans (as defined in Sections 3(3) or 3(37) of ERISA) in accordance with their terms; provided, however, that for purposes of determining eligibility to participate in and vesting of benefits under Gold Banc's employee benefit plans, Gold Banc shall recognize years of service by such employees with the Company or any Subsidiary prior to the Effective Time.

   Section 6.5 Confidentiality. Except as and to the extent required by Laws, Gold Banc and Acquisition Subsidiary will not disclose or use, and will direct their representatives not to disclose or use to the detriment of the Company or any of the Subsidiaries any Company Confidential Information, furnished, or to be furnished, to Gold Banc, Acquisition Subsidiary or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Company Confidential Information" includes any information about the Company or the Subsidiaries and their business unless
(a) such information is already known to Gold Banc, Acquisition Subsidiary or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of Gold Banc, Acquisition Subsidiary or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of the Company, each of Gold Banc and Acquisition Subsidiary will promptly return to the Company or destroy any Company Confidential Information in its possession and certify in writing to the Company that it has so returned or destroyed such Company Confidential Information.

   Section 6.6 Pooling-of-Interests Accounting Treatment. Gold Banc shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interests accounting treatment.

   Section 6.7 Cooperation by Gold Banc and Acquisition Subsidiary. Gold Banc and Acquisition Subsidiary shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with the Company in connection therewith.

   Section 6.8 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and services and products, Gold Banc shall, and shall cause its subsidiaries to, (i) use their best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.

   Section 6.9 Ordinary Course. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Gold Banc and Acquisition Subsidiary shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time. The covenant set forth in this Section 6.9 shall not prevent Gold Banc from taking all actions necessary to consummate its acquisitions of Union Bank Shares, Ltd. and American Bancshares, Inc.

   Section 6.10 Inspection. Between the date hereof and the Closing Date and upon reasonable notice and subject to applicable laws, the Company and its authorized representatives shall be permitted full access during reasonable business hours to all properties, books, records, contracts and documents of Gold Banc and its subsidiaries. Gold Banc shall furnish to the Company and its authorized representatives all information with respect to the affairs of Gold Banc and any of its subsidiaries as the Company may reasonable request.

   Section 6.11 Indemnification of Directors and Insurance.

     (a) The Surviving Corporation shall indemnify, defend, and hold harmless the present directors, officers, employees, and agents of the Company and its Subsidiaries together with any Person who becomes a director, officer, employee or agent of the Company or a Subsidiary, (each, an "Indemnified Party") after the Effective Time against all Damages in connection with any Action arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Oklahoma Law and by the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof, including any provisions relating to advances of expenses incurred in the defense of any action, suit or proceeding. Gold Banc shall cause the Surviving Corporation and all other relevant Gold Banc subsidiaries to apply such rights of indemnification in good faith and to the fullest extent permitted by applicable Law.

     (b) With respect to all persons who are currently covered by the Company's directors' and officers' liability insurance, or will become covered by such insurance prior to the Effective Time, the Surviving Corporation shall maintain in effect for a period of not less than three years following the Effective Time the current directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least equivalent coverage containing terms and conditions and coverages which are no less advantageous to the current directors and officers of the Company) with respect to matters occurring prior to the Effective Time.

     (c) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer all or substantially all of its assets to any person, corporation or entity, then in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

     (d) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and shall survive the consummation of the Merger and be binding on all successors and assigns of the Surviving Corporation.

   Section 6.12 Supplemental Information. Gold Banc agrees that, with respect to the representations and warranties of Gold Banc contained in this Agreement, Gold Banc will have the continuing obligation until the Closing Date to promptly provide the Company with such additional supplemental Information (collectively, the "Gold Banc Supplemental Information"), in the form of (a) amendments to then existing schedules or (b) additional Schedules, as would be necessary, in light of the circumstances, conditions, events and states of fact then known to any Gold Banc, to make each of those representations and warranties true and correct as of the Closing Date. The Schedules to this Agreement as of the Closing Date will be deemed to be the Schedules to this Agreement as of the date hereof as amended or supplemented by the Gold Banc Supplemental Information provided to the Company prior to the Closing Date pursuant to this Section 6.12, provided, however, that if the Gold Banc Supplemental Information so provided (i) has had a Material Adverse Effect on Gold Banc or, (ii) is having or will have a Material Adverse Effect on Gold Banc, the Company will be entitled to terminate this Agreement by notice to Gold Banc.

   Section 6.13 Tax Returns. Within sixty (60) days after the Closing Date, the Surviving Corporation shall prepare and file consolidated federal and state income tax returns for the Company and its Subsidiaries covering the stub period beginning on the first day of the Company's current fiscal year and ending at the Effective Time, which returns shall be reviewed by Gold Banc's Accountants.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY

   The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as the Company may waive in writing:

   Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Gold Banc and Acquisition Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. Each of Gold Banc and Acquisition Subsidiary shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Company shall have received a certificate signed by the President and CFO of Gold Banc, dated the Closing Date, to the foregoing effects.

   Section 7.2 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to the Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the BHC Act and any other applicable Law.

   Section 7.3 Litigation. There shall not be pending or threatened any Action which the Company reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 7.4 Approval by Stockholders. The stockholders of the Company shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law, the Certificate of Incorporation and Bylaws of the Company, and the Company Subscription Agreements (to the extent required to terminate the Company Subscription Agreements); and the stockholders of Gold Banc shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc and Acquisition Subsidiary, and the rules of Nasdaq.

   Section 7.5 Adverse Changes. From the date hereof to the Closing Date, there shall have been no Material Adverse Change in Gold Banc and its subsidiaries, and taking into account for this purpose the proceeds of any applicable insurance.

   Section 7.6 Federal Tax Opinion. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, addressed to the Company and its stockholders in form and substance reasonably satisfactory to the Company and the Company's Counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the stockholders of the Company, except for recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger or receive cash in lieu of fractional shares.

   Section 7.7 Opinion of Counsel. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering customary corporate law matters.

   Section 7.8 Registration Statement Section. The Registration Statement referenced in Section 10.1 shall have been declared effective and the parties hereto shall have taken all actions required pursuant to Article X hereof, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and continuing, and all necessary Consents under applicable blue sky or state securities Laws or the Securities Act or the Exchange Act relating to the issuance or trading of the Gold Banc Common Stock issuable pursuant to the Merger shall have been received.

   Section 7.9 Market Price of Gold Banc Common Stock. The Closing Gold Banc Stock Price shall not be less than $9.50. If the Closing Gold Banc Stock Price is less than $9.50, then Gold Banc and the Company shall in good faith attempt to negotiate a mutually acceptable revised Exchange Ratio.

   Section 7.10 Nasdaq Listing. The Gold Banc Common Stock to be issued pursuant to the Merger shall have been approved and authorized for quotation on Nasdaq upon official notice of issuance.

   Section 7.11 Fairness Opinion. The Company shall have received an opinion, as of the date of this Agreement, rendered by Hovde, that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company, which opinion shall be affirmed and reissued in writing by a letter, dated not more than five (5) Business Days prior to the date of the Proxy Statement.

   Section 7.12 Qualification for Pooling-of-Interests Treatment.

     (a) The Company shall have received from the Company's Accountants a letter, dated the Closing Date, affirming the accuracy of their Pooling Letter.

     (b) The Company shall have received an opinion from Gold Banc's Accountants that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold Banc hereunder and absence of any capital transactions involving any parties hereto) have been met.

                                  ARTICLE VIII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                    OF GOLD BANC AND ACQUISITION SUBSIDIARY

   The obligations of Gold Banc and Acquisition Subsidiary to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Gold Banc or Acquisition Subsidiary may waive in writing:

   Section 8.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. The Company and each Subsidiary shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. Gold Banc shall have received a certificate signed by the President and CFO of the Company, dated the Closing Date, to the foregoing effects.

   Section 8.2 Adverse Changes. From the date hereof to the Closing Date, there shall have been no Material Adverse Change in the Company or the Subsidiaries.

   Section 8.3 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to Gold Banc shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the BHC Act and any other applicable federal or state banking regulatory statute or rule, and no such order, Consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of Gold Banc.

   Section 8.4 Litigation. At the Closing Date, there shall not be pending or threatened any Action which Gold Banc reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 8.5 Financial Measures.

     (a) On the Closing Date, (i) the Total Equity Capital of the Company (determined on a consolidated basis) shall not be less than $49,734,000
  (ii) the reserve for loan and lease losses of the Company (determined on a consolidated basis) shall not be less than $5,454,000; and (iii) the total indebtedness of the Company (determined on a consolidated basis) shall not exceed $4,500,000.

     (b) The parties acknowledge and agree that all future earnings from the date hereof forward shall accrue to the retained earnings or reserves of the Company, Hennessey Bank, Elkhart Bank, COL and First State, respectively, and shall not result in an increase of any consideration payable by Gold Banc or Acquisition Subsidiary hereunder.

   Section 8.6 Approval by Stockholders. The stockholders of the Company shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law and the Certificate of Incorporation and Bylaws of the Company and the Company Subscription Agreements (to the extent required to terminate the Subscription Agreements); and the stockholders of Gold Banc shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc and of Acquisition Subsidiary and the rules of Nasdaq.

   Section 8.7 Tax Representations. The Company and each stockholder of the Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by Gold Banc's Counsel and necessary to enable Gold Banc's Counsel to render the opinion described in
Section 8.9 hereof.

   Section 8.8 Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company at the time this Agreement is submitted to approval of the stockholders of the Company shall deliver to Gold Banc a letter in substantially the form set forth in Exhibit B (the "Affiliate Letter") hereto.

   8.9 Federal Tax Opinion. Gold Banc shall have received an opinion of Gold Banc's Counsel, in form and substance reasonably satisfactory to Gold Banc, dated the Closing Date, stating that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, subject to required recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger.

   Section 8.10 Opinion of Counsel. Gold Banc shall have received an opinion of Company's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Gold Banc and Gold Banc's Counsel covering customary corporate law matters.

   Section 8.11 Qualification for Pooling-of-Interests Treatment.

     (a) Gold Banc shall have received an opinion from Gold Banc's Accountants that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold Banc hereunder and absence of any capital transactions involving any parties hereto) have been met.

     (b) The Company shall have obtained from the Company's Accountants and delivered to Gold Banc a letter, dated the Closing Date, affirming the accuracy of their Pooling Letter.

   Section 8.12 Deductibility of Severance Payments. The Company shall have obtained and Gold Banc shall have received from the Company's Accountants, a written (i) calculation of all payments, if any, due to current or former employees of the Company or any Subsidiary by reason of the Merger or upon the occurrence of a change in control of the Company under their respective Employment Agreements, deferred compensation plans or otherwise, (ii) certification that such calculation was completed in accordance with such agreements and plans, and (iii) opinion that no such severance or other payments will constitute any non-deductible "parachute payments" under Section 280G of the Code (the "280G Opinion Letter").

   Section 8.13 Other Acquisitions. At least thirty (30) days prior to the Closing Date, the Company shall have completed its acquisition of American Heritage; and the Company shall have obtained the opinion of the Company's Accountants that the Company's acquisition American Heritage do not prevent the transactions contemplated hereby from qualifying for pooling-of-interests treatment.

                                   ARTICLE IX

                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   Section 9.1 No Survival of Representations and Warranties The representations and warranties contained herein shall not survive after the Effective Time. The representations and warranties contained herein shall not be deemed modified or waived by any investigation made by the party(ies) entitled to the benefit of such representations and warranties or by their representatives. Except as otherwise provided herein, any waiver of modification of any representation or warranty shall be effective only if made in writing and signed by the party(ies) entitled to the benefit of such representation or warranty. All agreements and covenants of the parties of this Agreement, which by their terms are to be performed following the Effective Time, shall survive the Effective Time until performed in accordance with their terms.

                                   ARTICLE X

                            SECURITIES LAWS MATTERS

   Section 10.1 Registration Statement and Proxy Statement.

     (a) Gold Banc shall, at Gold Banc's expense as soon as practicable prepare and file a registration statement on Form S-4, including the Proxy Statement, to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Gold Banc Common Stock to be issued in the Merger (the "Registration Statement"). The Company, Gold Banc and Acquisition Subsidiary shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special stockholders' meetings of the Company, Acquisition Subsidiary and Gold Banc to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). The Company, Gold Banc and Acquisition Subsidiary shall each cause their counsel, auditors and other experts to cooperate with the other's counsel, auditors and other experts in the preparation and filing of the Registration Statement and the Proxy Statement. Gold Banc shall not include in the Registration Statement any information concerning the Company or any Subsidiary to which the Company shall reasonably and timely object in writing. The Registration Statement, at the time it is declared effective, and the Proxy Statement, at the time it is mailed to stockholders shall each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively. Gold Banc, Acquisition Subsidiary and the Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Gold Banc and the Company shall distribute the Proxy Statement to their respective stockholders in accordance with applicable laws not fewer than twenty (20) Business Days prior to the date on which this Agreement is to be submitted to their respective stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Gold Banc shall prepare and file such amendments or supplements to the Registration Statement and the Proxy Statement and Gold Banc, Acquisition Subsidiary and the Company shall mail or otherwise furnish to their stockholders such amendments to the Proxy Statement or supplements to the Proxy Statement as may, in the reasonable opinion of Gold Banc, Acquisition Subsidiary or the Company, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Gold Banc and Acquisition Subsidiary shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Gold Banc Common Stock issued pursuant hereto for the purpose of resale of Gold Banc Common Stock by any Person.

     (b) For a period of at least two years from the Effective Time, Gold Banc shall make available "adequate current public information" within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

   Section 10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order to qualify or register the Gold Banc Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

   Section 10.3 Publication of Combined Financial Results. Gold Banc shall publish financial results covering at least thirty (30) days of post-Merger combined operations of Gold Banc and the Company, ending on a normal month-end closing date, as soon as practicable after the Effective Time, unless the first thirty (30) day period of combined operations ending on a normal month-end closing date ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

   Section 10.4 Affiliates. Certificates representing shares of Gold Banc Common Stock issued to "Affiliates" (as defined in Rules 145 and 405 adopted under the Securities Act) of the Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule
145) and will bear a restrictive legend set out in the Affiliate Letter; provided, however, that following publication of financial results covering at least thirty (30) days of combined operations of Gold Banc and the Company and upon receipt of an opinion of counsel reasonably satisfactory to Gold Banc that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Gold Banc Common Stock by an Affiliate will comply with or will be exempt from the Securities Act, Gold Banc shall, as promptly as practicable after receipt of the stock certificates representing such Affiliate's Gold Banc Common Stock (and in any event within seven (7) Business Days after such receipt), direct the transfer agent for the Gold Banc Common Stock to remove the stop transfer order related thereto and reissue a stock certificate evidencing such shares to the Affiliate without such restrictive legend.

   Section 10.5 Indemnification by Gold Banc. Gold Banc agrees to indemnify and hold harmless the Company and its stockholders, directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Gold Banc done or made in connection with the Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by the Company. The obligations under this Section 10.5 shall survive the consummation of the Merger and are intended for the benefit of, and may be enforced by, the parties named herein.

   Section 10.6 Indemnification by the Company. The Company agrees to indemnify and hold harmless Gold Banc and its stockholders, directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of the Company or any Subsidiary done or made in connection with the Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by Gold Banc.

                                   ARTICLE XI

                                  TERMINATION

   Section 11.1 Basis for Termination. This Agreement and the Merger contemplated hereby may be terminated at any time prior to the Closing Date:

     (a) by mutual consent in writing of the parties hereto;

     (b) by either party if the transactions contemplated hereby have not closed by March 31, 2000; provided, however, (i) the Company, at its sole discretion may extend from time to time the date specified in this Section 11.1(b), which extensions shall be evidenced by written notice from the Company to Gold Banc and which extensions, in the aggregate, shall not extend the time to close for a period of more than sixty (60) days after March 31, 2000, and (ii) that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in the failure of the Merger to be consummated on or before such date;

     (c) by Gold Banc upon written notice to the Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     (d) by Gold Banc or the Company, as the case may be, (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled in all material respects on or prior to the Closing Date and shall not have been waived in writing by such party; or (ii) if a material breach or default shall be made by the other party in observance or in the due and timely performance of any material covenant or agreement herein contained that cannot be cured on or prior to the Closing Date or, if capable of being cured, has not been cured within thirty (30) days after the party for whose benefit this Agreement or covenant was made, has given written notice to the other party of such breach or default, and shall not have been waived in writing by such party; or (iii) if there exists any material inaccuracy, misrepresentation or breach of a representation or warranty made herein by the other party which has not been waived in writing by the party for whose benefit such warranty or representation was made or given;

     (e) by either party, if the stockholders of the Company or the stockholders of Gold Banc fail to vote their approval of this Agreement and the Merger contemplated hereby as required under the OGCA and the KGCC at the shareholder meetings held pursuant to Section 10.1 of this Agreement;

     (f) by the Company if it receives an unsolicited Acquisition Proposal as contemplated by Section 5.7 hereof, which the Board of Directors of the Company, in good faith, believes is superior to the Merger contemplated hereby;

     (g) by Gold Banc upon receipt of written notice from the Company that the Company has entered into an agreement to engage in a transaction relating to an Acquisition Proposal with any Person other than Gold Banc or its Affiliates or the Company's Board of Directors or any committee thereof has endorsed, approved or recommended an Acquisition Proposal made by any Person other than Gold Banc or its Affiliates; or

     (h) by Gold Banc, upon written notice to the Company, if the Voting Agreement is not delivered and executed by the Significant Shareholders on or before 11:59 a.m., Monday, November 1, 1999.

As used in this Section 11.1, actions contemplated as being taken by Gold Banc or the Company must be taken by their respective Boards of Directors or the executive committee of such Boards; provided, in the event the Company elects to terminate this Agreement pursuant to Section 11.1(d)(i) hereof by reason of the failure of the condition specified in Section 7.9 of this Agreement to be satisfied, such election must be duly approved by the Company's Board of Directors and ratified by the holders of not less than two-thirds of the then outstanding shares of Company Common Stock.

   Section 11.2 Effect of Termination. Except in the event of a termination of this Agreement pursuant to Section 11.1(d) or Section 11.3 hereof, there shall be no liability on the parties hereto or any of their respective directors, officers or shareholders as a result thereof under this Agreement. A termination under Section 11.1(d) hereof shall not prejudice any claim for damages which any party may have hereunder or in law or in equity as a consequence of any wilful breach or misrepresentation. Sections 6.5, 10.5, 10.6, 11.2, 11.3, 12.3 and 12.7 shall survive termination of this Agreement.

   Section 11.3 Termination Fee. The Company agrees to pay to Gold Banc upon demand a termination fee of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Termination Fee") if this Agreement is terminated (i) by the Company pursuant to Section 11.1(f) or (ii) by Gold Banc pursuant to Section 11.1(g). In the event of a termination of this Agreement pursuant to Section 11.1(f) or 11.1(g) of this Agreement, the payment provided under this Section
11.3 shall be the sole and exclusive remedy available to Gold Banc.

   Section 11.4 Notice of Termination. Each party may exercise its right of termination of this Agreement only by delivering written notice to that effect to the other party hereto, provided that such notice is received by the latter party on or prior to the Closing Date.

   Section 11.5 Specific Performance.

     (a) Subject to Section 11.1, in the event Gold Banc and Acquisition Subsidiary have performed all of their obligations hereunder and all conditions precedent to the obligation of the Company to close have been met or waived in writing by the Company, but the Company fails or otherwise refuses to close, then either or both of Gold Banc and Acquisition Subsidiary shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude Gold Banc or Acquisition Subsidiary from also pursuing an Action to recover any and all damages resulting from the Company's wrongful refusal to close. All remedies available to Gold Banc or Acquisition Subsidiary hereunder or by law are cumulative

     (b) In the event the Company has performed all of its obligations hereunder and all conditions precedent to the obligations of Gold Banc and Acquisition Subsidiary to close have been met or waived in writing by Gold Banc and Acquisition Subsidiary, but Gold Banc and Acquisition Subsidiary fail or otherwise refuse to close, then the Company shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude the Company from also pursuing an Action to recover any and all damages resulting from the wrongful refusal to close. All remedies available to the Company hereunder or by law are cumulative.

                                  ARTICLE XII

                                 MISCELLANEOUS

   Section 12.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company, Gold Banc or Acquisition Subsidiary, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 12.2 Extension: Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

   Section 12.3 Expenses. Except as set forth herein, each party shall be responsible for its own expenses in connection with this transaction. Specifically, each party shall be responsible for their own legal and accounting fees and any related costs or charges associated with the negotiation, execution and consummation of this Agreement.

   Section 12.4 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto.

   Section 12.5 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding of Gold Banc, Acquisition Subsidiary and the Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

   Section 12.6 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) on the first Business Day following the Business Day on which delivered to a nationally recognized overnight delivery service,
(c) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine) or
(d) if sent by certified or registered mail, return receipt requested, on the Business Day that it is delivered or its delivery is attempted, in any case addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

     If to the Company:

       Don C. McNeill
       1601 S.E. 19th Street
       Edmond, Oklahoma 73013
       Telephone: (405) 341-2385
       FAX: (405) 359-1875
     with a copy to:

       C. Bruce Crum
       McAfee & Taft
       10th Floor Two Leadership Square
       211 North Robinson
       Oklahoma City, Oklahoma 73102-7103
       Telephone: (405) 235-9621
       FAX: (405) 235-0439

     If to Gold Banc:

       Michael W. Gullion
       Gold Banc Corporation, Inc.
       11301 Nall Avenue
       Leawood, KS 66211
       Telephone: (913) 451-8050
       FAX: (913) 451-8004

     with a copy to:

C. Robert Monroe
       Stinson, Mag & Fizzell, P.C.
       1201 Walnut Street
       Suite 2800
       Kansas City, MO 64106
       Telephone: (816) 842-8600
       FAX: (816) 691-3495

   Section 12.7 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas, except to the extent that Oklahoma corporate law applies to the provisions hereof relating to the Merger.

   Section 12.8 Counterparts. This Agreement may be executed in any number of 7counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. This Agreement may be executed by facsimile signatures which shall be deemed to have the same force and effect as an original signature.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Gold Banc Corporation, Inc.

                                             /s/ Michael W. Gullion
                                          By: _________________________________
                                            Name: Michael W. Gullion
                                            Title: President and Chief
                                            Executive Officer

ATTEST:

/s/ Keith E. Bouchey
-------------------------------------
Name: Keith E. Bouchey
Title: Secretary

                                          Gold Banc Acquisition Corporation
                                           XII, Inc.

                                             /s/ Michael W. Gullion
                                          By: _________________________________
                                            Name: Michael W. Gullion
                                            Title: President

ATTEST:

/s/ Keith E. Bouchey
-------------------------------------
Name: Keith E. Bouchey
Title: Secretary

                                          CountryBanc Holding Company

                                             /s/ Don C. McNeill
                                          By: _________________________________
                                            Name: Don C. McNeill
                                            Title: Chairman of the Board

ATTEST:

/s/ David Phillips
-------------------------------------
Name: David Phillips
Title: Secretary

                                FIRST AMENDMENT
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "First Amendment"), dated as of January 19, 2000, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), GOLD BANC ACQUISITION CORPORATION XII, INC., a Kansas corporation ("Acquisition Subsidiary") and COUNTRYBANC HOLDING COMPANY, an Oklahoma corporation (the "Company").

                                    RECITALS

   A. Gold Banc, Acquisition Subsidiary and the Company entered into an Agreement and Plan of Reorganization, dated as of October 22, 1999 (the "Original Agreement"), providing for the merger of the Company with and into Acquisition Subsidiary (the "Merger").

   B. Gold Banc, Acquisition Subsidiary and the Company agree that it is in the best interests of the parties for Gold Banc to increase the exchange ratio by giving more shares of Gold Banc Common Stock to the CountryBanc shareholders as Merger consideration and for the Company to eliminate the condition to closing that the Closing Gold Banc Stock Price is not less than $9.50.

   C. Gold Banc, Acquisition Subsidiary and the Company desire to amend the Original Agreement in the manner set forth in this First Amendment (the Original Agreement, as amended by this First Amendment, is referred to herein as the "Agreement").

                                   AGREEMENT

   ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Original Agreement.

     2. Revised Exchange Ratio. Section 2.7(b) of the Original Agreement is hereby amended to read as follows:

    (b) Each outstanding share of Company Common Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof) and each share of Vested Company Preferred Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof) shall cease to be outstanding and shall be converted into and exchanged for the number of shares of Gold Banc Common Stock determined by dividing (X) the greater of (i) 8,351,000 shares, or (ii) the quotient of $75,725,000 divided by the Closing Gold Banc Stock Price, by (Y) the sum of (i) the number of shares of Company Common Stock issued and outstanding as of the Effective Time and (ii) the number of shares of Vested Company Preferred Stock issued and outstanding as of the Effective Time (the "Exchange Ratio"). Fractions of shares determined pursuant to this Section 2.7(b) shall be rounded to three decimal places.

     3. Deletion of Walk Away Price. The text of Section 7.9 of the Original Agreement is hereby deleted in its entirety and the word "[Reserved]" is inserted in lieu thereof (with conforming changes to the table of contents).

     4. Correction of Scrivener's Error. Section 8.5(a)(iii) of the Original Agreement is hereby amended by deleting from the parenthetical the word "consolidated" and inserting in its place thereof the words "parent company only."

     5. Completion of Merger. Section 11.1(b) of the Original Agreement is hereby amended by deleting the term "March 31" in each place it appears and replacing it in each such place with the term "April 30."

     6. Miscellaneous. The parties to this First Amendment ratify and approve all of the remaining terms and provisions of the Original Agreement not specifically modified or amended in this First Amendment. In the event that any term or provisions of this First Amendment is inconsistent with the terms and provisions of the Original Agreement, the terms and provisions of this First Amendment shall control.

     7. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

     8. Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Gold Banc Corporation, Inc.

                                             /s/ Michael W. Gullion
                                          By: _________________________________
                                            Name: Michael W. Gullion
                                            Title: President and Chief
                                            Executive Officer

ATTEST:

/s/ Keith E. Bouchey
-------------------------------------
Name: Keith E. Bouchey
Title: Secretary

                                          Gold Banc Acquisition Corporation
                                           XII, Inc.

                                             /s/ Michael W. Gullion
                                          By: _________________________________
                                            Name: Michael W. Gullion
                                            Title: President

ATTEST:

/s/ Keith E. Bouchey
-------------------------------------
Name: Keith E. Bouchey
Title: Secretary

                                          CountryBanc Holding Company

                                             /s/ Don C. McNeill
                                          By: _________________________________
                                            Name: Don C. McNeill
                                            Title: Chairman of the Board

ATTEST:

/s/ David Phillips
-------------------------------------
Name: David Phillips
Title: Secretary

                                                                      Appendix B

                         Opinion of Hovde Financial LLC

January 26, 2000

Board of Directors
CountryBanc Holding Company
1601 South East 19th Street
Edmond, OK 73013

Members of the Board:

   We have reviewed the Agreement and Plan of Reorganization (the "Agreement") and related exhibits and schedules dated October 22, 1999 and the First Amendment to Agreement and Plan of Reorganization dated January 19, 2000 (the "First Amendment") by and among Gold Banc Corp, Inc. ("GLDB") and CountryBanc Holding Company ("CountryBanc"), pursuant to which, among other things, CountryBanc will be merged with and into GLDB (the "Merger"). As is set forth in the Agreement and First Amendment (collectively hereinafter the "Amended Agreement"), all of the issued and outstanding shares of CountryBanc Common Stock shall be converted into the right to receive GLDB Common Stock in a quantity equal to the greater of (i) 8,351,000 shares or (ii) shares equal to the quotient of $75,725,000.00 divided by the Closing Gold Banc Stock Price (the "Merger Consideration"). Capitalized terms used herein shall have the same meaning as in the Amended Agreement, unless specifically stated otherwise.

   Hovde Financial LLC ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated April 9, 1999, and as amended on September 15, 1999, between CountryBanc and Hovde, Hovde was engaged to assist CountryBanc in exploring various strategic options, including a potential affiliation of CountryBanc with another financial institution. Therefore, we are familiar with CountryBanc having acted as its financial advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Amended Agreement.

   During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of CountryBanc and GLDB and material prepared in connection with the proposed transaction, including the following: the Amended Agreement; certain publicly available information concerning CountryBanc and GLDB, including consolidated financial statements for each of the three years ended December 31, 1998, respectively, as well as subsequent quarterly statements for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 for CountryBanc and GLDB, respectively; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that we consider relevant; historical and current market data for the common stock of GLDB; and financial and other publicly available information provided to us by the managements of CountryBanc and GLDB.

   In addition, we have conducted meetings with members of the senior managements of CountryBanc and GLDB for the purpose of reviewing the future prospects of both companies. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions as well as our overall knowledge of the banking industry and our general experience in securities valuations.

   We have acted as financial advisor to CountryBanc with respect to the proposed Merger and have received a fee from CountryBanc for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with CountryBanc. In the ordinary course of their businesses, affiliates of Hovde may actively trade the debt and equity securities of GLDB for their own account and, accordingly, they may at any time hold long or short positions in such securities.

   In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the publicly available materials provided to us by CountryBanc and GLDB, and in the discussions with the managements of CountryBanc and GLDB.

   Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of CountryBanc in connection with the Merger as described in the Amended Agreement is fair to such shareholders from a financial point of view.

                                          Sincerely,

                                          HOVDE FINANCIAL LLC

                                                                      Appendix C

                   Opinion of U.S. Bancorp Piper Jaffray Inc.

December 13, 1999

Board of Directors
Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211

Members of the Board:

   This letter relates to the proposed transaction (the "Merger") pursuant to that certain Agreement and Plan of Reorganization dated October 22, 1999 (the "Agreement") among Gold Banc Corporation, Inc., a Kansas corporation ("Gold Banc") and CountryBanc Holding Company, an Oklahoma corporation ("CountryBanc"), pursuant to which CountryBanc will merge with and into a subsidiary of Gold Banc in the Merger, and CountryBanc will become a wholly owned subsidiary of Gold Banc. Pursuant to the Merger, as more fully described in the Agreement, the outstanding shares of Class A common stock, par value $.01 per share, Class B common stock, par value $.01 per share, and preferred stock, par value $.01, of CountryBanc (collectively, "CountryBanc Common Stock") will be converted into the right to receive 7,971,589 shares of the common stock, par value $1.00 per share, of Gold Banc ("Gold Banc Common Stock"). Pursuant to the Agreement, if the average closing price for a share of Gold Banc Common Stock during the 5-day trading period ending immediately prior to the closing date of the Merger is below $9.50, Gold Banc and CountryBanc are obligated to negotiate in good faith to establish a mutually acceptable exchange ratio. You have requested our opinion as to the fairness, from a financial point of view, to Gold Banc, of the consideration to be paid in the Merger (the "Merger Consideration").

   U.S. Bancorp Piper Jaffray Inc. ("US Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. US Bancorp Piper Jaffray makes a market in Gold Banc Common Stock and also provides research coverage for Gold Banc. US Bancorp Piper Jaffray has acted as a manager of one underwriting of Gold Banc securities and provided financial advisory services for Gold Banc in the past and may provide other investment banking services for Gold Banc in the future. Neither our past or future services relate to or are a condition of our delivery of this letter to you. For our services in rendering this opinion, Gold Banc will pay us a fee and indemnify us against certain liabilities.

   In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. Reviewed the Agreement dated October 22, 1999.

  2. Reviewed the Reports on Form 10-K for Gold Banc for the two fiscal years ended December 31, 1998 and December 31, 1997, and the Report on Form 10-KSB for Gold Banc for the fiscal year ended December 31, 1996.

  3. Reviewed the Report on Form 10-Q for Gold Banc for the nine months ended September 30, 1999.

  4. Reviewed audited financial statements for CountryBanc for the fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996.

  5. Reviewed unaudited financial statements for CountryBanc for the nine months ended September 30, 1999.

  6. Reviewed financial forecasts for Gold Banc for the periods ending December 31, 1999 through 2002 furnished by Gold Banc's management.

  7. Reviewed financial forecasts for CountryBanc for the periods ending December 31, 1999 through 2002 furnished by Gold Banc's management.

  8. Conducted discussions with certain members of management of Gold Banc. Topics discussed included, but were not limited to, the background and rationale of the Merger, the financial condition, operating performance, and the balance sheet characteristics of Gold Banc and CountryBanc and the prospects for the combined company after consummation of the proposed Merger.

  9. Conducted discussions with certain members of management of CountryBanc. Topics discussed included, but were not limited to, the background and rationale for the Merger, the financial condition, operating performance, balance sheet characteristics and prospects of CountryBanc.

  10. Reviewed the financial terms, to the extent publicly available, of certain comparable mergers and acquisitions which we deemed relevant.

  11. Performed a discounted implied dividend analysis on financial forecasts for CountryBanc.

  12. Considered the projected pro forma effect of the Merger on Gold Banc's earnings per share.

  13. Considered the projected relative contribution of Gold Banc to the combined company.

  14. Compared certain financial data of Gold Banc with certain financial data of companies deemed similar to Gold Banc or within the business sector in which Gold Banc operates.

  15. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

   We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Gold Banc and CountryBanc or otherwise made available to us and have not assumed responsibility to independently verify such information. We have also relied upon the assurances of Gold Banc's and CountryBanc's management that the information provided pertaining to Gold Banc and CountryBanc has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither Gold Banc nor CountryBanc is a party to any pending transaction, including external financings, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business, and have specifically excluded the impact of any transactions which may be consummated after the Merger, including Gold Banc's pending acquisitions of Union Bancshares, American Bancshares, Inc., First Business Bancshares of Kansas City, N.A. and Linn County Bank, but have included CountryBanc's pending acquisition of American Heritage Bank.

   In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of CountryBanc being conveyed in the Merger. We express no opinion regarding the liquidation value of CountryBanc. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Gold Banc, CountryBanc or any of their affiliates is a party or may be subject and, at Gold Banc's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Furthermore, we express no opinion regarding Gold Banc's business decision to proceed with the Merger or the business purposes thereof.

   Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are available for evaluation on the date hereof. Events occurring, or facts and circumstances or economic, market and other conditions becoming available for evaluation after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring, or facts and circumstances or economic, market and other conditions becoming available for evaluation after the date hereof. We express no opinion herein as to the prices at which shares of Gold Banc common stock may trade at any future time or as to the potential value of shares of CountryBanc common stock at any future time.

   This opinion is directed to the Board of Directors of Gold Banc and shall not be published or otherwise used, nor shall any public references to US Bancorp Piper Jaffray be made without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to Gold Banc, as of the date hereof.

Sincerely,

U.S. BANCORP PIPER JAFFRAY INC.

                                                                      Appendix D

              Section 1091 of The Oklahoma General Corporation Act

1091.Appraisal Rights

                                APPRAISAL RIGHTS

A.Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and "depository receipt" means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B.1.Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Sections 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

  2.a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

      (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

      (2) held of record by more than two thousand holders.

      No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

    b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

    3.Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

    a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

    b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more that two thousand holders, or

    c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

    d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

    4.In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C.Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D.Appraisal rights shall be perfected as follows:

     1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

     2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of the class or series of stock of the constituent corporation, and shall include in such notice a copy of this section; provided, if the notice is given on or after the effective date of the merger or consolidation, the notice shall be given by the surviving or resulting corporation to all the holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder's shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder's shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

      a. Each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

      b. The surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E.Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsection A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within (10) days after the shareholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F.Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or such other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G.At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H.After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I.The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J.The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K.From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L.The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.